UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

OM GROUP, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

30,980,017 outstanding shares of common stock (includes restricted shares) and options and other equity awards representing 1,746,937 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 30,980,017 outstanding shares of common stock (includes restricted shares) multiplied by $34.00 per share (represents the amount of the per share merger consideration); and (B) options and other equity awards representing 1,746,937 shares of common stock multiplied by $34.00 per share. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001162 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $1,112,716,436

(5)	Total fee paid: $129,298

☒	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OM Group, Inc.

950 Main Avenue, Suite 1300

Cleveland, Ohio 44113-7210

July 10, 2015

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of OM Group, Inc. (“OM Group,” the “Company” or “we”), to be held at 1:00 p.m. (Eastern Time), on Monday, August 10, 2015, in the Riviera Ballroom at the Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113.

At the special meeting, we will ask you to (1) adopt the merger agreement (the “Merger Agreement”), by and among Duke Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Duke Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MacDermid Americas Acquisitions Inc., a Delaware corporation (“Carve-out Buyer”), and the Company, (2) approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal, and (3) approve any motion to adjourn the special meeting to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

If the Merger Agreement is adopted and the merger is completed, OM Group will become a wholly owned indirect subsidiary of Parent and each of your shares of OM Group common stock, par value $0.01 per share (“OM Group common stock”), except for dissenting shares, treasury shares and shares owned by Parent or Merger Sub, will be converted into the right to receive $34.00 in cash, without interest, less any applicable withholding tax, unless you have properly exercised your appraisal rights with respect to such shares.

Concurrently with entering into the Merger Agreement, Carve-out Buyer and Parent entered into a purchase and separation agreement and related agreements (the “Carve-out Agreements”). The Carve-out Agreements provide for the sale of both the Company’s photomasks and electronic chemical businesses (together, the “Carve-out Business”) to Carve-out Buyer in two separate transactions following the merger (the “Carve-out Transactions”). The Carve-out Transactions do not require your approval and the consummation of the Carve-out Transactions is not a condition to the closing of the merger.

OM Group common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “OMG”. The closing price of OM Group common stock on the NYSE on May 29, 2015, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $26.54 per share. The closing price of OM Group common stock on the NYSE on July 9, 2015, the most recent practicable date prior to the date of this proxy statement, was $34.50 per share.

The Board of Directors of OM Group (the “Board”) has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has unanimously (i) determined that the Merger Agreement and the consummation of the merger is fair to, and in the best interests of, OM Group and its stockholders, (ii) approved and declared advisable the Merger Agreement, the other transaction documents to which OM Group is a party and the execution, delivery and performance of the Merger Agreement and the other transaction documents to which OM Group is a party and the consummation of the merger and the transactions related thereto, (iii) recommended to OM Group’s stockholders that they adopt the Merger Agreement in accordance with OM Group’s Certificate of Incorporation, OM Group’s Second Amended and Restated By-Laws and the General Corporation Law of the State of Delaware, and (iv) directed that such matters be submitted to OM Group’s stockholders at the special meeting for adoption. The Board made its determination after consultation with its financial and legal advisors and consideration of a number of factors, as described in the proxy statement accompanying this letter. The Board unanimously recommends that you vote FOR the proposal to adopt the Merger Agreement, FOR approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal and, if necessary, FOR the adjournment proposal.

The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting and any postponement or adjournment thereof.

We cannot complete the merger without the affirmative vote of the holders of at least a majority of the shares of OM Group common stock outstanding and entitled to vote on the proposal to adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope, or submit your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Submitting your proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote or from being able to submit a later-dated proxy. Your vote in person at the special meeting or the submission of a later-dated proxy will supersede any previously submitted proxy.

If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the Merger Agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote AGAINST the adoption of the Merger Agreement.

The proxy statement accompanying this letter explains the proposed merger, the Merger Agreement and the merger-related named executive officer compensation proposal and provides specific information concerning the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement and incorporated therein by reference. Please read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834.

Thank you for your continued support.

Sincerely,

/s/ Joseph Scaminace

Joseph Scaminace

Chairman of the Board and Chief Executive Officer

The accompanying proxy statement is dated July 10, 2015, and is first being mailed to OM Group stockholders on or about July 10, 2015.

950 Main Avenue, Suite 1300

Cleveland, Ohio 44113-7210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	1:00 p.m., Eastern Time, on Monday, August 10, 2015.

PLACE	Riviera Ballroom, Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113

ITEMS OF BUSINESS	•	To adopt the Agreement and Plan of Merger, dated as of May 31, 2015, (the “Merger Agreement”), by and among Duke Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Duke Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MacDermid Americas Acquisitions Inc., a Delaware corporation (“Carve-out Buyer”), and OM Group, Inc., a Delaware corporation (“OM Group,” the “Company” or “we”). If the Merger Agreement is adopted and the merger is completed, OM Group will become a wholly owned indirect subsidiary of Parent and each of your shares of OM Group common stock, par value $0.01 per share (“OM Group common stock”), except for dissenting shares, treasury shares and shares owned by Parent or Merger Sub, will be converted into the right to receive $34.00 in cash, without interest, less any applicable withholding tax, unless you have properly exercised your appraisal rights with respect to such shares.

•	To approve, on a non-binding advisory basis, the compensation to be paid to OM Group’s named executive officers that is based on or otherwise relates to the merger. This proposal is described in the section entitled “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55 (the “merger-related named executive officer compensation proposal”).

•	To approve any motion to adjourn the special meeting to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

RECORD DATE	You are entitled to vote at the special meeting if you were a stockholder of record at the close of business on July 9, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting. You can ensure your shares are voted shares by completing, signing and returning your proxy card or by submitting a proxy by telephone or over the Internet by following the instructions on your proxy card. If you are a beneficial owner, you can ensure your shares are voted by using the voting instruction form provided to you by your broker, bank or other nominee or by using another method allowed by your broker, bank or other nominee. See additional details in the “Questions and Answers About the Special Meeting and Merger” section under “How do I vote?

The Board of Directors of OM Group unanimously recommends that OM Group common stockholders vote FOR the proposal to adopt the Merger Agreement. OM Group cannot complete the merger unless the Merger Agreement is adopted by OM Group common stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of shares of OM Group common stock outstanding and entitled to vote thereon.

Concurrently with entering into the Merger Agreement, Carve-out Buyer and Parent entered into a purchase and separation agreement and related agreements (the “Carve-out Agreements”). The Carve-out Agreements provide for the sale of both the Company’s photomasks and electronic chemical businesses (together, the “Carve-out Business”) to Carve-out Buyer in two separate transactions following the merger (the “Carve-out Transactions”). The Carve-out Transactions do not require your approval and the consummation of the Carve-out Transactions is not a condition to the closing of the merger.

The Board of Directors of OM Group also unanimously recommends that OM Group common stockholders vote FOR the merger-related named executive officer compensation proposal and FOR approval of any motion to adjourn the special meeting to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

The attached proxy statement describes the proposed merger, the Merger Agreement and the merger-related named executive officer compensation proposal and provides additional information about the parties involved. Please read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope, or submit your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to submit your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote AGAINST the adoption of the Merger Agreement.

Please do not send any stock certificates at this time.

Valerie Gentile Sachs

Vice President, General Counsel and Secretary

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Additional Information” beginning on page 114.

Information About the Parties

OM Group, Inc.

950 Main Avenue, Suite 1300, Cleveland, Ohio 44113-7210

800-519-0083

OM Group, Inc. (“OM Group,” the “Company,” “our,” “we,” or “us”), a Delaware corporation, is a technology-driven diversified industrial company serving attractive global markets, including automotive systems, electronic devices, aerospace and defense, industrial and medical. We use innovative technologies to address customers’ complex applications and demanding requirements. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe and Asia. We employ approximately 6,000 associates worldwide.

OM Group operates within three business platforms: Magnetic Technologies, Battery Technologies and Specialty Chemicals. The Magnetic Technologies segment develops, manufactures and distributes differentiated, high-performance, industrial-use magnetic materials and related products and systems with exceptional magnetic and/or physical properties. A large majority of our products are specially designed and manufactured for specific customers. We offer the complete range of magnetic technology products, from magnetically soft products to the most powerful permanent magnets in the world. The Battery Technologies segment provides advanced batteries, battery management systems, and energetic devices for defense, aerospace and medical markets. We sell these products directly to customers who incorporate them into sub-assemblies. The business is also focused on developing products, technologies and applications for emerging markets, including commercial aerospace, alternative grid energy storage and oil and gas. The Specialty Chemicals segment develops, produces and supplies chemicals for electronic and industrial applications, and photomasks used by customers to produce semiconductors and related products. The majority of our sales are directly to customers.

Additional information about OM Group and its subsidiaries is included in documents incorporated by reference to this document. See “Additional Information” beginning on page 114.

Duke Acquisition Holdings, LLC

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Duke Acquisition Holdings, LLC (“Parent”), a Delaware limited liability company, is a wholly owned, indirect subsidiary of funds affiliated with Apollo Management VIII, L.P., and has been formed solely for the purposes of entering into the Merger Agreement (as defined below) and the Carve-out Agreements (as defined below) and completing the transactions contemplate by the Merger Agreement and the Carve-out Agreements.

Duke Acquisition, Inc.

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Duke Acquisition, Inc. (“Merger Sub”, and together with Parent, the “Apollo Fund Parties”), a Delaware corporation and wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the Merger Agreement (as defined below) and completing the transactions contemplated by the Merger Agreement.

MacDermid Americas Acquisitions Inc.

245 Freight Street

Waterbury, CT 06702

203-575-5700

MacDermid Americas Acquisitions, Inc. (“Carve-out Buyer”), a Delaware corporation, is a wholly owned indirect subsidiary of Platform Specialty Products Corporation (“PSP”) formed solely for the purpose of entering into the Merger Agreement (as defined below) and the Carve-out Agreement (as defined below) and completing the transactions contemplated by the Merger Agreement and the Carve-out Agreement.

PSP, a Delaware corporation, is a global, diversified producer of high technology specialty chemical products. PSP’s business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agrochemical, animal health, electronics, graphic arts, plating and offshore oil production and drilling. PSP’s common stock is listed on the New York Stock Exchange under the ticker symbol “PAH.”

The Special Meeting (page 18)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors (the “Board”) for use at the special meeting and any postponement or adjournment thereof (the “special meeting”).

Date, Time and Place

The special meeting of stockholders of OM Group will be held at 1:00 p.m. (Eastern Time) on Monday, August 10, 2015, in the Riviera Ballroom at the Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113, unless postponed or adjourned to a later date.

Purpose

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of May 31, 2015, as it may be amended from time to time, by and among OM Group, Parent, and Merger Sub as the “Merger Agreement,” and the merger of Merger Sub with and into the Company as the “merger.”

You will be asked to consider and vote upon a proposal to adopt the Merger Agreement. If the Merger Agreement is adopted and the merger is completed, OM Group will become a wholly owned indirect subsidiary of Parent by means of a merger of Merger Sub with and into OM Group. Each share of OM Group common stock, par value $0.01 per share (“OM Group common stock”), except shares as to which appraisal rights have properly been demanded, treasury shares and shares owned by Parent or Merger Sub, you own at the effective time of the merger will be converted into the right to receive $34.00 per share in cash, without interest.

You will also be asked to vote to approve, on a non-binding advisory basis, the compensation to be paid to OM Group’s named executive officers that is based on or otherwise relates to the merger. This proposal is referred to as the “merger-related named executive officer compensation proposal.” As an advisory vote, the result will not be binding on OM Group, the Board or the compensation committee of the Board. Therefore, if the merger is adopted by the stockholders of OM Group and completed, this compensation, including amounts that the Company may be contractually obligated to pay, could still be payable to the OM Group named executive officers regardless of whether the stockholders of OM Group approve this proposal.

You will also be asked to vote on a proposal to approve adjournments of the special meeting if necessary or appropriate to permit further solicitation of proxies.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of OM Group common stock as of the close of business on July 9, 2015, the record date for the special meeting. As of the record date, there were 30,982,141 shares of OM Group common stock outstanding and entitled to vote at the special meeting, held by approximately 779 holders of record. You will have one vote on each matter submitted to a vote at the special meeting for each share of OM Group common stock that you owned as of the close of business on the record date.

Voting and Proxies; Revocation of Proxies

Stockholders can vote their shares of OM Group common stock at the special meeting in the following four ways: (i) by completing, signing and returning the enclosed proxy card, (ii) by submitting a proxy by telephone using the toll-free number 1-800-690-6903, (iii) by submitting a proxy over the internet at the website www.proxyvote.com, or (iv) in person at the special meeting. See and read carefully “Proposals to be Considered at the Special Meeting — Voting” beginning on page 21.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to OM Group’s Secretary a signed notice of revocation or submitting a later-dated proxy. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of OM Group common stock to be voted.

If your shares are held in “street name” by a broker, bank or other nominee, you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form. In addition, if your shares are held in street name by a broker, bank or other nominee, if you attend the special meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

Quorum

A quorum of stockholders is necessary to convene a meeting of the stockholders. Under our Second Amended and Restated By-Laws, the holders of a majority of the shares of OM Group common stock issued and outstanding and entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

If a quorum is not present in person or by proxy at any meeting of OM Group stockholders, the stockholders entitled to vote at the meeting, present in person or by proxy, have the power to adjourn the meeting from time to time, without notice of the adjourned meeting if the time and place, if any, of the adjourned meeting and the means of remote communication, if any, by which stockholders may be deemed to be present in person or by proxy at such meeting are announced at the meeting at which the adjournment is taken, until a quorum is present in person or by proxy.

If you submit (and do not thereafter revoke) a properly executed proxy card, even if you abstain from voting, your shares of OM Group common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the OM Group common stock outstanding and entitled to vote thereon.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present in person or represented by proxy and voting on the proposal at the special meeting.

A proposal to approve an adjournment of the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present in person or represented by proxy and voting on the proposal at the special meeting.

The Carve-out Transactions do not require your approval and consummation of the Carve-out Transactions is not a condition to the closing of the merger.

As of the record date, there were 30,982,141 shares of OM Group common stock outstanding.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not present in person or represented by proxy at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote AGAINST the merger-related named executive officer compensation proposal, but shares not present in person or represented by proxy at the special meeting will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not present in person or represented by proxy at the special meeting will have no effect on the proposal to adjourn the special meeting, if necessary. Without instruction from you, any broker, bank or other nominee holding shares of OM Group common stock in “street name” for you may not vote your shares of OM Group common stock on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal or the proposal to adjourn the special meeting, if necessary. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares not being represented at the special meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. It is very important that ALL of our stockholders vote their shares of OM Group common stock, so please promptly complete and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the enclosed proxy card or, if you hold your shares in street name, promptly submit your voting instruction form to your broker, bank or other nominee.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or by other means, but they will not be specifically compensated for these services. Brokers, banks and other nominees will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also hired Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “Proposals to be Considered at the Special Meeting — Solicitation Costs” beginning on page 22.

Stockholders should not send in their stock certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing shares of OM Group common stock will be mailed to stockholders if the merger is completed.

Board Recommendation (page 36)

The Board has unanimously (i) determined that the Merger Agreement and the consummation of the merger is fair to, and in the best interests of, OM Group and its stockholders, (ii) approved and declared advisable the Merger Agreement, the other transaction documents to which OM Group is a party and the execution, delivery and performance of the Merger Agreement and the other transaction documents to which OM Group is a party and the consummation of the merger and the transactions related thereto, (iii) recommended to OM Group’s stockholders that they adopt the Merger Agreement in accordance with OM Group’s Certificate of Incorporation, OM Group’s Second Amended and Restated By-Laws and the General Corporation Law of the State of Delaware and (iv) directed that such matters be submitted to OM Group’s stockholders at the special meeting for adoption. The Board made its determination after consultation with its financial and legal advisors and consideration of a number of factors, as described below.

The Board unanimously recommends that our stockholders vote FOR the proposal to adopt the Merger Agreement. The Board also unanimously recommends that you vote FOR the merger-related named executive officer compensation proposal and FOR any adjournment of the special meeting if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. For additional information regarding certain factors the Board considered in making its recommendation, please see “The Merger — OM Group’s Reasons for the Merger” beginning on page 32, “The Merger — Opinion of BNP Paribas Securities Corp.” beginning on page 37, “The Merger — Opinion of Deutsche Bank Securities Inc.” beginning on page 45 and “The Merger — Certain OM Group Financial Projections” beginning on page 53.

The Merger, the Carve-out Transactions and the Merger Agreement (pages 23, 108 & 75)

The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Merger Agreement and the merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger and the Carve-out Transactions

At the effective time of the merger, OM Group will be acquired indirectly by Parent by means of a merger of Merger Sub with and into OM Group, with OM Group continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent. Following the effective time of the merger, Parent will sell to Carve-out Buyer the Carve-out Business. The closing of the Carve-out Transactions is conditioned only on the closing of the merger.

Consideration to be Received in the Merger

At the effective time of the merger, each share of OM Group common stock, other than shares that are to be cancelled pursuant to the Merger Agreement and shares as to which appraisal rights have properly been demanded, will be converted into the right to receive $34.00 per share in cash (the “merger consideration”), without interest, less any applicable withholding tax. For additional information regarding the cancellation of shares, see “The Merger Agreement — Cancellation of Shares” beginning on page 76. After the effective time of the merger, shares of OM Group common stock will no longer be publicly traded.

Consideration to be Paid in the Carve-out Transactions

Following the merger, Carve-out Buyer will acquire most of the Carve-out Business from Parent for approximately $240 million and enter into an agreement to acquire the remaining portion of the Carve-out Business in January of 2016 for approximately $125 million. No holder of shares of OM Group’s common stock will be entitled to receive any consideration in connection with the Carve-out Transactions. For more information regarding the Carve-out Transactions, see “The Carve-out Transactions” beginning on page 108.

Treatment of Existing Stock Options and Other Equity Awards

OM Group Stock Options

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding option to purchase a share of OM Group common stock granted under any OM Group equity incentive plan (an “Option”), whether vested or unvested, will be cancelled and converted into the right to receive a payment in cash of an amount equal to the product of (1) the total number of shares of OM Group common stock subject to the Option and (2) the excess, if any, of the merger consideration over the exercise price per share of the Option, and less any applicable tax withholding. To the extent the exercise price per share of any Option is equal to or greater than the merger consideration, such Option will be cancelled in exchange for no consideration at the effective time of the merger.

OM Group Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the merger, any restrictions or vesting conditions applicable to restricted shares of OM Group common stock granted under any OM Group equity incentive plan (“Restricted Stock”) that are outstanding immediately prior to the effective time of the merger will lapse with respect to (1) the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance in the case of Restricted Stock subject to performance-based vesting conditions and (2) the total number of shares of Restricted Stock in the case of Restricted Stock not subject to performance-based vesting conditions, and each such share of Restricted Stock will be converted into the right to receive an amount in cash equal to the merger consideration, without interest, and less any applicable tax withholding. Promptly following the effective time of the merger, any cash dividends previously paid by OM Group with respect to Restricted Stock that becomes vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be distributed by OM Group to the holder of such Restricted Stock, less any applicable tax withholdings. The Restricted Stock that remains unvested and subject to restriction as of the effective time of the merger and any cash dividends previously paid and held by OM Group or its designated agent on such Restricted Stock will be forfeited as of the effective time of the merger.

OM Group Share Units

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding award of a right under any OM Group equity incentive plan (other than awards of Options or Restricted Stock) entitling the holder thereof to a share of OM Group common stock or cash equal to or based on the value of a share of OM Group common stock (a “Share Unit”) will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the merger consideration and (2) (a) in the case of Share Units subject to performance-based vesting conditions, the number of shares of OM Group common stock underlying such Share Units determined as if the applicable performance goals had been achieved at the target level of performance and (b) in the case of Share Units not subject to performance-based vesting conditions, the total number of Share Units not subject to performance-based vesting conditions, less any applicable tax withholding. Promptly following the effective time of the merger, any dividend equivalent rights previously earned with respect to Share

Units that become vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be converted into the right to receive a cash payment that is equal to the cash dividends that would have been paid and such cash payment will be distributed by OM Group to the holder of such Share Units, less any applicable tax withholdings. The Share Units that remain unvested and subject to restriction as of the effective time of the merger and any dividend equivalent rights previously earned on such Share Units will be forfeited as of the effective time of the merger.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 101. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger or the Carve-out Transactions will occur.

Termination of the Merger Agreement and Termination Fees

The Merger Agreement may be terminated by the mutual written consent of each of Parent, Merger Sub, Carve-out Buyer and OM Group. The Merger Agreement may also be terminated, under certain specified circumstances, by either Parent and Carve-out Buyer (jointly) or OM Group. Upon termination of the Merger Agreement, under certain specified circumstances, we may be required to pay a termination fee of either $36,575,000 or $18,300,000 to Parent and Carve-out Buyer. Upon termination of the Merger Agreement, under certain specified circumstances, Parent and Carve-out Buyer may be required to pay us a reverse termination fee in an aggregate amount of $62,700,000. See and read carefully “The Merger Agreement — Termination” beginning on page 102 and “The Merger Agreement — Effect of Termination” beginning on page 104.

Solicitations; No Solicitation

The Merger Agreement provides that from May 31, 2015 and continuing until 11:59 P.M. (New York time) on July 5, 2015 (the “Go-Shop Period”), we have the right, subject to certain notice and other obligations, to (1) solicit, initiate, facilitate or encourage the submission of a bona fide takeover proposal and (2) enter into, engage in, and maintain discussions or negotiations with respect to such takeover proposals. From July 6, 2015 until the effective time of the merger, we are not permitted to directly or indirectly solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a bona fide takeover proposal or engage in discussions or negotiations regarding any such proposal. However, under certain circumstances prior to the time the Merger Agreement is adopted by our stockholders, if we receive an unsolicited written acquisition proposal from a third party that the Board determines in good faith (after consultation with legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and that the proposal is or would reasonably be expected to lead to a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See and read carefully “The Merger Agreement — Acquisition Proposals” beginning on page 87. Additionally, Apollo Management VIII, L.P. and its affiliates (“Apollo Management”) and PSP and its affiliates have agreed to exclusivity with respect to the acquisition of OM Group and its subsidiaries from and after the date of the Merger Agreement until the earlier of (i) the closing of the merger and (ii) the date that is twelve months following the date of the valid termination of the Merger Agreement (the “Exclusivity Period”); provided, however, that if the Merger Agreement is terminated, during the Exclusivity Period, (i) Apollo may acquire all of the Company; provided that it does not sell the SC Business to any Person other than PSP and (ii) PSP may acquire the SC Business; provided that such acquisition is not part of, directly or indirectly, any other transaction or series of related transactions to acquire all or any portion of the Company.

Merger Litigation

Since June 5, 2015, six putative class action lawsuits, captioned Ruschel v. OM Group, Inc., et al., Case No. 11106-VCN, Klinger v. Scaminace, et al., Case No. 11119-VCN, The Vladimir Gusinsky Living Trust v. OM Group, Inc., et al., Case No. 11167-VCN, Laborers’ Local #231 Pension Trust Fund v. Apollo Global Management, LLC, et al., Case No. 11195-VCN, The Northern California Pipe Trades Pension Plan and The City of Plantation Police Officers’ Retirement System v. Scamicace, et al., No. 11216-VCN and City of Sarasota Firefighters’ Pension Fund v. Apollo Global Management, LLC, et al., No. 11249 (the “Actions”), have been filed in the Court of Chancery of the State of Delaware against the Company, certain current and former members of the Board, Parent, Merger Sub and, except in Laborers’ Local #231 Pension Trust, Carve-out Buyer. Apollo Global Management, LLC also is named as a defendant in Ruschel, Vladimir Gusinsky Living Trust, Laborers’ Local #231 Pension Trust, Northern California Pipe Trades Pension Plan and City of Sarasota Firefighters’ Pension Fund; PSP is named as a defendant in Ruschel, Vladimir Gusinsky Living Trust, Northern California Pipe Trades Pension Plan and City of Sarasota Firefighters’ Pension Fund. Collectively, the Actions, filed by purported holders of the OM Group common stock, challenge the Merger Agreement, the Carve-out Agreements, the merger and the Carve-out Transactions. The Actions allege, among other things, that the members of the Board breached their fiduciary duties to OM Group stockholders by engaging in a flawed sales process, agreeing to a price that does not adequately compensate OM Group stockholders, agreeing to certain unfair deal protection terms in connection with the merger and the Carve-out Transactions and, in the case of City of Sarasota Firefighters’ Pension Fund, by failing to disclose material information to investors. The Actions also allege that the Company, Parent, Merger Sub, and, in certain instances, Apollo Global Management, LLC, Carve-out Buyer and PSP have aided and abetted the alleged breaches of fiduciary duties. The Actions seek various remedies, including declaratory and injunctive relief, as well as damages and costs. Certain plaintiffs have moved to consolidate the cases and have lead counsel appointed for all plaintiffs, and the Court of Chancery has scheduled a hearing on plaintiffs’ motions for July 16, 2015. The Company and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously.

Governmental Review

The merger and the Carve-out Transactions are each subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the provisions of the HSR Act, neither the merger nor the Carve-out Transactions can be completed until the parties to the Merger Agreement or the Carve-out Agreements, as applicable, have made required notifications, given certain information and materials to the U.S. Federal Trade Commission (the “FTC”), and the antitrust division of the U.S. Department of Justice (the “Antitrust Division”), and a required 30-day waiting period has expired or been terminated. We, Parent and Carve-out Buyer filed the notifications required under the HSR Act with the FTC and the Antitrust Division on June 10, 2015. The FTC granted early termination with respect to the merger between us and Parent on June 19, 2015. The FTC granted early termination with respect to the Carve-out Transactions on June 26, 2015. See “The Merger — Governmental and Regulatory Matters” beginning on page 65.

In addition, OM Group, Parent and Carve-out Buyer are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger and Carve-out Transactions, and in certain circumstances, may be required to receive approval from the applicable governmental entities prior to consummation of the merger or Carve-out Transactions, as applicable. In that regard, OM Group and Parent have made or will make regulatory filings in various jurisdictions related to the merger, including the European Union, China and the Ukraine. In addition, OM Group and Carve-out Buyer have made regulatory filings in various jurisdictions related to the Carve-out Transactions, including Germany and the Ukraine. On July 9, 2015, the German antitrust agency approved the Carve-out Transaction. There can be no assurance that a challenge to the merger or Carve-out Transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Opinion of BNP Paribas Securities Corp. (page 37)

At the meeting of the Board on May 31, 2015, BNP Paribas Securities Corp. (“BNP Paribas”) rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated May 31, 2015, that, based on and subject to the limitations, qualifications, factors, assumptions and other conditions set forth in such opinion, as of such date, the merger consideration was fair, from a financial point of view, to the holders of shares of OM Group common stock entitled to receive such merger consideration.

The full text of the written opinion of BNP Paribas, dated May 31, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement with the permission of BNP Paribas and is incorporated by reference into this proxy statement. You are urged to read the opinion carefully. The summary of the opinion of BNP Paribas set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of BNP Paribas was provided to the Board (in its capacity as such) for its information in connection with its consideration and evaluation of the merger and addressed only the fairness, from a financial point of view, of the merger consideration to the holders of shares of OM Group common stock entitled to receive such merger consideration as of the date of such opinion. The opinion of BNP Paribas did not address any other matter, including any other term or aspect of the merger, or any term or aspect of any other transaction, agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the merger. The opinion of BNP Paribas does not constitute a recommendation to the Board or to any other person in connection with the merger, including as to how any holder of shares of OM Group common stock should vote or act in respect of the merger.

Opinion of Deutsche Bank Securities Inc. (page 45)

At the May 31, 2015 meeting of the Board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to the non-executive members of the Board, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated May 31, 2015, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $34.00 in cash per share of OM Group Common Stock was fair, from a financial point of view, to the holders of outstanding shares of OM Group common stock (other than Parent and its affiliates).

The full text of Deutsche Bank’s written opinion, dated May 31, 2015 which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this document as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of OM Group common stock should vote with respect to the merger or any related matter. Deutsche Bank’s opinion was limited solely to the fairness of the merger consideration, from a financial point of view, to the holders of outstanding OM Group common stock (other than Parent and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by OM Group to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

Market Price of OM Group Common Stock (page 109)

OM Group common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “OMG”. The closing price of OM Group common stock on the NYSE on May 29, 2015, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $26.54 per share. The closing price of OM Group common stock on the NYSE on July 9, 2015, the most recent practicable date prior to the date of this proxy statement, was $34.50 per share.

Certain United States Federal Income Tax Consequences (page 65)

Generally, a holder of shares of OM Group common stock will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s shares of OM Group common stock exchanged therefor.

You should read “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 65 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Interests of OM Group’s Directors and Executive Officers in the Merger (page 55)

In considering the Board’s recommendation that our stockholders vote for the proposal to adopt the Merger Agreement, our stockholders should be aware that the directors and executive officers of OM Group have interests in the merger that are different from, or in addition to, the interests of our stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the merger, and in recommending the adoption of the Merger Agreement by our stockholders.

For a more detailed discussion of these interests, see “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55.

Appraisal Rights of OM Group Common Stockholders (page 67)

Holders of shares of OM Group common stock who do not wish to accept the consideration payable pursuant to the Merger Agreement may seek, under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the merger consideration for shares of OM Group common stock.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. A failure to make a written demand for appraisal of your shares prior to the taking of the vote on the proposal to adopt the Merger Agreement will result in the waiver of your appraisal rights. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute such a demand. As such, merely voting against the proposal to adopt the Merger Agreement will not preserve your right to appraisal under the DGCL. Also, because a properly submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Because only a stockholder of record is entitled to make such a written demand for appraisal, if you hold shares in the name of a bank, broker or other nominee, you should promptly consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, broker or other nominee.

For a more complete discussion of appraisal rights, you should read “Appraisal Rights of OM Group Common Stockholders” beginning on page 67 and Annex D to this proxy statement, which sets forth the full text of Section 262 of the DGCL. We encourage you to read these provisions carefully and in their entirety and in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why did I receive this proxy statement?

A.	Parent and Merger Sub have agreed to acquire OM Group under the terms and subject to the conditions of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference.

In order to complete the merger, stockholders must vote to adopt the Merger Agreement. We are seeking to obtain this approval at the special meeting to be held on Monday, August 10, 2015. The approval of this proposal by our stockholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 101.

You are also being asked to vote on a proposal to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and on a proposal to adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

This proxy statement, which you should read carefully, contains important information about the merger, the Merger Agreement and the special meeting of our stockholders. The enclosed materials allow you to submit a proxy to vote your shares without attending the special meeting and to ensure that your shares are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Board has unanimously (i) determined that the Merger Agreement and the consummation of the merger is fair to, and in the best interests of, OM Group and its stockholders, (ii) approved and declared advisable the Merger Agreement, the other transaction documents to which OM Group is a party and the execution, delivery and performance of the Merger Agreement and the other transaction documents to which OM Group is a party and the consummation of the merger and the transactions related thereto, (iii) recommended to OM Group’s stockholders that they adopt the Merger Agreement in accordance with OM Group’s Certificate of Incorporation, OM Group’s Second Amended and Restated By-Laws and the General Corporation Law of the State of Delaware, and (iv) directed that such matters be submitted to OM Group’s stockholders at the special meeting for adoption. The Board unanimously recommends that OM Group common stockholders vote FOR the proposal to adopt the Merger Agreement at the special meeting. See “The Merger — OM Group’s Reasons for the Merger” beginning on page 32.

Q.	What vote of OM Group common stockholders is required to adopt the Merger Agreement?

A.	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of OM Group common stock outstanding and entitled to vote thereon. If an OM Group stockholder does not vote (whether in person or by proxy), abstains from voting on the proposal to adopt the Merger Agreement or does not provide instructions to such stockholder’s broker, bank or other nominee on how to vote their shares held in “street name,” it will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement.

Q.	How do OM Group directors and executive officers intend to vote their shares of OM Group common stock in respect of the proposal to adopt the Merger Agreement?

A.	All of our directors and all of our executive officers have informed us that they currently intend to vote all of their shares of OM Group common stock FOR the proposal to adopt the Merger Agreement.

Q.	What will happen to my shares of OM Group common stock after the merger?

A.	Upon completion of the merger, each issued and outstanding share of OM Group common stock, except for shares that will be cancelled pursuant to the Merger Agreement and shares as to which appraisal rights have properly been demanded, will automatically be converted into the right to receive $34.00 per share in cash, without interest.

Q.	Should I send in my stock certificates now?

A.	No. If the merger is completed, you will receive a separate letter of transmittal with instructions for the surrender of your stock certificates in exchange for the merger consideration. Please do not send in your stock certificates with your proxy.

Q.	When does OM Group expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including obtaining certain regulatory approvals and the expiration or termination of applicable regulatory waiting periods. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, we currently expect to complete the merger by the end of 2015.

Q.	Are appraisal rights available in connection with the merger?

A.	Yes. Holders of shares of OM Group common stock who do not wish to accept the consideration payable pursuant to the Merger Agreement may seek, under Section 262 of the DGCL, judicial appraisal of the “fair value” of their shares by the Delaware Court of Chancery.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. For a more complete discussion of appraisal rights, you should read “Appraisal Rights of OM Group Common Stockholders” beginning on page 67 and Annex D to this proxy statement, which sets forth the full text of Section 262 of the DGCL. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor, Innisfree M&A Incorporated, at: (888) 750-5834, or you may contact us at: OM Group, Inc., 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113-7210 or (800) 519-0083. Attn: Secretary.

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the proposal to adopt the Merger Agreement, OM Group common stockholders will be asked to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and may be asked to approve adjournments of the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

Q.	What vote is necessary to approve the merger-related named executive officer compensation proposal?

A.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present or represented by proxy at the special meeting and voting on the proposal. If an OM Group stockholder does not vote (whether in person or by proxy) or does not provide instructions to their broker, bank or other nominee on how to vote their shares held in “street name,” it will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q. What vote is necessary to approve an adjournment of the special meeting?

A.	A proposal to approve an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present in person or represented by proxy, at the special meeting and voting on the proposal. If an OM Group stockholder does not vote (whether in person or by proxy) or does not provide instructions to their broker, bank or other nominee on how to vote their shares held in “street name,” it will have no effect on the outcome of any vote on the proposal to approve any adjournment of the special meeting.

Q.	What are the Carve-out Transactions and am I being asked to vote on them?

A.	Concurrently with entering into the Merger Agreement, Carve-out Buyer and Parent entered into the Carve-out Agreements. The Carve-out Agreements provide for the sale of the Carve-out Business to Carve-out Buyer pursuant to the Carve-out Transactions in two separate transactions. The Carve-out Transactions do not require your approval and the consummation of the Carve-out Transactions are not a condition to the closing of the merger.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at 1:00 p.m. (Eastern Time), on Monday, August 10, 2015, in the Riviera Ballroom at the Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of OM Group common stock at the close of business on July 9, 2015 are entitled to receive these proxy materials and to vote their shares at the special meeting. As of that date, there were 30,982,141 shares of OM Group common stock outstanding. Each share of OM Group common stock is entitled to one vote on each matter properly brought before the stockholders at the special meeting.

The names of stockholders of record entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern Time) at our principal executive offices at 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113-7210, by contacting the Secretary of the Company.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with OM Group’s transfer agent, Computershare, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by OM Group.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form provided to you by your broker, bank or other nominee or by following their instructions for submitting your voting instructions by telephone or on the Internet, if available.

Q.	How do I vote?

A.	You may vote using any of the following methods:

Submit a Proxy by Mail. Be sure to complete, sign and date the enclosed proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner of shares of OM Group common stock, follow the procedures set forth on the voting instruction form provided to you by your broker, bank or other nominee for submitting your voting instructions by mail.

Submit a Proxy by Telephone or on the Internet. Follow the instructions for submitting a proxy by telephone or on the Internet provided on the enclosed proxy card. If you submit a proxy by telephone or on the Internet, you do not have to return your proxy card by mail. If you are a beneficial owner of shares of OM Group common stock, submitting your voting instructions by telephone or on the Internet may be available depending on the voting processes of your broker, bank or other nominee. If available, follow the procedures set forth on the voting instruction form provided to you by your broker, bank or other nominee for submitting your voting instructions by telephone or on the Internet.

Vote in Person at the Special Meeting. All stockholders as of the record date may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person as your proxy and attorney-in-fact. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

Your vote is important. Please submit your proxy or voting instructions to ensure your shares are present and voted at the meeting. You can save us the expense of a second mailing by voting promptly.

Q.	What can I do if I change my mind after I submit a proxy to vote my shares?

A.	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the special meeting by:

•	Written notice to the Secretary of the Company received prior to the date of the special meeting;

•	Timely delivery of a later-dated proxy; or

•	Voting by ballot at the special meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy as described in the answer to the previous question.

If you submit a proxy or provide instructions to vote your shares and do not thereafter revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting.

Q.	What do I need to bring with me to the special meeting?

A.	You will need to present personal photo identification in order to be admitted to the special meeting.

If your shares are held beneficially in the name of a bank, broker or other nominee and you plan to attend the special meeting, you must also present proof of your ownership of OM Group common stock as of July 9, 2015, which is the record date, such as a bank or brokerage account statement, to be admitted to the special meeting. Additionally, to vote at the special meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

Q.	If I am going to attend the special meeting, should I still submit a proxy?

A.	Yes. Returning your signed and dated proxy card(s) or submitting a proxy by telephone or on the Internet ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Secretary a signed notice of revocation or submitting a later-dated proxy. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies; Revocation of Proxies” on page 3.

Q.	If my OM Group shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Unless you provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee will NOT vote your shares of OM Group common stock for you on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal, or the proposal to adjourn the special meeting, if necessary. To ensure that your shares are represented and voted at the special meeting, you must follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of OM Group common stock. If you do not provide instructions to your broker, bank or other nominee, your shares of OM Group common stock will not be counted for purposes of determining whether a quorum is present at the special meeting, will not be voted on the proposal to adopt the Merger Agreement, which will have the effect of a vote AGAINST the proposal to adopt the Merger Agreement, and will have no effect on the outcome of the merger-related named executive officers compensation proposal or a proposal to adjourn the special meeting, if necessary.

Q.	Where can I find more information about OM Group?

A.	You can find more information about us from various sources described in “Additional Information” beginning on page 114.

Q.	Can I access these proxy materials on the Internet?

A.	These proxy materials are available at http://investor.omgi.com/phoenix.zhtml?c=82564&p=irol-SEC in PDF and HTML format.

Q.	Who will pay for the cost of this proxy solicitation?

A.	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this document that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, the statements about OM Group’s plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of OM Group. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning.

These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this document will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to OM Group, the following, among other things:

•	volatility in raw material prices;

•	the failure of OM Group’s suppliers to timely deliver products in accordance with contract specifications;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•	changes in OM Group’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including labor disruptions at OM Group or at one or more of its large customers or suppliers;

•	changes in OM Group’s relationship with joint-venture partners;

•	restrictions imposed by outstanding indebtedness and indebtedness incurred in connection with the proposed transaction and future indebtedness;

•	certain restructuring and positioning activities contemplated by OM;

•	worldwide and regional economic, business, and political conditions; changes in customer demand and requirements;

•	business cycles and other industry conditions;

•	ability to compete with others in the industry in which OM Group operates;

•	effects of compliance with laws;

•	matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates;

•	an adverse change in OM Group’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	the risks associated with doing business outside of the United States;

•	the failure to develop technologies, processes or products needed to support consumer demand;

•	technology advancements;

•	the inability to recover the costs to develop and test new products or processes;

•	ability to attract and retain key personnel;

•	escalation in the cost of providing employee health care;

•	disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•	the failure to obtain approval of the merger by the stockholders of OM Group and the failure to satisfy various other conditions to the closing of the merger contemplated by the Merger Agreement;

•	changes in the economic climate in the markets in which OM Group operates;

•	unanticipated increases in materials and/or labor, and delays in project completion and/or lease-up that result in increased costs and/or reduce the profitability of a completed project;

•	results of litigation involving OM Group;

•	information security breaches and other disruptions that could compromise our information and expose us to business interruption, increased costs, liability and reputational damage;

•	consolidation among competitors or customers;

•	inaccurate assumptions used in developing OM Group’s strategic plan or operating plans or the inability or failure to successfully implement such plans;

•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;

•	inability to adequately protect OM Group’s intellectual property rights;

•	other factors that are set forth in management’s discussion and analysis of OM Group’s most recently filed reports with the SEC; and

•	uncertainties associated with the proposed acquisition of OM Group by the Apollo Fund Parties and Carve-out Buyer, including uncertainties relating to the anticipated timing of filings and approvals relating to the merger and the Carve-out Transactions, the expected timing of completion of the merger and the Carve-out Transactions and the ability to complete the merger, the Carve-out Transactions or both.

Because our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on OM Group’s results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We do not undertake any obligation to update these forward-looking statements to reflect new information, future events or otherwise, except as may be required under federal securities laws.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on Monday, August 10, 2015, at 1:00 p.m. (Eastern Time), in the Riviera Ballroom at the Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113.

Record Date; Stockholders Entitled to Vote

The record date for determining the stockholders entitled to notice of and to vote at the special meeting is the close of business on July 9, 2015. On the record date, there were outstanding 30,982,141 shares of OM Group common stock held by approximately 779 holders of record. Stockholders will have one vote for each share of OM Group common stock they owned on the record date.

Quorum

A quorum of stockholders is necessary to convene a meeting of stockholders. Under our Second Amended and Restated By-Laws, the holders of a majority of the shares of OM Group common stock issued and outstanding and entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

If a quorum is not present in person or by proxy at any meeting of OM Group stockholders, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice of the adjourned meeting if the time and place, if any, of the adjourned meeting and the means of remote communication, if any, by which stockholders may be deemed to be present in person or by proxy at such meeting are announced at the meeting at which the adjournment is taken, until a quorum is present in person or by proxy.

If you submit (and do not thereafter revoke) a proxy, even if you abstain from voting or vote against the proposal to adopt the Merger Agreement, your shares of OM Group common stock will be counted for purposes of determining whether a quorum is present at the special meeting. If a quorum is not present at the special meeting or additional votes must be solicited to adopt the Merger Agreement, it is expected that the meeting will be postponed or adjourned to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to adopt the Merger Agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated herein by reference.

The Board unanimously recommends that OM Group common stockholders vote FOR the proposal to adopt the Merger Agreement.

ITEM 2 — ADVISORY VOTE TO APPROVE CERTAIN NAMED EXECUTIVE

OFFICER COMPENSATION

OM Group is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a proposal for a non-binding advisory vote on the compensation payable to each of OM Group’s named executive officers (Joseph Scaminace, David Knowles, Christopher Hix, Valerie Gentile Sachs and Michael Johnson) in connection with the proposed merger pursuant to OM Group’s compensation and benefit arrangements.

The Board unanimously recommends that our stockholders approve the following resolution:

“RESOLVED, that the stockholders of OM Group, Inc. approve, on an advisory (non-binding) basis, the compensation to be paid to OM Group, Inc.’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table in the proxy statement and the related footnotes and narrative disclosures in the section of the proxy statement titled “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger”.”

This vote on named executive officer compensation payable in connection with the merger is separate and apart from the vote to approve the merger proposal and approval of the merger-related named executive officer compensation proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger proposal and vote not to approve the executive officer compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on OM Group. Accordingly, because OM Group is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of this advisory vote. The non-binding compensation proposal will be deemed approved if it receives the affirmative vote of the holders of at least a majority of the shares of OM Group common stock present and entitled to vote at the special meeting as of the record date. This is an advisory vote only and will not be binding on OM Group or the Board.

The description of the payments contained in “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55 as well as in “Golden Parachute Compensation” and the accompanying footnotes, beginning on page 60, is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by OM Group, Carve-out Buyer or Parent pursuant to existing contractual obligations or arrangements. We are asking our stockholders to approve the “golden parachute” compensation that will or may become payable to each of our named executive officers as set forth in the “Golden Parachute Compensation” table and as described in “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55.

ITEM 3 — APPROVE ADJOURNMENT

OF THE SPECIAL MEETING, IF

NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Stockholders may be asked to vote on a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

The Board unanimously recommends that stockholders vote FOR the proposal to adjourn the special meeting, if necessary.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the OM Group common stock outstanding and entitled to vote thereon.

The approval of the proposal to adopt the Merger Agreement is a condition to the consummation of the Merger. It is very important that ALL of our stockholders ensure that their shares of OM Group common stock are represented and voted at the special meeting, so please promptly complete and return the enclosed proxy card, submit a proxy by telephone or on the Internet or, if you shares are held in “street name,” provide your broker, bank or other nominee with instructions on how to vote your shares.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present in person or represented by proxy and voting on the proposal at the special meeting.

A proposal to approve an adjournment of the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of OM Group common stock present in person or represented by proxy and voting on the proposal at the special meeting.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not present in person or represented by proxy at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote AGAINST the merger-related named executive officer compensation proposal, but shares not present in person or represented by proxy at the special meeting will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not present in person or represented by proxy at the special meeting will have no effect on the proposal to adjourn the special meeting, if necessary. Because brokers or banks holding shares of OM Group common stock in “street name” may vote your shares of OM Group common stock on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal or adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. It is very important that ALL of our stockholders vote their shares of OM Group common stock, so please promptly submit your proxy.

Voting on the Proposals

Stockholders who hold shares of OM Group common stock can vote shares on matters presented at the special meeting in one of the following ways:

(a) Submit a Proxy by Mail. Be sure to complete, sign and date the enclosed proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner of shares of OM Group common stock, follow the procedures set forth on the voting instruction form provided to you by your broker, bank or other nominee for submitting your voting instructions by mail.

(b) Submit a Proxy by Telephone or on the Internet. Follow the instructions for submitting a proxy by telephone or on the Internet provided on the enclosed proxy card. If you submit a proxy by telephone or on the Internet, you do not have to return your proxy card by mail. If you are a beneficial owner of shares of OM Group common stock, submitting your voting instructions by telephone or on the Internet may be available depending on the voting processes of your broker, bank or other nominee. If available, follow the procedures set forth on the voting instruction form provided to you by your broker, bank or other nominee for submitting your voting instructions by telephone or on the Internet.

(c) Vote in Person at the Special Meeting. All stockholders as of the record date may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person as your proxy and attorney-in-fact. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

If you submit a proxy but do not indicate your instructions, your shares of OM Group common stock represented by such proxy will be voted FOR the proposal to adopt the Merger Agreement, FOR the merger-related named executive officer compensation proposal and FOR any valid proposal to adjourn the special meeting.

Brokers, banks or other nominees holding shares of OM Group common stock in “street name” may vote your shares of OM Group common stock at the special meeting only if you provide instructions on how to vote. Brokers, banks or other nominees will provide you with directions on how to instruct the broker or bank to vote your shares of OM Group common stock, and you should carefully follow these instructions.

If you have any questions about how to vote or direct a vote in respect of your shares of OM Group common stock, please call our proxy solicitor, Innisfree M&A Incorporated, by phone at (888) 750-5834 (stockholders) or (212) 750-5833 (banks, brokers and other nominees call collect).

Stockholders should not send in their stock certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing shares of OM Group common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to OM Group’s Secretary a signed notice of revocation or by submitting a later-dated proxy. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of OM Group common stock to be voted.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Innisfree to assist in the solicitation process. We will pay Innisfree a fee of $17,500.00 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of OM Group common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Our stockholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated shares of OM Group common stock in exchange for the merger consideration will be mailed to our stockholders as soon as practicable following completion of the merger. See “The Merger Agreement — Exchange and Payment Procedures” beginning on page 78.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated herein by reference. Each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement. You should read the entire Merger Agreement carefully.

Background of the Merger

As part of its ongoing oversight and management of OM Group’s business, the Board evaluates the strategic direction of OM Group, including whether to undertake various strategic growth opportunities, strategic partnerships, acquisitions and divestitures. These evaluations include periodic discussions with OM Group’s financial and legal advisors and management with respect to, among other things, OM Group’s long-term prospects and strategies, including strategic opportunities and challenges, all with the goal of enhancing stockholder value.

On August 12, 2014, the Company received a call from a financial advisor representing PSP, indicating PSP’s interest in discussing a transaction involving the Company’s electronic chemicals business. During this discussion, the Company indicated that it was not interested in pursuing a sale of only the electronic chemicals business. The financial advisor representing PSP indicated that if the Company was unwilling to sell only the electronic chemicals business in a separate transaction, then an unidentified financial sponsor would likely be submitting a written indication of interest to purchase all of the outstanding OM Group common stock.

On September 12, 2014, the Company received a letter from a third-party financial sponsor (“Party A”) indicating its interest in meeting with representatives of the Company to discuss potential investments by Party A in the Company, including a potential acquisition of all of the outstanding OM Group common stock. Representatives of the Company subsequently engaged in a high-level discussion with Party A regarding its potential investment or a potential acquisition. Party A did not propose a purchase price or any other transaction terms. After this initial discussion, no further engagement occurred between Party A and representatives of the Company.

On September 19, 2014, representatives of the Company received a call from a third-party financial sponsor (“Party B”), which indicated its interest in a potential investment in the Company. Party B did not propose any specific terms regarding its potential investment. After this initial discussion, no further engagement occurred between Party B and representatives of the Company.

On October 23, 2014, the Company received an unsolicited written, non-binding indication of interest to purchase all of the outstanding OM Group common stock from a third-party financial sponsor (“Party C”) that included an indicative price range of $27.00 to $32.00 per share in cash.

On October 28, 2014, the Company entered into an engagement letter with BNP Paribas, which had previously provided certain investment banking services to OM Group, to act as its financial advisor in connection with a review of strategic alternatives. The Company engaged BNP Paribas to act as a financial advisor to the Company based on its qualifications, experience, reputation and familiarity with the Company and its businesses. Subsequently, pursuant to a separate engagement letter dated February 12, 2015, the Company retained BNP Paribas as financial advisor to the Company in connection with one or more possible transactions involving the Company or any of its affiliates.

On October 31, 2014, the Board met to consider the unsolicited indication of interest from Party C, to discuss potential strategic alternatives, and to review the Company’s performance and various potential business opportunities and challenges. Representatives of BNP Paribas, as well as representatives of Jones Day, the Company’s outside legal counsel, and management also attended this meeting. Management began the meeting by outlining the Company’s strategy, discussing key business issues and challenges, and highlighting summary financial projections and valuation metrics. Representatives of BNP Paribas then reviewed with the Board certain preliminary financial analyses relating to the Company. The Board asked questions of management and representatives of BNP Paribas and then engaged in a discussion. Representatives of Jones Day reviewed with the Board their fiduciary duties under Delaware law. Management and representatives of BNP Paribas were excused and the independent directors met in executive session with a representative from Jones Day. After the executive session, the Board noted that while it was not willing to engage in a sale process for the entire Company at such time, the proposal received from Party C merited further consideration and discussion, and that the proposal should be evaluated relative to the Company’s standalone business plan and other strategic alternatives. The Board requested that management provide it with further information regarding opportunities, challenges and risks underlying the Company’s long-term strategic plan, in order for the Board to determine how to respond to the proposal received from Party C.

On November 10, 2014, the Board met at its regularly scheduled quarterly meeting. Also present at this meeting were members of the Company’s management. Management began the meeting by reviewing the Company’s long-term strategic plan, including each business unit’s strategic plan. Management also reviewed with the Board strategic options and addressed the questions related to the strategic plan raised by the Board at the October 31, 2014 meeting. The Board also discussed with management the indication of interest from Party C. The meeting was then adjourned until the following day.

Also on November 10, 2014 and during the Board’s meeting, Apollo Management VIII, L.P. (on behalf of its affiliated funds, “Apollo”) and PSP jointly submitted an unsolicited written, non-binding indication of interest to purchase all of the outstanding OM Group common stock for an indicative price range of $30.00 to $33.00 per share in cash.

On November 11, 2014, the Board reconvened its regularly scheduled meeting. Also present at this meeting were members of the Company’s management. At this session, management provided the Board with an update on the business and financial performance of the Company. Management also provided an update with respect to the unsolicited proposals from Party C and Apollo and PSP. The Board asked questions of management and engaged in a discussion. At the conclusion of the meeting, the Board authorized management to engage with Apollo and PSP and with Party C in connection with their respective indications of interest, and to provide certain confidential information to Apollo and PSP and to Party C (subject to execution of confidentiality agreements with each party) in order to facilitate their respective consideration of valuation and ability to submit updated indications of interest on which basis the Board would determine if further discussions were warranted. Also at this meeting, the Board authorized management to request BNP Paribas to contact additional financial parties to gauge market interest in a potential transaction involving the sale of the entire Company. In order to maintain confidentiality, the Board indicated that the outreach efforts were to be limited to financial third parties reasonably likely to be interested in a potential transaction involving the sale of the entire Company.

Beginning in mid-November, as requested by the Company and authorized by the Board, BNP Paribas contacted five additional selected financial sponsor third parties, including Party A and Party B (the other financial sponsor third parties are referred to herein as “Party D”, “Party E”, and “Party F”, respectively), to evaluate potential interest in a transaction involving the Company. In furtherance of the Company’s direction to BNP Paribas to conduct a targeted outreach, and based on BNP Paribas’ belief after discussions with management that no single strategic party acting alone would be likely to have an interest in an acquisition of the entire Company due to the complexity of the Company’s businesses, such parties were selected by BNP Paribas, in consultation with Company management, based upon BNP Paribas’s knowledge of the Company and its experience in the industries in which the Company operates. Party A, Party B and Party D expressed verbal interest in an acquisition of the Company at valuations at or below $28.00 per share. Additionally, Party A cited various issues related to the diversity and complexity of the Company’s portfolio of businesses, its exposure to European economic pressures and the Company’s free cash flow profile. Party E declined to pursue a transaction, citing the Company’s exposure to European economic pressures. Party F declined to pursue a transaction, citing issues related to the insufficient size and scale of each of the Company’s businesses. Additionally, at the request of the Company, BNP Paribas engaged with Party C and with Apollo and PSP in order to solicit updated indications of interest from Party C, on the one hand, and Apollo and PSP, on the other hand.

On November 18, 2014, Party C executed a confidentiality agreement with OM Group, and was subsequently provided additional due diligence materials in order to provide an updated indication of interest so that the Board could determine if it wished to engage in further discussions with Party C.

On November 20, 2014, each of Apollo and PSP executed confidentiality agreements with OM Group, and were subsequently provided additional due diligence materials in order for them to provide an updated indication of interest so that the Board could determine if it wished to engage in further discussions with Apollo and PSP.

On December 3, 2014, the Board convened a meeting at which certain members of management were in attendance. Management provided a status update regarding the discussions to date with Apollo and PSP and with Party C. Management also provided the Board with its preliminary view of the Company’s 2015 operating plans, including the expected impacts on the Company from projected foreign exchange rates, the declining Euro and the execution risk associated with the Company’s restructuring and repositioning initiatives. The Board asked questions of management and engaged in a discussion. At the conclusion of the meeting, the independent directors met in executive session.

On December 9, 2014, Party C submitted a revised written, non-binding indication of interest to purchase all of the outstanding OM Group common stock for a price range from $32.00 to $34.00 per share in cash. The revised indication of interest included a request for a period of exclusivity through January 30, 2015.

On December 18, 2014, Apollo and PSP jointly submitted a revised written, non-binding indication of interest to purchase all of the outstanding OM Group common stock for a price range from $33.00 to $35.00 per share in cash. The revised indication of interest included a request for a period of exclusivity through January 30, 2015.

Between December 18, 2014 and December 22, 2014, as authorized by the Board, representatives of BNP Paribas engaged with each of Apollo and PSP and with Party C to discuss the terms of their respective proposals. Representatives of BNP Paribas communicated to each party that the Company would be unable to grant exclusivity on the basis of the proposals as submitted.

On December 22, 2014, Party C submitted a further revised written, non-binding indication of interest to purchase all of the outstanding OM Group common stock for an indicative price of $34.00 per share in cash, and reiterated its request for exclusivity, indicating that it would not be in a position to move forward without exclusivity.

On December 31, 2014, OM Group engaged Deutsche Bank to provide advisory and investment banking services to the non-executive members of the Board in connection with their exploration of strategic alternatives. In considering this engagement, OM Group was informed that Deutsche Bank and its affiliates had an ongoing relationship with Apollo and its affiliated funds and had received significant fees from Apollo and its affiliates for a variety of investment and commercial banking services over the prior three years. The Company engaged Deutsche Bank to act as a financial advisor to the non-executive members of the Board based on its qualifications, experience, reputation and familiarity with the industry in which the Company operates. This engagement was memorialized pursuant to an engagement letter dated February 4, 2015.

On January 15, 2015, the Board met to discuss the status of the indications of interest received from Apollo and PSP and from Party C and BNP Paribas’ third-party outreach efforts. Management and representatives of BNP Paribas, Deutsche Bank and Jones Day also attended this meeting. At this meeting, representatives of Deutsche Bank discussed the current public market view of the Company and likely operational and strategic challenges the Company would be encountering in the next several years. Representatives of Deutsche Bank also reviewed with the Board certain preliminary financial analyses. Representatives of BNP Paribas updated the Board on the status of discussions with Apollo and PSP and with Party C, and noted that each party had requested exclusivity and that Party C had indicated that it was not willing to pursue further discussions with the Company unless it was granted exclusivity. The representatives of BNP Paribas provided an overview of the market outreach that they had performed, including the contacts with and feedback from Party A, Party B, Party D, Party E and Party F, as described above. The representatives of Deutsche Bank and BNP Paribas also informed the Board that, based upon their knowledge of the Company and their experience in the industries in which the Company operated, in their professional judgment, no single strategic party acting alone would be likely to have an interest in an acquisition of the entire Company due to the complexity of its businesses. Representatives of Jones Day then reviewed with the Board their fiduciary duties under Delaware law. The Board asked questions of management and its financial advisors and, after further discussion, instructed BNP Paribas to engage with Apollo and PSP and with Party C to establish terms upon which the parties could proceed to further due diligence with a view to working towards firm proposals. The Board also indicated that it would not grant exclusivity to either Apollo and PSP or to Party C at this time.

On January 21, 2015, BNP Paribas discussed with Party C the terms upon which it would be allowed to proceed with further due diligence and indicated that the Company would not provide exclusivity at this stage based on Party C’s proposal. Party C indicated that it would not be willing to offer any improvement on the terms of its proposal and, without exclusivity, would not further pursue a transaction. At this time, active discussions between the Company and Party C were suspended.

On January 21, 2015 and also on January 23 2015, representatives of BNP Paribas and Deutsche Bank discussed with Apollo and PSP the terms upon which they would be allowed to proceed with further due diligence, including the fact that the Company would not agree to Apollo and PSP’s request for exclusivity. In the course of these discussions the parties agreed to move forward to engage in further due diligence. Promptly thereafter and through April 7, 2015, the Company provided Apollo and PSP access to an electronic data room, engaged in management presentations and provided access to additional due diligence.

On February 10, 2015, the Board met to receive updates independently from each of BNP Paribas and Deutsche Bank regarding the third-party discussions. Representatives of BNP Paribas reviewed the process and expected timing for receipt of final proposals from Apollo and PSP. Representatives of Deutsche Bank then reviewed the background of the process, its scope, results to date and certain critical issues related to a proposed transaction, including certain business restructurings, timing matters and other aspects of the proposed transaction structure with Apollo and PSP. The Board discussed with its advisors the process to date.

On February 18, 2015, the Company provided a draft Merger Agreement to Apollo and PSP. The draft Merger Agreement contained a “go-shop” provision allowing the Company to solicit alternative proposals to acquire portions of or the entire Company for a period of 45 days after signing. The draft Merger Agreement also provided that in the event the Company terminated the Merger Agreement to accept a superior proposal, the Company would pay to the buyers a termination fee (1% of the transaction equity value in the event the superior proposal was with a party contacted during the “go shop” period and 2.5% of transaction equity value for any other party). The draft Merger Agreement also contained customary closing conditions, including that no material adverse effect with respect to the Company would occur. The Merger Agreement also contained a “hell or high water” provision requiring Apollo and PSP to take all actions necessary to consummate the transactions contemplated by the Merger Agreement, including divesting assets, in order to obtain required regulatory approvals.

On March 4, 2015, Apollo and PSP indicated that they continued to work toward a transaction, but at this time were unable to confirm their ability to proceed toward finalizing definitive documentation due to structuring considerations and issues related to the terms of their joint proposal.

Between March 4 and April 7, 2015, the Company and its advisors, on the one hand, and Apollo and PSP and their advisors, on the other hand, continued discussions to work to resolve outstanding issues around structure. On April 7, 2015, the Company, on the one hand, and Apollo and PSP, on the other hand, had not resolved these issues, and consequently the Company suspended access to the electronic data room.

On March 15, 2015, Party C formally withdrew its indication of interest, noting that such withdrawal occurred after and in connection with its review of the Company’s earnings for the fourth quarter of 2014 and the Company’s guidance for 2015.

On April 20, 2015, representatives of Apollo indicated to representatives of the Company and separately to representatives of BNP Paribas that Apollo and PSP had resolved key issues related to structure and the arrangements and terms for their joint proposal, and intended to submit a revised indication of interest to purchase all of the outstanding OM Group common stock, and representatives of Apollo indicated that the structure of such purchase would contemplate Apollo acquiring the entire Company and then subsequently selling the SC Business to PSP in multiple transactions.

On April 24, 2015, Apollo and PSP submitted a written non-binding proposal to acquire all of the outstanding Company common stock for $33.50 per share. Also included in their written non-binding proposal was a mark-up of the draft Merger Agreement. The revised draft Merger Agreement contemplated the purchase of all of the outstanding OM Group common stock by affiliates of Apollo. The revised draft Merger Agreement also included additional terms and conditions, including (a) conditions that no more than an undefined number of shares of Company common stock dissent from the merger (the “Dissenting Stockholder Condition”) and the requirement that the U.S. Congress pass certain tax extender legislation (the “Legislation Condition”). The revised draft Merger Agreement also contained a closing condition that no material adverse effect would occur prior to the closing with respect to either the OMB Business or the SC Business. The definition of material adverse effect also included an EBITDA threshold which would provide a financial metric for determining if a material adverse effect had occurred. The revised draft Merger Agreement also eliminated the Company’s ability to solicit potential company takeover proposals during a “go shop” period. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee of 3.5% of transaction enterprise value. The revised draft Merger Agreement also included a reverse termination fee of 3.5% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain circumstances. Additionally, the revised draft Merger Agreement contained a “hell or high water” antitrust provision that included a footnote stating that the provisions relating to antitrust remained subject to ongoing diligence.

On April 25, 2015, representatives of BNP Paribas engaged in a discussion with a representative of Apollo regarding the terms of the written proposal, including the offer price per share.

On April 26, 2015, a representative of Apollo engaged in a discussion with representatives of BNP Paribas and orally submitted a revised bid of $34.00 per share, subject to Apollo and PSP’s findings during the confirmatory diligence phase.

On April 28, 2015, representatives of the Company, Jones Day, BNP Paribas and Deutsche Bank, on the one hand, held a conference call with representatives of Apollo, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), legal counsel for Apollo, PSP and Greenberg Traurig LLP (“Greenberg Traurig”), legal counsel for PSP, on the other hand, to discuss and clarify certain provisions of the proposal.

On April 29, 2015, the Board held a telephonic meeting to consider the proposal from Apollo and PSP. Management, representatives of BNP Paribas, Deutsche Bank and Jones Day also attended this meeting. During this meeting, BNP Paribas provided a summary of the discussions and process to date, including by informing the Board that Party C had terminated its interest in pursuing a transaction. BNP Paribas also informed the Board of Apollo’s and PSP’s April 24, 2015 formal written proposal, mark-up of the draft Merger Agreement and total debt commitments of $950 million between both parties. BNP Paribas also indicated Apollo subsequently orally revised its bid to $34.00 per share, subject to Apollo’s and PSP’s findings during due diligence. BNP Paribas provided a further summary of the terms of the indication of interest and the due diligence process to date. Representatives of Jones Day provided a summary of the mark-up of the Merger Agreement, including the antitrust risks and other deal consummation risks that were indicated in the mark-up and the subject of subsequent conversations. Representatives of Deutsche Bank reviewed with the Board a summary of the financial terms of the proposal. Jones Day reviewed with the Board their fiduciary duties under Delaware law. The Board engaged in a discussion and asked questions of management and the legal and financial advisors. The Board authorized management and the legal and financial advisors to engage with Apollo and PSP in further discussions regarding the proposed transaction, including by directing the financial advisors to pursue a higher price.

On April 30, 2015, representatives of BNP Paribas and Deutsche Bank engaged in further discussions with representatives of Apollo and PSP. During these discussions and at the direction of the Board, representatives of BNP Paribas and Deutsche Bank informed Apollo and PSP that the Board was willing to pursue a transaction at $35.00 per share. Representatives of Apollo and PSP indicated that they were not willing to pay $35.00. Subsequently, management provided the Board with an informal update on the discussions that the financial advisors had with Apollo and PSP.

Also beginning on April 30, 2015, the Company provided to Apollo, PSP and their respective representatives access to additional due diligence materials, and members of management engaged in further diligence calls with Apollo, PSP and their respective representatives. This due diligence effort continued on a regular basis up until the Merger Agreement was executed on May 31, 2015.

Also on May 1, 2015, representatives of Jones Day sent to representatives of Paul Weiss and Greenberg Traurig a revised Merger Agreement. The revised Merger Agreement removed the Dissenting Stockholder Condition and the Legislation Condition. The revised Merger Agreement also contained a closing condition that no material adverse effect would occur with respect to the Company and its subsidiaries, taken together as a whole (rather than one based on each of the Company’s respective businesses), and the definition of material adverse effect did not include an EBITDA threshold for determination of a material adverse effect. Finally, the revised Merger Agreement included a 45 day “go shop” period and a “hell or high water” antitrust provision. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee (1% of the transaction enterprise value in the event the superior proposal was with a party contacted during the “go shop” period and 2.5% of transaction enterprise value for any other party). The draft also included a reverse termination fee of 20% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain circumstances.

On May 4, 2015, representatives of the Company, Jones Day, BNP Paribas and Deutsche Bank, on the one hand, held a conference call with representatives of Apollo, Paul Weiss, PSP and Greenberg Traurig, on the other hand, to discuss the revised Merger Agreement.

On May 7, 2015, representatives of Paul Weiss sent to representatives of Jones Day a revised Merger Agreement. The revised Merger Agreement reinserted the Dissenting Stockholder Condition and the Legislation Condition . It also included a closing condition that no material adverse effect would occur with respect to either the OMB Business or the SC Business. The definition of material adverse effect also included an EBITDA threshold which would provide a financial metric for determining if a material adverse effect had occurred. The revised Merger Agreement also removed the “hell or high water” antitrust provision and included an obligation of Apollo and PSP only to use their reasonable best efforts to obtain regulatory approval, but not divest or take any other actions requested by any regulatory authority or provide any remedy in the event the Transactions were not consummated due to failure to obtain regulatory approval. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee (1.75% of the transaction enterprise value in the event the superior proposal was with a party contacted during the “go shop” period and 4.5% of transaction enterprise value for any other party). The draft also included a reverse termination fee of 4.5% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain circumstances.

On May 8, 2015, the Company indicated to Apollo that, given the lack of progress on the revised Merger Agreement, the Company was no longer willing to continue to engage in negotiations with Apollo and PSP.

On May 10, 2015, representatives of Paul Weiss sent to representatives of Jones Day a further revised Merger Agreement. This revised draft removed the Dissenting Stockholder Condition, the Legislation Condition and the EBITDA threshold in the material adverse effect definition.

On May 15, 2015, representatives of Jones Day sent to representatives of Paul Weiss and Greenberg Traurig a revised Merger Agreement. The Merger Agreement included a closing condition that no material adverse effect would occur with respect to either the OMB Business or the SC Business. The Merger Agreement also contained an antitrust provision that required either Apollo or PSP to divest assets or take other adverse actions to the extent taking such actions would not cause a material adverse effect on either of the respective businesses. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee (1.75% of the transaction enterprise value in the event the superior proposal was with a party contacted during the “go shop” period and 3% of transaction enterprise value for any other party). The draft also included a reverse termination fee of (i) 7% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction due to the failure of its financing to be funded through no fault of either Parent or Carve-out Buyer, (ii) 10% of the transaction enterprise value payable by the Carve-out Buyer to the Company in the event the buyers failed to consummate the transaction due to the failure of the parties to obtain regulatory approval, and (iii) 20% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain other circumstances.

On May 16, 2015, representatives of Jones Day and Paul Weiss held a conference call to discuss the high-level issues that remained open on the revised Merger Agreement.

On May 17, 2015, representatives of Jones Day and Paul Weiss again held a conference call to discuss the high-level issues that remained open on the revised Merger Agreement.

On May 18, 2015, representatives of Paul Weiss sent to Jones Day a revised Merger Agreement. The Merger Agreement included, among other things, an obligation of Apollo and PSP to use their reasonable best efforts to obtain regulatory approval, but not divest or take any other actions requested by any regulatory authority or provide any remedy in the event the Transactions were not consummated due to a failure to obtain regulatory approval. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee (1.75% of the transaction enterprise value in the event the superior proposal was with a party contacted during the “go shop” period and 4.5% of transaction enterprise value for any other party). The draft also included a reverse termination fee of (i) 4.5% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction due to the failure of its financing to be funded through no fault of either Parent or Carve-out Buyer, and (ii) 6% of transaction enterprise value payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain other circumstances.

On May 19, 2015, the parties and their respective representatives met in New York City to discuss the material open issues that remained in the Merger Agreement, including the antitrust provisions.

On May 20, 2015, representatives of Paul Weiss, Apollo, Jones Day and the Company continued the discussions of the previous day regarding the material open issues that remained in the Merger Agreement. Representatives of Greenberg Traurig and PSP did not attend these meetings. At this meeting, representatives of

Apollo indicated that Apollo and PSP’s position regarding the purchase price was as reflected in the parties’ written indication of interest as submitted at $33.50 per share. The Company terminated negotiations at that point and indicated to Apollo that it was unwilling to continue negotiations below an offer price of $34.00 per share.

On May 21, 2015, a representative of Apollo informed representatives from BNP Paribas that Apollo and PSP were willing to proceed with the proposed transaction at $34.00 per share.

On May 22, 2015, the Company held a meeting of the Board to discuss the current status of the negotiations with Apollo and PSP. In attendance were representatives of Jones Day, BNP Paribas and Deutsche Bank. Management, with the assistance of the financial and legal advisors, provided an update to the Board on the status of negotiations to date, including the latest antitrust proposal from Apollo and PSP. Representatives of Jones Day reviewed with the Board its fiduciary duties. The Board asked questions of management and its advisors, and engaged in a discussion. At the conclusion of the meeting, the Board indicated it continued to support pursuing a transaction with Apollo and PSP on the terms described during the meeting.

Later on May 22, 2015, representatives of Jones Day sent to representatives of Paul Weiss and Greenberg Traurig a revised Merger Agreement reflecting the negotiations in New York City. The revised Merger Agreement included a requirement that PSP divest or take other actions required to obtain regulatory approval, but only to the extent such divestiture or action would not have a material adverse impact on certain portions of the Company’s electronic chemicals business. In the event that the Merger Agreement was terminated because regulatory approval was not obtained due to the Carve-out Transactions, PSP would reimburse the Company for its fees and expenses up to an undetermined capped amount. In the event the Company terminated the Merger Agreement to take a superior proposal, the Company would pay to the buyers a termination fee ($18.3 million in the event the superior proposal was with a party contacted during the “go shop” period and $36.575 million for any other party). The draft also included a reverse termination fee of $62.7 million payable by the buyers to the Company in the event the buyers failed to consummate the transaction in certain circumstances.

On May 24, 2015, representatives of Paul Weiss sent to representatives of Jones Day a revised Merger Agreement. The revised Merger Agreement included a requirement that PSP use its reasonable best efforts to obtain regulatory approval, but not divest or take any other actions requested by any regulatory authority. In the event that the Merger Agreement was terminated because regulatory approval was not obtained due to specified approvals related to the Carve-out Transactions (but not including regulatory approvals in China), PSP would reimburse the Company for its fees and expenses up to $3 million.

On May 25, 2015, the parties and their respective representatives engaged in discussions relating to the material open issues remaining in the Merger Agreement, including the Company’s ability to continue various restructuring and repositioning activities prior to the closing of the Merger. After these discussions, representatives of Paul Weiss sent to representatives of Jones Day a revised Merger Agreement. The revised Merger Agreement included a requirement that PSP use its reasonable best efforts to obtain regulatory approval, but not divest or take any other actions requested by any regulatory authority. In the event that the Merger Agreement was terminated because regulatory approval was not obtained due to specified approvals related to the Carve-out Transactions (but not including regulatory approvals in China), PSP would reimburse the Company under the Merger Agreement, and would reimburse Apollo under the documentation for the Carve-out Transactions, for their respective fees and expenses up to $7.5 million for each party.

On May 26, 2015, and on May 27, 2015, the parties and their respective representatives engaged in discussions relating to the remaining open issues in the Merger Agreement, including with respect to the Company’s ability to operate its business and continue its restructuring and repositioning efforts prior to the consummation of the merger.

Also on May 27, 2015, representatives of Jones Day sent to representatives of Paul Weiss and Greenberg Traurig a revised Merger Agreement, incorporating the discussions from the day before. The revised Merger Agreement included a requirement that PSP reimburse the Company for its fees and expenses, up to $7.5 million, if the Merger Agreement was terminated because regulatory approval was not obtained due to the Carve-out Transactions (which included regulatory approvals in China) and indicated that the documentation for the Carve-out Transactions would include the same requirement on the part of PSP with respect to Apollo.

On May 28, 2015, the parties and their respective representatives engaged in discussions relating to the remaining open issues in the Merger Agreement. After these discussions, representatives of Paul Weiss sent to representatives of Jones Day a revised Merger Agreement. The revised Merger Agreement included a requirement that PSP reimburse the Company for its fees and expenses, up to $7.5 million, if the Merger Agreement was terminated because regulatory approval was not obtained due to the Carve-out Transactions, except that the Company would only be reimbursed up to $3.75 million if regulatory approval in certain jurisdictions was not obtained, and indicated that the documentation for the Carve-out Transactions would include the same requirement on the part of PSP with respect to Apollo.

On May 29, 2015, representatives of Jones Day provided a revised draft Merger Agreement to the other parties, substantially accepting the revised antitrust provisions from Paul Weiss’ previous draft. Also on that day, the parties and their respective representatives engaged in discussions relating to the open issues in the Merger Agreement, including with respect to the Company’s ability to operate its business and continue its restructuring and repositioning efforts prior to the consummation of the merger.

Over the course of the weekend of May 30, 2015, the legal advisors for the three parties exchanged multiple drafts of the Merger Agreement, the Carve-out Agreements and related ancillary agreements and engaged in numerous conference calls regarding such draft agreements and the terms of the proposed transactions.

On May 31, 2015, the Board convened a meeting to consider the proposed transaction. Members of OM Group’s management and representatives of BNP Paribas, Deutsche Bank and Jones Day participated in the meeting. Representatives of BNP Paribas and Deutsche Bank reviewed the process that the Company had engaged in and the terms of the proposed transaction. Jones Day further discussed the proposed transaction and related matters, including the material terms and conditions of the proposed Merger Agreement, Carve-out Agreements and other ancillary agreements, including the debt commitment letters, equity commitment letters and limited guarantee. Jones Day also reviewed with the directors their fiduciary duties in the context of the proposed transaction. Jones Day summarized, among other things, certain Merger Agreement obligations, conditions and termination rights relating to obtaining regulatory approvals, and the termination fee applicable in situations in which the transactions were made the subject of competitive bids from third parties or in which the directors withdrew the Board recommendation in favor of the adoption of the Merger Agreement and the reverse termination fee payable to the Company in certain situations. The Board discussed the terms of the proposed Merger Agreement and engaged in a discussion regarding the risks and challenges to OM Group in executing its strategic plan if it remained independent, including the likelihood of success and timing of realizing positive returns from certain repositioning activities and the risks and challenges of other potential strategic initiatives. The Board also discussed the various factors more fully described below in “The Merger — OM Group’s Reasons for the Merger” beginning on page 32. As part of the discussion, the Board and the Company’s advisors further discussed the proposed termination fee and the Board determined that it was necessary in order for Apollo and PSP to agree to permit the Board, subject to compliance with the terms and conditions of the Merger Agreement, to consider, and under certain conditions, to terminate the Merger Agreement and accept a superior takeover proposal in order to comply with the Board’s fiduciary duties under applicable law. The Board believed, after taking into account termination fees in similar transactions and consulting with OM Group’s advisors, that termination fees of $18.3 million, with respect to parties contacted during the “go shop” period, and $36.575 million, with respect to all other parties, were each reasonable and unlikely to preclude an alternative superior proposal for an entire business combination with OM Group. The independent directors then met with representatives of Jones Day and Deutsche Bank in executive session to further discuss the terms of the potential transactions.

Also at this meeting, representatives of BNP Paribas reviewed with the Board its financial analysis of the merger consideration and delivered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated May 31, 2015, to the effect that, based on and subject to the limitations, qualifications, factors, assumptions and other conditions set forth in such opinion, as of such date, the merger consideration to be received by holders of OM Group common stock was fair, from a financial point of view, to the holders of shares entitled to receive such merger consideration. See “The Merger — Opinion of BNP Paribas Securities Corp.” beginning on page 37. Representatives of Deutsche Bank also reviewed with the Board Deutsche Bank’s financial analyses of the merger consideration and rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated May 31, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in its written opinion, the merger consideration of $34.00 in cash per share of OM Group common stock was fair, from a financial point of view, to the holders of outstanding shares of OM Group common stock (other than Parent and its affiliates). See “The Merger — Opinion of Deutsche Bank Securities Inc beginning on page 45.”

Following discussion of the matters discussed during the course of the Board meeting, the Board unanimously (i) determined that the Merger Agreement and the consummation of the merger were fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the other transaction documents to which it is a party and the execution, delivery and performance of the Merger Agreement and the other transaction documents to which it is a party and the consummation of the merger and the transactions related thereto, including the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended to the Company’s stockholders that they adopt the Merger Agreement, and (iv) directed that such matter be submitted to the Company’s stockholders at the Special Meeting for adoption.

On May 31, 2015, OM Group, Parent, Merger Sub and Carve-out Buyer executed and delivered the Merger Agreement.

On June 1, 2015, OM Group, Apollo and PSP issued a joint press release announcing the transactions.

Subsequent Events

During the Go-Shop Period, the Company was permitted to solicit, initiate and encourage any company takeover proposal and waive limited components of any “standstill” or similar obligation in order to receive a company takeover proposal. Representatives of BNP Paribas and Deutsche Bank commenced the go-shop process on OM Group’s behalf on June 1, 2015. Representatives of BNP Paribas and Deutsche Bank contacted a total of 49 parties (including 21 potential strategic buyers and 28 potential financial buyers) regarding each such party’s interest in exploring a transaction with the Company, which resulted in five parties engaging in informal discussions with the Company or its advisors and three of the five parties negotiating and entering into confidentiality agreements with the Company and being provided information. Prior to the expiration of the Go-Shop Period, the Board received a written company takeover proposal. After consulting with its financial advisors and legal counsel, the Board determined that the party submitting the proposal is an excluded party under the Merger Agreement with which the Company may continue to negotiate following the end of the Go-Shop Period until such party ceases to be an excluded party as defined under the Merger Agreement. There can be no assurance that the proposal or any other alternative proposal will ultimately lead to a superior proposal, as negotiations with the excluded party may not result in a superior proposal and could terminate at any time. The Company does not intend to make any public announcement regarding the negotiations with the excluded party unless such party ceases to be an excluded party or the Board makes a change of recommendation. The Board continues to recommend that the Company’s stockholders adopt the Merger Agreement.

OM Group’s Reasons for the Merger

In evaluating the merger, the Board consulted with the Company’s management and the outside legal and financial advisors to the Company and the non-executive members of the Board and, during the course of reaching its decision that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of the Company and the Company’s stockholders, to approve the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement, and to recommend to OM Group stockholders that they adopt the Merger Agreement, the Board considered various material factors that are discussed below (not in any relative order of importance). The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board, although it does include the material factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors based on the totality of the information and factors presented in deciding to recommend the adoption of the Merger Agreement.

The Board considered a number of potentially positive factors in its deliberations, including, among other matters:

•	the fact that Apollo and PSP increased the merger consideration to $34 per share from their initial proposal of $30 to $33 per share;

•	its belief, based on discussions and negotiations by OM Group’s management and advisors with Apollo and PSP, that $34 per share was the highest price Apollo and PSP would be willing to pay;

•	its belief that the price of OM Group common stock in the short or medium term was unlikely to exceed the future value equivalent of $34 per share;

•	current and historical market prices of shares of OM Group common stock relative to the $34 per share merger consideration, and the fact that the merger consideration represents a 28% premium over OM Group’s closing share price on May 29, 2015, the last full trading day before the Board met to review and consider approval of the Merger Agreement and the transactions contemplated thereby;

•	its belief, based on a review of possible alternatives to a sale of OM Group, including the prospects of continuing to operate OM Group in accordance with its existing business plan or undertaking other strategic initiatives, the potential value to stockholders of such alternatives, and taking into account, among other things, the timing and likelihood of actually achieving additional value for stockholders from these alternatives, that none of these options, on a risk-adjusted basis, was reasonably likely to create value for stockholders greater than the merger consideration;

•	discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industries in which its businesses compete, and current industry, economic and market conditions, both on a historical and on a prospective basis, including the expected impacts on the Company from projected foreign exchange rates, the declining Euro and the execution risk associated with the Company restructuring and repositioning initiatives and the matters set forth in detail in OM Group’s public filings, including its periodic reports on Form 10-K and Form 10-Q, which led the Board to conclude that the merger presented an opportunity for OM Group stockholders to realize greater value, on a risk-adjusted basis, than the value likely to be realized by stockholders in the event the Company remained independent;

•	general macroeconomic challenges and global economic weakness that could continue to result in reduced consumer and business spending;

•	its belief, taking into account the discussions with the financial advisors and management, that there likely were no other potential buyers that would be interested in acquiring the Company in its entirety at a price of $34.00 per share or more;

•	the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of shares of OM Group common stock compared to a transaction in which stockholders receive stock or other securities;

•	the opinions of (i) BNP Paribas, dated May 31, 2015, to the effect that, that, based on and subject to the limitations, qualifications, factors, assumptions and other conditions set forth in such opinion, as of such date, the merger consideration to be received by holders of OM Group common stock was fair, from a financial point of view, to the holders of shares entitled to receive such merger consideration, and (ii) Deutsche Bank, dated May 31, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in its written opinion, the merger consideration of $34.00 in cash per share of OM Group common stock was fair, from a financial point of view, to the holders of outstanding shares of OM Group common stock (other than Parent and its affiliates);

•	the fact that OM Group stockholders will have appraisal rights, as described in “The Merger — Appraisal Rights of OM Group Stockholders” beginning on page 67;

•	certain terms of the Merger Agreement, as reviewed by the Board with the Company’s legal advisors, including:

•	the Company’s right to a termination fee of $62.7 million, under certain circumstances described in the Merger Agreement if the Apollo Fund Parties or PSP fail to consummate the merger;

•	the absence of a financing contingency;

•	the fact that while Parent and Carve-out Buyer have 20 days after the satisfaction or waiver of all of the closing conditions to the merger to market their respective debt financing, such 20-day marketing period does not, however, affect the parties’ obligations to consummate the merger;

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the Merger Agreement and consummation of the merger;

•	the fact that the conditions required to be satisfied prior to completion of the merger due to an occurrence of an event that would have a material adverse effect on the OMB Business or the SC Business, can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

•	the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•	the fact that OM Group, Parent and Carve-out Buyer agreed to use their reasonable best efforts to complete the merger, including by using reasonable best efforts to obtain certain regulatory approvals;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, under certain circumstances, to solicit and participate in negotiations with third parties in connection with potential company takeover proposals, as more fully described in “The Merger Agreement — Acquisition Proposals” beginning on page 87;

•	the Board’s ability, subject to compliance with the terms and conditions of the Merger Agreement, under certain circumstances, to change or publicly propose to change, in a manner adverse to Parent, Merger Sub and Carve-out Buyer, its recommendation regarding adoption of the Merger Agreement, if, in response to an intervening event that occurs after the date of the Merger Agreement that does not relate to a takeover proposal and that was not known or reasonably foreseeable by the Board as of the date of the Merger Agreement, as more fully described in “The Merger Agreement — No Change of Recommendation or Superior Proposal” beginning on page 89;

•

the Board’s ability, subject to compliance with the terms and conditions of the Merger Agreement, under certain circumstances, to recommend a company superior proposal to OM Group’s stockholders and the Company’s corresponding right to terminate the Merger Agreement upon the payment of a termination fee to Parent and Carve-out Buyer (subject to certain conditions, including the right of Apollo and PSP to match the company superior proposal), as more fully described in “The Merger Agreement — No Change of Recommendation or Superior Proposal” beginning on page 89, “The Merger Agreement — Termination” beginning on page 102 and “The Merger Agreement — Effect of Termination” beginning on page 104; and

•	the applicable termination fee payable to Parent and Carve-out Buyer in connection with a termination of the Merger Agreement in certain specified circumstances, which, taking into account consultation with OM Group’s advisors regarding termination fees in similar transactions, the Board believed was reasonable and not likely to preclude an alternative superior proposal for a business combination with OM Group; and

•	the view of the Board, based upon the advice of senior management after consultation with its legal advisor, that the regulatory approvals necessary to complete the merger were reasonably likely to be obtained prior to the outside date specified in the Merger Agreement.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the difficult and drawn-out negotiations with Apollo and PSP, and the perceived likelihood that similar difficulties could arise during the period after the execution of the Merger Agreement and before the consummation of the merger;

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and Carve-out Transactions and such failure to be completed may have on:

•	the trading price of shares of OM Group common stock;

•	OM Group’s operating results, including the costs incurred in connection with the merger and related transactions;

•	OM Group’s ability to attract and retain key personnel;

•	OM Group’s ability to maintain sales;

•	OM Group’s ability to pursue alternative strategic initiatives; and

•	OM Group’s relationship with other key constituencies, including employees, customers and suppliers;

•	that the Company will no longer exist as a publicly traded company and that stockholders will no longer participate in the future growth of the business;

•	that, under the terms of the Merger Agreement, the Company must pay Parent and Carve-out Buyer a termination fee if the Merger Agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	that, under the terms of Merger Agreement, the Company cannot terminate the Merger Agreement to accept a superior proposal that may be made for only one of the Company’s businesses;

•	that, under the terms of the Merger Agreement, the Company’s recourse for any breach of the Merger Agreement is against only the parties thereto or guaranteed in a manner that is limited and subject only to financial guarantees (not performance guarantees) by capitalized affiliates of Apollo and PSP and subject only to the terms and conditions of a limited guaranty;

•	the fact that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes;

•	that if the merger does not close, the Company’s employees will have expended extensive time and effort to attempt to complete the transaction and will have experienced significant distractions from their day to day work during the pendency of the transaction;

•	the conditions to Parent’s and Carve-out Buyer’s respective obligations to complete the merger, and the right of Parent and Carve-out Buyer to terminate the Merger Agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page 102;

•	the fact that OM Group has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•	the fact that the Merger Agreement restricts OM Group from paying its ordinary course dividends;

•	the fact that the Merger Agreement restricts OM Group’s ability to engage in certain activities between the date of the Merger Agreement and the effective time of the merger, including with respect to the current repositioning process, and that these restrictions could prevent OM Group from taking advantage of business opportunities, such as potential acquisitions, or from appropriately responding to business issues, which would be advisable if OM Group were to remain an independent company, despite the Board’s belief that these restrictions would not interfere with OM Group’s ability to operate in the ordinary course of business;

•	the possibility of regulatory approvals necessary to complete the merger not being obtained and the limited remedies for which the Company is entitled in such event;

•	the risk of any possible adverse effect on the business, the Share price and the Company’s ability to attract and retain key employees, customers or suppliers if the merger is not consummated following its public announcement;

•	the possibility that senior management will be distracted by discussions with government regulators, employees, labor unions, works councils and/or other parties; and

•	the likelihood of distracting litigation from stockholder suits in connection with the transaction.

During its consideration of the merger, the Board was also aware that our directors and executive officers have interests in the merger that may be in addition to or differ from those of our stockholders generally, as described in “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55. These interests did not have any effect on the Board’s deliberations on the merger.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is intended to address the material factors considered by the Board. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously declared that the Merger Agreement, the merger, the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, OM Group and its stockholders, approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended that the stockholders of the Company adopt the Merger Agreement.

Recommendation of the Board

The Board, at a meeting held on May 31, 2015, after due consideration, unanimously:

•	determined that the Merger Agreement and the consummation of the merger are fair to, and in the best interests of, OM Group and its stockholders;

•

approved and declared advisable the Merger Agreement, the other transaction documents to which OM Group is a party and the execution, delivery and performance of the Merger Agreement and the other transaction documents to which OM Group is a party and the consummation of the merger and the transactions related thereto, including the acquisition of OM Group by Parent by means of a merger of

Merger Sub with and into OM Group upon the terms and subject to the conditions set forth in the Merger Agreement, whereby each issued and outstanding share of OM Group common stock, other than any dissenting shares or shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent and any shares of OM Group common stock held in the treasury of OM Group, will be converted into the right to receive the merger consideration;

•	recommended to OM Group’s stockholders that they adopt the Merger Agreement in accordance with OM Group’s Restated Certificate of Incorporation, OM Group’s Second Amended and Restated By-Laws and the General Corporation Law of the State of Delaware; and

•	directed that such matters be submitted to OM Group’s stockholders at the special meeting for adoption.

Opinion of BNP Paribas Securities Corp.

At the meeting of the Board on May 31, 2015, BNP Paribas rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated May 31, 2015, that, based on and subject to the limitations, qualifications, factors, assumptions and other conditions set forth in such opinion, as of such date, the merger consideration was fair, from a financial point of view, to the holders of shares of OM Group common stock entitled to receive such merger consideration.

The full text of the written opinion of BNP Paribas, dated May 31, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement with the permission of BNP Paribas and is incorporated by reference into this proxy statement. You are urged to read the opinion carefully. The summary of the opinion of BNP Paribas set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of BNP Paribas was provided to the Board (in its capacity as such) for its information in connection with its consideration and evaluation of the merger and addressed only the fairness, from a financial point of view, of the merger consideration to the holders of shares of OM Group common stock entitled to receive such merger consideration as of the date of such opinion. The opinion of BNP Paribas did not address any other matter, including any other term or aspect of the merger, or any term or aspect of any other transaction, agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the merger. The opinion of BNP Paribas does not constitute a recommendation to the Board or to any other person in connection with the merger, including as to how any holder of shares of OM Group common stock should vote or act in respect of the merger.

In arriving at its opinion, BNP Paribas reviewed a draft of the Merger Agreement, dated May 30, 2015. Additionally, in the course of performing its review and analysis for rendering its opinion, BNP Paribas, among other things:

•	reviewed certain publicly available business and financial information concerning the Company that BNP Paribas deemed relevant;

•	reviewed certain non-public financial and operating data concerning the Company and its prospects prepared and provided to BNP Paribas by senior management of the Company, including certain financial forecasts as described in “ — Certain OM Group Financial Projections” beginning on page 53;

•	met with certain members of senior management of the Company to discuss such management’s strategic and financial rationale for the merger and the past and current operations, financial projections and current financial condition of the Company and other matters BNP Paribas deemed appropriate to its inquiry;

•	reviewed and discussed BNP Paribas’ solicitation of indications of interest from various third parties regarding a potential transaction involving the Company;

•	reviewed the reported prices and historical trading activity of the shares of OM Group common stock;

•	compared certain financial and stock market information concerning the Company with similar publicly available information concerning other publicly traded companies BNP Paribas deemed relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other mergers and acquisitions involving companies which BNP Paribas deemed relevant; and

•	conducted such other studies, analyses, inquiries and investigations and considered such other factors that BNP Paribas deemed appropriate.

In arriving at its opinion, BNP Paribas relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to or discussed with BNP Paribas by the Company, Parent and the Carve-Out Buyer or obtained by BNP Paribas from public sources, including, without limitation, the financial projections referred to above. BNP Paribas did not assume any responsibility or liability for the independent verification of, and did not independently verify, any such information, including, without limitation, the financial projections. With respect to such financial projections, BNP Paribas was advised by the Company’s senior management, and assumed, that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s senior management as to the expected future performance and financial condition of the Company. BNP Paribas expressed no view or opinion regarding such projections or the assumptions upon which they are based. BNP Paribas further relied upon the assurances of the Company’s senior management that they are unaware of any facts or circumstances that would make the information or financial projections incomplete, inaccurate or misleading.

In arriving at its opinion, BNP Paribas did not perform or obtain, and did not assume any responsibility for performing or obtaining, any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, nor was BNP Paribas furnished with any such appraisals. Moreover, BNP Paribas did not evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In rendering its opinion, BNP Paribas assumed that, (i) the Company, Parent, Merger Sub and the Carve-Out Buyer will comply with all material terms of the Merger Agreement, (ii) the respective representations and warranties of the Company, Parent and Merger Sub and the Carve-Out Buyer contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the merger to consummate the merger will be satisfied without any waiver thereof and (iii) the merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have a material effect on the Company. BNP Paribas further assumed that all governmental, regulatory and other consents, approvals or releases necessary for consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of shares of OM Group common stock in connection with the merger. BNP Paribas also assumed that the executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by BNP Paribas.

BNP Paribas is not a legal, regulatory, tax, accounting or actuarial expert and relied on the assessments made by the Company and its advisors with respect to such issues. BNP Paribas did not express any view or opinion regarding the tax consequences or accounting consequences to the Company or its stockholders of the merger. Additionally, BNP Paribas did not express any view or opinion as to the price or range of prices at which the shares of OM Group common stock may trade subsequent to the announcement of the merger.

The opinion of BNP Paribas expressed no view or opinion as to the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, holders of shares of OM Group common stock as to which dissenters’ rights have been perfected, any shares of OM Group common stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent and any shares held in the treasury of the Company or any other class of securities, creditors or other constituencies of the Company. The opinion of BNP Paribas did not address the Company’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for the Company, the financing of the merger and related transactions or the effects of any other transaction in which the Company might engage. Furthermore, BNP Paribas expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of the Company, or any class of such persons, in connection with the merger relative to the merger consideration.

The opinion of BNP Paribas is subject to the assumptions, limitations, qualifications and other conditions set forth in the opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to BNP Paribas, as of the date of such opinion. It should be understood that subsequent developments may affect the opinion of BNP Paribas and BNP Paribas assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of such opinion.

Set forth below is a summary of the material financial analyses reviewed by BNP Paribas with the Board in connection with rendering its opinion. The following summary does not, however, purport to be a complete description of the analyses performed by BNP Paribas. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by BNP Paribas. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand BNP Paribas’ financial analyses, the table must be read together with the text of the related summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of BNP Paribas. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Discounted Cash Flow Analysis

BNP Paribas performed a discounted cash flow analysis to calculate a range of implied equity values per share for OM Group common stock. A discounted cash flow analysis is a method of valuing an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows to derive a “present value” using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the forecast period.

BNP Paribas calculated the unlevered free cash flow that the Company is projected to generate during the remainder of the Company’s fiscal year 2015 (commencing April 1, 2015) and from January 1, 2016 through the fiscal year ending December 31, 2019 based on the Revised Five Year Projections. Such financial projections are discussed in more detail in “ — Background of the Merger” beginning on page 23 and “ — Certain OM Group Financial Projections” beginning on page 53.

BNP Paribas also calculated a range of terminal asset values for the Company by applying perpetuity growth rates ranging from 2.5% to 3.5% to the Company’s normative unlevered free cash flow as estimated for the terminal period. Such growth rates were chosen by BNP Paribas based on its professional judgment and experience. Normative unlevered free cash flow for the terminal period was derived from the Company’s estimated unlevered free cash flow for the fiscal year ending December 31, 2019 (calculated as after-tax operating profit, plus depreciation and amortization, less capital expenditures, less change in net working capital, in each case as forecast in Revised Five Year Projections) using the perpetuity growth rate as applied based on the range noted above. The unlevered free cash flows and the range of terminal asset values were then discounted to present value as of March 31, 2015 using discount rates ranging from 10.5% to 12.5%, which were chosen by BNP Paribas based on its professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the Company.

The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the Company’s debt (including a $4 million payable incurred by the Company in connection with a prior acquisition, which was treated as a debt-like equivalent), cash and cash equivalents as of March 31, 2015, as shown on the consolidated balance sheet disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

This analysis indicated the following range of implied equity values per share for the Company:

Implied Equity Value Per Share

$29.42-$41.59

BNP Paribas compared the results of this analysis to the merger consideration of $34.00 per share, noting that the merger consideration is within the implied valuation range.

Comparable Trading Multiples

BNP Paribas performed a comparable company analysis, which attempts to provide a range of implied equity values per share for OM Group common stock by comparing the Company to similar companies that are publicly traded. Using publicly available information, BNP Paribas compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which BNP Paribas judged to be comparable to the Company’s businesses or aspects thereof in the U.S. and EU engineered materials sector, specialty chemicals sector and battery sector. The companies selected by BNP Paribas were:

US Engineered Materials	EU Engineered Materials	Specialty Chemicals	Battery

Amphenol Corporation Ametek Inc

Hexcel Corp

Cytec Industries Inc

Altra Industrial Motion Corp.

Allegheny Technologies Inc.

Kennametal Inc.

Cree, Inc.

II-VI Incorporated

Crane Co.

Carpenter Technology Corp.

Materion Corporation Stoneridge Inc.

Haynes International, Inc Kraton Performance Polymers Inc.

Umicore S.A. Schaffner Holding AG Lisi S.A. Mersen S.A.

W.R. Grace & Co. Elementis plc

The Valspar

Corporation

Albemarle Corporation Synthomer plc

KMG Chemicals Inc. Alent plc

Ashland Inc

HB Fuller Co.

Entegris, Inc.

PolyOne Corporation Ferro Corporation Chemtura Corporation Rogers Corporation

A. Schulman, Inc. Stepan Company Lanxess AG

Photronics Inc.

Cabot Microelectronics Corporation

Park Electrochemical Corp.

Greatbatch, Inc. XP Power Ltd. EnerSys Saft Groupe S.A.

The companies were selected because of similarities to the Company in one or more their businesses, financial and/or operational characteristics based on judgments and assumptions made by BNP Paribas. However, none of the selected companies is identical or directly comparable to the Company and certain of the companies may have characteristics that are materially different from the Company. For each selected company,

BNP Paribas calculated such company’s expected EBITDA for the 2015 calendar year (“CY15E”) and for the 2016 calendar year (“CY16E”). For purposes of this analysis, “EBITDA” means a company’s earnings before interest, taxes, depreciation and amortization, with adjustments to exclude the effects of material one-time or non-recurring items as BNP Paribas deemed appropriate. BNP Paribas then divided each such company’s Enterprise Value (as defined below) by its expected EBITDA for CY15E (“CY15E EV/EBITDA”) and CY16E (“CY16E EV/EBITDA”). For purposes of this analysis, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company plus the value of such company’s indebtedness and minority interests and preferred stock (plus, in the case of the Company, a $4 million payable incurred by the Company in connection with a prior acquisition), minus such company’s cash, cash equivalents, and short-term and long-term liquid investments.

The following table represents the results of this analysis of the CY15E EV/EBITDA and CY16E EV/EBITDA of the above-identified comparable publicly traded companies as of May 29, 2015 compared to the Company’s analogous trading multiples as of May 29, 2015:

	Company Consensus	Management Plan	Engineered Materials (U.S.)		Engineered Materials (EU)		Specialty Chemicals		Battery
			Range	Median	Range	Median	Range	Median	Range	Median
CY15E EV/EBITDA	8.2x	7.6x	7.1x-15.1x	9.0x	6.7x-10.5x	8.2x	4.9x-12.0x	9.5x	8.5x-10.7x	9.7x
CY16E EV/EBITDA	7.1x	6.2x	6.1x-13.9x	7.6x	6.0x-9.3x	7.1x	4.2x-11.0x	8.7x	8.0x-9.7x	8.7x

For purposes of its analysis of the selected companies in the table above, BNP Paribas used estimates of EBITDA based on consensus analyst research estimates, and based on publicly available financial data, including Wall Street research estimates and CapitalIQ. For purposes of its analysis of the Company in the table above, BNP Paribas used estimates of EBITDA based on (1) the median of the forecasts for the Company contained in publicly available Wall Street research analyst reports and (2) the Revised Five Year Projections. Such financial projections are discussed in more detail in “ — Background of the Merger” beginning on page 23 and “ — Certain OM Group Financial Projections” beginning on page 53.

BNP Paribas then made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis set forth in the above table. Such qualitative judgments included consideration of (among other factors) differing sizes, business sector overlaps, growth prospects, profitability levels and degrees of operational risk between the Company and the companies included in the selected company analysis.

Based upon these judgments, BNP Paribas selected a reference range of multiples of 7.0x - 9.0x and applied such range to the Company’s EBITDA for CY15E to calculate the Company’s equity value per share.

This analysis indicated the following ranges of implied equity values per share for the Company:

Implied Equity Value Per Share
EBITDA for CY15E based on management forecast	$24.37-$31.15
EBITDA for CY15E based on street forecast	$22.79-$29.17

BNP Paribas then compared the implied equity values per share based upon the management forecast and the street forecast to the merger consideration of $34.00 per share and noted that the merger consideration is above both implied ranges.

Precedent Transaction Multiples

BNP Paribas performed a comparable transaction analysis, which attempts to provide a range of implied equity values per share for OM Group common stock by comparing the merger to similar precedent transactions. BNP Paribas reviewed publicly available financial terms of selected precedent transactions in the global engineered materials sector (14 transactions), specialty chemicals sector (28 transactions) and battery sector (six transactions) since 2010, which BNP Paribas judged to be generally relevant for comparative purposes as transactions involving companies with businesses comparable to the Company’s businesses or aspects thereof as follows:

Engineering Materials
Announcement Date	Acquiror	Target
May 18, 2015	Brookfield Asset Mgmt	GrafTech
May 15, 2014	Carlyle, PAI	Custom Sensors Technologies
February 4, 2014	Entegris	ATMI
November 15, 2013	Amphenol	GE Advanced Sensors Business
September 16, 2013	Kennametal	ATI Tungsten Materials
June 16, 2013	Cinven	CeramTec
October 24, 2012	PolyOne	Spartech
October 1, 2012	3M	Ceradyne
April 12, 2012	Cytec	Umeco
March 6, 2012	Compass Diversified Holdings	Arnold Magnetic Technologies
June 20, 2011	Carpenter	Latrobe Specialty Steel
May 10, 2011	Roper Industries, Inc.	Northern Digital, Inc.
February 28, 2011	5N Plus	MCP Group
January 3, 2011	Rogers Corporation	Curamik Electronics

Specialty Chemical
Announcement Date	Acquiror	Target
February 2, 2015	Arkema	Bostik SA
December 19, 2014	Polymer Additives, Inc. (H.I.G.)	Ferro Corporation (Polymer Additives Business)
September 11, 2014	Eastman	Taminco
July 15, 2014	Albemarle	Rockwood Holdings
February 14, 2014	Minerals Technologies	AMCOL
December 20, 2013	Merck KGaA	AZ Electronic Material
October 11, 2013	W.R. Grace	Dow Polypropylene Licensing & Catalysts
October 10, 2013	Platform Specialty Products	MacDermid Inc.
September 17, 2013	Huntsman	Rockwood Performance Additives, TiO2
July 28, 2013	BYK-Chemie GmbH (Altana)	Rockwood Southern Clay Products Business
March 4, 2013	A. Schulman	Ferro Corporation
November 7, 2012	Gulf Oil Corporation	Houghton International
October 9, 2012	Advent International	Allnex
August 30, 2012	Carlyle Group	DuPont Performance Coatings
June 21, 2012	Cabot Corporation	Norit N.V.
March 6, 2012	Ashland	ISP
January 27, 2012	Eastman Chemical	Solutia Inc.
December 15, 2011	Apollo Global Mgmt	Taminco Group
October 3, 2011	PolyOne Corporation	ColorMatrix Group
July 11, 2011	Lonza Group	Arch Chemicals
April 4, 2011	Rhodia	Solvay

Specialty Chemical
Announcement Date	Acquiror	Target
March 14, 2011	Berkshire Hathaway	Lubrizol Corporation
February 16, 2011	Clariant AG	Süd-Chemie AG
December 17, 2010	Mexichem S.A.B.de C.V.	AlphaGary
December 13, 2010	Yule Catto Holdings	PolymerLatex
June 23, 2010	BASF	Cognis
June 16, 2010	Rhodia SA	Feixiang Chemicals (Zhangjiagang)
May 26, 2010	New Mountain Capital	Mallinckrodt Baker

Battery Technologies
Announcement Date	Acquiror	Target
October 29, 2014	OM Group, Inc	Ener-Tek International
2014*	Battery Transaction 1 — Redacted Acquiror	Battery Transaction 1 — Redacted Target
December 4, 2013	Ametek	Powervar
November 22, 2013	Townsend Ventures	XALT Energy
2012*	Battery Transaction 2 — Redacted Acquiror	Battery Transaction 2 — Redacted Target
December 13, 2011	Electrochem Solutions	Micro Power Electronics

*	Private transactions with undisclosed terms. Names of parties have been redacted.

BNP Paribas reviewed transaction values for each transaction, calculated as the purchase price paid in the transaction plus debt and minority interests less cash, cash equivalents and equity investments, as a multiple of latest 12 months reported EBITDA, or, where data on latest 12 months was not available, estimate of current year EBITDA based on publicly available information. Financial terms of the selected transactions were based on public filings, press releases, MergerMarket, CapitalIQ, Wall Street research reports and other publicly available information. In the case of six such transactions (two in the engineered materials sector and four in the battery sector), BNP Paribas utilized certain non-public information and applied its judgment to estimate the transaction terms and EBITDA multiples where public information was not available. The following table sets forth the results of this analysis by sector:

	Engineered Materials	Specialty Chemicals	Battery
Range	6.0x-13.4x	6.2x-16.8x	8.0x-12.5x
Mean	9.4x	9.6x	9.4x
Median	9.4x	9.2x	9.0x

BNP Paribas then made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies involved in the selected transactions, as well as other factors, in order to provide a context in which to consider the results of the quantitative analysis set forth in the above table. Such qualitative judgments included consideration of (among other factors) the differing sizes, business sector overlaps, growth prospects, profitability levels and degrees of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, BNP Paribas selected a reference range of multiples of 9.0x-10.0x and applied such range to the Company’s EBITDA for CY15E to calculate a range of implied equity values per share for the Company. For purposes of such analysis, BNP Paribas calculated the Company’s EBITDA for CY15E based on (1) the median of the forecasts for the Company contained in publicly available Wall Street research analysts’ reports and (2) the Revised Five Year Projections. Such financial projections are discussed in more detail in “ — Background of the Merger” beginning on page 23 and “ — Certain OM Group Financial Projections” beginning on page 53.

This analysis indicated the following range of implied equity values per share for the Company:

Implied Equity Value Per Share
EBITDA for CY15E based on management forecast	$31.15-$34.46
EBITDA for CY15E based street forecast	$29.17-$32.28

BNP Paribas then compared the implied equity values per share based upon the management forecast and the street forecast to the merger consideration of $34.00 per share and noted that the merger consideration is within the implied valuation range based on the management forecast and above the implied valuation range based on the street forecast.

Other Information

BNP Paribas also noted certain additional factors that were not part of its valuation process, but were referenced for informational purposes, including the following:

•	historical trading performance of OM Group common stock during the 52-week period ended on May 29, 2015, which ranged from a low of $22.44 per share to a high of $33.55 per share; and

•	publicly available Wall Street research analysts’ reports relating to OM Group common stock containing 12-month price targets ranging from $35.00 to $37.00 per share, which BNP Paribas discounted to $31.39 and $33.18 per share, respectively, based on an 11.5% discount rate.

In accordance with customary investment banking practice, BNP Paribas employed generally accepted valuation practices and performed a variety of financial and comparative analyses for purposes of rendering its opinion. The foregoing summary of certain material financial analyses does not purport to be a complete description of the financial and comparative analyses or data considered by BNP Paribas in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, BNP Paribas did not attribute any particular weight to any analysis or factor considered by it. Rather, BNP Paribas made its determination as to fairness on the basis of its experience and professional judgment after considering the totality of factors and analyses performed and did not draw conclusions as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In addition, BNP Paribas may have considered various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken as BNP Paribas’ view of the value of the Company. BNP Paribas believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the analysis or of the summary of the analysis could result in an incomplete view of the processes and assumptions underlying the analysis and BNP Paribas’ opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by BNP Paribas are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, BNP Paribas’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. No company used in the analyses summarized above is identical to the Company, and certain of the companies may have characteristics that are materially different from those of the Company. No transaction used in the analyses summarized above is directly comparable to the merger, and certain of the transactions may have characteristics that are materially different from those of the merger. The comparable companies and precedent transactions were selected by BNP Paribas because they have operations and businesses that, for purposes of the analyses performed, may be considered similar to the Company. However, the analyses undertaken by BNP Paribas necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the acquisition, public trading or other values of the companies or transactions used in the analyses, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

The Board engaged BNP Paribas to act as a financial advisor to the Company based on its qualifications, experience, reputation and familiarity with the Company and its businesses. BNP Paribas is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, private placements and valuations for corporate and other purposes.

The merger consideration was determined through arm’s-length negotiations between the Board and the Parent, and the Board approved and adopted the Merger Agreement. BNP Paribas provided advice to the Company and the Board during those negotiations but did not recommend any specific merger consideration to the Company or the Board or recommend that any specific merger consideration constituted the only appropriate consideration for the merger.

Pursuant to an engagement letter dated October 28, 2014, the Company retained BNP Paribas as its financial advisor in connection with a review of strategic alternatives. Subsequently, pursuant to a separate engagement letter dated February 12, 2015, the Company retained BNP Paribas as financial advisor to the Company in connection with one or more possible transactions involving the Company or any of its affiliates. In connection therewith, BNP Paribas will receive a fee from the Company for its services of approximately $10 million, approximately $7 million of which will become payable only if the merger is consummated. BNP Paribas is entitled to receive a fee of $1.5 million (creditable against the total fee of $10 million) from the Company for rendering its opinion, regardless of whether the merger is consummated, which BNP Paribas earned upon delivery of its opinion to the Board. In addition, the Company has agreed to reimburse BNP Paribas for certain expenses and to indemnify BNP Paribas against certain liabilities arising out of its engagement by the Company.

During the two years preceding the date of its opinion, BNP Paribas and its affiliates have been engaged by the Company and certain of its affiliates to provide certain investment banking and/or financial advisory services on matters unrelated to the merger, for which BNP Paribas and its affiliates have received customary fees and compensation, equal to approximately $850,000 in the aggregate. Such services during such period have included banking services and advisory services on mergers and acquisitions and other strategic matters, including the sale by the Company of its ultra pure chemicals business to KMG Chemicals, Inc. in June 2013 and the purchase by the Company of Ener-Tek International, Inc., in November 2014. During the two years preceding the date of its opinion, BNP Paribas and its affiliates provided certain investment banking, financing and/or financial advisory services to certain affiliates of Parent on matters unrelated to the merger for which BNP Paribas and its affiliates received an aggregate of approximately $6 million in compensation. BNP Paribas did not provide any such services to such parties in connection with the merger and BNP Paribas does not intend to assist Parent, Merger Sub, the Carve-Out Buyer or their respective affiliates in financing the merger. BNP Paribas and its affiliates may seek to provide the Company, Parent, the Carve-Out Buyer and their respective affiliates with investment banking and/or financial advisory services unrelated to the merger in the future.

BNP Paribas and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, BNP Paribas and its affiliates do and in the future may (i) provide such financial services to the Company, Parent, the Carve-Out Buyer or their respective affiliates or subsidiaries (as the case may be), for which services BNP Paribas and/or certain of its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and/or derivative products relating to the Company, Parent, the Carve-Out Buyer or their respective affiliates or subsidiaries (as the case may be).

Opinion of Deutsche Bank Securities Inc.

At the May 31, 2015 meeting of the Board, Deutsche Bank, financial advisor to the non-executive members of the Board, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated May 31, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to the holders of OM Group common stock (other than Parent and its affiliates).

The full text of Deutsche Bank’s written opinion, dated May 31, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of OM Group common stock (other than Parent and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the merger or the Merger Agreement, including the Carve-out Transactions. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the merger. OM Group did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of OM Group, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by OM Group to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of OM Group common stock should vote with respect to the merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the merger, or any class of such persons, in connection with the merger whether relative to the merger consideration or otherwise.

In connection with its role as financial advisor to the non-executive members of the Board, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning OM Group and certain internal analyses, financial forecasts and other information relating to OM Group prepared by management of OM Group. Deutsche Bank also held discussions with certain senior officers of OM Group regarding the businesses and prospects of OM Group. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for OM Group common stock;

•	compared certain financial and stock market information for OM Group with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning OM Group, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of OM Group, Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of OM Group, Parent or their respective subsidiaries (or the impact of the merger or the Carve-out Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OM Group as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the OM Group board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by OM Group and its other advisors with respect to such issues.

The non-executive members of the Board selected Deutsche Bank as their financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between OM Group and Deutsche Bank, dated February 4, 2015, OM Group has agreed to pay Deutsche Bank a fee estimated to be approximately $5.32 million for its services as financial advisor to the non-executive members of the Board in connection with the merger, of which $1,500,000 became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the merger. OM Group has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. OM Group has also agreed to indemnify Deutsche Bank and its affiliates against certain liabilities, including certain liabilities arising out of its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection within mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to Apollo, and certain of its affiliates for which they have received compensation, and in the future may receive compensation, including having acted as (i) a lender, arranger, agent, joint bookrunner or in other capacities with respect to numerous financings and refinancings; (ii) underwriter, joint bookrunner, co-manager or arranger with respect to numerous debt and equity capital markets offerings, including having acted as a joint bookrunner in connection with Apollo’s initial public offering; and as financial advisor in various acquisitions and divestitures by Apollo and certain of its affiliates and portfolio companies. The DB Group has received more than €140 million in fees from Apollo, its affiliates and portfolio companies with respect to such services since January 1, 2013. One or more members of the DB Group also have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Carve-out Buyer, PSP, or their affiliates for which they have received and in the future may receive compensation, including having acted as placement agent in connection with the sale of 15,800,000 shares of PSP’s common stock in May 2014, as a lender since August 2014 under, and as a joint bookrunner with respect to PSP’s amended and restated credit agreement, and as co-manager with respect to an offering of 6.500% Senior Notes due 2022 (aggregate principal amount $1,000,000,000) and 6.000% Senior Notes due 2023 (aggregate principal amount €350,000,000) by PSP in February 2015. The DB Group has received approximately €2.1 million in fees from PSP and its affiliates with respect to such services since January 1, 2013. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to OM Group or its affiliates for which they have received, and in the future may receive, compensation. The DB Group has received approximately €892,000 in fees from OM Group with respect to such services since January 1, 2013. The DB Group may also provide investment and commercial banking services to Parent, PSP, OM Group and their respective affiliates (including Apollo and its affiliates and portfolio companies) in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, PSP, OM Group and their respective affiliates (including Apollo and its affiliates and portfolio companies) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board at its meeting held on May 31, 2015, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 29, 2015, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things (i) total enterprise value (or “TEV”), calculated as equity value plus, if applicable, minority interest plus net debt and, in the case of OM Group, plus an approximately $4 million liability related to certain tax indemnification claims, (ii) pension-adjusted TEV, calculated as TEV plus unfunded pension and post-employment benefit obligations, (iii) earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (iv) EBITDA adjusted for certain pension and post-employment benefit costs (or “pension-adjusted EBITDA”). For additional information regarding the financial data provided by management of OM Group underlying these calculations, please see “— Certain OM Group Financial Projections” beginning on page 53.

Historical Trading Analysis

Deutsche Bank reviewed the historical closing prices for OM Group common stock during the 52-week period ended May 29, 2015. Deutsche Bank noted that the closing prices for the OM Group common stock during such period ranged from a low of $22.44 per share on October 17, 2014 to a high of $33.55 per share on July 3, 2014.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for OM Group with corresponding financial information and valuation measurements for the following ten publicly-traded chemicals, materials and industrials companies:

Albemarle Corporation	Altra Industrial Motion Corporation
Carpenter Technology Corporation	Cytec Industries, Inc.
EnerSys, Inc.	Kennametal, Inc.
Materion Corporation	Rexnord Corporation
Rogers Corporation	Stoneridge, Inc.

Although none of the above selected companies is directly comparable to OM Group, for the purpose of selecting the companies for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, OM Group’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which OM Group and the selected companies operate and OM Group’s product offerings and those of the selected companies. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of each of the selected companies on May 29, 2015, information contained in the most recent public filings of the selected companies and analyst consensus estimates of pension-adjusted EBITDA for calendar years 2015 and 2016 for each of the selected companies, Deutsche Bank calculated the following multiples with respect to each of the selected companies:

•	pension-adjusted TEV as a multiple of estimated 2015 pension-adjusted EBITDA; and

•	pension-adjusted TEV as a multiple of estimated 2016 pension-adjusted EBITDA.

Deutsche Bank also calculated the same multiples for OM Group based upon OM Group management estimates.

The results of this analysis are summarized as follows:

PENSION-ADJUSTED TEV / PENSION ADJUSTED EBITDA
	2015E	2016E
Selected Comparable Companies
High	12.0x	10.9x
Median	9.6x	8.4x
Low	8.0x	6.5x

OM Group (management estimates)	9.3x	7.6x

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied values per share of OM Group common stock:

•	approximately $23.50 to $28.50 per share of OM Group common stock by applying multiples of pension-adjusted TEV to estimated 2015 pension-adjusted EBITDA of 9.0x to 10.5x to Wall Street consensus estimates of 2015 pension-adjusted EBITDA;

•	approximately $25.50 to $31.00 per share of OM Group common stock by applying multiples of pension-adjusted TEV to estimated 2015 pension-adjusted EBITDA of 9.0x to 10.5x to OM Group management estimates of 2015 pension-adjusted EBITDA;

•	approximately $24.25 to $29.75 per share of OM Group common stock by applying multiples of pension-adjusted TEV to estimated 2016 pension-adjusted EBITDA of 8.0x to 9.5x to Wall Street consensus estimates of 2016 pension-adjusted EBITDA; and

•	approximately $28.50 to $35.00 per share of OM Group common stock by applying multiples of pension-adjusted TEV to estimated 2016 pension-adjusted EBITDA of 8.0x to 9.5x to OM Group management estimates of 2016 pension-adjusted EBITDA.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following 23 selected transactions involving chemicals, materials and industrials companies (the “Selected Transactions”).

Date Announced	Target	Acquirer
May 2015	GrafTech International Ltd.	Brookfield Asset Management, Inc.
March 2014	AMCOL International Corporation	Minerals Technologies, Inc.
December 2013	AZ Electronic Materials	Merck KgaA
October 2013	MacDermid, Inc.	Platform Acquisition Holdings Ltd.
September 2013	Allegheny Technologies, Inc. Tungsten Materials Unit	Kennametal, Inc.
October 2012	Spartech Corporation	PolyOne Corporation
October 2012	Ceradyne, Inc.	3M Company
April 2012	Umeco Plc	Cytec Industries, Inc.
January 2012	Solutia, Inc.	Eastman Chemical Company
October 2011	Unifrax I LLC	American Securities LLC
July 2011	Arch Chemicals, Inc.	Lonza Group Ltd.
June 2011	Latrobe Specialty Metals, Inc.	Carpenter Technology Corporation
May 2011	International Specialty Products, Inc.	Ashland, Inc.
April 2011	Rhodia SA	Solvay SA
March 2011	Lubrizol Corporation	Berkshire Hathaway, Inc.
June 2010	Cognis Holding GmbH	BASF
November 2008	Altana AG	Skion GmbH
September 2008	Ciba Holding AG	BASF SE
July 2008	Hercules, Inc.	Ashland, Inc.
September 2006	General Electric Co., Advanced Materials	Apollo Management LP
September 2006	MacDermid, Inc.	Court Square Capital Partners/ management
May 2006	Rexnord Corporation	Apollo Management LP
September 2002	Rexnord Corporation	The Carlyle Group

Although none of the selected transactions is directly comparable to the merger, the companies that participated in the selected transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the selected transactions may be considered similar to the merger.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s pension-adjusted TEV to last twelve months (or “LTM”) pension-adjusted EBITDA.

Deutsche Bank also calculated the same multiples for the merger based upon OM Group March 31, 2015 pension-adjusted LTM EBITDA. For purposes of this analysis, Deutsche Bank utilized an implied pension-adjusted TEV for OM Group of $1.253 billion, based upon the merger consideration of $34.00 per share.

The results of this analysis are summarized as follows:

Pension-Adjusted TEV/LTM Pension-Adjusted EBITDA
Selected Transactions
High	13.4x
Mean	9.3x
Median	9.0x
Low	6.1x

OM Group at $34.00
March 31, 2015 LTM EBITDA	11.5x

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of OM Group common stock by applying multiples of 8.5x to 10.5x to estimated LTM pension-adjusted EBITDA as of March 31, 2015 as provided by management of OM Group, resulting in a range of implied value of approximately $23.50 to $30.50 per share of OM Group common stock.

Sum-of-the-Parts Discounted Cash Flow Analysis

Deutsche Bank performed a sum-of-the-parts discounted cash flow analysis of OM Group by deriving ranges of implied values for each of the following business segments:

•	Magnetic Technologies

•	Battery Technologies

•	Advanced Organics

•	Electronic Materials

•	Corporate Overhead

With respect to each of the business segments, Deutsche Bank applied discount rates ranging from 11.0% to 13.0% to estimates of future unlevered free cash flows for such segment for 2015 through 2019 calculated based upon information provided by OM Group management and to a range of estimated terminal values for each such business segment at the end of such period, respectively, to determine a range of implied enterprise values for each business segment as of March 31, 2015. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for OM Group and the selected companies described above. The terminal value for each segment was calculated by applying a range of terminal multiples for such business segment to OM Group management estimates of the applicable business segment’s 2019 pension-adjusted EBITDA. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) pension-adjusted EBITDA less depreciation and amortization and cost reduction initiatives charges, (b) less taxes on such amount, plus (c) depreciation and amortization, less (d) capital expenditures and change in net working capital.

Deutsche Bank added together the ranges of implied values it derived based on the foregoing analysis to derive a range of implied enterprise values for OM Group. Deutsche Bank then subtracted OM Group’s estimated net debt and unfunded pension and post-employment benefit obligations as of March 31, 2015 and divided the result by the number of fully diluted shares of OM Group common stock outstanding using the treasury method. This analysis resulted in a range of implied present values of OM Group common stock as of March 31, 2015 of approximately $32.75 to $39.50 per share.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of OM Group common stock. Deutsche Bank applied discount rates ranging from 11.0% to 13.0% to estimates of the estimated future unlevered free cash flows of OM Group through 2019 calculated based upon information provided by OM Group management and to a range of estimated terminal values of OM Group at the end of such period, respectively, to determine a range of implied enterprise values for OM Group as of March 31, 2015. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) pension-adjusted EBITDA less depreciation and amortization and cost reduction initiatives charges, (b) less taxes on such amount, plus (c) depreciation and amortization, less (d) capital expenditures and change in net working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for OM Group and the selected companies described above. The terminal value was calculated by applying multiples ranging from 8.0x to 10.0x to OM Group management estimates of 2019 pension-adjusted EBITDA. Deutsche Bank then subtracted OM Group’s estimated net debt and unfunded pension and post-employment benefit obligations as of March 31, 2015 and divided the result by the number of fully diluted shares of OM Group common stock outstanding using the treasury method. This analysis resulted in a range of implied present values of OM Group common stock as of March 31, 2015 of approximately $31.25 to $41.75 per share.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to OM Group or the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board as to the fairness of the consideration, from a financial point of view, to the holders of OM Group common stock (other than Parent and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of OM Group with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or OM Group. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of OM Group or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the consideration, were determined through arm’s-length negotiations between OM Group and Parent and were approved by the OM Group board of directors. Although Deutsche Bank provided advice to the non-executive members of the Board during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Board. Deutsche Bank did not recommend any specific consideration to OM Group or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Board were among a number of factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the transactions contemplated thereunder.

Certain OM Group Financial Projections

In the course of the discussions described in “ — Background of the Merger” beginning on page 23, we provided the Apollo Parties and Carve-out Buyer selected, non-public financial projections prepared by our senior management. We also provided such projections to BNP Paribas and Deutsche Bank. OM Group does not as a matter of course make public projections as to future performance or earnings and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to the Apollo Fund Parties, Carve-out Buyer, BNP Paribas and Deutsche Bank on a confidential basis in connection with a potential transaction involving OM Group. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements” beginning on page 16.

OM Group advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that OM Group remained a standalone company and were based on numerous other assumptions that may now be outdated. You should not regard the inclusion of these projections in this proxy statement as an indication that OM Group, the Apollo Fund Parties, Carve-out Buyer or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of OM Group’s businesses to the Apollo Fund Parties’ and Carve-out Buyer’s respective consolidated results will be different from OM Group’s performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. Accordingly, there can be no assurance that the projections, or the assumptions underlying the projections, will be realized. None of OM Group, the Apollo Fund Parties, Carve-out Buyer or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of OM Group compared to the information contained in the projections.

The financial projections have been prepared by OM Group’s senior management. Neither OM Group’s independent auditors nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these outdated financial projections or to make other projections public in the future.

Five Year Projections

The projections below (the “Five Year Projections”) were developed by OM Group’s senior management based on OM Group’s five-year operating plan. OM Group’s five-year operating plan is developed using then current market data projected forward based on our senior management’s expectations regarding growth of the Company’s businesses. The five-year operating plan also includes capital expenditures. Because the five-year operating plan does not contain any adjustments for expected market conditions and contains aspirational projections based on a consistent growth rate rather than likely projections, neither the Board nor management relied on it or considered it necessarily predictive of likely future outcomes. The Five Year Projections, along with the Company’s five-year operating plan, were provided to the Apollo Fund Parties and Carve-out Buyer as part of the due diligence process.

Five Year Projections
	2015	2016	2017	2018	2019
Net Sales	$981	$1,022	$1,083	$1,143	$1,204
Adjusted EBITDA	$115	$132	$157	$185	$207
Unlevered Free Cash Flow	$39	$43	$68	$98	$127
Capital Expenditures	$58	$46	$41	$46	$47

As referred to above, “Adjusted EBITDA” is a financial measure commonly used in the chemical and industrial industries but is not defined by GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Because Adjusted EBITDA excludes some, but not all, items that affect net income, it may vary among companies, including OM Group, the Apollo Fund Parties and the Carve-out Buyer. The Adjusted EBITDA data presented above may not be comparable to similarly titled measures of other companies. OM Group’s senior management believes that Adjusted EBITDA is a meaningful measure to investors and provides additional information about its ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, OM Group’s senior management believes that Adjusted EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion method (e.g., straight-line, accelerated, units of production), which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, OM Group’s senior management believes that Adjusted EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because they exclude these elements. For purposes of the Five Year Projections and the Revised Five Year Projections (as defined below), Adjusted EBITDA is defined as adjusted operating profit plus depreciation and amortization.

As referred to above, we calculate “Unlevered Free Cash Flow” as operating cash flows minus capital expenditures, where operating cash flows are calculated as (a) EBITDA, plus (or minus) (b) the change in working capital, minus (c) taxes, plus (or minus) (d) other operating activities.

Revised Five Year Projections

Our senior management prepared the following financial information (the “Revised Five Year Projections”), which were provided to the Board during its consideration of the merger. In preparing the Revised Five Year Projections, our senior management updated the Five Year Projections for changes in the euro-to-United States dollar exchange rate environment and updates to certain cost savings initiatives. Our senior management prepared the following financial information (the “Revised Five Year Projections”), which was provided to the Board during its consideration of the merger. The Revised Five Year Projections included updated financial impacts of global competitive repositioning and cost optimization initiatives as compared with the Five Year Projections, each of which had been separately discussed with Apollo and PSP, and included an updated euro-to-United States dollar exchange rate based on the significant decline in forecasted rates. The Five Year Projections reflected an exchange rate of USD 1.28 / EUR 1.00, and the Revised Five Year Projections reflected an exchange rate of USD 1.15 / EUR 1.00. The Revised Five Year Projections were relied upon by BNP Paribas and Deutsche Bank, at the direction of the Company’s management and the Board, in connection with their financial analyses and opinions described in “Opinion of BNP Paribas Securities Corp.” beginning on page 37 and “Opinion of Deutsche Bank Securities Inc.” beginning on page 45. The Revised Five Year Projections were not provided to the Apollo Fund Parties, Carve-out Buyer or any other potential purchaser.

Revised Five Year Projections
	2015	2016	2017	2018	2019
Net Sales	$922	$971	$1,030	$1,087	$1,146
Adjusted EBITDA	$106	$131	$155	$177	$198
Capital Expenditures	$48	$43	$39	$42	$44
Unlevered Free Cash Flow(1)	$31	$44	$73	$95	$112

The Revised Five Year Projections:

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of OM Group and may not prove to be accurate;

•	were originally developed as part of the annual, ordinary course five-year operating plan and were updated by management in connection with the financial analysis performed to assist in the Company’s evaluation of strategic alternatives;

•	do not necessarily reflect current estimates or assumptions OM Group’s senior management may have about prospects for the Company’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Revised Five Year Projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth above; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming part of, the Revised Five Year Projections will be achieved.

Key assumptions underlying the Revised Five Year Projections include:

•	1.15 USD/EUR over the projection period;

•	significant benefit from repositioning initiatives underway throughout the Company, including in its Magnetic Technologies business; and

•	build-out of the Company’s Chinese manufacturing base.

Interests of OM Group’s Directors and Executive Officers in the Merger

In considering the Board’s recommendation that our stockholders vote for the proposal to adopt the Merger Agreement, our stockholders should be aware that the directors and executive officers of OM Group have interests in the merger that are different from, or in addition to, the interests of our stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the merger, and in recommending the adoption of the Merger Agreement by our stockholders. As of July 10, 2015, none of the Apollo Fund Parties, PSP or any of their respective affiliates have discussed future employment with the executive officers of the Company. In addition to the rights described in this section, the executive officers of OM Group may be eligible to receive some or all of the generally applicable benefits described in “The Merger Agreement — Employee Matters” beginning on page 93.

Set forth below are descriptions of the interests of our non-employee directors (Hans-Georg Betz, Richard W. Blackburn, Carl R. Christensen, Steven J. Demetriou, John A. McFarland, Patrick S. Mullin and Katharine L. Plourde), our named executive officers (Joseph Scaminace, David Knowles, Christopher Hix, Valerie Gentile Sachs, and Michael Johnson), and our other executive officers as a group, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Stock Options

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding Option, whether vested or unvested, will be cancelled and converted into the right to receive a payment in cash of an amount equal to the product of (1) the total number of shares of OM Group common stock subject to the Option and (2) the excess, if any, of the merger consideration over the exercise price per share of the Option, and less any applicable tax withholding. To the extent the exercise price per share of any Option is equal to or greater than the merger consideration, such Option will be cancelled in exchange for no consideration at the effective time of the merger.

The following table summarizes, as of October 31, 2015, the unvested Options held by each of our named executive officers and our other executive officer that will vest at the effective time of the merger, and an approximation of the consideration that each of them may become entitled to receive in connection with the payments described above in respect of their Options, assuming continued employment through the effective time of the merger and assuming that the effective time of the merger occurs on October 31, 2015. Our non-employee directors do not hold Options.

Name	No. of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options (1)	Resulting Consideration
Named Executive Officers:
Joseph Scaminace	163,234	$29.64	$712,285
David Knowles	84,202	$28.54	$459,522
Christopher Hix	47,301	$29.65	$205,833
Valerie Gentile Sachs	34,301	$29.62	$150,293
Michael Johnson	29,601	$29.70	$127,319

Other Executive Officer:
Greg Griffith	29,601	$29.70	$127,319

(1)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.

Treatment of Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the merger, any restrictions or vesting conditions applicable to shares of Restricted Stock that are outstanding immediately prior to the effective time of the merger will lapse with respect to (1) the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance in the case of Restricted Stock subject to performace-based vesting conditions and (2) the total number of shares of Restricted Stock in the case of Restricted Stock not subject to performance-based vesting conditions, and each such share of Restricted Stock will be converted into the right to receive an amount in cash equal to the merger consideration, without interest, and less any applicable tax withholding. Promptly following the effective time of the merger, any cash dividends previously paid by OM Group with respect to Restricted Stock that becomes vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be distributed by OM Group to the holder of such Restricted Stock, less any applicable tax withholdings. The Restricted Stock that remains unvested and subject to restriction as of the effective time of the merger and any cash dividends previously paid and held by OM Group or its designated agent on such Restricted Stock will be forfeited as of the effective time of the merger.

The following table summarizes (a) the aggregate number of shares of Restricted Stock that will vest at the effective time of the merger for our named executive officers and our other executive officer and (b) the cash dividends that will be paid to our named executive officers and our other executive officer with respect to the vested Restricted Stock, assuming continued employment or service through the effective time of the merger and assuming the merger occurs on October 31, 2015. Our non-employee directors do not hold any Restricted Stock.

Name	Aggregate Number of Shares of Restricted Stock That Will Vest at the Effective Time of the Merger	Cash Dividends With Respect to Restricted Stock That Will Vest at the Effective Time of the Merger ($)
Named Executive Officers:
Joseph Scaminace	57,700	$22,070.25
David Knowles	28,200	$10,786.50
Christopher Hix	16,200	$6,196.50
Valerie Gentile Sachs	12,000	$4,590.00
Michael Johnson	9,650	$3,691.13

Other Executive Officer:
Greg Griffith	9,650	$3,691.13

Treatment of Share Units

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding Share Unit will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the merger consideration and (2) (a) in the case of Share Units subject to performance-based vesting conditions, the number of shares of OM Group common stock underlying such Share Units determined as if the applicable performance goals had been achieved at the target level of performance and (b) in the case of Share Units not subject to performance-based vesting conditions, the total number of Share Units not subject to performance-based vesting conditions, less any applicable tax withholding. Promptly following the effective time of the merger, any dividend equivalent rights previously earned with respect to Share Units that are or become vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be converted into the right to receive a cash payment that is equal to the cash dividends that would have been paid and such cash payment will be distributed by OM Group to the holder of such Share Units, less any applicable tax withholdings. The Share Units that remain unvested and subject to restriction as of the effective time of the merger will be forfeited as of the effective time of the merger.

The following table summarizes (a) the aggregate number of shares of Share Units that will vest at the effective time of the merger for our named executive officers and our other executive officer and (b) the dividend equivalent rights to which our named executive officers and other executive officer will be entitled with respect to such vested Share Units, assuming continued employment or service through the effective time of the merger and assuming the merger occurs on October 31, 2015. Our non-employee directors do not hold any Share Units.

Name	Aggregate Number of Share Units That Will Vest at the Effective Time of the Merger	Dividend Equivalent Rights With Respect to Share Units That Will Vest at the Effective Time of the Merger (# of Shares)
Named Executive Officers:
Joseph Scaminace	30,400	82
David Knowles	51,200	502
Christopher Hix	8,900	24
Valerie Gentile Sachs	6,300	17
Michael Johnson	5,400	14

Other Executive Officer:
Greg Griffith	5,400	14

Treatment of Nonqualified Deferred Compensation

One of our non-employee directors, Mr. Mullin, has deferred an equity award under our Deferred Compensation Plan (the “DCP”), which has been deemed to be allocated into a phantom OM Group common stock fund. The portion of Mr. Mullin’s DCP account that is deemed invested in a phantom OM Group common stock fund will have investment earnings credited to his DCP account to mirror the investment returns achieved on OM Group common stock. The portion of Mr. Mullin’s DCP account that is deemed invested in the phantom OM Group common stock fund will be credited with dividend equivalents, as and when dividends are paid on OM Group common stock, and such dividend equivalents are deemed invested in additional shares of such phantom stock.

Pursuant to the Merger Agreement, at the effective time of the merger, each share of phantom OM Group common stock under the DCP will be converted into the right to receive a payment in cash of an amount equal to the merger consideration. The aggregate number of phantom shares of OM Group common stock under the DCP for Mr. Mullin is 624, which will be converted into the right to receive a payment in cash of $21,216 at the effective time of the merger, assuming the merger occurs on October 31, 2015 and assuming such continued service until October 31, 2015.

Pursuant to the terms of the DCP, at the effective time of the merger, our executive officers and non-employee directors who are otherwise eligible to receive all or a portion of their DCP benefits upon a separation from service (as defined in the DCP) will receive a single lump sum payment of their DCP account balances if they experience a separation from service within 24 months of the effective time of the merger. Additionally, pursuant to the terms of the Benefit Restoration Plan (the “BRP”), Messrs. Scaminace and Griffith and Ms. Sachs will receive a single, lump sum payment of their BRP account balances within 15 days of the effective time of the merger.

Rabbi Trust Funding

OM Group is party to rabbi trust agreements with respect to the DCP and the BRP, which are intended to provide funding for benefits payable to executive officers and non-employee directors under each plan. The merger constitutes a “Change of Control” under the terms of the DCP and BRP and applicable trust agreements and, as a result, OM Group will be required to contribute to the trust an amount sufficient to pay the participants or beneficiaries the benefits to which DCP and BRP participants or their beneficiaries would be entitled pursuant to the terms of the plans as of the date on which the Change of Control occurs. OM Group’s contribution is due within 5 days following the effective time of the merger with respect to the trust agreement that provides funding for benefits under the DCP and within 10 days following the effective time of the merger with respect to the trust agreement that provides funding for benefits under the BRP. All amounts paid from the trust to the trust beneficiaries in respect of OM Group’s obligations to such trust beneficiaries will be paid in cash.

Indemnification and Insurance

Pursuant to, and in accordance with the terms and conditions of, the Merger Agreement, each present and former director and officer of OM Group or any of its subsidiaries is entitled to continued indemnification and insurance coverage and expense advancement for a six-year period following the effective time of the merger for acts or omissions occurring prior to the completion of the merger.

Change in Control Agreements

Each of our executive officers is party to a Change in Control Agreement with OM Group. Under the executive officer Change in Control Agreements, following the executive officer’s termination of employment on or before the last day of the twelfth month following the month in which the effective time of the merger occurs (1) by OM Group for reasons other than cause (as defined in the Change in Control Agreement) or the executive officer’s death or disability, or (2) by the executive officer for good reason (as defined in the Change in Control Agreements), the executive officer will be entitled to receive the following benefits for a specified duration following his or her termination and the following payments on the 60th day following termination of employment (or, if later and required by the United States Internal Revenue Code, as amended (the “Code”), on the first day of the seventh month following termination of employment), as applicable:

•	any accrued but unpaid base salary earned through the termination date;

•	any bonus earned but unpaid for the year ending prior to the termination date;

•	any target bonus for the year in which the termination occurs, prorated for the number of full days of the executive officer’s employment during such fiscal year;

•	two times (for Mr. Scaminace, three times) the sum of (1) the higher of the executive officer’s annual base salary (a) in effect immediately before the time of the merger or (b) at the highest rate in effect following the time of the merger (for Mr. Scaminace, the highest annual base salary in effect at any time) and (2) the average total bonuses declared or received under the Annual Incentive Plan (“AIP”) in the three full fiscal years prior to the effective time of the merger (which, for Mr. Scaminace, will not be less than $950,000); provided, however, that if the executive officer was employed for less than three full years prior to the effective time of the merger, the average of such payments will be based on the number of full years of the executive officer’s employment; and provided further than if the executive officer was employed for less than one full fiscal year prior to the merger, such payments will be based on the projected target annual payments that would be paid to the executive officer (the “Cash Severance”);

•	all outstanding unvested Options will vest and become fully exercisable (for only Messrs. Hix and Knowles);

•	any unvested shares of Restricted Stock will vest and be redeemed for a cash payment equal to the higher of (1) the mean New York Stock Exchange price of OM Group common stock on the date of the termination or (2) the merger consideration;

•	a cash payment equal to any unvested portion of the executive officer’s interest in any tax-qualified pension plans as of the date of the termination (except for Messrs. Hix and Knowles);

•	continuation of health benefits, at no cost to the executive, at the same level in effect on the executive officer’s date of termination for eighteen months, reduced by any such benefits received from another employer;

•	a cash payment equal to (1) the cost of health benefits for an additional six months (for Mr. Scaminace, an additional eighteen months) plus (2) a gross-up amount to cover applicable taxes on such payment;

•	a cash payment equal to 15% of the Cash Severance, intended to cover disability and other welfare benefits at the same level for two years (for Mr. Scaminace, three years);

•	continuation of term life insurance benefits at the same level for two years (for Mr. Scaminace, three years), reduced by (1) any such benefits received from another employer and (2) any benefit reduction that applies to all recipients of such benefits; and

•	outplacement services for up to one year.

If an executive officer’s employment is terminated by OM Group prior to the effective time of the merger and the executive officer reasonably demonstrates that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect the merger or (2) arose with or in anticipation of the merger, then such executive officer will be entitled to the benefits described above as if the executive officer’s employment was terminated on or before the last day of the twelfth month following the month in which the effective time of the merger occurs (a) by OM Group for reasons other than cause (as defined in the Change in Control Agreement) or the executive officer’s death or disability or (b) by the executive officer for good reason.

Messrs. Scaminace and Griffith and Ms. Sachs are entitled to a gross-up to cover any excise taxes triggered under Section 4999 of the Code and any related taxes and penalties, due to amounts received in connection with the merger, with the costs of such gross-up to be borne by OM Group. For all other executive officers, if any excise taxes would be triggered under Section 4999 of the Code and any related taxes and penalties, then the change in control payments will be reduced by the amount needed to avoid triggering the excise tax if such reduction will put the executive officer in a better after-tax position than the executive officer’s after-tax position would be before applying such reduction.

Quantification of Change in Control and Termination Payments and Benefits to OM Group’s Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K (including some of the information set forth in detail above) regarding the compensation for OM Group’s “named executive officers” (as identified in accordance with the Securities and Exchange Commission, which is referred to as the SEC, regulations) based on the merger, assuming (1) the closing of the merger will occur on October 31, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), (2) OM Group’s named executive officers experienced a qualifying termination on October 31, 2015, referred to as a double-trigger event, and (3) the price per share of OM Group’s common stock is $34.00, which in accordance with Item 402(t) of Regulation S-K, is the fixed amount to be received by stockholders for each share of OM Group common stock. For additional details regarding the terms of the payments described below, see “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

	Cash ($) (1)	Equity ($) (2)	Perquisites / Benefits ($) (3)	Tax Reimbursement ($) (4)	Total ($) (5)
Named Executive Officers:
Joseph Scaminace	$6,594,131	$3,732,544	$939,053	$3,765,319	$15,031,047
David Knowles	$1,953,683	$3,186,977	$295,669	$4,830	$5,441,159
Christopher Hix	$1,604,882	$1,066,246	$257,710	$5,212	$2,934,050
Valerie Gentile Sachs	$1,337,116	$777,661	$198,214	$1,773	$2,314,764
Michael Johnson	$1,057,602	$643,187	$180,377	$3,909	$1,885,075

(1)	Cash: The amounts in this column represent the “double trigger” cash bonus and severance payments that the named executive officers would be entitled to receive under the Change in Control Agreements on the 60th day following a qualifying termination of employment on or before the last day of the twelfth month following the month in which the effective time of the merger occurs. The following table breaks down the amounts in this column by type of payment.

	Pro-Rated 2015 AIP Bonus ($) (a)	Cash Severance ($) (b)
Named Executive Officers:
Joseph Scaminace	$823,709	$5,770,422
David Knowles	$317,308	$1,636,375
Christopher Hix	$242,413	$1,362,469
Valerie Gentile Sachs	$183,798	$1,153,318
Michael Johnson	$137,267	$920,335

(a)	The amounts in this column represent the “double-trigger” target AIP bonus for the year in which the termination occurs, prorated for the number of full days of the named executive officers’ employment during the fiscal year of termination, that the named executive officers will be entitled to receive under the Change in Control Agreements on the 60th day following a qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs.
(b)	The amounts in this column represent the “double-trigger” Cash Severance payment that the named executive officers’ will be entitled to receive under the Change in Control Agreements on the 60th day following a qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs. The Cash Severance is equal to two times (for Mr. Scaminace, three times) the sum of (i) the higher of the named executive officer’s annual base salary in effect (A) immediately before the effective time of the merger or (B) following the time of the merger (for Mr. Scaminace, the highest annual base salary in effect at any time) and (ii) the average total bonuses declared or received under the AIP in the three full fiscal years prior to the effective time of the merger (which, for Mr. Scaminace, will not be less than $950,000); provided, however, that if the named executive officer was employed for less than three full years prior to the effective time of the merger, the average of such payments will be based on the number of full years of the named executive officer’s employment; and provided further that if the named executive officer was employed for less than one full fiscal year prior to the merger, such payments will be based on the projected target annual payments that would be paid to the named executive officer.

(2)	Equity: The amounts in this column represent the value of (a) the accelerated vesting of all unvested Options and certain shares of Restricted Stock and Share Units under OM Group’s equity compensation plans (as more fully described in “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55), which vesting would occur on a “single-trigger” basis solely as a result of the closing of the merger (and regardless of whether the executive’s employment terminates), which (i) for each outstanding Option that is or becomes vested as of the effective time of the merger is equal to the merger consideration less the exercise price per share, (ii) for each outstanding share of Restricted Stock that is or becomes vested as of the effective time of the merger is equal to the merger consideration and (iii) for each outstanding Share Unit that is or becomes vested as of the effective time of the merger is equal to the merger consideration and (b) (i) the cash dividends that will be paid to our named executive officers with respect to the Restricted Stock that will vest at the effective time of the merger and (ii) the dividend equivalent rights to which our named executive officers will be entitled with respect to the Share Units that will vest at the effective time of the merger. See the discussions relating to the treatment of Options, Restricted Stock and Share Units in “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55 for further information relating to the amounts by type of award.

(3)	Perquisites / Benefits: The amounts in this column represent the following “double-trigger” benefits that will be paid or provided to the named executive officers under the Change in Control Agreements following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs: the sum of (a) the value of continued coverage for medical, dental and vision benefits for the named executive officer and his or her dependents for eighteen months at the same level of such benefits in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination, (b) a cash payment equal to the cost of insurance premiums for continued medical, dental and vision benefits for an additional six months (for Mr. Scaminace, an additional 18 months) at the same level of such benefits in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination, (c) a cash payment equal to 15% of the “double trigger” Cash Severance intended to cover the costs of continued disability and other welfare benefits at the same level of such benefits in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination, for two years (for Mr. Scaminace, three years), (d) a cash payment equal to the cost of insurance premiums for two years (for Mr. Scaminace, three years) of continuation of life insurance benefits at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination. The amounts in this column also include the “double trigger” benefit of one year of outplacement services that the named executive officers will be entitled to receive under the Change in Control Agreements following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs, determined based on the costs incurred by OM Group to provide such benefits. The following table breaks down the amounts in this column by type of payment.

	Continued Health Benefits ($) (i)	Cash Health Benefit ($) (ii)	Welfare Benefits ($) (iii)	Outplacement Services ($)	Total ($)
Named Executive Officers:
Joseph Scaminace	$23,705	$23,705	$866,643	$25,000	$939,053
David Knowles	$29,620	$9,873	$246,176	$10,000	$295,669
Christopher Hix	$31,965	$10,655	$205,090	$10,000	$257,710
Valerie Gentile Sachs	$10,872	$3,624	$173,718	$10,000	$198,214
Michael Johnson	$23,705	$7,902	$138,770	$10,000	$180,377

(i)	The amounts in this column represent the “double trigger” value the named executive officers will receive under the Change in Control Agreements on the 60th day following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs in the form of continued coverage determined based on the cost of insurance premiums for medical, dental and vision benefits for the named executive officer and his or her dependents for eighteen months at the same level of such benefits in effect on June 1, 2015, and assuming such level of benefits continues through the termination date. The amounts in this column assume that the named executive officers do not receive such benefits from other employers during the 18 month period and thus no applicable reductions were made.
(ii)	The amounts in this column represent the “double trigger” cash payment the named executive officers will receive under the Change in Control Agreements on the 60th day following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to the cost of insurance premiums for continued medical, dental and vision benefits for an additional six months (for Mr. Scaminace, an additional 18 months) at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the termination date.
(iii)

The amounts in this column represent the “double trigger” cash payment the named executive officers will receive under the Change in Control Agreements on the 60th day following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to the sum of (A) 15% of the “double trigger” Cash Severance intended to cover the costs of continued disability and other welfare benefits at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination, for two years (for Mr. Scaminace, three years) and (B) the cost of insurance premiums for two years (for Mr. Scaminace, three years) of continuation of life insurance benefits at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the date of termination. The following table breaks down the amounts in this column by payment.

	Disability Benefit ($) (a)	Life Benefit ($) (b)	Total $
Named Executive Officers:
Joseph Scaminace	$865,563	$1,080	$866,643
David Knowles	$245,456	$720	$246,176
Christopher Hix	$204,370	$720	$205,090
Valerie Gentile Sachs	$172,998	$720	$173,718
Michael Johnson	$138,050	$720	$138,770

(a)	The amounts in this column represent the “double trigger” cash payment the named executive officers will receive under the Change in Control Agreements on the 60th day following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to 15% of the “double trigger” Cash Severance intended to cover the costs of continued disability and other welfare benefits at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the termination date, for two years (for Mr. Scaminace, three years).
(b)	The amounts in this column represent the “double trigger” cash payment the named executive officers will receive under the Change in Control Agreements on the 60th day following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to the cost of insurance premiums for two years (for Mr. Scaminace, three years) of continuation of life insurance benefits at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the termination date.

(4)	Tax Reimbursement: The amounts in this column include the “double trigger” cash payment that the named executive officers will receive under the Change in Control Agreements following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to the sum of the following tax reimbursements: (a) the gross-up intended to cover any taxes on the cash health payment equal to the cost of insurance premiums for continued medical, dental and vision benefits for an additional six months (for Mr. Scaminace, an additional 18 months) at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the termination date, that the named executive officers will receive under the Change in Control Agreements and (b) the gross-up intended to cover any excise taxes incurred by Mr. Scaminace and Ms. Sachs under section 4999 of the Code and related taxes and penalties.

	Health Benefit Gross Up ($) (i)	Excess Parachute Payment Gross Up ($) (ii)	Total $
Named Executive Officers:
Joseph Scaminace	$11,597	$3,753,722	$3,765,319
David Knowles	$4,830	—	$4,830
Christopher Hix	$5,212	—	$5,212
Valerie Gentile Sachs	$1,773	—	$1,773
Michael Johnson	$3,909	—	$3,909

(i)	The amounts in this column represent the “double trigger” cash payment that the named executive officers will receive under the Change in Control Agreements following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs intended to cover any taxes on the cash health payment the named executive officers receive under the Change in Control Agreements equal to the cost of insurance premiums for continued medical, dental and vision benefits for an additional six months (for Mr. Scaminace, an additional 18 months) at the same level in effect on June 1, 2015, and assuming such level of benefits continues through the termination date.
(ii)	The amounts in this column represent the “double trigger” cash payment that the named executive officers will receive under the Change in Control Agreements following the named executive officers’ qualifying termination of employment occurring on or before the last day of the twelfth month following the month in which the effective time of the merger occurs equal to the amounts required to reimburse Mr. Scaminace and Ms. Sachs for any excise taxes incurred under Section 4999 of the Code and related taxes and penalties with respect to the total amounts presented in the column entitled “Total” in the table in “Golden Parachute Compensation” beginning on page 60 and as described in footnote 6 below. The amounts in this column are based on certain assumptions related to the tax treatment under Section 280G of the Code of payments to be made to our named executive officers, including treatment of a portion of the performance-based Restricted Stock as “substantially certain” to be paid (absent the merger) and the pro-rated 2015 AIP bonus as reasonable compensation.

(5)	Total: The amounts in this column include the aggregate dollar value of the sum of all amounts reported in the preceding columns, and are based on multiple assumptions that may or may not actually occur, including assumptions that are described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth in this column. The amounts indicated above do not include: (a) the lump sum payments of the previously vested DCP benefits that our named executive officers would receive pursuant to the terms of the DCP following a separation from service (as defined in the DCP) within 24 months of the month in which the effective time of the merger occurs and (b) the lump sum payment of the previously vested BRP that Mr. Scaminace and Ms. Sachs will receive within 15 days of the day on which the effective time of the merger occurs.

Under the Change in Control Agreements, any payments and benefits to the named executive officers (other than Mr. Scaminace and Ms. Sachs) that constitute “parachute payments” under Sections 280G and 4999 of the Code may be subject to reduction to the maximum amount that would not trigger any excise taxes if such reduction would result in a greater net-after-tax amount to such named executive officers. For purposes of the tables above, OM Group assumed that no such reduction would be made to the payments to the named executive officers. Any amounts that were accrued or vested not in connection with the merger, but that will be paid out in connection with the merger, have not been included in the tables in “Golden Parachute Compensation” beginning on page 60.

Narrative to Golden Parachute Compensation Table

The tabular disclosure set forth above assumes that each of our named executive officers (1) is terminated: (a) by OM Group for reasons other than cause or named executive officer’s death or disability, or (b) by the named executive officer for good reason, in connection with the merger under circumstances that entitle such executive to severance payments and benefits under the Change in Control Agreements, as of October 31, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) (for additional details regarding such agreements, see “The Merger — Interests of OM Group’s Directors and Executive Officers in the Merger” beginning on page 55), and (2) on such date, becomes entitled to accelerated vesting and/or payment in respect of (a) all unvested equity awards held by each named executive officer as of October 31, 2015, in the case of such awards that are not subject to performance-based vesting conditions and (b) the unvested equity awards held by each named executive officer as of October 31, 2015, as to the total number of shares of our common stock determined as if any applicable performance goals had been achieved at the target level of performance in the case of such awards that are subject to performance based vesting conditions, in accordance with the terms of such awards and the Merger Agreement, with respect to (2) only, regardless of whether the named executive officer’s employment is terminated.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger and Carve-out Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pursuant to the requirements of the HSR Act, OM Group, Parent and Carve-out Buyer completed the filing of such forms with the Antitrust Division and the FTC on June 10, 2015, with respect to the HSR filings in connection with the merger and the Carve-out Transactions. The FTC granted early termination with respect to the merger between us and Parent on June 19, 2015. The FTC granted early termination with respect to the Carve-out Transactions on June 26, 2015.

The FTC and the Antitrust Division often consider the legality under the U.S. antitrust laws of transactions like the merger and the Carve-out Transactions. Notwithstanding termination of the respective HSR Act waiting periods, at any time before the consummation of the merger or the Carve-out Transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or Carve-out Transactions or seeking other relief. Private parties and state attorneys general may also bring legal actions under the antitrust laws, and can seek to enjoin the merger and/or Carve-out Transactions or can seek other relief.

In addition, OM Group, Parent and Carve-out Buyer are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger and Carve-out Transactions, and in certain circumstances, may be required to receive approval from the applicable governmental entities prior to consummation of the merger or Carve-out Transactions, as applicable. In that regard, OM Group and Parent have made or will make regulatory filings in various countries related to the merger, including European Union, China and the Ukraine. In addition, OM Group and Carve-out Buyer will make regulatory filings in various countries related to the Carve-out Transactions, including Germany and the Ukraine. These governmental entities can seek to enjoin the merger and/or Carve-out Transactions or can seek other conduct relief or damages. There can be no assurance that a challenge to the merger or Carve-out Transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. On July  9, 2015, the German antitrust agency approved the Carve-out Transaction.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to OM Group common stockholders whose shares of common stock are converted into the right to receive the merger consideration under the Merger Agreement. The summary is based on provisions of the Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service (the “IRS”), each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of OM Group common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to OM Group common stockholders in light of their particular circumstances and does not apply to stockholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held shares of OM Group common stock as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes, persons who acquired shares of OM Group common stock as part of a wash sale for tax purposes, and persons who acquired shares of OM Group common stock in connection with stock option or stock purchase plans, in connection with the performance of services or in other compensatory transactions). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of shares of OM Group common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not address the United States federal income tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation or any aspect of United States federal taxation other than income taxation.

The tax consequences of the merger to you will depend on your own particular circumstances. Accordingly, all holders of shares of OM Group common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

In general, a stockholder who surrenders shares of OM Group common stock for the merger consideration pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in shares of OM Group common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for the merger consideration pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. Net long term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to significant limitations. In addition, certain non-corporate holders of shares may be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the merger.

Backup federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee should complete and sign the IRS Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS. Such amounts, once withheld, are not refundable by us or the paying agent.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all stockholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of OM Group Common Stockholders

Holders of record of shares of OM Group common stock who do not vote in favor of the proposal to adopt the Merger Agreement, and who otherwise comply in all respects with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of OM Group common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex D and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of OM Group common stock as to which appraisal rights are asserted.

Holders of shares of OM Group common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their OM Group common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of OM Group common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of OM Group common stock that appraisal rights are available for any and all shares of OM Group common stock in connection with the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex D. Any OM Group stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.

A holder of OM Group common stock wishing to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement, and must deliver to OM Group before the taking of the vote on the proposal to adopt the Merger Agreement at the OM Group special meeting a written demand for appraisal of their shares of OM Group common stock. A written demand for appraisal must be in addition to and separate from any proxy or ballot voting against or abstaining from the vote on the proposal to adopt the Merger Agreement or any instruction to vote against (or to abstain from voting on) the proposal to adopt the Merger Agreement. Additionally, a written demand for appraisal must reasonably inform OM Group of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the merger.

A holder of OM Group common stock wishing to exercise appraisal rights must be the record holder of the shares of OM Group common stock on the date the written demand for appraisal is made and must continue to hold the shares of OM Group common stock through the effective date of the merger. Accordingly, a holder of OM Group common stock who is the record holder of OM Group common stock on the date the written demand for appraisal is made, but who thereafter transfers his, her or its shares of OM Group common stock prior to consummation of the merger, will lose any right to appraisal in respect of such shares of OM Group common stock.

A properly submitted proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote AGAINST the proposal to adopt the Merger Agreement, or abstain from voting on the proposal to adopt the Merger Agreement.

Only a holder of record of OM Group common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of OM Group common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of OM Group common stock are held of record by a fiduciary (such as a trustee, guardian or custodian), execution of the demand should be made in that capacity, and if the OM Group common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker, bank or other nominee who holds OM Group common stock of record as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of OM Group common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the OM Group common stock held of record for other beneficial owners. In this case, the written demand should set forth the number of shares of OM Group common stock as to which appraisal is sought. When no number of shares of OM Group common stock is expressly mentioned, the demand will be presumed to cover all shares of OM Group common stock held in the name of such record holder. Stockholders who hold their shares of OM Group common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers, banks or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to OM Group, Inc., 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113-7210, Attention: Secretary.

Within ten days after the effective date of the merger, OM Group, as the surviving corporation in the merger, will notify each former OM Group stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the proposal to adopt the Merger Agreement, of the date the merger became effective.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to OM Group, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of OM Group, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former OM Group stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of OM Group common stock that are entitled to appraisal rights. A person who is the beneficial owner of shares of OM Group common stock held in a voting trust or by a nominee may, in such person’s own name, file such a petition. None of the Apollo Fund Parties or OM Group, as the surviving corporation, is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of OM Group common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition. Stockholders should also not assume that OM Group, the surviving corporation, or the Apollo Fund Parties will initiate any negotiations with respect to the fair value of shares for which appraisal has been sought. Accordingly, it is the obligation of OM Group common stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former OM Group stockholder who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from OM Group, as the surviving corporation, a statement setting forth the aggregate number of shares of OM Group common stock not voted in favor of the proposal to adopt the Merger Agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of OM Group common stock. These statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. A person who is the beneficial owners of shares of OM Group common stock held in a voting trust or by a nominee may, in such person’s own name, request from OM Group, as the surviving corporation, the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former OM Group stockholder and a copy thereof is served upon OM Group as the surviving corporation, OM Group, as the surviving corporation, will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former OM Group common stockholders who have demanded appraisal of their shares of OM Group common stock and with whom agreements as to value have not been reached. After notice to such former OM Group common stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former OM Group common stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former OM Group common stockholders who demanded appraisal of their shares of OM Group common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former OM Group common stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of OM Group common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of the payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. OM Group common stockholders considering seeking appraisal should be aware that the fair value of their shares of OM Group common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of OM Group common stock and that the investment banking opinions as to the fairness of the merger consideration from a financial point of view included in this proxy statement are not opinions as to fair value of the shares of OM Group common stock under Section 262 of the DGCL. Neither OM Group, the surviving corporation or the Apollo Fund Parties anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert in any appraisal proceeding that, for purposes of Section 262 of the DGCL, the “fair value” of a share of OM Group common stock is less than the merger consideration.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that included in the concept of “fair value” are market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a stockholder’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a former OM Group stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former OM Group stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of OM Group common stock entitled to appraisal.

Any holder of OM Group common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of OM Group common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of OM Group common stock (except dividends or other distributions payable to holders of record of OM Group common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its OM Group common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or otherwise loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of OM Group common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger, without interest.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the OM Group stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Termination of Quotation of Shares of OM Group Common Stock

Shares of OM Group common stock are currently authorized for quotation on the New York Stock Exchange under the symbol “OMG.” Upon the consummation of the merger, the quotation of shares of OM Group common stock on the NYSE will terminate and OM Group common stock will be deregistered under the Exchange Act.

Certain Litigation Related to the Merger

Since June 5, 2015, six putative class action lawsuits, captioned Ruschel v. OM Group, Inc., et al., Case No. 11106-VCN, Klinger v. Scaminace, et al., Case No. 11119-VCN, The Vladimir Gusinsky Living Trust v. OM Group, Inc., et al., Case No. 11167-VCN, Laborers’ Local #231 Pension Trust Fund v. Apollo Global Management, LLC, et al., Case No. 11195-VCN, The Northern California Pipe Trades Pension Plan and The City of Plantation Police Officers’ Retirement System v. Scamicace, et al., No. 11216-VCN and City of Sarasota Firefighters’ Pension Fund v. Apollo Global Management, LLC, et al., No. 11249, have been filed in the Court of Chancery of the State of Delaware against the Company, certain current and former members of the Board, Parent, Merger Sub and, except in Laborers’ Local #231 Pension Trust Fund, Carve-out Buyer. Apollo Global Management, LLC also is named as a defendant in Ruschel, Vladimir Gusinsky Living Trust, Laborers’ Local #231 Pension Trust Fund, Northern California Pipe Trades Pension Plan and City of Sarasota Firefighters’ Pension Fund; PSP is named as a defendant in Ruschel, Vladimir Gusinsky Living Trust, Northern California Pipe Trades Pension Plan and City of Sarasota Firefighters’ Pension Fund. Collectively, the Actions, filed by purported holders of the OM Group common stock, challenge the Merger Agreement, the Carve-out Agreements, the merger and the Carve-out Transactions. The Actions allege, among other things, that the members of the Board breached their fiduciary duties to OM Group stockholders by engaging in a flawed sales process, agreeing to a price that does not adequately compensate OM Group stockholders, agreeing to certain unfair deal protection terms in connection with the merger and the Carve-out Transactions and, in the case of City of Sarasota Firefighters’ Pension Fund, by failing to disclose material information to investors. The Actions also allege that the Company, Parent, Merger Sub, and, in certain instances, Apollo Global Management, LLC, Carve-out Buyer and PSP have aided and abetted the alleged breaches of fiduciary duties. The Actions seek various remedies, including declaratory and injunctive relief, as well as damages and costs. The Company and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously.

Financing of the Merger and the Carve-out Transactions

The obligation of the Apollo Fund Parties to effect the merger and the other transactions contemplated by the Merger Agreement, and the obligation of Carve-out Buyer to effect the other transactions contemplated by the Merger Agreement (to the extent applicable) and the Carve-out Agreements are not subject to a condition regarding the Apollo Fund Parties’ or Carve-out Buyer’s obtaining of funds. The Apollo Fund Parties plan to fund the cash consideration and other amounts payable pursuant to the terms of the Merger Agreement from a combination of debt and equity financing. Carve-out Buyer plans to fund the cash consideration and other amounts payable pursuant to the terms of the Merger Agreement and the Carve-out Agreements from debt financing.

We estimate that the total funds needed by the Apollo Fund Parties and Carve-out Buyer (to the extent applicable) to pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company and its subsidiaries will be approximately $1.2 billion.

Debt Financing

Apollo Loan Facilities

Credit Suisse Securities (USA) LLC, Credit Suisse AG and Sumitomo Mitsui Banking Corporation have committed to provide debt financing pursuant to a debt commitment letter addressed to Parent (the “Apollo

Commitment Letter”). Pursuant to the Apollo Commitment Letter, the lenders have agreed to provide Parent (i) a seven-year $450,000,000 senior secured first lien term loan facility (the “Apollo First Lien Term Facility”), (ii) a five-year $75,000,000 senior secured first lien revolving credit facility (the “Apollo Revolving Facility” and together with the Apollo First Lien Term Facility, the “Apollo First Lien Facilities”) and (iii) an eight-year $125,000,000 senior secured second lien term loan facility (the “Apollo Second Lien Term Facility” and together with the Apollo First Lien Facilities, the “Apollo Loan Facilities”). The borrower under the Apollo Loan Facilities will be a newly formed indirect subsidiary of Parent. The Apollo Loan Facilities will be guaranteed by certain subsidiaries of the borrower and, in the case of the Apollo First Lien Facilities, by the direct parent of borrower.

The Apollo Loan Facilities will be secured by a perfected first priority (or in the case of the Apollo Second Lien Term Facility, a second priority) security interest (subject to permitted liens) in substantially all of the assets of the borrower and each guarantor, subject in each case to certain exclusions.

The Apollo Loan Facilities will contain representations, warranties and covenants which will restrict, among other things, the borrower’s and certain of its subsidiaries’ ability to sell assets, incur additional indebtedness, pay dividends on their shares, make certain investments or business acquisitions, repurchase or redeem their shares, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The Apollo Revolving Facility contains a springing first lien net leverage ratio. The obligations of the lenders to provide debt financing under the Apollo Commitment Letter terminates on, among other conditions and events, November 30, 2015 (as such date may be extended pursuant to the terms of the Merger Agreement), but not later than February 29, 2016.

The initial effectiveness of the Apollo Loan Facilities will be subject only to (1) the closing of the merger, in accordance with the terms of the Merger Agreement, and the funding of the Equity Financing (as defined below), (2) execution and delivery of definitive documentation, (3) absence of a Company material adverse effect (as defined in the Merger Agreement) regarding the OMB Business since May 31, 2015, (4) payment of fees and expenses in connection with the financing, (5) delivery of certain financial statements, (6) use of commercially reasonable efforts to deliver a confidential information memorandum and complete a marketing period, (7) refinancing or repayment of certain existing indebtedness of the Company, (8) no outstanding indebtedness or preferred stock, subject to certain exceptions, (9) the making and accuracy of certain representations and warranties of the Company in the Merger Agreement, (10) the making and accuracy of certain representations and warranties of the borrower and guarantors in the definitive documentation and (11) certain other customary conditions.

Apollo Holdco Facility

Carve-out Buyer has committed to provide debt financing pursuant to a debt commitment letter addressed to Merger Sub (the “Holdco Commitment Letter”). Pursuant to the Holdco Commitment Letter, Carve-out Buyer has agreed to provide Merger Sub a $125,000,000 senior secured term loan facility (the “Holdco Facility”). The borrower under the Holdco Facility will be Merger Sub prior to the merger, and thereafter the Company as the survivor of the Merger. The Holdco Facility will be guaranteed by Parent.

The Holdco Facility will be secured by a pledge of the equity interests of one of the borrower’s direct wholly owned subsidiaries.

The Holdco Facility will contain representations, warranties and covenants which will substantially similar to those set forth in the Apollo Second Lien Term Facility. The obligations of the Carve-out Buyer to provide debt financing under the Holdco Commitment Letter terminates on, among other conditions and events, November 30, 2015 (as such date may be extended pursuant to the terms of the Merger Agreement).

The initial effectiveness of the Holdco Facility will be subject only to (1) the closing of the merger, (2) execution and delivery of definitive documentation, (3) the receipt of the deliverables required under the

Carve-out Agreements, (4) the making and accuracy of certain representations and warranties of the Company in the Merger Agreement, and (5) the making and accuracy of certain representations and warranties of the borrower and guarantors in the definitive documentation.

Platform Facility

Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Credit Suisse AG have committed to provide debt financing pursuant to a debt commitment letter addressed to PSP (the “Carve-out Commitment Letter”). Pursuant to the Carve-out Commitment Letter, the lenders have agreed to provide PSP and MacDermid, Incorporated a $375,000,000 senior secured term loan facility (the “Carve-out Term Facility”). The borrowers under the Carve-out Term Facility will be PSP and MacDermid, Incorporated. The Carve-out Term Facility will be guaranteed by the subsidiaries of PSP that act as guarantors under the existing senior credit facility of PSP (the “Existing Carve-out Buyer Credit Agreement”).

The Carve-out Term Facility will be secured by a perfected first priority security interest (subject to permitted liens) in the same collateral securing the Existing Carve-out Buyer Credit Agreement and the assets of the Carve-out Business, subject to certain exclusions.

The debt financings contemplated by the Carve-out Commitment Letter will contain representations, warranties and covenants substantially similar to those set forth in the Existing Carve-out Buyer Credit Agreement. The obligations of the lenders to provide debt financing under the Carve-out Commitment Letter terminates on, among other conditions and events, November 30, 2015 (as such date may be extended pursuant to the terms of the Merger Agreement), but not later than February 29, 2016.

The initial effectiveness of the Carve-out Term Facility will be subject only to (1) the closing of the merger in accordance with the terms of the Merger Agreement and the Carve-out Transactions in accordance with the Carve-out Agreements, (2) execution and delivery of definitive documentation, (3) absence of a Company material adverse effect (as defined in the Merger Agreement) since May 31, 2015, (4) payment of fees and expenses in connection with the financing, (5) delivery of certain financial statements, (6) completion of a marketing period, (7) the making and accuracy of certain representations and warranties of the Company in the Merger Agreement, (8) the making and accuracy of certain representations and warranties of the borrower and guarantors in the definitive documentation and (9) certain other customary conditions.

Equity Financing; Limited Guarantee

Parent has received an equity commitment letter from Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (collectively, the “Apollo Investors”) pursuant to which the Apollo Investors have committed, subject to the conditions of the equity commitment letter, equity financing (“Equity Financing”) in an aggregate amount equal to $210 million or such lesser amount, together with the funds under the Apollo Commitment Letter and the Carve-out Buyer Commitment Letter, as may be required to make the payments by Parent due under Sections 2.2(a) and 2.3 of the Merger Agreement on the terms and subject to the conditions set forth therein.

With respect to the Equity Financing, the conditions to the Apollo Investors’ funding obligation under the equity commitment letter include: (1) the satisfaction in full or valid waiver, on or before the closing of the merger, of all of Parent’s, Carve-out Buyer’s and Merger Sub’s conditions to closing of the merger, (2) the satisfaction in full or valid waiver, on or before the closing of the merger, of all the conditions precedent to the funding of Parent’s and Carve-out Buyer’s debt financing (other than the funding of the Equity Financing) and receipt by Parent, Merger Sub and Carve-out Buyer of the net cash proceeds of the debt financing (on the terms and subject to the conditions described in the Apollo Commitment Letter and the Carve-out Buyer Commitment Letter, as applicable) and (3) the substantially concurrent consummation of the merger on the terms and subject to the conditions of the Merger Agreement.

Concurrently with the execution and delivery of the equity commitment letter, the Apollo Investors executed and delivered to the Company a limited guarantee. Notwithstanding anything to the contrary in the equity commitment letter, the Merger Agreement, the Carve-out Agreements or the limited guarantee, the Company’s remedies against the Apollo Investors under the limited guarantee (subject to the terms and conditions set forth therein) are the sole and exclusive direct or indirect remedies available to the Company against the Apollo Investors, any related party of the Apollo Investors or any related party of a related party for any damage of any kind whatsoever arising under or in connection with (i) any breach of the Merger Agreement, the Carve-out Agreements, the equity commitment or the limited guarantee, (ii) the failure of the closing of the merger to be consummated for any reason or (iii) any oral representations made or alleged to have been made in connection with the equity commitment letter, the Merger Agreement, the Carve-out Agreements or the limited guarantee. If the equity financing is funded under the equity commitment letter and the closing of the merger occurs, the Company many not recover any amount whatsoever under the limited guarantee. The Apollo Investors have no obligation to make any payment or contribution under the equity commitment letter at any time if the closing of the merger does not occur.

The equity commitment letter and each Apollo Investor’s obligation to fund all or any portion of the equity financing will automatically terminate and cease to be of any further force or effect without the need for any further action by any person (at which time the obligations of each Apollo Investor hereunder shall be immediately discharged) upon the earliest of (i) the termination of the Merger Agreement, (ii) the closing of the merger, (iii) the payment by the Apollo Investors of their obligations under the limited guarantee and (iv) the assertion by the Company or any of its controlled affiliates against any Apollo Investor, any related party of an Apollo Investor or any related party of a related party in connection with the equity commitment letter, the Merger Agreement, the Carve-out Agreements, the limited guarantee or any of the transactions contemplated thereby, except for (x) claims for specific performance or other equitable relief against the Apollo Investors under the confidentiality agreements between the Company and an affiliate of Parent and Carve-out Buyer and the Company, subject to the terms and conditions set forth therein, (y) claims by the Company against the Apollo Investors in respect of the obligations under the limited guarantee solely to the extent permitted under, and on the terms and subject to the conditions of, the limited guarantee and (z) claims brought by the Company seeking specific performance of Parent’s obligation to cause the Equity Financing to be funded to effect the consummation of the merger solely to the extent permitted under, and on the terms and subject to the conditions of, Section 10.10 of the Merger Agreement. Immediately upon termination of the equity commitment letter and without the need for any further action by any person, no Apollo Investor shall have any further obligation or liability under thereunder.

The Company is a third party beneficiary of the equity commitment letter for the limited purpose to cause the Equity Financing to be funded, but only if the Company is awarded, in accordance with Section 9.10 of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded.

THE MERGER AGREEMENT

The following description of the Merger Agreement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the merger. Each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

The provisions contained in the Merger Agreement are intended to govern the contractual rights and relationships, and to allocate risks, among the Company, the Apollo Fund Parties and Carve-out Buyer, with respect to the merger as of specific dates. The representations and warranties made among the Company, the Apollo Fund Parties and Carve-out Buyer were negotiated between the parties, may be subject to contractual standards of materiality different from those generally applicable to stockholders, should not be viewed necessarily as establishing matters as facts and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the Merger Agreement after the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned indirect subsidiary of Parent (the “surviving corporation”). The merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL. At the effective time of the merger, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the surviving corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless the parties agree on another time, the closing of the merger will take place at 10:00 a.m. (New York City time) on the second business day following the date on which all of the conditions to closing (described under “— Conditions to Completion of the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions) have been satisfied or waived. Nevertheless, if the marketing period (as described below), has not ended at such time, then subject to the satisfaction or waiver of the conditions to closing at that time, the closing will take place on the earlier of (1) any day during the marketing period as specified by Parent on no less than three business days’ prior written notice to the Company or (2) the second business day immediately following the final day of the marketing period.

On the closing date, the parties will file a certificate of merger with the Secretary of State of the State Delaware in accordance with the relevant provisions the DGCL. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State Delaware or a later time as the Company and Parent agree upon in writing and specify in the certificate of merger.

Certificate of Incorporation and By-Laws of the Surviving Corporation

At the effective time of the merger, the restated certificate of incorporation of the Company will be amended and restated so as to read as set forth on Exhibit A to the Merger Agreement, and will be the certificate of incorporation of the surviving corporation until amended in accordance with its terms or by applicable law. At the effective time of the merger, the amended and restated by-laws of the Company will be amended and restated so as to read as set forth on Exhibit B to the Merger Agreement and will be the by-laws of the surviving corporation until amended in accordance with their terms, the certificate of incorporation of the surviving corporation or by applicable law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately before the effective time of the merger will be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of OM Group common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares to be cancelled as described in “—Cancellation of Shares” immediately below or shares as to which appraisal has been properly demanded) will be automatically converted into the right to receive $34.00 in cash, without interest, less any applicable withholding tax. At that time, such shares, when so converted, will be cancelled and will cease to exist and each holder of Company stock certificates or book-entry shares in respect thereof will no longer have any rights with respect to such shares, except for the right to receive the merger consideration.

Cancellation of Shares

At the effective time of the merger, each share of OM Group common stock held in the Company’s treasury or by Parent or any of its subsidiaries immediately prior to the effective time of the merger will be cancelled and will not be entitled to any merger consideration. At the effective time of the merger, shares of OM Group common stock that have not been voted for adoption of the Merger Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration and the holder thereof will be entitled only to receive any payment in respect of such shares as described under “— Dissenting Stockholders.” At the effective time of the merger, such dissenting shares will be cancelled and will cease to exist and each holder of company stock certificates or book-entry shares in respect thereof will represent only the rights provided by Section 262 of the DGCL.

Treatment of Equity Based Awards

Stock Options

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding Option, whether vested or unvested, will be cancelled and converted into the right to receive a payment in cash of an amount equal to the product of (1) the total number of shares of OM Group common stock subject to the Option and (2) the excess, if any, of the merger consideration over the exercise price per share of the Option, and less any applicable tax withholding. To the extent the exercise price per share of any Option is equal to or greater than the merger consideration, such Option will be cancelled in exchange for no consideration at the effective time of the merger. The payment in respect of Options will be made no later than 15 business days following the effective time of the merger.

Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the merger, any restrictions or vesting conditions applicable to shares of Restricted Stock that are outstanding immediately prior to the effective time of the merger will lapse with respect to (1) the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance in the case of Restricted Stock subject to performance-based vesting conditions and (2) the total number of shares of Restricted Stock in the case of Restricted Stock not subject to performance-based vesting conditions, and each such share of Restricted Stock will be converted into the right to receive an amount in cash equal to the merger consideration, without interest, and less any applicable tax withholding. Promptly following the effective time of the merger, any cash dividends previously paid by OM Group with respect to Restricted Stock that becomes vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be distributed by OM Group to the holder of such Restricted Stock, less any applicable tax withholdings. The payment in respect of such previously paid dividends will generally be made within 15 business days following the effective time of the merger. The Restricted Stock that remains unvested and subject to restriction as of the effective time of the merger and any cash dividends previously paid and held by OM Group or its designated agent on such Restricted Stock will be forfeited as of the effective time of the merger.

Share Units

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding Share Unit will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the merger consideration and (2) (a) in the case of Share Units subject to performance-based vesting conditions, the number of shares of OM Group common stock underlying such Share Units determined as if the applicable performance goals had been achieved at the target level of performance and (b) in the case of Share Units not subject to performance-based vesting conditions, the total number of Share Units not subject to performance-based vesting conditions, less any applicable tax withholding. The payment in respect of Share Units will be made no later than 15 business days following the effective time of the merger. Promptly following the effective time of the merger, any dividend equivalent rights previously earned with respect to Share Units that become vested at the effective time of the merger and held by OM Group or its designated agents as of the effective time of the merger will be converted into the right to receive a cash payment that is equal to the cash dividends that would have been paid and such cash payment will be distributed by OM Group to the holder of such Share Units, less any applicable tax withholdings. The Share Units that remain unvested and subject to restriction as of the effective time of the merger and any dividend equivalent rights previously earned on such Share Units will be forfeited as of the effective time of the merger.

Deferred Compensation Awards

Pursuant to the Merger Agreement, at the effective time of the merger, each share of phantom OM Group common stock under the DCP will be converted into the right to receive a payment in cash of an amount equal to the merger consideration.

Distribution

The Company will take all lawful actions necessary without incurring any liability therewith, to provide and give effect to the transactions described in the Merger Agreement related to the Company’s equity based awards, subject to applicable law, including Section 409A of the Code.

Exchange and Payment Procedures

Paying Agent

Before the effective time of the merger, Parent will enter into an agreement with a paying agent (the “paying agent”) selected by Parent and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, to receive the funds necessary to make the payments contemplated by the Merger Agreement. The paying agent agreement pursuant to which Parent will appoint the paying agent must be in a form and substance reasonably acceptable to the Company, Parent and Carve-out Buyer. At or immediately before the effective time of the merger, Parent will deposit, or cause to be deposited, the merger consideration in trust with the paying agent in a separate account for the benefit of holders of OM Group common stock.

Exchange Procedures

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days of the effective time of the merger, Parent will instruct and use reasonable best efforts to cause the paying agent to mail to each holder of record of a stock certificate or book-entry share whose OM Group common stock was converted into the right to receive the merger consideration a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the stock certificates will pass, only upon proper delivery of the certificates) and instructions explaining how to surrender the stock certificates or book-entry shares in exchange for the merger consideration.

Upon delivery of a valid letter of transmittal and the surrender of stock certificates or book-entry shares on or before the first anniversary of the effective time of the merger, Parent will cause the paying agent to pay the holder of the surrendered stock certificates or book-entry shares cash in an amount equal to the merger consideration multiplied by the number of shares represented by the surrendered stock certificates or book-entry shares. Until surrendered, the stock certificates or book-entry shares will represent the right to receive the aggregate merger consideration relating to the shares represented by such stock certificates or book-entry shares.

If payment of the merger consideration in respect of cancelled OM Group common stock is to be made to a person other than the person in whose name surrendered stock certificates are registered, it will be a condition to payment that the surrendered stock certificates be properly endorsed or otherwise be in proper form for transfer and that the person requesting payment will have paid any transfer and other taxes required by reason of payment in a name other than that of the registered holder of the stock certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

The merger consideration paid upon the surrender or exchange of stock certificates in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the OM Group common stock previously represented by the stock certificates, subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date prior to the effective time of the merger that may have been declared or made by the Company on such OM Group common stock in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement, and in each case which remain unpaid at the effective time of the merger.

Tax Withholding

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement to any holder of OM Group common stock, and from amounts payable pursuant to the Company equity-compensation plans, such amounts as are required to be withheld or deducted under any tax law with respect to the making of such payment. To the extent that amounts are withheld or deducted and paid over to the applicable governmental entity, the withheld or deducted amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of OM Group common stock or other securities in respect of which that deduction and withholding were made. With respect to federal tax withholding, see “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 65.

Lost Shares Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the shares certificate to be lost, stolen or destroyed and, if required by Parent or the surviving corporation, as the case may be, the posting by such person of an indemnity agreement or, at the election of Parent or the paying agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to the stock certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed shares certificate, the applicable merger consideration with respect to the number of OM Group common stock formerly represented by such lost, stolen or destroyed shares certificate.

Dissenting Stockholders

OM Group common stock that has not been voted for adoption of the Merger Agreement and with respect to which appraisal has been properly demanded in accordance with the DGCL (including Section 262 of the DGCL), which we refer to as “dissenting shares,” will not be converted into the right to receive the merger consideration at or after the effective time of the merger and will be entitled to only such rights as are granted under the DGCL unless the holder of those shares fails to perfect, withdraws the demand for appraisal or otherwise loses their rights to appraisal. If a holder of dissenting shares fails to perfect, withdraws their demand for appraisal or otherwise loses their rights to appraisal, then, as of the effective time of the merger or the occurrence of such failure, withdrawal or loss, whichever last occurs, each of such holder’s dissenting shares will automatically be converted as of the effective time of the merger into and represent only the right to receive the merger consideration, without interest, less any applicable withholding tax. The Company will give Parent prompt notice of any written demands for appraisal or payment of the fair value of any of OM Group common stock, attempted withdrawals of such demands and any other pertinent instruments served pursuant to the DGCL and received by the Company and Parent will have the right to direct and control all negotiations and proceedings with respect to any such demands except as required by applicable Law. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with prior written consent of Parent, settle or offer to settle, any such demands.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	due organization, valid existence and good standing of the Company and its subsidiaries, and corporate power, license and qualification to carry on the Company’s business;

•	corporate power and authority to execute and deliver the Merger Agreement and the other transaction documents entered into in connection therewith, perform the obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement;

•	authorization of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	absence of contraventions or conflicts with the organizational documents of the Company, and absence of violations of, defaults under, loss of benefit under, termination or right to termination under, amendment or acceleration of, or creation of any encumbrance upon any properties or assets of the Company or any of its subsidiaries under certain contracts in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	required governmental filings, approvals and consents;

•	capital structure and equity securities;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the conduct of business in accordance with the ordinary course of business since January 1, 2015;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws, court orders and certain regulatory matters;

•	material contracts;

•	government contracts;

•	accuracy of information in this proxy statement;

•	legal proceedings;

•	employee compensation, benefits, employment and labor matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of opinions from BNP Paribas and Deutsche Bank;

•	broker’s, financial advisory, finder’s and similar fees;

•	suppliers, distributors and customers of the Company;

•	the inapplicability of state takeover statutes;

•	insurance matters;

•	absence of related-party transactions;

•	joint venture operations;

•	compliance with anti-corruption laws;

•	acknowledgment as to the absence of any other representations and warranties.

The Merger Agreement also contains a number of representations and warranties by the Apollo Fund Parties, including representations and warranties relating to:

•	due organization, valid existence and good standing of each of the Apollo Fund Parties and corporate power, license and qualification to carry on their businesses;

•	corporate power and authority to execute and deliver the Merger Agreement, perform the obligations under the Merger Agreement and the other transaction documents entered into in connection therewith and authorization by each of the Apollo Fund Parties’ boards of directors to consummate the transactions contemplated by the Merger Agreement and the financing, and the enforceability of the Merger Agreement and the other transaction documents entered into in connection therewith;

•	absence of contraventions or conflicts with the organizational documents of Parent or Merger Sub, and absence of violations of, defaults under, loss of benefit under, termination or right to termination under, amendment or acceleration of under certain contracts in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	required governmental filings, approvals and consents;

•	not owning any OM Group common stock or holding any rights to acquire or vote any OM Group common stock except pursuant to the Merger Agreement;

•	accuracy of information about the Apollo Fund Parties supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of financing in accordance with Parent’s debt commitment letter and equity commitment letter and the delivery of the limited guarantee executed by the Apollo Investors;

•	formation of Merger Sub solely for purposes of engaging in the merger and the incurrence of no liabilities or obligations outside of the Merger Agreement;

•	legal proceedings;

•	absence of the necessity of any vote of the stockholders or the holders of any other securities of Parent (equity or otherwise) to consummate the merger, except for the adoption of the plan of merger contained in the Merger Agreement by Parent as the sole stockholder of Merger Sub;

•	the solvency of the surviving corporation as a result of the merger (subject to certain identified assumptions); and

•	acknowledgment as to the absence of any other representations and warranties.

The Merger Agreement also contains a number of representations and warranties by Carve-out Buyer, including representations and warranties relating to:

•	due organization, valid existence and good standing of Carve-out Buyer and corporate power, license and qualification to carry on their businesses;

•	corporate power and authority to execute and deliver the Merger Agreement, perform the obligations under the Merger Agreement and the other transaction documents entered into in connection therewith and authorization by Carve-out Buyer’ board of directors to consummate the transactions contemplated by the Merger Agreement and the financing, and the enforceability of the Merger Agreement and the other transaction documents entered into in connection therewith;

•	absence of contraventions or conflicts with the organizational documents of Carve-out Buyer, and absence of violations of, defaults under, loss of benefit under, termination or right to termination under, amendment or acceleration of under certain contracts in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	required governmental filings, approvals and consents;

•	not owning any OM Group common stock or holding any rights to acquire or vote any OM Group common stock except pursuant to the Merger Agreement;

•	accuracy of information supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of financing in accordance with Carve-out Buyer’s debt commitment letter and the delivery of the limited guarantee executed by PSP;

•	formation of Carve-out Buyer solely for purposes of engaging in the merger and the incurrence of no liabilities or obligations outside of the Merger Agreement;

•	legal proceedings;

•	absence of the necessity of any vote of the stockholders or the holders of any other securities of Carve-out Buyer (equity or otherwise) to consummate the merger;

•	the solvency of Carve-out Buyer as a result of the Carve-out Transaction (subject to certain identified assumptions); and

•	acknowledgment as to the absence of any other representations and warranties.

Definition of Material Adverse Effect

Significant portions of the representations and warranties of the Company, the Apollo Fund Parties and Carve-out Buyer are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect means, when used in connection with the Company, any fact, circumstance, development, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, developments, events, changes, effects, or occurrences, that has or would reasonably be expected to have a material adverse effect on the operations, assets, liabilities or financial or other condition of either (1) the SC Business (as defined below), taken as a whole, or (2) the OMB Business (as defined below), taken as a whole, but will not include facts, circumstances, developments, events, changes, effects or occurrences to the extent directly resulting from the following:

•	any changes generally affecting economic or political conditions or in securities, credit, financial currency or other capital markets;

•	any changes in conditions generally affecting the principal industries in which the Company and its subsidiaries operate;

•	any decline in the market price of OM Group common stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expect to have a material adverse effect);

•	any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or revenues or earnings predictions or other financial or operating metrics for any period (it being understood that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•	the execution and delivery of the Merger Agreement or the public announcement pendency or consummation of the merger or any of the other transactions contemplated by the Merger Agreement or the financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers, or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to the approval by the Company’s board of directors of the merger, (provided that the exception in this clause does not apply to any representation or warranty set forth in Article III of the Merger Agreement that addresses the consequences of the execution or announcement of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement);

•	the outbreak or escalation of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement or any other geopolitical condition;

•	the compliance by the Company of the terms of the Merger Agreement or the taking of any action expressly required by the terms of the Merger Agreement;

•	any change in the United States’ generally accepted accounting principles (“GAAP”), or authoritative interpretations thereof;

•	any hurricane, tornado, flood, earthquake or other natural disaster;

•	any item disclosed on the Company Disclosure Letter provided to Parent and Carve-out Buyer upon the execution of the Merger Agreement or in the Company’s SEC filings filed not less than five business days prior to the date of the Merger Agreement (excluding any disclosures set forth in the Company’s SEC filings (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements and any other similar disclosures included therein to the extent they are cautionary, protective, predictive or forward-looking in nature), except to the extent that any fact, circumstance, development, event, change, effect or occurrence related to or arising out of such items (including any losses) was unknown or not reasonably foreseeable as of the date of the Merger Agreement, which may be taken into account (to the extent otherwise permitted) in determining whether there has been a material adverse effect.

With respect to the first bullet, the second bullet, the sixth bullet, the eighth bullet and the ninth bullet above, such facts, circumstances, developments, events, changes, effects, or occurrences shall be taken into account to the extent that they have a disproportionate effect on either (1) the SC Business, taken as a whole, or (2) the OMB Business, taken as a whole, in each case, compared to other companies operating in the principal industries in which the SC Business or the OMB Business, as the case may be, conduct their businesses.

For purposes of this proxy statement, (1) “OMB Business” means (a) the specialty functional additives and chemicals business operated and conducted by the Company and its subsidiaries and the assets held by the Company and its subsidiaries used or held for use in connection therewith, (b) the battery technologies and energy storage solutions business operated and conducted by the Company and its subsidiaries and the assets held by the Company and its subsidiaries used or held for use in connection therewith (the “EPT Business”) and (c) the high-end magnetic materials and applied products business operated and conducted by the Company and its subsidiaries and the assets held by the Company and its subsidiaries used or held for use in connection therewith (the “VAC Business”); and (2) “SC Business” means (a) the electronic and industrial applications business operated and conducted by the Company and its subsidiaries and the assets held by the Company and its subsidiaries used or held for use in connection therewith and (b) the photomasks business operated and conducted by the Company and its subsidiaries and the assets held by the Company and its subsidiaries used or held for use in connection therewith.

Further, under the Merger Agreement material adverse effect will not include any fact, circumstance, development, event, change, effect, or occurrence to the extent reasonably foreseeable and directly resulting from any labor dispute (including any strike, picketing, lockout, union organizing, labor effort, petitions, demands, corporate campaign, work slowdown or work stoppage) of the VAC Business at the Company’s facility in Hanau, Germany, in each case, that is a direct result of the Repositioning (a “Repositioning Event”). For purposes of this proxy statement, the “Repositioning” means the repositioning in process at the time of the execution of the Merger Agreement by the Company and its subsidiaries of the VAC Business at the Company’s facility in Hanau, Germany.

Conduct of Our Business Pending the Merger

Except (i) as contemplated by the Merger Agreement, (ii) set forth in the Company Disclosure Letter, (iii) as required by applicable law, (iv) with respect to the OMB Business, with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (v) with respect to the SC Business, with the prior written consent of Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed), or (vi) with respect to the Company’s entire business, with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company has agreed that during the period from the signing date until the effective time of the merger or the earlier termination of the Merger Agreement it and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice, and the Company will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those persons or entities having business or regulatory relationships with the Company or any of its subsidiaries.

Without limiting the generality of the foregoing, except (i) as contemplated by the Merger Agreement, (ii) set forth in the Company Disclosure Letter, (iii) as required by applicable law, (iv) with respect to the OMB Business, with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (v) with respect to the SC Business, with the prior written consent of Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed), or (vi) with respect to the Company’s entire business, with the prior written consent of Parent (except as specifically set forth in the Merger Agreement, such consent not to be unreasonably withheld, conditioned or delayed), from the signing date until the effective time of the merger, the Company will not, and will require its subsidiaries not to:

1.	amend its certificate of incorporation or by-laws or amend or authorize or permit the subsidiaries of the Company to amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of the subsidiaries of the Company, whether by merger, consolidation, conversion or otherwise;

2.	declare, set aside for payment, establish a record date for, authorize or pay any dividends on or make any distribution with respect to its or its subsidiaries’ outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except dividends and distributions paid by wholly owned subsidiaries of the Company to the Company or to any of its wholly owned subsidiaries;

3.	(A) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of its or its subsidiaries’ capital stock or (B) issue, sell, grant, dispose or authorize or propose the issuance, sale, grant, disposition or authorization of any shares of capital stock or any other securities in respect of, in lieu of or in substitution for shares of its or any of its subsidiaries’ capital stock, or sell or propose the sale of any joint venture entity’s capital stock that is directly or indirectly held by the Company or its subsidiaries, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction and except in respect of any shares of the Company’s capital stock reserved for issuance on the date of the Merger Agreement for awards under the Company’s equity compensation plans outstanding on the date of the Merger Agreement or in respect of account balances under the OM Group, Inc. Deferred Compensation Plan as of the date of the Merger Agreement;

4.	make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (in each case, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement) of any other entity for consideration in an amount greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate; provided, however, that this clause does not permit the Company or any of its subsidiaries to acquire the capital stock or other equity interests of any other entity;

5.	except as required by applicable law, under the terms of any of the Company’s employee benefits plans as in effect on the date of the Agreement, with respect to clauses (A) and (B), in the ordinary course of business consistent with past practice, or as disclosed on the Company Disclosure Letter,

A.	increase the compensation or other benefits payable or provided to the Company’s or any of its subsidiaries’ non-senior employees or independent contractors,

B.

(I) enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any non-senior employee or independent contractor of the Company or any of its subsidiaries or (II) add any individual who was not covered by the Company’s severance plans as of the date of the Merger Agreement as a covered employee in any such plan,

C.	increase the compensation or other benefits payable or provided to the Company’s directors, officers or senior employees,

D.	enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any current or former director, officer or senior employee of the Company,

E.	hire any employee or service provider whose base salary exceeds $350,000,

F.	terminate the employment of any officer of the Company or any of its subsidiaries unless for cause,

G.	amend or terminate any, or enter into or adopt any new, employee benefit plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries,

H.	take any action to fund the payment of compensation or benefits under any of the Company’s employee benefits plans or

I.	adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils or other organized employees;

6.	enter into or make any loans to any of its executive officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as disclosed on the Company Disclosure Letter, other than expense advancements and retainers in the ordinary course of business consistent with past practice;

7.	enter into (A) any intercompany loan or (B) any intercompany debt arrangement, or, in either case, modify or otherwise increase or decrease the balances thereof except in the ordinary course of business consistent with past practice;

8.	grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor or franchisee, other than in the ordinary course of business consistent with past practice;

9.	enter into any contract with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ capital stock or other securities or equity interests;

10.	incur, assume, guarantee, prepay, issue, modify, syndicate, refinance or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than for indebtedness pursuant to the Company’s existing credit facility;

11.	except for transactions in connection with the Company’s previously announced stock repurchase program, directly or indirectly, purchase, redeem or otherwise acquire any shares of its or its subsidiaries capital stock or any rights, warrants or options to acquire any such shares;

12.	make any loans, advances or capital contributions to, or investment in, any other person or entity;

13.

sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than encumbrances permitted under the Merger Agreement), in a single transaction or a series of transactions, any portion of its properties or assets, including the capital stock or other equity interests of the Company’s subsidiaries or its interests in joint ventures by the Company or any of its subsidiaries, other than (A) sales, leases, licenses, transfers, exchanges, swaps, abandonments and other dispositions or mortgages, pledges, hypothecations, grants, encumbrances, restrictions or liens in the ordinary course of business consistent with past practice (including inventory and obsolete equipment) or (B) pursuant to existing agreements in effect prior to the execution of the Merger Agreement; provided, however, that this clause does not permit the Company or any of its subsidiaries to sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than encumbrances permitted under the Merger Agreement) (x) the capital stock of any of the Company’s subsidiaries or any of its joint venture interests or (y) any material assets or properties;

14.	other than any contract entered into with any customer, supplier or distributor in the ordinary course of business consistent with past practice (A) enter into any contract that would have been deemed to be a material contract if entered into prior to the date of the Merger Agreement or (B) modify, amend, terminate, renew or waive any material rights or obligations under any material contract; provided, that any amendment, modification, termination or waiver of rights under any material contract with payments in excess of (A) $4,000,000, in the case of the VAC Business, (B) $4,000,000, in the case of the EPT Business and (C) $2,000,000, in the case of all other businesses of the Company and its subsidiaries, in each case, annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

15.	enter into, amend, modify, extend, renew or terminate any lease other than in the ordinary course of business consistent with past practice; provided, that any entrance into any amendment, modification, extension, renewal or termination of a lease with rental and other payments in excess of $1,000,000 annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

16.	enter any new line of business outside of its existing business as of the date of the Merger Agreement;

17.	fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its subsidiaries as currently in effect as of the date of the Merger Agreement;

18.	waive, release, assign, settle or compromise any action, transaction claim, or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its subsidiaries or any of their respective directors or officers with respect to their positions as such with the Company or its subsidiaries or the operation of the business thereof, other than (i) in the ordinary course of business consistent with past practice (except with respect to any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the Merger Agreement), and (ii) either (A) for an amount not greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate (determined, in each case, net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed to the Company or any of its subsidiaries by an insurance policy, in each of clauses (i) or (ii) only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries or any of its officers or directors;

19.	change any material financial accounting policies, procedures, principles or practices or any methods of reporting income, deductions or other material items for financial accounting purposes, unless required by a change in GAAP or applicable law;

20.	make or rescind any material tax election, settle or compromise any material tax liability, fail to file any material tax return when due (taking extensions into account), enter into any material closing agreement, file any amended tax return that differs materially from prior tax returns or surrender any right to claim a material tax refund, offset or other reduction in tax liability, change any material tax practice or procedure, or make any material change to any accounting principles, methods or practices (except as required or permitted by GAAP) to the extent such action would adversely affect Parent or the Company or any of its subsidiaries with respect to a taxable period (or portion thereof) beginning after the closing date of the merger, or take or fail to take any other action with respect to tax matters that is in any material respect outside the ordinary course of business or inconsistent with past practice;

21.	sell, lease, assign, transfer, grant, encumber, license, pledge or otherwise dispose of any of the Company’s material intellectual property, other than in the ordinary course of business consistent with past practice;

22.	take any act or omit to do any act whereby any of the Company’s material intellectual property will become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain, other than in the ordinary course of business consistent with past practice;

23.	adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

24.	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any contract with a related party of the Company;

25.	take any actions, or omit to take any actions, that would reasonably be expected to cause or result in any of the conditions of closing not to be satisfied in accordance with the terms and subject to the conditions set forth therein;

26.	enter into or adopt any “poison pill” or similar stockholder rights plan applicable to Apollo, PSP, Parent, Merger Sub, Carve-out Buyer or any of their respective affiliates;

27.	make or authorize capital expenditures in excess of the Company’s current twelve month cash flow forecast as set forth on the Company Disclosure Letter; and

28.	commit, agree or resolve, in writing or otherwise, to take any of the actions described in the foregoing clauses 1 through 26.

Further, the Company must, and must cause its subsidiaries to, comply in all respects with the terms and conditions set forth in Section 6.1(c) of the Company Disclosure Letter.

Acquisition Proposals

During the Go-Shop Period the Company, its subsidiaries and their representatives have the right to (i) solicit, initiate, facilitate or encourage the submission of a bona fide takeover proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to such), including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements; provided that the Company must substantially concurrently with providing written non-public information or non-written material non-public information to such person, provide to Parent and Carve-out Buyer any such non-public information concerning the Company or its subsidiaries that is provided to any person or entity given such access which was not previously provided to Parent and Carve-out Buyer or their respective representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect takeover proposals (as defined below) (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to takeover proposals) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, including through the limited waiver by the Company of any pre-existing standstill or similar provision with any person or entity solely to the extent necessary to permit such person or entity to make or amend a takeover proposal (such limited waiver to include an express acknowledgment by the parties thereto that under no circumstances will such restricted person(s) be permitted to acquire, directly or indirectly, any securities of the Company prior to the valid termination of the Merger Agreement). The Company must, and must cause its subsidiaries and their respective representatives to, orally and in writing, keep Parent and Carve-out Buyer informed on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any takeover proposal, including the price and form of consideration and all material terms and conditions (other than the identity of the party thereto) of such takeover proposal and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such takeover proposal.

Notwithstanding the commencement of the obligations of the Company described below after the end of the Go-Shop Period, the Company may continue to engage in the activities described in clause (i) and/or (ii) of preceding paragraph, and is not required to take the actions described in the final sentence of the paragraph immediately below, with respect to each excluded party on and after the Go-Shop Period terminates until the earlier of the time that (1) the stockholder approval of the merger is obtained and (2) such excluded party ceases to be an excluded party (as defined below), including with respect to any amended or revised takeover proposal submitted by such excluded party on or after the Go-Shop Period terminates. On the day immediately following the end of the Go-Shop Period (the “No-Shop Period Start Date”), the Company will provide to Parent and Carve-out Buyer the identities of any excluded party that remains an excluded party at such time. For purposes of this proxy statement, “excluded party” means any individual or entity, or group of individuals or entities from whom the Company or any of its representatives has received, prior to the No-Shop Period Start Date, a takeover proposal that the Board or duly constituted or authorized committee thereof determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to lead to a superior proposal (as defined below).

From the No-Shop Period Start Date, the Company and its subsidiaries will, and will direct their representatives to (A) immediately cease any solicitation, encouragement, discussion or negotiation with any individual or entity that may be ongoing with respect to any takeover proposal and (B) request all confidential information provided in connection with such discussions be returned or destroyed and shut down any “data room” or analogous access to information. The Company and its subsidiaries further agreed promptly inform its affiliates and its and their respective representatives of the obligations undertaken in regards to acquisition proposals and that they will not, and will direct their representatives to not:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any takeover proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•	engage in, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations regarding any takeover proposal or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal, or furnish to any other individual or entity any non-public information or otherwise afford access to the Company’s books and records in connection therewith (except, in each case, to notify such individual or entity that the Company is not permitted to engage in such discussions);

•	enter into any letter of intent, agreement in principle, memorandum of understanding, Merger Agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any takeover proposal (an “acquisition agreement”);

•	terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement; or

•	resolve, agree or propose to do any of the foregoing.

However, if at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company or any of its representatives receives a written takeover proposal from any individual, entity or group, which did not result from any breach of the Company’s agreement not to solicit takeover proposals, the Company and its representatives may contact such individual, entity or group to clarify the terms and conditions of such takeover proposal. If the Board or any duly constituted and authorized committee of the Board determines in good faith, after consultation with its financial advisor and legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal and with respect to such written takeover proposal, that the failure to take the actions set below would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company and its representatives may, upon notice to Parent and after execution of an acceptable confidentiality agreement with such individual, entity or group:

•	furnish information (including non-public information) with respect to the Company and its subsidiaries to the individual, entity or group who has made such takeover proposal; except that prior to such disclosure the Company will provide to Parent and Carve-out Buyer any written information concerning the Company or any of its subsidiaries that is provided to such individual, entity or group which was not previously provided to Parent, Carve-out Buyer or their respective representatives; and

•	engage in or otherwise participate in discussions or negotiations with the individual, entity or group making such takeover proposal.

The Company must advise Parent and Carve-out Buyer orally and in writing promptly (and in any event within forty-eight hours of receipt thereof) of the receipt by the Company or any of its subsidiaries or any of their respective representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any takeover proposal, or any inquiry, proposal or offer by any individual or entity with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to, a takeover proposal, including providing to Parent and Carve-out Buyer the material terms and conditions thereof. The Company will, and will cause its subsidiaries and their respective representatives to, keep Parent and Carve-out Buyer informed, orally and in writing, on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any takeover proposal, or any inquiry, proposal or offer by any individual or entity with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to, a takeover proposal, including the price and form of consideration and all material terms and conditions (including the identity of the party thereto) of such takeover proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to a takeover proposal, and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such takeover proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to a takeover proposal. The Company and its subsidiaries will not enter into, any confidentiality or other agreement with any individual or entity that prohibits the Company from providing any information to Parent and Carve-out Buyer in accordance with the Merger Agreement.

No Change of Recommendation or Superior Proposal

Except as described below, the Company has agreed that the Board will not (1) fail to include in this proxy statement its recommendation that stockholders adopt the Merger Agreement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Carve-out Buyer, its recommendation of the Merger Agreement, (3) authorize the Company or any of its subsidiaries to enter into an acquisition agreement or enter into an agreement, arrangement or understanding with respect to any takeover proposal, or require the Company to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the Merger Agreement, (4) within five business days following a written request by Parent and Carve-out Buyer (jointly) to the Company following the date any takeover proposal or any material modification thereto is first published or sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the recommendation that stockholders adopt the Merger Agreement; provided, that Parent and Carve-out Buyer may not make any such request on more than one occasion (two, if the date of the special meeting is scheduled to occur within fifteen calendar days) in respect to each material modification of a takeover proposal, (5) fail to recommend against a takeover proposal in connection with a tender offer or exchange offer within ten business days of receipt of the takeover proposal, provided that a customary “stop, look and listen” communication during such 10-business day period will not constitute a failure to recommend against a takeover proposal so long as the Board expressly publicly reaffirms the recommendation in such disclosure, (6) authorize, adopt, approve, endorse, declare advisable or recommend to stockholders of the Company a takeover proposal, or (7) resolve or agree to do any of the foregoing (we refer to the actions listed in (1) through (7) as an adverse recommendation change).

Before the time the Company’s stockholders adopt the Merger Agreement, the Board may, in response to a takeover proposal, take any of the actions described in the preceding paragraph if the Board or any duly constituted and authorized committee of the Board has determined in good faith, after consultation with its financial advisor and legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law, and such takeover proposal constitutes a superior proposal. Nevertheless, prior to taking such action, the Company must comply with the following procedures:

•	the Company must give Parent at least three business days’ prior written notice of its intention to take such action, and include the material terms and conditions of the transaction that constitutes the superior proposal (as defined below), the identity of the individual or entity making such superior proposal and a copy of all of the material transaction documents in respect thereof;

•	the Company must negotiate and cause its representatives to negotiate in good faith (to the extent Parent and Carve-out Buyer wish to negotiate) during such notice period to enable Parent and Carve-out Buyer to propose in writing an offer binding on Parent and Carve-out Buyer to effect revisions to the terms of the Merger Agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

•	following the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith, after consultation with its legal counsel and financial advisor, such binding offer, and must have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect;

•	in the event of any material change to the material terms of such superior proposal, the Company will have delivered to Parent an additional notice consistent with that described in the first bullet above and the notice period will have recommenced, except that the notice period will be at least two business days rather than the three business days otherwise contemplated by the first bullet above; and

•	at or concurrently with taking such action the Company must pay the appropriate termination in full and the Company, its subsidiaries and their respective representatives must not breach the covenants in the Merger Agreement relating to acquisition proposals in any material respect.

In addition, before the time that the Company’s stockholders adopt the Merger Agreement, in the event a material development or material change in the circumstances (other than a takeover proposal) occurs or arises that was not known and not reasonably foreseeable by the Board as of the signing date, the Board may change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Carve-out Buyer its recommendation relating to the merger (we refer to such change as a change of recommendation) if the Board or any duly constituted and authorized committee of the Board has reasonably determined in good faith, after consultation with its financial advisor and legal counsel, that failure to take such action would be inconsistent with the

Board’s fiduciary duties under applicable law and the change of recommendation is not in response to a takeover proposal or a superior proposal or relate to Parent, Carve-out Buyer or their respective affiliates. Before taking such action, the Company and the Board is required to comply with the following procedures:

•	the Board must give Parent at least four business days’ prior written notice of its intention to take such action and must describe the reasons for the change of recommendation;

•	the Company must negotiate, and cause its representatives to negotiate, in good faith (to the extent Parent and Carve-out Buyer wish to negotiate) with Parent and Carve-out Buyer during such notice period after giving any such notice, to enable Parent and Carve-out Buyer to propose in writing an offer binding on Parent and Carve-out Buyer to effect revisions to the terms of the Merger Agreement in such a manner that would obviate the need for making a change of recommendation; and

•	at the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith such binding offer, and must have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a change of recommendation would be inconsistent with the Board’s fiduciary duties under applicable law.

Nothing contained in the Merger Agreement prohibits the Company or the Board from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (2) from making any other disclosure to the Company’s stockholders if, in the Board’s determination in good faith after consultation with legal counsel, the failure to disclose would be inconsistent with its obligations under applicable law; provided, any such disclosure will be deemed to be a company adverse recommendation change unless the Board expressly reaffirms its recommendation that stockholders adopt the Merger Agreement in such disclosure.

In this proxy statement, we use the term “takeover proposal” to mean: (i) any bona fide inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, share exchange, joint venture, dissolution, liquidation or other similar transaction involving the Company or any of its subsidiaries, (ii) any bona fide inquiry, proposal or offer to acquire in any manner, in a single transaction or a series of related transactions, directly or indirectly, more than 15% of the outstanding Company common stock, (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any subsidiary of the Company, or any sale, lease, exchange, mortgage or other disposition), in a single transaction or a series of related transactions, directly or indirectly, assets or businesses of the Company and its subsidiaries representing more than 15% of the consolidated assets, revenues or net income of the Company and its subsidiaries or (iv) any combination of the foregoing, in each case, other than the merger.

In this proxy statement, we use the term “superior proposal” to mean: a takeover proposal, not solicited, received, initiated or facilitated in violation of the terms of the Merger Agreement, (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, (A) more than 50% of the Company common stock or (B) assets or businesses of the Company and its subsidiaries representing more than 90% of the consolidated assets, revenues or net income of the Company and its subsidiaries, in each case, for consideration consisting of cash and/or securities that is reasonably capable of being completed as proposed on a timely basis, after taking into account (1) all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and any termination fees, expense reimbursement provisions and whether such takeover proposal is fully financed, and (2) the identity of the individual or entity making such takeover proposal, and (ii) that the Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account all relevant factors (including all the terms and conditions of such takeover proposal, the financing and the Merger Agreement, including any changes to the Merger Agreement proposed by Parent in response to a takeover proposal), is more favorable to the stockholders of the Company than the merger.

Special Meeting

The Company has agreed to, as promptly as practicable following the SEC’s clearance of this proxy statement, establish the earliest reasonably practicable record date, call, give notice of, convene and hold a special meeting of the Company stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement and mail this proxy statement to the stockholders of the Company. The Company, in its sole discretion, may adjourn or postpone the special meeting (1) to the extent necessary to ensure that any supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the special meeting, (2) if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient OM Group common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, or (3) for a single period not to exceed 10 business days, to solicit additional proxies if necessary to obtain the adoption of the Merger Agreement by the Company’s stockholders.

Reasonable Best Efforts

The Apollo Fund Parties, Carve-out Buyer and the Company have agreed that, subject to the terms of the Merger Agreement, before the closing of the merger, they will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the Merger Agreement including (1) the obtaining of all necessary actions or nonactions, notices, petitions, statements, registrations, submissions of information, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (2) obtaining third-party consents to the transactions and financing contemplated by the Merger Agreement and (3) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Additionally, the Apollo Fund Parties, Carve-out Buyer and the Company will use their respective reasonable best efforts to fulfill all conditions precedent to the merger.

The Apollo Fund Parties, Carve-out Buyer and the Company are required to (i) promptly (and in any event no later than June 12, 2015) file all notification and report forms under the HSR Act with respect to the merger and the other transactions contemplated by the Merger Agreement and to use their respective reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly, and in any event no later than June 26, 2015) prepare and file the submissions (or draft submissions where the submission of a draft is customary) required to obtain the approvals of certain jurisdictions set forth in the Merger Agreement and use reasonable best efforts to obtain approval of, or cause the expiration or termination of any applicable waiting periods under any applicable law; and (iii) prepare and file submissions the parties may otherwise agree are required in connection with the merger and the other transactions contemplated by the Merger Agreement, and supply to any governmental entity, or other party hereto with respect to any filing or submission contemplated by the Merger Agreement, as promptly as practicable any additional information or documents necessary pursuant to the terms of the Merger Agreement.

In addition to the foregoing, the Company, Carve-out Buyer and the Apollo Fund Parties have agreed, subject to certain exceptions, that each party will promptly consult with the other parties to the Merger Agreement with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, inform and consult with each other regarding communication from any governmental entity. Subject to certain exceptions set forth in the Merger Agreement, the parties to the Merger Agreement have agreed to permit counsel for the other party reasonable access opportunity to review in advance any proposed notifications or filings and any written communications or submissions to any governmental entities.

Indemnification and Insurance

From and after the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent and Carve-out Buyer will cause the surviving corporation, or, in the case of Carve-out Buyer, any subsidiary transferred to Carve-out Buyer to indemnify and hold harmless each current and former director or officer of the Company or any subsidiary or any person who, while a director or officer of the Company or its subsidiaries, serves or served at the request of the Company or any subsidiary as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators, with respect to any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such individual in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that the Company would have been permitted under applicable law and its articles of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such individual (and advance expenses as incurred to the fullest extent permitted under applicable law).

Except as set forth in the Merger Agreement, for a period of no less than six years from the effective time, Parent is required to cause the surviving corporation to maintain, and the surviving corporation must maintain, in effect certain specified policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger. In satisfaction of this obligation after the effective time of the merger, the surviving corporation is not obligated to pay in the aggregate for such coverage more than 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case the surviving corporation shall purchase as much coverage as reasonably practicable for such amount. The Company may, before the effective time of the merger, purchase and prepay a six-year prepaid director and officer insurance “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current director and officer insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring before the effective time of the merger, provided that the premium for such prepaid policy will not exceed 300% of the current aggregate annual premium paid by the Company for the existing policy. Parent and the Company also agreed that any such director and officer insurance tail policy purchased by the Company will satisfy all of Parent’s obligations to purchase director and officer insurance pursuant to the Merger Agreement.

Employee Benefit Matters

The Merger Agreement provides that for a period of one year from and after the effective time of the merger, (1) Carve-out Buyer will provide, or will cause to be provided, to non-union employees of the Carve-out Business operated and conducted by OM Group and its subsidiaries prior to the merger (the “Carve-out Non-Union Employees”) and (2) Parent will provide, or will cause to be provided, to all other non-union employees (the “OM Group Non-Union Employees”), in each case, (a) base compensation and annual cash bonus opportunities that, in each case, are no less favorable in the aggregate than those provided to the applicable employees immediately before the effective time of the merger and (b) employee benefits (other than any equity based compensation or equity based benefits) that are substantially comparable in the aggregate to such benefits as were provided to the applicable employees immediately before the effective time of the merger. The Merger Agreement also provides that Carve-out Buyer and Parent, as applicable, will comply with the collective bargaining agreements applicable to the union employees of the Carve-out Business, OM Group and its subsidiaries.

Further, the Merger Agreement provides that, with certain exceptions, Carve-out Buyer and Parent will cause any employee benefit plans in which the Carve-out Non-Union Employees and the OM Group Non-Union Employees, as applicable, participate following the effective time of the merger to:

•	except in respect of any (1) equity based compensation or benefit plans or (2) defined benefit pension plans, recognize each such employee’s service with OM Group or its subsidiaries and their respective predecessors prior to the effective time of the merger for purposes of vesting, eligibility and level of benefits to the same extent such service was recognized under a comparable plan of OM Group or its subsidiaries prior to the effective time of the merger (or to the extent there is not a similar employee benefit plan of OM Group, to the same extent such service was recognized under the OM Group tax-qualified defined contribution 401(k) plan);

•	allow each such employee to be immediately eligible to participate in any employee benefit plan maintained by Carve-out Buyer or Parent, as applicable, to the extent coverage under such plan is comparable to a plan of OM Group or its subsidiaries in which such employee participated immediately prior to the effective time of the merger;

•	waive any exclusion for pre-existing conditions under any medical, dental, pharmaceutical or vision plan maintained by Carve-out Buyer or Parent, as applicable, to the extent such limitation would have been waived or satisfied under a comparable plan of OM Group or its subsidiaries; and

•	recognize any eligible expenses incurred under any comparable benefit plan of OM Group or its subsidiaries under plans maintained by Carve-out Buyer or Parent, as applicable, in the plan year in which the merger occurs for purposes of deductible, coinsurance and out-of-pocket expense requirements.

Pursuant to the Merger Agreement, Carve-out Buyer and Parent, as applicable, will pay annual bonuses under the AIP and any other OM Group bonus, sales or cash incentive plan to certain specified Carve-out Non-Union Employees and the OM Group Non-Union Employees (1) if the effective time of the merger occurs prior to December 31, 2015, on a pro-rated basis at 100% of target by January 10, 2016 or (2) if the effective time of the merger occurs after December 31, 2015, at 100% of target, in the ordinary course of business but in no event later than February 1, 2016, or within 10 days of the effective time of the merger, in each case unless any such employee is terminated other than for cause (as defined in the applicable Change in Control Agreement or, if there is none, the OM Group Salaried Severance Plan), in which case such bonus amounts will be paid to such terminated employee within 10 days of termination of employment. For all other Carve-out Non-Union Employees and OM Group Non-Union Employees, such bonuses will be calculated and paid on the regularly scheduled payment date in accordance with the terms of each applicable plan and the ordinary course of business.

The provisions described above are solely for the benefit of the parties to the Merger Agreement and do not confer upon any individual any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever. Nothing in the Merger Agreement (1) amends any benefit plan of OM Group, Carve-out Buyer or Parent, (2) prohibits OM Group, Carve-out Buyer or Parent or any of their affiliates from amending or terminating any benefit plan or (3) requires Carve-out Buyer or Parent to replicate any benefit provided under any benefit plan of OM Group or its subsidiaries.

Financing

Parent’s Financing

Parent will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Equity Financing and the Apollo Loan Facilities on the terms and conditions described in the equity commitment letter and the Apollo Commitment Letter on or prior to the closing of the merger, including maintaining in effect the equity commitment letter and the Apollo Commitment Letter and using reasonable best efforts to, as promptly as possible:

(i)	satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the equity commitment letter and the Apollo Commitment Letter that are to be satisfied by Parent and its subsidiaries (including consummating the Equity Financing pursuant to the terms of the equity commitment letter);

(ii)	negotiate and enter into definitive agreements with respect to Parent’s financing on the terms and conditions contemplated by the equity commitment letter and the Apollo Commitment Letter, or on such other terms that acceptable to Parent’s financing sources; and

(iii)	consummate Parent’s financing at or prior to the closing.

Parent will give the Company and Carve-out Buyer prompt written notice:

•	of any material breach or material default by any party to any commitment letter or other debt document of which Parent becomes aware;

•	if and when Parent becomes aware that any portion of the financing by any commitment letter that is necessary to consummate the closing will not be available;

•	of the receipt of any written notice or other written communication from any party to any commitment letter or other debt document with respect to any material breach, material default, termination or repudiation by any party to any commitment letter or other debt document,

•	if for any reason Parent or any of its affiliates believes in good faith that it will not be able to obtain any portion of the financing subject to the conditions, in the amount, within the timing and from the sources contemplated by any commitment letter; and

•	of any expiration or termination of any commitment letter or other debt document.

If any portion of Parent’s financing that is necessary to consummate the closing of the merger becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the commitment letter, Parent must use its reasonable best efforts to arrange to obtain alternative equity or debt financing in an amount sufficient to replace any unavailable portion of its financing as promptly as practicable following the occurrence of such event. In the event that Parent has obtained substitute financing, the proceeds of which are received on the closing date and which amount substitutes an equivalent amount of the debt financing described above, references to the financing for the purposes of sufficient funding representation and for any financing cooperation to be provided by the Company shall be deemed to include such substitute financing.

Parent will comply in all material respects with the equity commitment letter and each of the debt documents and enforce in all material respects its rights under the equity commitment letter and each of the debt documents.

Parent will not, without the Company’s prior written consent, permit any amendment or modification to be made to the equity commitment letter. Parent will not, without the Company’s prior written consent, permit any material amendment or modification to be made to the Apollo Commitment Letter or any other debt document if such amendment or modification would:

(i)	reduce the aggregate amount of the debt financing to an amount that is insufficient for the financing purposes under the Merger Agreement, unless such reduction is matched with an equal increase of the Equity Financing; or

(ii)	impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing in a manner that would be reasonably expected to materially delay or prevent the consummation of the merger, make the funding of Parent’s financing materially less likely to occur or materially and adversely impact (a) the ability of Parent to enforce its rights under the debt documents and to consummate the transactions contemplated by the Merger Agreement or (b) the likelihood of the consummation of the transactions contemplated by the Merger Agreement.

The obtainment of financing is not a condition to the closing of the merger, and the Apollo Fund Parties must consummate the transactions contemplated by the Merger Agreement irrespective of the availability of the financing arrangement.

Parent is not required to seek equity financing from any source other than the Apollo Investors or in an amount in excess of the equity commitment letter. Parent is not required to pay any material fees in excess of those contemplated by the equity commitment letter or the Apollo Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

Carve-out Buyer’s Financing

Carve-out Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Carve-out Term Facility on the terms and conditions described in the Carve-out Commitment Letter on or prior to the closing of the merger, including maintaining in effect the Carve-out Commitment Letter and using reasonable best efforts to, as promptly as possible:

(i)	satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Carve-out Commitment Letter that are to be satisfied by Carve-out Buyer and its subsidiaries;

(ii)	negotiate and enter into definitive agreements with respect to the Carve-out Buyer’s financing on the terms and conditions contemplated by the Carve-out Commitment Letter, or on such other terms that are acceptable to Carve-out Buyer’s financing sources; and

(iii)	consummate the financing at or prior to the closing.

Carve-out Buyer will give the Company and Parent prompt written notice:

•	of any material breach or material default by any party to any commitment letter or other debt document of which Carve-out Buyer becomes aware which would reasonably be expected to adversely affect the closing of the Carve-out Transactions, the timing thereof or reduce the amount of the financing contemplated by the Carve-out Commitment Letter or other debt document below the amount necessary for the financing purposes relating to the Carve-out Transactions;

•	if and when Carve-out Buyer becomes aware that any portion of the financing contemplated by the Carve-out Commitment Letter that is necessary to consummate the closing of the Carve-out Transactions will not be available;

•	of the receipt of any written notice or other written communication from any party to the Carve-out Commitment Letter or any other debt document with respect to any material breach or material default which would reasonably be expected to adversely affect the closing of the Carve-out Transactions, the timing thereof or reduce the amount of the financing contemplated by the Carve-out Commitment Letter or other debt documents below the amount necessary for the financing purposes relating to the Carve-out Transactions, or any termination or repudiation by any party to the Carve-out Commitment Letter or other debt document,

•	if for any reason Carve-out Buyer or any of its affiliates believes in good faith that it will not be able to obtain any portion of Carve-out Buyer’s financing subject to the conditions, in the amount, within the timing and from the sources contemplated by the Carve-out Commitment Letter or other debt document; and

•	of any expiration or termination of any commitment letter or other debt document.

If any portion of Carve-out Buyer’s financing that is necessary to consummate the closing of the Carve-out Transactions becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the commitment letter, Carve-out Buyer must use its reasonable best efforts to arrange to obtain alternative equity or debt financing in an amount sufficient to replace any unavailable portion of its financing as promptly as practicable following the occurrence of such event. In the event that Carve-out Buyer has obtained substitute financing, the proceeds of which are received on the closing date and which amount substitutes an equivalent amount of the debt financing described above, references to the financing for the purposes of sufficient funding representation and for any financing cooperation to be provided by the Company shall be deemed to include such substitute financing.

Carve-out Buyer will comply in all material respects with each of Carve-out Buyer’s debt documents and enforce in all material respects its rights under the debt documents, in each case except as would not reasonably be expected to adversely affect the closing of the Carve-out Transactions or the timing thereof or reduce the amount of the financing contemplated by the Carve-out Commitment Letter or other debt documents below the amount necessary for the financing purposes relating to the Carve-out Transactions.

Carve-out Buyer will not, without the Company’s and Parent’s prior written consent, permit any material amendment or modification to be made to the Carve-out Commitment Letter or other debt document if such amendment or modification would:

(i)	reasonably be expected to reduce the aggregate amount of the debt financing to an amount that is insufficient for Carve-out Buyer’s financing purposes under the Merger Agreement; or

(ii)	impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing in a manner that would be reasonably expected to materially delay or prevent the consummation of the closing of the merger, make the funding of Carve-out Buyer’s financing materially less likely to occur or materially and adversely impact (a) the ability of Carve-out Buyer to enforce its rights under the debt documents and to consummate the transactions contemplated by the Merger Agreement or (b) the likelihood of the consummation of the transactions contemplated by the Merger Agreement.

Carve-out Buyer may agree to an amendment, supplement or other modification to be made to the Carve-out Commitment Letter or any of Carve-out Buyer’s debt documents or obtain substitute debt or equity financing if such action would not reasonably be expected to materially delay or prevent the timely closing of the Carve-out Transactions. If Carve-out Buyer obtains any substitute equity or debt financing (or if Carve-Out Buyer’s financing is not funded at closing), then PSP must deliver to Carve-out Buyer an equity commitment letter in the form agreed to in the Merger Agreement in an amount equal to the amount of the replacement financing (or the amount not funded at closing). On June 29, 2015, PSP delivered to Carve-out Buyer an equity commitment letter indicating the financing covered by the Carve-out Commitment Letter was being replaced in full by equity financing arranged by PSP.

The obtainment of financing is not a condition to the closing of the Carve-out Transactions, and Carve-out Buyer must consummate the Carve-out Transactions irrespective of the availability of the financing arrangement.

Carve-out Buyer is not required to pay any material fees in excess of those contemplated by the Carve-out Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

Financing Cooperation

Prior to the closing date of the merger, the Company has agreed to use, and will cause its subsidiaries and their representatives to use, their reasonable best efforts, at the sole cost and expense of Parent and Carve-out Buyer, to cooperate with Parent and Carve-out Buyer as necessary and customary in connection with the arrangement of the debt financing or as reasonably requested by Parent and Carve-out Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including using reasonable best efforts to:

•	cause the Company’s senior officers to participate in a reasonable number of meetings, due diligence sessions, presentations, sessions with rating agencies or other customary syndication activities;

•	assist Parent, Carve-out Buyer and their respective financing sources with the preparation of customary materials for rating agency presentations (including obtaining one or more ratings for the Company and its subsidiaries), bank information memoranda and similar documents reasonably necessary in connection with the syndication of the debt financing;

•	cooperate with the marketing efforts of the debt financing;

•	cooperate with any legal opinions that may be reasonably requested in connection with the debt financing;

•	assist Parent and Carve-out Buyer in obtaining surveys and title insurance as reasonably requested by Parent or Carve-out Buyer;

•	furnish Parent and Carve-out Buyer with customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by (1) Parent and Merger Sub to give effect to the transactions contemplated by the Merger Agreement and the financing, to the extent reasonably requested in writing by Parent and such information is available and customary for a bank syndication of the type and nature of the Apollo Commitment Letter; and (2) Carve-out Buyer to give effect to the transactions contemplated by the Merger Agreement and the financing, to the extent reasonably requested in writing by Carve-out Buyer and such information is available and customary for a bank syndication of the type and nature of the Carve-out Commitment Letter;

•	cause the Company’s independent auditors to provide reasonable and customary assistance with the preparation of an unaudited pro forma consolidated balance sheet and related documentation and, upon the request by Parent or Carve-out Buyer, provide customary authorization and representation letters;

•	furnish Parent and Carve-out Buyer with all financial statements, financial data, and other information of the Company of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated in the Apollo Commitment Letter and the Carve-out Commitment Letter;

•	inform Parent and Carve-out Buyer if the Company has knowledge of any facts that would likely require the restatement of any SEC filed financial statements for such financial statements to comply with GAAP;

•	assist Parent and Carve-out Buyer in connection with the preparation of pro forma financial information to the extent required by SEC rules and regulations or reasonably required by the financing sources to be included in any offering documents;

•	assist with the preparation of any pledge and security documents contemplated by the debt financing, and other customary definitive financing documents and otherwise facilitate the pledging of collateral contemplated by the debt financing, as may be reasonably requested by Parent or Carve-out Buyer, provided that no obligation of the Company and its subsidiaries under any such document or agreement and no pledge shall be effective until the closing of the merger;

•	obtain third-party consents to the transactions contemplated by the Merger Agreement and the financing, in each case, as may reasonably be requested by Parent or Merger Sub;

•	take all actions requested by Parent or Carve-out Buyer that are necessary or customary to permit the consummation of the debt financing on the closing date; and

•	at least five business days prior to the closing, provide all documentation and other information about the Company and any of its subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT that is required under the debt commitment letter.

The Company and its subsidiaries will not be required to incur any liability in connection with the financing before the closing of the merger, execute any definitive financing documents before the closing of the merger, take any corporate action to permit the consummation of the financing or provide pro forma financial information, projections, risk factors or other forward-looking statements relating to the financing, subsidiary financial statements or compensation disclosure and analysis required under SEC requirements. The Board and the directors, managers and general partners of the Company’s subsidiaries will not be required to adopt resolutions approving the agreements, documents or instruments pursuant to the financing. Parent and Carve-out Buyer have agreed to severally indemnify the Company and its affiliates and representatives from liability in connection with the financing arrangements, subject to certain exceptions.

Marketing Period

The marketing period will be the first period of 20 consecutive calendar days (subject to certain exceptions) after the signing date (1) throughout the end of which Parent and Carve-out Buyer shall have the required financial information with the requirements specified in the Merger Agreement and throughout which the required financial information is compliant, and (2) all of Parent’s and Carve-out Buyer’s conditions to closing of the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing).

The marketing period will not commence and will not be deemed to have commenced if, on or before the completion of such 20 consecutive calendar day period comprising the marketing period, either:

•	the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recent annual report;

•	the Company issues a public statement indicating its intent to restate any historical financial statements of the Company;

•	the required financial information ceases to be compliant with requirements specified in the Merger Agreement at any time during the marketing period; or

•	the Company shall have been delinquent in filing any financial statement required to be filed with the SEC by the date required under the securities laws.

The marketing period will end on the earlier date on which the debt financing is consummated or in which the marketing period is satisfied under the terms of the debt commitment letters (unless any of the events listed above occurs). If at any time the Company in good faith believes that it has provided the required financial information, it may deliver a written notice to that effect, in which case the requirement above will be deemed to have been satisfied as of the date of such notice, unless Parent and Carve-out Buyer in good faith reasonably believe otherwise and deliver a written notice to the Company to that effect within three business days.

Pre-Closing Restructuring

Prior to the closing of the merger, the Company must use reasonable best efforts to restructure the Company as set forth on the steps plan included in the Company Disclosure Letter, and to engage in such other transactions related to such steps plan as may be reasonably requested by Parent and Carve-out Buyer so long as such transactions would not reasonably be anticipated to result in any material impact to the Company or materially delay or otherwise materially impede the closing of the merger. In the event the closing of the merger does not occur, Parent shall reimburse the Company for all documented and reasonable costs and expenses incurred as a result of the taking of any transactions that are not set forth on the steps plan but are otherwise reasonably requested by Parent and Carve-out Buyer.

Carve-out Transactions Matters

The Company must cooperate with Carve-out Buyer and Parent and Merger Sub and use reasonable best efforts, and must cause its affiliates to cooperate and use reasonable best efforts, to cause the closing of the Carve-out Transactions (or parts of it) to occur immediately after the closing of the merger and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carve-out Transactions without the prior written consent of Parent and Carve-out Buyer; provided, that the Company will not be required to take any corporate action, including any reorganization not permitted by the steps plan, or to execute any document or other instrument or to incur any liability that is not conditioned upon the closing of the merger.

Additionally, Apollo Management and PSP and its affiliates have agreed to exclusivity with respect to the acquisition of OM Group and its subsidiaries from and after the date of the Merger Agreement until the earlier of (i) the closing of the merger and (ii) the date that is twelve months following the date of the valid termination of the Merger Agreement. If the Merger Agreement is terminated, then during the time period set forth in the preceding sentence, (i) Apollo may acquire all of the Company so long as it does not sell the SC Business to any Person other than PSP and (ii) PSP may acquire the SC Business so long as such acquisition is not part of, directly or indirectly, any other transaction or series of related transactions to acquire all or any portion of the Company.

Intellectual Property Title Defect Correction Actions

Until the closing date, to the extent that any material intellectual property of the Company is not in the current legal name of the Company or its subsidiaries, is subject to a chain of title defect, or is subject to any form of encumbrance not permitted by the Merger Agreement, the Company must, and must cause each of its subsidiaries to use its reasonable best efforts to cooperate with and assist Parent in curing such title defects. The Company and each of its subsidiaries shall be responsible for and pay its own expenses incurred as a result of such cooperation and assistance in connection therewith. The failure by the Company to take such actions shall not prevent the closing of the merger.

Tax Returns and other Tax Filings

Parent is entitled to request, and, subject to the Company’s consent (not to be unreasonably withheld, delayed or conditioned), the Company and each of its subsidiaries will cooperate with Parent in connection with and cause, at Parent’s sole expense, the filing of tax returns, tax ruling requests, and such other filings, and to take such other administrative or ministerial actions, in each case, with respect to taxes as Parent may reasonably determine are necessary or useful to effectuate the transactions contemplated by the Merger Agreement and/or to mitigate any tax costs associated with the transactions contemplated by the Merger Agreement and related restructuring requirements. In the event the Merger Agreement is terminated, Parent must indemnify the Company for any and all losses, liabilities, costs and expenses related thereto.

Audited Financial Statements of SC Business

Between the date of the Merger Agreement and the closing of the merger, (a) the Company and Carve-out Buyer will use their reasonable best efforts to prepare (i) audited annual consolidated or consolidating (as the parties shall determine) financial statements of the SC Business, and (ii) unaudited quarterly consolidated or consolidating financial statements of the SC Business and (b) Carve-out Buyer shall use its reasonable best efforts to prepare, and the Company shall use its reasonable best efforts to cooperate with the preparation of, pro forma financial information for the SC Business, on a stand-alone basis (collectively, “Carve-out Financial Statements”). The audited portions of the Carve-out Financial Statements will cover the fiscal year ended December 31, 2014, the unaudited portion of the Carve-out Financial Statements will cover each interim quarterly period thereafter until the closing of the merger and the pro forma portions of the Carve-out Financial Statements will cover both periods.

Conditions to Completion of the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding OM Group common stock entitled to vote to adopt the Merger Agreement;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	the obtainment of all required government consents and the conclusion of any applicable waiting periods; and

•	the absence of any restraining orders.

The obligation of the Apollo Fund Parties to effect the merger and the other transactions contemplated by the Merger Agreement, and the obligation of Carve-out Buyer to effect the other transactions contemplated by the Merger Agreement (to the extent applicable), are further subject to the satisfaction, or waiver by the Apollo Fund Parties and Carve-out Buyer, at or before the effective time of the merger of the following conditions:

•	the representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.1(b) (Good Standing), Section 3.2 (Authorization), Section 3.3 (Consents), Section 3.4(a) (Capitalization), Section 3.4(d) (Dividends), Section 3.19 (Financial Opinions), Section 3.20 (Brokers) and Section 3.27(b) (Sanctioned Countries) of the Merger Agreement will be true and correct in all respects (except for any failures in the accuracy of the representations and warranties in Section 3.4(a) and Section 3.27(b) that are de minimis in nature) as of the signing date and as of the closing date as though made as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case as of such specified date). The representations and warranties of the Company contained in Section 3.4(b) (Subsidiaries), Section 3.4(c) (Powers of Attorney), Section 3.4(f) (Capital Stock), Section 3.10(b) (Government Contracts), Section 3.27(a) (Anti-boycott), Section 3.27(c) (Anti-corruption Actions), Section 3.27(d) (Anti-corruption Allegations) and Section 3.27(e) (Anti-corruption Procedures) will be true and correct in all material respects (without giving effect to any materiality qualifiers in such representations and warranties) as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case as of such specified date). All other representations and warranties of the Company contained in the Merger Agreement will be true and correct (without giving effect to any material adverse effect or other materiality qualifications therein) as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case as of such specified earlier date), except whether the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect. Parent and Carve-out Buyer also must receive at the closing a certificate signed on behalf of the Company by the chief executive officer or any other senior executive officer of the Company that the conditions set forth in this clause have been satisfied;

•	the Company must have in all material respects performed or complied with each of the covenants and agreements contained in the Merger Agreement to be performed or complied with by it before or on the closing date of the merger;

•	Parent and Carve-out Buyer also must receive at the closing a certificate signed on behalf of the Company by the chief executive officer or any other senior executive officer of the Company that certain conditions to the merger have been satisfied;

•	since the date of the Merger Agreement, there must not have occurred any material adverse effect on the Company. Parent and Carve-out Buyer also must receive at the closing a certificate signed on behalf of the Company by the chief executive officer or any other senior executive officer of the Company that the conditions set forth in this clause have been satisfied; and

•	Parent and Carve-out Buyer must have received customary payoff letters relating to certain indebtedness of the Company.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or before the closing date of the merger of the following conditions:

•	the representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Consents), Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.3 (Consents) of the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case as of such specified date). All other representations and warranties of the Apollo Fund Parties and Carve-out Buyer contained in the Merger Agreement will be true and correct (without giving effect to any material adverse effect or other materiality qualifications therein) as of the signing date and as of the closing date as though made on and as of the closing date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case as of such specified earlier date), except whether the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect;

•	each Apollo Fund Party and Carve-out Buyer must have performed or complied in all material respects with each of the covenants and agreements contained in the Merger Agreement to be performed or complied with by it before or on the closing date of the Merger Agreement; and

•	each Apollo Fund Party and Carve-out Buyer must have furnished the Company with a certificate dated the closing date of the merger signed on its behalf by its Chief Executive Officer or another senior executive officer to the effect that the foregoing conditions have been satisfied.

Neither of Parent, Merger Sub or Carve-out Buyer, on the one hand, nor the Company, on the other hand, may rely on the failure to satisfy any conditions to closing in order to excuse it from its obligation to effect the merger and the other transactions contemplated by the Merger Agreement if such failure was caused primarily by such party’s breach of the Merger Agreement or the Carve-out Agreements.

The parties have agreed that any assertion as to whether there has occurred a material adverse effect with respect to the SC Business may be made solely by Carve-out Buyer and with respect to the OMB Business may be made solely by Parent.

Termination

The Merger Agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger, even after the adoption of the Merger Agreement by the Company’s stockholders:

•	by mutual written consent of Parent, Merger Sub, Carve-out Buyer and the Company;

•	by either Parent and Carve-out Buyer (jointly) or the Company if:

•	the merger has not been consummated (i) on or before November 30, 2015 (as such date may be extended pursuant to clause (ii)), the “termination date”), or (ii) if all conditions to closing except for the obtainment of all governmental consents have been satisfied by the termination date and one of the parties elects to extend the termination date, on or before February 29, 2016, except that if any party has breached in any material respect any provision of the Merger Agreement and that breach is the principal cause of the failure to consummate the merger, this right to terminate will not be available to the breaching party;

•	any order that is final and nonappealable has been issued or taken by a governmental entity restraining or otherwise prohibiting consummation of the merger, except that the party seeking to terminate the Merger Agreement as a result of such order must have used all reasonable best efforts to the extent required by the Merger Agreement to prevent the entry of such order; or

•	the special meeting (including any adjournments and postponements thereof) concludes without the adoption of the Merger Agreement by the Company’s stockholders due to the failure to obtain the required vote of the holders of the OM Group common stock;

•	by Company before the approval of the Merger Agreement by the Company’s stockholders in order to concurrently enter into an acquisition agreement with respect to a superior proposal, provided, that the Company has complied with its acquisition proposals covenants and has paid or will concurrently pay the termination fees due under the Merger Agreement;

•	by Parent and Carve-out Buyer (jointly) before the approval of the Merger Agreement by the Company’s stockholders if the Board has made an adverse recommendation or a change of recommendation;

•	by Company if there has been a material breach of any of the covenants or material failure to be true of any of the representations or warranties on the part of Parent or Carve-out Buyer, which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any of the conditions to the Company’s obligation to effect the merger and (2) that is not cured within the earlier of (A) termination date and (B) 30 business days following written notice to Parent and Carve-out Buyer (such breach, a “purchaser material breach”), provided, that (x) the Company must have given Parent written notice, delivered at least 30 business days before such termination (or promptly, if such notice is given within 30 business days of the termination), stating the Company’s intention to terminate the Merger Agreement and (y) the Company will not have the right to terminate the Merger Agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	by Parent and Carve-out Buyer, if there has been a material breach of any covenants or material failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any condition to Parent’s, Merger Sub’s or Carve-out Buyer’s obligation to effect the merger and (2) that is not cured within the earlier of (A) the termination date and (B) 30 business days following written notice to the Company, provided, that Parent must have given the Company written notice, delivered at least 30 business days prior to such termination (or promptly, if such notice is given within 30 business days of the termination date), stating Parent’s and Carve-out Buyer’s intention to terminate the Merger Agreement; provided, further that Parent and Carve-out Buyer will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Carve-out Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	by Company, by giving written notice to Parent if (1) the marketing period has ended, (2) all the conditions to Parent’s, Merger Sub’s and Carve-out Buyer’s obligation to effect the merger and the other transactions contemplated by the Merger Agreement (other than conditions that are to be satisfied by actions taken at the closing of the merger) are satisfied, (3) the Company provides written notice to Parent and Carve-out Buyer that all conditions to the Company’s obligation to effect the merger are satisfied, (4) Parent, Merger Sub and Carve-out Buyer fail to consummate the closing of the merger on the third business day after the satisfaction or waiver of all of the conditions of closing or on such other date as is mutually agreeable in writing to the parties to the Merger Agreement and (5) at all times during such three business day period, the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the Merger Agreement.

A terminating party must provide written notice of termination to the other parties specifying the reason for such termination.

Effect of Termination

The Company is required to pay Parent and Carve-out Buyer a termination fee (as defined below) in the event that the Merger Agreement is validly terminated:

•	by Parent and Carve-out Buyer (jointly), before the special meeting, after the Board has made an adverse recommendation or a change of recommendation;

•	by Company, before the adoption of the Merger Agreement by the Company’s stockholders, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; or

•	either by the Company or by Parent and Carve-out Buyer (jointly) because (1) the merger has not been consummated on or before termination date or (2) the special meeting (including any adjournments or postponements) has concluded, the Company’s stockholders have voted and the required stockholder vote has not been obtained, and:

•	before such termination, a takeover proposal is received by the Company or becomes publicly known; and

•	at any time on or before the twelve-month anniversary of the termination of the Merger Agreement the Company or any of its subsidiaries enters into or consummates a transaction with respect to any takeover proposal or any takeover proposals are consummated (except for the purposes of this bullet, references to 15% in the definition of “takeover proposal” are deemed references to 50%).

“Termination fee” means a cash amount equal to $36,575,000, except in the event that the Merger Agreement is terminated prior to the No-Shop Period Start Date or after the No-Shop Period Start Date in order to enter into a definitive agreement with respect to a takeover proposal with an excluded party, then “termination fee” means an amount in cash equal to $18,300,000. “Excluded party” means any individual or entity, or group of individuals or entities from whom the Company has received a takeover proposal prior to the No-Shop Period Start Date that the Board or a duly constituted committee thereof determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to lead to a superior proposal.

The Company is required to pay to each of Parent and Carve-out Buyer the reasonable and documented out of pocket fees and expenses incurred by such party in connection with the Merger Agreement and the transactions contemplated thereby, in an amount not to exceed $7,500,000 to each of Parent and Carve-out Buyer, in the event that the Merger Agreement is terminated by Parent and Carve-out Buyer if there has been a material breach of any covenants or material failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate, (1) would result in a failure of any condition to Parent’s, Merger Sub’s or Carve-out Buyer’s obligation to effect the merger and (2) that is not cured within the earlier of (A) the termination date and (B) 30 business days following written notice to the Company; provided, that Parent must have given the Company written notice, delivered at least 30 business days prior to such termination (or promptly, if such notice is given within 30 business days of the termination date), stating Parent’s and Carve-out Buyer’s intention to terminate the Merger Agreement; provided, further that Parent and Carve-out Buyer will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Carve-out Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Parent and Carve-out Buyer are required to pay the Company a reverse termination fee in the form of a cash amount equal to $62,700,000 in the event that the Merger Agreement:

•

is validly terminated by Company, by giving written notice to Parent if (1) the marketing period has ended, (2) all the conditions to Parent’s, Merger Sub’s and Carve-out Buyer’s obligation to effect the merger and the other transactions contemplated by the Merger Agreement (other than conditions that are to be satisfied by actions taken at the closing of the merger) are satisfied, (3) the Company provides written notice to Parent and Carve-out Buyer that all conditions to the Company’s obligation to effect the merger are satisfied, (4) Parent, Merger Sub and Carve-out Buyer fail to consummate the closing of the merger on the third business day after the satisfaction or waiver of all of the conditions of closing or on such other date as is mutually agreeable in writing to the parties to the Merger Agreement and (5) at all times during such three business day period, the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the Merger Agreement; or

•	is validly terminated:

•	by the Company if there has been a purchaser material breach; provided that (x) the Company must have given Parent written notice, delivered at least 30 business days before such termination (or promptly, if such notice is given within 30 business days of the termination date), stating the Company’s intention to terminate the Merger Agreement and (y) the Company will not have the right to terminate the Merger Agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	by either Parent and Carve-out Buyer (jointly) or the Company if:

•	the merger has not been consummated on or before termination date; or

•	any order that is final and nonappealable has been issued or taken by a governmental entity restraining or otherwise prohibiting consummation of the merger, except that the party seeking to terminate the Merger Agreement as a result of such order must have used all reasonable best efforts to the extent required by the Merger Agreement to prevent the entry of such order;

and all of the following are true:

•	the Company could have terminated the agreement due to a purchaser material breach; provided that (x) the Company must have given Parent written notice, delivered at least 30 business days before such termination (or promptly, if such notice is given within 30 business days of the termination date), stating the Company’s intention to terminate the Merger Agreement and (y) the Company will not have the right to terminate the Merger Agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	the Company’s stockholders have voted to adopt the Merger Agreement; and

•	the Company has not, subject to the qualifications set forth in the Merger Agreement, breached its representations, warranties or covenants to be complied with before or on the closing date or experienced a Material Adverse Effect.

In the event that a reverse termination fee is due pursuant to the prior paragraph, Parent will be required to pay 72% of such reverse termination fee and Carve-out Buyer will be required to pay 28% of such reverse termination fee.

Carve-out Buyer is required to pay the Company the Company expenses (as defined below) in the event that the Merger Agreement is terminated:

•	by either Parent and Carve-out Buyer (jointly) or the Company if either:

•	the merger has not been consummated on or before termination date due to a final and non-appealable order having been issued by a governmental entity preventing the consummation of the Carve-out Transactions; or

•	any order that is final and nonappealable has been issued or taken by a governmental entity restraining or otherwise prohibiting consummation of the merger, except that the party seeking to terminate the Merger Agreement as a result of such order must have used all reasonable best efforts to the extent required by the Merger Agreement to prevent the entry of such order;

and both:

•	all conditions to closing have been met except for the obtainment of the required government approvals (and, if the special meeting has not occurred, the stockholders’ adoption of the Merger Agreement); and

•	the sole reason for such termination is that the required governmental approvals with respect to the Carve-out Transactions have not been obtained.

“Company expenses” means the reasonable and documented out of pocket fees and expenses incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed $7,500,000; provided that if such expense reimbursement is solely as a result of the failure to receive the governmental approval with respect to China, such amount will be capped at $3,750,000.

If the termination fee or the reverse termination fee becomes payable and is paid in full by the applicable party, then the termination fee or the reverse termination fee, as applicable, will be the relevant party’s sole and exclusive remedy for monetary damages under the Merger Agreement.

Amendment and Waivers

Subject to applicable law and the rules and regulations of the NYSE, and in accordance with the immediately following sentence, the Merger Agreement may be amended by the parties by action taken or authorized by or on behalf of their respective boards of directors, at any time before the closing date of the merger, whether before or after adoption of the Merger Agreement by the stockholders of the Company and Merger Sub, except that, after adoption of the Merger Agreement by the stockholders of the Company, no amendment may be made that by law or in accordance with the rules and regulations of the NYSE requires the further approval of the stockholders of the Company without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties, with noted exceptions related to financing. At any time before the effective time of the merger, Parent and Carve-out Buyer may (1) extend the time for the performance of any of the obligations or other acts of the Company, (2) waive any inaccuracies in the representations and warranties by the Company in the Merger Agreement, and (3) subject to the requirements of applicable law, waive compliance by the Company with any of the agreements or conditions in the Merger Agreement. Any such extension or waiver will be valid only if in writing signed by the party or parties to be bound thereby.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles or rules of conflicts of laws.

Jurisdiction

The parties will not bring, or permit any of their affiliates to bring or support any person in any action, suit or proceeding involving any of the financing sources in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Except as specifically set forth otherwise, all claims or causes of action involving any of the financing sources will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Subject to the foregoing, the parties have irrevocably agreed that any action, suit or proceeding based upon, arising out of or related to the Merger Agreement or the Transactions and the rights and obligations arising thereunder, or for recognition and enforcement of any judgment in respect of the Merger Agreement or the Transactions and the rights and obligations arising thereunder brought by any other party thereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery (or, in the event (but only in the event) the Delaware Court of Chancery does not have subject matter jurisdiction over such action, suit or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such action, suit or proceeding, any Delaware state court sitting in New Castle County).

Specific Performance

The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that each party is entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of any provision of the Merger Agreement and (ii) an injunction restraining any breach or threatened breach of any provision of the Merger Agreement.

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, the Company will not be entitled to enforce specifically the obligation to cause all or a portion of the equity financing to be funded or otherwise cause Parent, Merger Sub or Carve-out Buyer to consummate the merger, the Carve-out Transactions, the financing or the other transactions contemplated by the merger unless:

•	all conditions to Parent’s and Carve-out Buyer’s obligation to effect the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing);

•	Parent has received its’ debt financing in full, or such full amount would be funded to Parent at the closing if Parent’s equity financing is funded;

•	Carve-out Buyer has received its debt financing in full or such full amount will be funded to Carve-out Buyer at the closing;

•	the Company has unconditionally confirmed in writing to Parent and Carve-out Buyer that all conditions to the Company’s obligation to effect the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing);

•	the Company has unconditionally confirmed in writing to Parent and Carve-out Buyer that if specific performance is granted and the financing are funded, then the closing would occur; and

•	Parent, Carve-out Buyer and Merger Sub fail to complete the closing within two business days after the Company’s delivery of such written confirmation.

The Company may pursue both a grant of specific performance and the payment of damages, but will not be entitled or permitted to receive an award of damages if specific performance is awarded and consummation of the merger occurs and will not be entitled or permitted to receive an award of specific performance if damages are awarded.

Non-Recourse

The Merger Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated by the Merger Agreement may only be brought against, the parties to the Merger Agreement, and then only with respect to the specific obligations set forth in the Merger Agreement with respect to any such party (or, with respect to the guarantors, set forth in the guarantee or equity commitment letter).

Waiver of Jury Trial

Each of the parties to the Merger Agreement irrevocably waived any and all right to trial by jury in any legal proceeding between the parties (or the providers of the financing or any of their affiliates or representatives) arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

THE CARVE-OUT TRANSACTIONS

Structure of the Carve-out Transactions

At the effective time of the merger, OM Group will be acquired by Parent by means of a merger of Merger Sub with and into OM Group. As a result of the merger, OM Group will become a wholly owned indirect subsidiary of Parent and the direct and the indirect subsidiaries of OM Group, including the subsidiaries comprising the Carve-out Business, will become wholly owned indirect subsidiaries of Parent.

The Carve-out Transactions will be completed in two steps. Immediately after the effective time of the merger, Parent will sell to Carve-out Buyer the Carve-out Business, with the exception of a certain Malaysian subsidiary and any related assets involved in the operations of the Carve-out Business (the “Carve-out Closing”). At the Carve-out Closing, Parent and Carve-out Buyer will enter into a separate purchase agreement and a transition services agreement relating to the purchase and sale of the Malaysian subsidiary and assets of the Carve-out Business. The closing of the purchase and sale of the Malaysian subsidiary and assets of the Carve-out Business will take place on January 15, 2016 or at such other time as may be agreed by Parent and Carve-out Buyer. The closing of the Carve-out Transactions is conditioned on the closing of the merger. As a result of the Carve-out Transactions, the Carve-out Business will be owned by Carve-out Buyer and Carve-out Buyer will assume, as mutually agreed by Parent and Carve-out Buyer, certain liabilities primarily related to the Carve-out Business and certain other liabilities of the Company that are not primarily related to the Carve-out Business.

Consideration to be Received in the Carve-out Transactions

Following the merger, Carve-out Buyer will acquire the entire Carve-out Business pursuant to the Carve-out Transactions from Parent in two separate transactions for approximately $365 million. No holder of shares of OM Group’s common stock will be entitled to receive any consideration in connection with the Carve-out Transactions.

MARKET PRICE OF OM GROUP COMMON STOCK

OM Group common stock is listed on the NYSE under the symbol “OMG”. The following table sets forth on a per share basis the low and high closing sale prices of OM Group common stock as reported on the NYSE composite transactions reporting system.

	Low	High	Dividends
Fiscal year ended December 31, 2015
First Quarter	27.01	31.24	0.083
Second Quarter (through July 9, 2015)	26.54	34.79	0.00
Fiscal year ended December 31, 2014
Fourth Quarter	22.43	30.53	0.075
Third Quarter	24.68	33.55	0.075
Second Quarter	28.50	33.48	0.075
First Quarter	31.05	36.76	0.075
Fiscal year ended December 31, 2013
Fourth Quarter	31.80	36.41	0.00
Third Quarter	28.42	33.78	0.00
Second Quarter	22.48	31.83	0.00
First Quarter	22.39	28.64	0.00

The closing price of OM Group common stock on the NYSE on May 29, 2015, the last trading day prior to the public announcement of the execution of the Merger Agreement was $26.54 per share. The closing price of OM Group common stock on the NYSE on July 9, 2015, the most recent practicable date prior to the date of this proxy statement, was $34.50 per share. As of the close of business on July 9, 2015, OM Group had 30,982,141 shares of OM Group common stock issued and outstanding and OM Group had approximately 779 holders of record. A number of OM Group common stockholders have their shares in street name; therefore, OM Group believes that there are substantially more beneficial owners of OM Group common stock. You are encouraged to obtain current market prices of OM Group common stock in connection with voting your shares of OM Group common stock.

OM Group sometimes pays cash dividends to holders of record of OM Group common stock. OM Group did not declare or pay any dividends on its common stock in fiscal 2013. OM Group declared and paid a quarterly dividend of $0.075 in each quarter of fiscal 2014. OM Group declared and paid a dividend of $0.083 for the first quarter of 2015. From the signing date of the Merger Agreement until the effective time of the merger, the Company and its subsidiaries are not permitted to declare, set aside for payment, establish a record date for, authorize or pay any dividends on or make any distribution with respect to the Company’s or its subsidiaries’ outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except dividends and distributions paid by wholly owned subsidiaries of the Company to the Company or to any of its wholly owned subsidiaries.

OM GROUP COMMON STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owners of more than 5% of the Company’s common stock as of July 9, 2015 (except as noted below).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc.(1) 40 East 52nd Street New York, New York 10022	3,198,835	10.3%
Common Stock	Dimensional Fund Advisors(2) Building One 6300 Bee Cave Road Austin, Texas 78746	2,681,630	8.7%
Common Stock	Capital Research Global Investors(3) 333 South Hope Street Los Angeles, California 90071	2,295,000	7.4%
Common Stock	The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,027,310	6.5%

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed on January 9, 2015 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in the Schedule 13G/A: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. BlackRock, Inc. has sole voting power over 3,097,331 shares of our common stock, and sole investment power over 3,198,835 shares of our common stock. BlackRock Fund Advisors beneficially owns five percent or greater of our shares of outstanding common stock as of July 9, 2015.
(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 5, 2015 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,595,077 shares and sole investment power as to 2,681,630 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(3)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 13, 2015 by Capital Research Global Investors (CRGI), a division of Capital Research and Management Company

(CRMC). CRGI has sole investment and voting power over, and is deemed to be the beneficial owner of, 2,295,000 shares or 7.4% of our common stock outstanding as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. One or more clients of CRGI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. CRGI held more than five percent of our outstanding common stock as of December 31, 2014 on behalf of its client, SMALLCAP World Fund, Inc.
(4)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has the sole power to vote 41,067 shares of our common stock, the sole power to dispose of 1,988,143 shares of our common stock, and shared power to dispose or direct the disposition of 39,167 shares of our common stock. Vanguard is the parent holding company of Vanguard Fiduciary Trust Company, a wholly owned subsidiary, which is the beneficial owner of 39,167 shares, or less than 1%, of our outstanding common stock, as a result of serving as investment manager of collective trust accounts. Also, Vanguard is the parent holding company of Vanguard Investments Australia, Ltd., a wholly owned subsidiary, which is the beneficial owner of 1,900 shares, or less than 1%, of our outstanding common stock as a result, of serving as an investment manager of Australian investment offerings.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The information that follows is furnished as of July 9, 2015, to indicate beneficial ownership by executive officers and directors of the Company as a group and each named executive officer and director of the Company, individually, of our common stock in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Company securities and ownership of our common stock plus certain other Company securities:

Name of Beneficial Owner	Direct or Indirect Ownership(1)		Exercisable Options(1)	Total(1)	Percent of Class
Hans-Georg Betz	9,141		—	9,141	*
Carl R. Christenson	5,121	(2)	—	5,121	*
Joseph M. Gingo	1,000	(3)	—	1,000	*
Christopher M. Hix	64,131		41,400	105,432	*
Michael V. Johnson	24,975		38,400	64,608	*
David B. Knowles	92,800		43,900	124,267	*
John A. McFarland	2,975	(4)	—	2,975	*
Patrick S. Mullin	16,683	(5)	—	16,683	*
Katharine L. Plourde	11,392		—	11,392	*
Valerie Gentile Sachs	48,875		92,700	141,574	*
Joseph Scaminace	251,477		374,477	625,954	2.0%
Allen Spizzo	------			-----
All executive officers and directors of the Company as a group (consisting of 13 persons)	696,530		878,224	1,574,754	4.6%

*	Less than 1%
(1)	The figures shown in this column exclude dividend equivalents.
(2)	These shares are held by the Carl Christenson 2007 Trust. Mr. Christenson is the trustee and sole beneficiary of the trust.
(3)	These shares are held by the Joseph M. Gingo Trust. Mr. Gingo is the trustee of the Trust.
(4)	These shares are held by the John & Kimberly McFarland Trust. Mr. McFarland and his wife share voting and investment power over the shares.
(5)	Mr. Mullin deferred his 624 shares otherwise payable on April 27, 2015 into OM Group’s deferred compensation plan.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials, unless one or more of these stockholders notify us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare, Inc. (in writing: Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021; by telephone: (800) 662-7232).

SOLICITATION

The solicitation of proxies is being made by the Company and the Company will bear the cost of the solicitation. The Company has retained Innisfree to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $17,500.00, plus expenses. The Company also will reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock. In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, facsimile or personally, request the return of proxies.

Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the Special Meeting. For information on how to obtain directions to be able to attend the Special Meeting and vote in person, please contact the Company’s Secretary at 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113-7210 or (800) 519-0083.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information about issuers like OM Group who file electronically with the SEC. The address of that site is http://www.sec.gov. OM Group SEC filings are also available, free of charge, on our website, at http://investor.OM Group.net/sec.cfm.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 10, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or such earlier date as may be indicated in this proxy statement. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make such proxy solicitation in that jurisdiction.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 001- 12515	Period

Annual Report on Form 10-K	Year ended December 31, 2014 (filed on March 2, 2015)

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2015 (filed on April 30, 2015)

Definitive Proxy Statement	For annual meeting on June 1, 2015 (filed on April 22, 2014)

Current Report on Form 8-K	Filed on March 25, 2015

Current Report on Form 8-K	Filed on June 1, 2015

Current Report on Form 8-K	Filed on June 3, 2015

Specialized Disclosure Report on Form SD	Year ended December 31, 2014 (filed on June 1, 2015)

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

YOU MAY OBTAIN COPIES OF THE DOCUMENTS THE COMPANY FILES WITH THE SEC, AS FILED WITH THE SEC, FREE OF CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT 950 MAIN AVENUE, SUITE 1300, CLEVELAND, OHIO, ATTENTION: SECRETARY OR UPON ORAL REQUEST BY CALLING (800) 519-0083.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DUKE ACQUISITION HOLDINGS, LLC,

DUKE ACQUISITION, INC.,

MACDERMID AMERICAS ACQUISITIONS INC.,

and

OM GROUP, INC.

dated as of May 31, 2015

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2015, by and among Duke Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Duke Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), MacDermid Americas Acquisitions Inc., a Delaware corporation (“Carve-out Buyer”), and OM Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the consummation of the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the other Transaction Documents to which it is a party and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger and the transactions related thereto, including the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (such Company Common Stock issued and outstanding immediately prior to the Effective Time, collectively, the “Shares”), other than any Dissenting Shares or Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent and any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration, (iii) recommended to the Company’s stockholders that they adopt this Agreement in accordance with the Restated Certificate of Incorporation and the By-Laws (each as defined below) and the DGCL, and (iv) directed that such matter be submitted to the Company’s stockholders at the Special Meeting for adoption.

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have unanimously approved this Agreement, the other Transaction Documents to which Parent or Merger Sub is a party, as the case may be, and the consummation of the Merger and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, the other Transaction Documents to which Parent or Merger Sub is a party, as the case may be, and to consummate the Merger, Parent’s Financing and the other Transactions (and, promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, will adopt this Agreement).

WHEREAS, as consideration for the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, (i) Guarantor A and Platform Specialty Products Corporation (“Guarantor P”) have executed and delivered to the Company a limited guaranty, pursuant to which Guarantor A and Guarantor P have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder (on the terms and conditions set forth therein the “Limited Guaranty”).

WHEREAS, Carve-out Buyer, Parent and the Company (as the Surviving Corporation) desire to consummate a series of transactions following the Closing contemplated by this Agreement, whereby Parent shall sell, or shall cause the sale, to the Carve-out Buyer, and the Carve-out Buyer shall acquire from the Surviving Corporation and its Subsidiaries, the assets and entities comprising the SC Business (the “Carve-out Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company as the surviving corporation in the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VIII; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Parent and Carve-out Buyer on no less than three Business Days’ joint notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII for the Closing as of the date that would have been the Closing Date if not for this proviso; provided, further, that in no event will the extension of the Closing Date pursuant to this proviso be deemed to create any condition to Closing in addition to those set forth in Article VIII), or on such other date as is agreed in writing by the parties to this Agreement. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause the Merger to be consummated by executing, acknowledging and filing a certificate of merger (in form and substance reasonably satisfactory to Parent and Carve-out Buyer, the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger in accordance with the DGCL and as is agreed to by Parent and the Company in writing (the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Restated Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) At the Effective Time, the restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Restated Certificate of Incorporation”) shall be amended and restated so as to be in substantially the form set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 7.10.

(b) At the Effective Time, the amended and restated by-laws of the Company as in effect immediately prior to the Effective Time (the “By-Laws”) shall be amended and restated so as to be in substantially the form set forth on Exhibit B attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 7.10.

Section 1.6 Directors and Officers of the Surviving Corporation. (a) Parent, the Company and Merger Sub shall take all requisite action, if any, to cause the directors of Merger Sub immediately before the Effective Time to be, from and after the Effective Time, the initial directors of the Surviving Corporation and (b) the officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation, in each of (a) and (b), until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) shall automatically be converted into and shall thereafter represent the right to receive $34.00 in cash, without interest (the “Merger Consideration”), payable to the holder of each Share upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest. Any Merger Consideration paid in full upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the respective Shares formerly represented thereby.

(b) Cancelled Shares. Each (i) Share held in the treasury of the Company, and (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time, will automatically be cancelled and cease to exist, and no payment or other consideration will be made with respect to such Shares.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with a paying agent selected by Parent and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At or immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares that will be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a) upon due surrender of the Certificates (or effective affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares in compliance with the procedures set forth in this Section 2.2. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in a form and substance reasonably acceptable to the Company, Parent and Carve-out Buyer.

(b) Payment Procedure. (i) As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Parent shall instruct, and use reasonable best efforts to cause, the Paying Agent to mail to each holder of record of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Parent shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. Until so surrendered, Certificates (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or shares held in the treasury of the Company) or Book-Entry Shares (other than Book-Entry Shares in respect of Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares are registered, it will be a condition to such payment that the Certificates, if any, so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered or shall have established to the satisfaction of the Paying Agent and Parent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of

Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Termination of Payment Fund. Promptly following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund which has not been disbursed to holders of Shares upon the due surrender of Certificates or Book-Entry Shares pursuant to this Section 2.2, including any interest or other income received with respect to the Payment Fund, and any Certificates or other documents, in its possession relating to the Transactions, which had been made available to the Paying Agent. Thereafter any holder of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding. Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(f) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Parent or the Surviving Corporation, as the case may be, the entry by such Person into an indemnity agreement or, at the election of Parent or the Paying Agent, the posting of a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) Investment of Payment Fund. The Paying Agent will invest all cash included in the Payment Fund if and as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc.

or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Stock Plans.

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time and, in exchange therefor, the former holder thereof shall receive from the Surviving Corporation or one of its Subsidiaries, as applicable, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”). As of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, without interest. For the avoidance of doubt, no Option Cash Payment shall be made in respect of any Option which has an exercise price per share of Company Common Stock that is equal to or more than the Merger Consideration and holders of such Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Options as a result of the Transactions or the cancellation of such Options. The Option Cash Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event, subject to Section 2.3(e), promptly (and no later than 15 Business Days) following the Effective Time.

(b) Each award of restricted Company Common Stock granted under the Company Stock Plans (“Restricted Stock”) that is outstanding and unvested immediately prior to the Effective Time shall become vested at the Effective Time, and no longer subject to restrictions, (i) in the case of Restricted Stock subject to performance-based vesting conditions, with respect to the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period and (ii) in the case of Restricted Stock not subject to performance-based vesting conditions, with respect to the total number of shares of such Restricted Stock, and in either case such vested and unrestricted shares of Company Common Stock shall be treated as described in Section 2.1(a) of this Agreement. Promptly (and no later than 15 Business Days) following the Effective Time, any cash dividends previously paid by the Company with respect to Restricted Stock and held as of the Effective Time by the Company or its designated agent shall be distributed by the Company to the holder of such Restricted Stock, less any required withholding Taxes, to the extent such Restricted Stock has become vested at the Effective Time in accordance with the preceding sentence.Restricted Stock that remains unvested and subject to restrictions at the Effective Time (after giving effect to this Section 2.3(b)), and any cash dividends previously paid by the Company with respect to such Restricted Stock, shall be forfeited and the holders of such Restricted Stock shall cease to have any rights with respect thereto.

(c) Each award of a right under any Company Stock Plan (other than awards of Options or Restricted Stock, the treatment of which is specified in Sections 2.3(a) and 2.3(b), respectively) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be cancelled as of the Effective Time and, in exchange therefor, the former holder thereof shall receive from the Surviving Corporation or one of its Subsidiaries, as applicable, an amount in cash equal to the product of (i) (A) in the case of Share Units subject to performance-based vesting conditions, the number of shares of Company Common Stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period and (B) in the case of Share Units not subject to performance-based vesting conditions, the total number of shares of Company Common Stock underlying such Share Units, and (ii) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the Share Unit Payment, without interest. The Share Unit Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event, subject to Section 2.3(e), promptly (and no later than 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award or other applicable document.

(d) All account balances (whether or not vested) under the OM Group, Inc. Deferred Compensation Plan, effective as of July 1, 2008, that are notionally invested in a number of shares of Company Common Stock, the “Deferred Compensation Plan”, shall be adjusted and converted into a right of the holder to have allocated to the holder’s account under the Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of shares of Company Common Stock deemed invested under or otherwise referenced by such account immediately prior to the Effective Time and (ii) the Merger Consideration (the “Deferred Payment”), and shall cease to represent a right to receive a number of shares of Company Common Stock or cash equal to or based on the value of a number of Shares. The Deferred Payment shall be made at the time specified in the Deferred Compensation Plan and related plan documents, less any required withholding Taxes.

(e) Prior to the Effective Time, the Company shall take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(E) promulgated under the Exchange Act) to provide for and give effect to the transactions contemplated by this Section 2.3. All Company Stock Plans shall be terminated prior to or as of the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall any amount be paid to any holder of Options or Share Units under this Agreement until such holder delivers to the Company, with copies to Parent and Carve-out Buyer, a properly completed and duly executed surrender form in respect of all Options and Share Units, as applicable, held by such Person in substantially the form set forth in Section 2.3(e) of the Company Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the Transactions shall not provide any holder of an award or right under any Company Stock Plan with the right to acquire any capital stock or other equity interest (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation, Parent, Carve-out Buyer or their respective Affiliates.

Section 2.4 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, Shares held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and has properly demanded appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at the Effective Time and, instead, the holder thereof shall be entitled to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until the holder of such shares (a “Dissenting Stockholder”) fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and any Certificates or Book-Entry Shares in respect thereof shall represent only the rights provided by Section 262 of the DGCL and all Dissenting Stockholders shall be entitled only to those rights provided by Section 262 of the DGCL. If, after the Effective Time a Dissenting Stockholder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall thereupon be treated as if they have been converted into the right to receive the Merger Consideration, as of the Effective Time, without interest thereon. The Company shall give Parent prompt notice (and in any event within forty-eight hours) of any demands for appraisal, withdrawals or attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or compromise, settle or compromise any such demands, approve any withdrawal of any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then any number or amount contained herein that is based upon the number of Shares will be appropriately adjusted to provide to the holders of Company Common Stock and awards under any Company Stock Plan the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the letter from the Company, dated the date hereof, addressed to Parent, Merger Sub and Carve-out Buyer (the “Company Disclosure Letter”) or (ii) in the Company SEC Documents filed not less than five Business Days prior to the date of this Agreement (excluding any disclosures set forth in the Company SEC Documents (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements and any other similar disclosures included therein to the extent they are cautionary, protective, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.21 of this Agreement, in each of (i) and (ii), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent, Merger Sub and Carve-out Buyer as follows:

Section 3.1 Organization.

(a) The Company and each of its Subsidiaries is a corporation, partnership or other entity duly incorporated or formed, as applicable and duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of the Subsidiaries of the Company, where any failure to be duly incorporated or formed, as applicable, or duly organized, validly existing and in good standing would not be, individually or in the aggregate, material to the business and operations of (i) the SC Business taken as a whole or (ii) the OMB Business taken as a whole.

(b) The Company and each of its Subsidiaries is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(c) VAC Netherlands has, and at all times during its existence has had, no Liabilities (other than those immaterial liabilities incidental to its formation), assets (other than all of the outstanding membership interests of its Subsidiaries), employees or operations.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder.

The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto), have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto), except that the consummation of the Merger requires the Stockholder Approval and the consummation of the Merger requires the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by Parent, Merger Sub and Carve-out Buyer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions. Assuming the accuracy of the representations and warranties of the Parent, Merger Sub and Carve-out Buyer set forth in this Agreement, the Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to the Company or its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) or similar provisions under the organizational documents of the Company and its Subsidiaries do not, and will not, apply to the Merger.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock to adopt this Agreement (the “Stockholder Approval”) is the only vote, approval or consent of the holders of any class or series of capital stock of the Company that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, (iii) resolved to recommend to the Company’s stockholders that they adopt this Agreement in accordance with the Restated Certificate of Incorporation and the By-Laws and the DGCL (such recommendation, the “Company Recommendation”) and (iv) directed that such matters be submitted to the Company’s stockholders at the Special Meeting for adoption.

Section 3.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party and the consummation of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto) by the Company do not and will not (i) contravene, conflict with or violate the Restated Certificate of Incorporation or By-Laws or other governing documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, contravene, conflict with or violate any provision of any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which (A) would not prevent, impair or materially delay, or reasonably be expected to prevent, impair or materially delay, the Company from performing its obligations under this Agreement and consummating the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto) in any material respect, or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization, filing, declaration or permit of, action by, filing with or notification to, any federal, state, local, domestic, foreign or multinational governmental, regulatory (including stock exchange) or administrative authority, agency, court, commission, body, entity or other governmental instrumentality (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including the filing of the pre-merger notification report), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange (the “NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and any related filings with the Secretary of State of the State of Delaware, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (v) any appropriate filings by the EPT Business as required by the Defense Security Service division of the U.S. Department of Defense and (vi) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”), and 90,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”). As of May 26, 2015 (the “Capitalization Date”), (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 30,738,083 shares of Company Common Stock were issued and outstanding (including 389,698 restricted shares), (iii) 2,151,866 shares of Company Common Stock were held in the treasury of the Company, (iv) 4,731,684 shares of Company Common Stock were reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, (v) 1,736,679 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options, (vi) 91,225 shares of Company Common Stock were reserved for issuance under restricted stock units under the Company Stock Plans, (vii) 160,967 shares of Company Common Stock were reserved for issuance under performance units or performance shares under the Company Stock Plans, and (viii) 624 shares of Company Common Stock were reserved for issuance under the Deferred Compensation Plans. At the close of business on the Capitalization Date, there were no other shares of the Company’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. All outstanding Shares are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options, with respect to Share Units or pursuant to the Deferred Compensation Plans will be, when issued in accordance with the terms of the Options, the Share Units or the Deferred Compensation Plans, duly authorized, validly issued, fully paid and non-assessable, and are not and will not be subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. All shares of the capital stock of the Company that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (x) are, or upon issuance will be, duly authorized and validly issued and fully paid, non-assessable and free of preemptive rights, and (y) are, to the extent owned directly or indirectly by the Company, owned free and clear of any liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws. Section 3.4(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of Options, Restricted Stock and Share Units (collectively, “Company Equity Awards”), and, with respect to each, the type of award, the number of Shares subject to vested Company Equity Awards (including such awards as are expected to become vested in accordance with Section 2.3) any accrued but unpaid dividends or dividend equivalents with respect to such vested awards and, with respect to all vested Options, the price per share at which such Option may be exercised. Except as set forth in this Section 3.4(a), Section 3.4(a) of the Company Disclosure Letter and except for any Company Equity Awards that are expected to be forfeited in accordance with Section 2.3, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or (D) issued or outstanding phantom equity, profit participation rights, performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.

(b) Section 3.4(b) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) a true, correct and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation, and (ii) a true, correct and complete list of each other corporation, partnership, limited liability company or other Person that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such Person in this clause (ii), a “JV Entity”, and each such interest, a “JV Interest”). All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are owned, directly or indirectly, by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any character calling for the purchase or issuance of shares of capital stock or other equity interests of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Prior to the date hereof, the Company has made available to Parent and Carve-out Buyer true, correct and complete copies of the certificate of incorporation and bylaws of the Company, and equivalent organizational or governing documents of all of the Company’s material Subsidiaries and, to the Knowledge of the Company, each of the other Company Subsidiaries and JV Entities. Neither the Company nor any of its Subsidiaries is in violation of any provision of the foregoing documents, in each case, in any material respect. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2012 and prior to the Capitalization Date and in the form approved by the Stockholders, the Company Board or a committee thereof, as applicable; provided, that the Company shall not be obligated to make available to, and has not made available to, Parent, Carve-out Buyer or their respective designees any portions of the minutes that discuss the Transactions or contains privileged or competitively sensitive information (provided, that the Company will reasonably cooperate with Parent and/or Carve-out Buyer to provide access to such privileged or competitively sensitive information, including by entering into a joint defense agreement or “clean team” or similar agreement, with Parent or Carve-out Buyer if requested with respect to any such information).

(c) The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all material powers of attorney, custodial agreements or other commitments or agreements (a) that grant the Company a voting proxy with respect to its non-wholly owned Subsidiaries or (b) grant a third party discretionary authority with respect to Taxes of the Company or any of its Subsidiaries other than with respect to statutory financial and Tax filings made in the ordinary course of business. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. Except for awards to acquire Shares under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between wholly owned Subsidiaries of the Company) that have been declared or authorized prior to the date hereof have been paid in full.

(e) As of the date of this Agreement, there are no voting trusts, “poison pills” or other similar “stockholder rights plans” or other agreements, understandings or Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock and other Rights of the Company or any of its Subsidiaries.

(f) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, nor is the Company or any Subsidiary of the Company under any current obligation to provide funds, make any loan or capital contribution, or provide any guarantee or credit enhancement or other investment in, or assume any liability or obligation of, any non-wholly owned Subsidiary of the Company (other than routine intercompany cash management practices among wholly owned Subsidiaries of the Company).

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed or furnished on or prior to the date hereof by it with the SEC since January 1, 2012, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, and in each case including all exhibits and schedules thereto, the “Company SEC Documents”). As of its effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or, if amended, as of the date of the last such amendment, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and were prepared in all material respects in accordance with applicable Law, including the requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since January 1, 2012 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent and Carve-out Buyer prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including all related notes and schedules, if any) included in the Company SEC Documents (the “Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP, which are not material individually or in the aggregate, and the absence of footnote disclosure), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the respective periods shown. Since January 1, 2012, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company is, and has for the last three years, been in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2014 through the date hereof, the Company has not identified (i) any material weakness or significant deficiency in the design or operation or internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud or allegation of fraud, whether material or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) From January 1, 2012 to the date hereof, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

Section 3.6 Absence of Certain Changes. (a) Since January 1, 2015, through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, in all material respects, (b) since January 1, 2015, there has not been any fact, circumstance, development, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) since January 1, 2015, through the date of this Agreement, none of the Company or any of its Subsidiaries has taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would require Parent’s or Carve-

out Buyer’s consent under Section 6.1(b)(iv), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xii), Section 6.1(b)(xvi), Section 6.1(b)(xix), Section 6.1(b)(xx) or Section 6.1(b)(xxiii).

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined, contingent or otherwise that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, except for (i) liabilities or obligations specifically disclosed and adequately provided for in the consolidated balance sheet included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2015, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws, Orders and Company Permits. The Company and each of its Subsidiaries are, and since January 1, 2012, have been, in compliance with any applicable Laws and Orders in all material respects. The Company and its Subsidiaries hold, and have timely applied for renewal of, all material grants, licenses, authorizations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, and all rights under any Contract with any Governmental Entity, necessary for the Company and each of its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, and the Company and each of its Subsidiaries are, and since January 1, 2012, have been, in material compliance with the terms of the Company Permits and none of the Company or any of its Subsidiaries is in material default or violation of any such Company Permit. As of the date of this Agreement, no material suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Subject to obtaining the Specified Approvals, the consummation of the Transactions shall not result in the termination, or any material default or violation of any Company Permits.

Section 3.9 Material Contracts.

(a) As of the date of this Agreement, except for any item that is a Company Plan or set forth on Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any property or asset bound by any:

(i) Contract (other than this Agreement) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by references in the Company SEC Documents (other than this Agreement);

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, Contract or series of related Contracts or other evidence of Indebtedness or any agreement providing for or securing Indebtedness (including intercompany indebtedness) in excess of $250,000;

(iii) settlement or similar agreement or Contract with a Governmental Entity (x) involving future performance by the Company or any of its Subsidiaries to pay consideration of more than $500,000 in the aggregate after the date of this Agreement or (y) which materially restricts or imposes material obligations upon the Company and its Subsidiaries, taken as a whole;

(iv) Contract containing covenants that materially limits the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to materially limit the ability of the Surviving Corporation) to engage in any material business, or with any Person, to solicit or hire any employee or consultant or operate in any geographic area;

(v) Contracts relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar agreements or arrangements;

(vi) Contract pursuant to which (x) the Company or any of its Subsidiaries has granted to a third party any material license or material right (including any covenant not to sue) in or to any Intellectual Property Rights owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice, or (y) a third party has granted to the Company or any of its Subsidiaries any license or right (including any covenant not to sue) in or to any Intellectual Property Rights, other than licenses of software that is generally available on commercially standard terms or non-exclusive licenses granted to the Company as a customer in the ordinary course of business;

(vii) Contract that alone, or together with a series of related Contracts, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $500,000;

(viii) Contract that alone, or together with a series of related Contracts, relates to capital lease obligations of at least $500,000 individually, or $1,000,000 in the aggregate;

(ix) Contract that (x) contains “most favored nation” pricing provisions with any third party, or (y) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(x) Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions or related Contracts) under such Contract of at least $500,000 individually, or $1,000,000 in the aggregate (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earnout” or other contingent payment obligations under or by virtue of, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $1,000,000;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guaranties by any Subsidiary of the Company;

(xiii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, in each case, that would be triggered by the Transactions;

(xiv) any Contract with a customer, supplier or distributor that (A) with respect to the VAC Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $10,000,000 over the remaining term of such Contract or of more than $5,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $5,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $5,000,000 in 2015, (B) with respect to the EPT Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015, (C) with respect to the AO Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015 or (D) with respect to the SC Business, (I) by its terms calls for aggregate payments or receipts by the Company and its

Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (II) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015; and

(xv) Collective Bargaining Agreement relating to any current or former employee of the Company or any of its Subsidiaries or their predecessors.

Each such Contract described in clauses (i)-(xv) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would, to the Knowledge of the Company, constitute, a default on the part of any other party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition and (iii) each Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions and neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all Material Contracts.

Section 3.10 Government Contracts.

(a) Since January 1, 2012, with respect to each Government Contract and Government Bid of the Company or any of its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries has complied with all terms and conditions of such Government Contract and Government Bid, including regulatory provisions included or incorporated by reference into each such Government Contract and Government Bid, and Laws applicable to each such Government Contract or Government Bid; and all representations and certifications made by the Company or any of its Subsidiaries with respect to any Government Contract or Government Bid were accurate as of their effective date;

(ii) no Governmental Entity or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries, or any officer or employee of the Company of any of its Subsidiaries, has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, and there are no pending audits or investigations relating to any such alleged breaches or violations; and

(iii) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure in writing to any Governmental Entity with respect to any violation of Law arising under or relating to any Government Contract or Government Bid.

(b) Since January 1, 2012, with respect to each Government Contract of the Company or any of its Subsidiaries, except as would not have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole, no termination for convenience, termination for default, cure notice or show cause notice has been issued to the Company or any of its Subsidiaries and remains unresolved pertaining to any Government Contract.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding disputes between the Company or any of its Subsidiaries and any Governmental Entity or any other Person arising under or relating to any Government Contract or Government Bid.

(d) Since January 1, 2012, neither the Company nor any of its Subsidiaries nor any Principal (as that term is defined in FAR 52.203-13) of the Company or any of the Company’s Subsidiaries are or have been debarred, noticed for debarment or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), and no suspension or debarment actions with respect to Government Contracts have been commenced or, to the Knowledge of the Company, threatened against the Company, any Subsidiary of the Company or any Principal (as that term is defined in FAR 52.203-13) of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries maintain and possess facility clearances granted pursuant to the National Industrial Security Program Operating Manual (NISPOM) by either the United States Department of Defense or other United States Governmental Authorities to perform classified Government Contracts and as otherwise reasonably necessary for the conduct by the Company and its Subsidiaries of their United States government business. The Company and its Subsidiaries have complied in all material respects with all requirements necessary to maintain the facility clearances whether imposed by the NISPOM, Defense Security Service or any Government Contract.

(f) There are no Government Contracts outside the EPT Business.

Section 3.11 Information in Proxy Statement. The proxy statement relating to the Special Meeting to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement (such proxy statement (which shall include disclosure of the Transactions in reasonable detail that is reasonably satisfactory to Parent and Carve-out Buyer), including the letter to stockholders, notice of meeting and form of proxy as amended or supplemented from time to time, the “Proxy Statement”) will not, at the time it is filed with the SEC, or on the date of filing with the SEC, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, in each case, subject to the representations and warranties of Parent in Section 4.5 and Carve-Out Buyer in Section 5.5, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Carve-out Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.12 Investigations; Litigation. Except as set forth on Section 3.12 of the Company Disclosure Letter, (a) there is no, and since January 1, 2012, there has not been, any material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, and (b) there is no pending (or, to the Knowledge of the Company, threatened), Action against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at Law or in equity, (i) with a potential liability of more than $750,000, (ii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries or (iii) that is reasonably expected to result in criminal or civil sanctions against the Company or any of its Subsidiaries before any Governmental Entity. Except as set forth on Section 3.12 of the Company Disclosure Letter, within the past three years of the date of this Agreement, there have been no material judgments, orders or settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets or properties are bound. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any Action to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries or any other JV Entities.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Company Plans and Multiemployer Plans.

(b) The Company has heretofore made available to Parent and Carve-out Buyer, with respect to each material Company Plan, (i) current and complete copies of any such written Company Plan or, where oral,

written summaries of the terms thereof (and if applicable, related trust documents, funding documents or insurance policies), including all amendments thereto, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the most recent determination letter or opinion letter from the Internal Revenue Service (if applicable) for such Company Plan, (iv) the most recent actuarial valuation report, if any, (v) the most recent summary plan descriptions and summaries of material modifications relating to such Company Plan and (vi) all material written communications to employees relating to such Company Plan made within the last year.

(c) (i) Each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code, and the trusts (if any) forming a part thereof, are so tax qualified and have received a favorable determination or opinion letter to that effect from the IRS and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination, (iii) each Company Plan that is maintained for employees located in a country other than the United States and which is intended to qualify for tax-preferred or tax-exempt treatment in such country has been duly registered in accordance with applicable Laws and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the tax status of any such plan, (iv) all material contributions, premiums or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Plan and Multiemployer Plan in respect of current or prior plan years have been timely paid in accordance with applicable Law, (v) there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions, claims (other than routine claims for benefits in accordance with the terms of the Company Plans), audits or inquiries by, on behalf of or against any of the Company Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, either directly or by reason of the Company’s or any of its Subsidiaries’ affiliation with any of its ERISA Affiliates and (vi) each Company Plan subject to Section 409A of the Code is in material compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No Option has a per share exercise price that is less than the fair market value of the stock underlying such Option on the date of grant, as determined in accordance with Section 409A of the Code.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors, contributes to or has any liability (including any contingent liabilities), or has in the past six years maintained, sponsored, contributed to or had any liability (including any contingent liabilities), with respect to any (i) Company Plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or otherwise is a “defined benefit” type pension plan under applicable Law (ii) Company Plan that provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law. With respect to each Company Plan that is subject to Title IV of ERISA, (i) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the last twelve months that has resulted in or could reasonably be expected to result in material liability to the Company or its Subsidiaries; (ii) no such Company Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (iii) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to the Company or its Subsidiaries under Section 4062(e) of ERISA, (iv) no lien on the assets of the Company or its Subsidiaries has arisen or could reasonably be expected to arise under ERISA or the Code as a result of actions or inactions by the Company or its Subsidiaries, and (v) neither the Company nor its Subsidiaries has (A) engaged in a transaction described in Section 4069 or 4212(c) of ERISA that could result in a material liability to the Company or its Subsidiaries after the Closing Date or (B) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA (x) arising in connection with any termination thereof, or a complete or partial withdrawal therefrom, and (y) that could become a material liability of the Company or its

Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries has any actual or contingent ERISA Affiliate Liability other than with respect to any benefit plans maintained, sponsored or contributed to by the Company or its Subsidiaries.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter or as provided in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries to any material severance pay, material unemployment compensation or any other material payment or material benefit from the Company or any of its Subsidiaries, (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of compensation, equity awards or other benefits due to any such employee, consultant, director or officer, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan or (iv) result in the receipt or acceleration of compensation, equity awards or other benefits (whether in cash or property or the vesting of property) by any current or former employee, consultant, officer, or director of the Company or any of its Subsidiaries under any Company Plan or otherwise that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law) or that would not be deductible by reason of Sections 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any formal plan or has made any enforceable promise or commitment to create any additional Company Plan which would be considered to be a material Company Plan once created or to materially improve or change the benefits provided under any Company Plan.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any similar provisions of foreign, state or local Law relating to Tax). Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund maintained by any local, state or national government or to any other Governmental Authority, with respect to unemployment compensation benefits, pensions, social security or other benefits or obligations for employees, agents, distributors or independent contractors (other than routine payments to be made in the ordinary course of business consistent with past practice or as required by applicable Law).

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, neither the Company nor its Subsidiaries or ERISA Affiliates have within the past six years been obligated to contribute to or had any Liability (including current or potential withdrawal Liability) with respect to any Multiemployer Plan or any “multiple employer plan” within the meaning of the Code or ERISA and none of the Company Plans are Multiemployer Plans or multiple employer plans. None of the Company or its Subsidiaries, any Company Plan or, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material Liability to the Company or its Subsidiaries. No Company Plan is or is intended to be a “registered pension plan” as such term is defined in the ITA.

Section 3.14 Employee Matters

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, Contract with a labor union, works council, bargaining agent or other labor organization (each, a “Collective Bargaining Agreement”). Except as set forth in Section 3.14(a) of the Company Disclosure Letter, within the last three years, there has not been any (A) strike, picketing or lockout with respect to any employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened, (B) to the Knowledge of the Company, union organizing or labor efforts, petitions, demands for recognition, or corporate campaigns pending or threatened involving employees of the Company or any of its Subsidiaries and (C) slowdown or work stoppage with respect to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened. Except as would not reasonably be expected to result in a material liability to the Company: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries are in material compliance with all applicable Laws in respect of labor and employment, including those relating to (A) employment and employment practices, (B) terms and conditions of employment, wages and hours, immigration, occupational safety and health, employee privacy, and affirmative action and (C) unfair labor practices. No agreement with any union, works council or other labor organization nor any applicable Law requires Parent, Carve-out Buyer or any of their respective Affiliates to consult with any union, works council or other labor organization or take any action with respect to any agreement in connection with the execution of the Transaction Documents or the Transactions. There has not been and, to the Knowledge of the Company, there is not reasonably expected to be communication, collaboration or cooperation between unions which have member employees at facilities of the Company or its Subsidiaries in the United States and unions, works councils or other labor organizations which have member employees at facilities of the Company or its Subsidiaries outside of the United States in respect of any labor, employment or benefits matters specific to the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has, during the limitations period provided under applicable Law, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law (the “WARN Act”)), in either case affecting any site of employment or facility of the Company or its Subsidiaries, except in compliance with the WARN Act.

(c) Each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified as an employee or an independent contractor under applicable Law, and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance, misclassifications, inclusions, or exclusions which would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or audit with respect to its treatment of workers as independent contractors rather than employees.

Section 3.15 Properties.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable (to the extent applicable) fee simple (or the equivalent) title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Section 3.15(a) of the Company Disclosure Letter lists the street address of each parcel of Owned Real Property. The Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to tenants or licensees pursuant to leases and occupancy agreements listed in Section 3.15(b)(iv) of the Company Disclosure Letter. Except as shown on Section 3.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any material portion of the Owned Real Property, and neither the Company nor any of its Subsidiaries has granted any outstanding options, rights of first refusal, rights of first offer or other third party rights to purchase such Owned Real Property or any portion thereof.

(b) Section 3.15(b) of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property and the Leases related thereto. Except as has not had, individually or in the aggregate, a Material Adverse Effect (i) each lease for Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (ii) each of the Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to any Lease, (iii) there is no breach or default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such breach or default by the Company or its Subsidiaries thereunder or permit the termination, modification or acceleration of rent under any Lease, (iv) except as set forth in Section 3.15(b)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (v) neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Lease. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all material Leases, and to the extent reasonably available, true, correct and complete copies of all other Leases.

(c) There are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property.

Section 3.16 Intellectual Property.

(a) (i) The Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a valid license, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights used in, held for use in, or necessary to the operation of the Company’s and its Subsidiaries’ businesses (the “Company Intellectual Property”), (ii) (x) as of the date hereof, there are no pending in the last three years, and in the last three years the Company has not received any written notice of any actual or threatened, Actions (including cease and desist letters or letters offering a license received by the Company or any Subsidiary), and (y) no Actions have been brought in the past three years, in each case, alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries or challenging the validity, enforceability, ownership or use of any material Intellectual Property owned by the Company or any of its Subsidiaries, (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of the Company’s and its Subsidiaries’ businesses does not violate, misappropriate or infringe, and has not violated, misappropriated or infringed, the Intellectual Property Rights of any other Person, and (iv) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Letter contains a complete list, as of the date of this Agreement, of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all material registered domain names, to the extent reasonably available, in each case owned by the Company and its Subsidiaries, and, including for each such item listed, as applicable, its (v) territory, (w) application or serial number and date, (x) issue or registration number and date, (y) title or mark, and (z) owner. All material registered Intellectual Property Rights of the Company and its Subsidiaries are valid, subsisting and enforceable and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(c) The Company and its Subsidiaries (i) take commercially reasonable efforts to protect and maintain their material trade secrets and other confidential information (including Personal Data) and the security of their information technology systems, (ii) are in material compliance with their privacy policies regarding the collection, use, processing and disclosure of Personal Data and (iii) comply in all material respects with their notices and policies regarding the collection, use, processing and disclosure of Personal Data. To the Knowledge of the Company, in the past three years, there has been no material security breach of, or unauthorized access to, the information technology systems of the Company and its Subsidiaries or any Personal Data in their possession or under their control.

(d) To the Knowledge of the Company, the IT Systems (i) are adequate for the operations of the Company and its Subsidiaries, (ii) perform in material conformance with their documentation, (iii) are free from any material bug or defect, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Systems, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

Section 3.17 Environmental Laws.

(a) (i) The Company and each of its Subsidiaries is and, since January 1, 2012, has been, in material compliance with all applicable Environmental Laws, and possess, and has timely applied for renewal of, and is and, since January 1, 2012, has been, in material compliance with all applicable Environmental Permits required to own, lease or operate the properties, assets and businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently owned or operated by the Company or its Subsidiaries, or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, taken as a whole, or, to the Knowledge of the Company, any other location, in each case under circumstances that have resulted in, or would reasonably be expected to result in, material liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; and (iii) neither the Company nor any of its Subsidiaries has received any written notification, including requests for information, from any Person alleging that it is liable, in respect of a release or threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release or exposure, to the extent such matter has been fully resolved with such Person or would not be material to the Company and its Subsidiaries, taken as a whole.

(b) There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, affecting any of their current or former respective assets, properties or operations that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order issued under or relating to Environmental Laws or Materials of Environmental Concern.

(c) None of the Company or any of its Subsidiaries has any material financial assurance obligations under any Environmental Laws.

(d) The Company has provided to Parent and Carve-out Buyer all environmental audits, site assessments, and soil or groundwater sampling results since January 1, 2012 relating to the Company or any of its Subsidiaries or any of their current or former respective assets, properties or operations, that are in the possession or control of the Company or any of its Subsidiaries and are reasonably obtainable.

(e) To the extent that Conflict Minerals have not been eliminated from the businesses of the Company and its Subsidiaries, the Company and its Subsidiaries have undertaken diligence and chain of custody measures for Conflict Minerals sourced from the Democratic Republic of the Congo consistent with requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, rules and regulations of the SEC thereunder and comparable international law and policy requirements. As used herein, “Conflict Minerals” refers to columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives (including tantalum, tin and tungsten).

Section 3.18 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns are correct and complete in all material respects.

(b) The Company and each of its Subsidiaries are in possession of all material Tax records (including but not limited to transfer pricing documentation) required to be maintained by the Company or any of its Subsidiaries by Section 6001 of the Code and the rules and regulations thereunder and comparable Laws and the rules and regulations of any state, local or foreign Governmental Entity.

(c) No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) No material transactions or arrangements involving the Company or its Subsidiaries have taken place or are in existence which are not on arm’s length terms.

(e) Neither the Company nor any of its Subsidiaries have entered into any material transaction or material series of transactions, scheme or arrangement of which are in material violation of any Tax avoidance rules or regulations.

(f) Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of another person, business or enterprise or constitutes a permanent establishment of any other person, business or enterprise for any Tax purposes.

(g) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material income Tax Return, or agreed to any extension of time with respect to a material income Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than in the ordinary course of business consistent with past practice, and no request for any such extension or waiver is currently pending.

(h) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing agreement or Tax indemnification agreements (in each case, other than any such agreement (i) between or among the Company or any of its Subsidiaries or (ii) not primarily related to Taxes and in either case entered into in the ordinary course of business).

(i) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party. The Company and each of its Subsidiaries have complied in all material respects with all Tax information reporting provisions of all applicable Tax Laws.

(j) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(l) All German Tax groups or Tax consolidation schemes set up for periods prior and up to the Closing Date have been and are respected for Tax purposes and all Taxes due and payable by any member of such Tax group or Tax consolidation scheme have been paid when due.

(m) There are no material deviations between Tax balance sheet and the commercial balance sheet of any German Subsidiary with respect to any balance sheet item, in particular no deviations that could trigger a material amount of Taxes under Section 14 para. 3 of the German Corporate Income Tax Act.

(n) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law.

(o) No German Tax related holding or watching periods, including the period mentioned in Section 22 of the German Restructuring Tax Act, having commenced at or prior to the Closing Date are still relevant after the Closing Date.

(p) Any of the Company and its Subsidiaries required to be registered for the purpose of VAT is so registered, and, since January 1, 2012, has been so registered and complied with and observed in all material respects the terms of applicable VAT legislation.

(q) Since January 1, 2012, neither the Company nor its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity or is subject to any gain recognition or similar agreement entered into with any Governmental Entity.

(r) Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no circumstances existing which is reasonably expected to result in the application of section 17, section 78, section 79, sections 80 to 80.04, or section 90 of the ITA, or any equivalent provision under applicable provincial law, to the Canadian Subsidiaries.

Section 3.19 Opinions of Financial Advisors. The Company Board has received the opinion of Deutsche Bank Securities Inc., to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates). The Company Board has received an opinion of BNP Paribas Securities Corp. (together with Deutsche Bank Securities Inc., the “Financial Advisors”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration. Complete and executed copies of such opinions will be delivered to Parent and Carve-out Buyer for informational purposes promptly, and in any event within two Business Days, following the Company Board’s receipt thereof.

Section 3.20 Brokers or Finders. Except for the Financial Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions. The Company has made available to Parent and Carve-out Buyer a true, correct and complete copy of all agreements pursuant to which any Person identified in this Section 3.20 is entitled to any fees and expenses in connection with the Transactions.

Section 3.21 Suppliers and Distributors. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers, vendors, distributors or purchasing agents (“Suppliers”) of each of (A) the SC Business and (B) the OMB Business (based on the dollar value of purchases from the fiscal year ended December 31, 2014). As of the date of this Agreement, none of the foregoing Suppliers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, supplying such goods, materials or services to the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.22 Customers. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest customers (“Customers”) of each of (A) the SC Business and (B) the OMB

Business (based on the dollar value of purchases from the fiscal year ended December 31, 2014). As of the date of this Agreement, none of the foregoing Customers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, purchasing such goods, materials or services from the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.23 State Takeover Statutes. Assuming the representations and warranties in Section 4.4 are true and correct, the adoption and approval by the Company Board of this Agreement, the other Transaction Documents to which it is a party and the consummation of the Merger, represent all the actions necessary to render inapplicable to this Agreement, the other Transaction Documents and the Merger, the provisions of Takeover Laws to the extent, if any, such Takeover Laws would otherwise be applicable to this Agreement, the Merger and the transactions related thereto.

Section 3.24 Insurance. The Company and each of its Subsidiaries and their respective properties is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Except as set forth in Section 3.24 of the Company Disclosure Letter, as of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. The Company and its Subsidiaries and their respective assets and properties, have at all times since January 1, 2012, been and are insured, to the extent required by Law or any Contract to which the Company or any of its Subsidiaries are party. As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

Section 3.25 Affiliate Transactions. No Related Party is, and to the Knowledge of the Company, no former senior employee, director or officer of the Company or its Subsidiaries is, a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2012, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed.

Section 3.26 JV Entities.

(a) All JV Interests are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) With respect to each JV Entity, Section 3.26 of the Company Disclosure Letter sets forth (i) the authorized share capital of the JV Entity, and (ii) the issued and outstanding equity interests of such JV Entity as of the Capitalization Date. To the Knowledge of the Company, at the close of business on the Capitalization Date, there were no other shares of any JV Entity’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding.

(c) To the Knowledge of the Company, there is no pending or threatened Action against any JV Entity or any of its Subsidiaries that would be disclosable under Section 3.12 (substituting the “Company” for the “JV Entity”).

Section 3.27 Certain Business Practices.

(a) The Company and its Subsidiaries, and their officers, directors, employees, and, to the Knowledge of the Company and its Subsidiaries, the distributors and agents of the Company or its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws and with section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung) or a similar applicable anti-boycott statute.

(b) The Company and its Subsidiaries do not, and have not since January 1, 2012, carried on any business, directly or indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea.

(c) Neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees), since January 1, 2012, has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee (including any employee of a state-owned or state-controlled enterprise), political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was not in compliance in all material respects with the Laws of any applicable federal, state, local or foreign jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has, since January 1, 2012, received any written allegation, demand notice, or order, in each case, from a Governmental Entity with respect to, or launched any internal investigation or made any voluntary disclosure concerning, a material breach of or material liability under applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws or Section 7 of the German Foreign Trade Ordinance or any similar anti-boycott Law.

(e) The Company and its Subsidiaries implement and maintain internal controls, policies and procedures intended to detect, prevent and deter violations of applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws and section 7 of the German Foreign Trade Ordinance or a similar applicable anti-boycott statute.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will have or be subject to any liability or indemnification obligation, except in the case of fraud, to Parent, Merger Sub or Carve-out Buyer or any other Person resulting from the distribution to Parent, Merger Sub or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Each of Parent, Merger Sub and Carve-out Buyer acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, not being in receivership, judicial management, liquidation or dissolution or subject to any analogous proceedings, and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except as has not had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. On or prior to the date required herein, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents in any material respect. Each of Parent and Merger Sub is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and has complied with all conditions applicable to such qualifications or licenses, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary limited liability company or corporate (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Transactions and Parent’s Financing, have been duly and validly authorized by the board of managers of Parent and the board of directors of Merger Sub, and, except for Parent’s adoption of this Agreement as sole stockholder of Merger Sub, no other corporate or other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, Parent’s Financing and the Carve-out Transaction. This Agreement and the other Transaction Documents have been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by the Company or other parties to such Transaction Documents, as applicable, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the members of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations hereunder under the other Transaction Documents to which they are a party or for the consummation of the Transactions or Parent’s Financing (including pursuant to the requirements of any applicable stock exchange).

Section 4.3 Consents and Approvals; No Violations; Transaction Documents.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the other Transaction Documents and Parent’s Financing to which it is a party and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with or violate the respective organizational or governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default or requires a consent (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the other Transaction Documents and Parent’s Financing to which it is a party and the consummation by Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for the Specified Approvals and any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There are no Contracts between Parent, Merger Sub or their respective Affiliates, on the one hand, and Carve-out Buyer and its respective Affiliates, on the other hand, that affect the obligations of any party to consummate any of the Transactions or the Financing, other than such Contracts of which a true, correct and complete copy has been provided to the Company prior to the date of this Agreement.

Section 4.4 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions. There are no Contracts between Parent, Merger Sub or Guarantor A, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub regarding Parent, Merger Sub or their respective Affiliates, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing.

(a) As of the date of this Agreement, Parent (or a Subsidiary thereof) has received (i) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Guarantor A to provide equity financing to Parent in an aggregate amount of $210,000,000, subject to the terms and conditions set forth therein (the “Equity Financing”), and (ii) an executed debt commitment letter dated the date hereof (as may be amended or replaced, in each case subject to the terms of Section 7.13(a), the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Credit Suisse AG and Credit Suisse Securities (USA) LLC, who have committed, subject to the terms and conditions set forth therein, to provide the amount of financing set forth in the Debt Commitment Letter for the Financing Purposes (as defined below). A true and complete copy of each fully executed Commitment Letter as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter related to the Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the numerical fees and pricing “flex terms” may have been redacted.

(b) Each of Merger Sub and Parent has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof. As of the date hereof, each Commitment Letter is a legal, valid and binding obligation of Merger Sub and Parent, as applicable, and, to the Knowledge of Parent and Merger Sub, each other party thereto, and in full force and effect except that such enforcement may be subject to General Enforceability Exceptions. As of the date hereof, (i) none of the

Commitment Letters has been amended or modified in any respect or has been withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Parent or Merger Sub and (ii) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, any Commitment Letter is contemplated.

(c) Assuming the Parent’s Financing is funded in accordance with the Commitment Letters, the aggregate proceeds contemplated by the Commitment Letters, together with available cash of the Company and its Subsidiaries and the cash provided by Carve-out Buyer, will be sufficient for Parent and Merger Sub and, after the Closing, the Company to complete the Transactions, and to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including paying the aggregate Merger Consideration at Closing, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and paying all related fees and expenses payable by Parent, Merger Sub or the Surviving Corporation (collectively, the “Financing Purposes”).

(d) Except for the fee letter referred to in the Debt Commitment Letter (copies of which have been provided to the Company in accordance with the foregoing) and customary fee credit letters, as of the date hereof, (i) there are no side letters or other Contracts relating to the funding or investing, as applicable, of the financing contemplated by the Commitment Letters other than as expressly set forth in the applicable Commitment Letter, other than the customary letters among the tenders related thereto and (ii) there are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Parent’s Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of Parent’s Debt Financing, in each case, other than as expressly set forth in the applicable Commitment Letter. As of the date hereof, neither Merger Sub or Parent has any Knowledge of any facts or circumstances that would be reasonably likely to result in any of the conditions to the Parent’s Financing not being satisfied on a timely basis or that would cause the Parent’s and Merger Sub’s Financing to not be available to Parent and Merger Sub on the date on which the Closing should occur pursuant to Section 1.2.

(e) Concurrently with the execution of this Agreement, Guarantor A has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Guarantor A except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor A under the Limited Guaranty.

Section 4.7 No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transactions and the Financing and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein (except for de-minimus obligations incidental to its formation). As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened by any Governmental Entity, against Parent or Merger Sub which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 No Vote of Parent Stockholders. Except for the adoption of the Agreement by Parent as the sole stockholder of Merger Sub, no vote of the members of Parent or the holders of any securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of formation or limited liability company agreement of Parent (or similar organizational documents) or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any estimates, projections or forecasts of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operation of the Company and its Subsidiaries for the periods covered thereby, and (d) accuracy and completeness of the representations and warranties in Article III, then immediately following the Effective Time and after giving effect to the consummation of the Transactions and the Financing, the payment of the aggregate consideration to which the stockholders and other equityholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of and related fees, expenses and other amounts required to be paid in connection with this Agreement and the Financing, the Surviving Corporation and its Subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or intend to incur debts, including contingent and other liabilities, beyond its ability to pay such debts as they become due.

Section 4.11 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III (which are qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable). In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against the Company or any other Person with respect thereto, except in the case of fraud. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Except for the representations and warranties in this Article IV, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty on behalf of Parent of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CARVE-OUT BUYER

Carve-out Buyer represents and warrants to the Company as follows:

Section 5.1 Organization.

(a) Carve-out Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, not being in receivership, judicial management, liquidation or dissolution or subject to any analogous proceedings, and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except as has not had, or would reasonably be expected to have, individually or in the aggregate, a Carve-Out Buyer Material Adverse Effect.

(b) Carve-out Buyer is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect. Guarantor P is the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Carve-out Buyer is not in violation of its organizational or governing documents in any material respect. Carve-out Buyer is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and has complied with all conditions applicable to such qualifications or licenses, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Carve-out Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. The execution, delivery and performance by Carve-out Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Transactions and the Carve-out Buyer’s Debt Financing, have been duly and validly authorized by the board of directors of Carve-out Buyer, no other corporate action on the part of Carve-out Buyer is necessary to authorize the execution, delivery and performance by Carve-out Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, the Carve-out Buyer’s Debt Financing and the Carve-out Transaction. This Agreement and the other Transaction Documents have been duly executed and delivered by Carve-out Buyer and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by the Company or other parties to such Transaction Documents, as applicable, is a valid and binding obligation of Carve-out Buyer enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the stockholders of Carve-out Buyer is required in connection with the execution, delivery or performance by Carve-out Buyer of its obligations hereunder under the other Transaction Documents to which it is a party or for the consummation of the Transactions or the Financing (including pursuant to the requirements of any applicable stock exchange).

Section 5.3 Consents and Approvals; No Violations; Transaction Documents.

(a) The execution, delivery and performance of this Agreement by Carve-out Buyer and the other Transaction Documents and the Carve-out Buyer’s Debt Financing to which it is a party and the consummation by Carve-out Buyer of the Transactions do not and will not (i) contravene, conflict with or violate the respective organizational or governing documents of Carve-out Buyer, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to

Carve-out Buyer or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default or requires a consent (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Carve-out Buyer is a party or by which Carve-out Buyer or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Carve-out Buyer, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Carve-out Buyer and the other Transaction Documents and the Carve-out Buyer’s Debt Financing to which it is a party and the consummation by Carve-out Buyer of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for the Specified Approvals and any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

(c) There are no Contracts between Parent, Merger Sub or their respective Affiliates, on the one hand, and Carve-out Buyer and its respective Affiliates, on the other hand, that affect the obligations of any party to consummate any of the Transactions or the Financing, other than such Contracts of which a true, correct and complete copy has been provided to the Company prior to the date of this Agreement.

Section 5.4 Ownership of Company Common Stock. As of the date of this Agreement, none of Carve-out Buyer or its Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Carve-out Buyer or its Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Carve-out Buyer or any of its “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions. There are no Contracts between Carve-out Buyer or Guarantor P, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 5.5 Information in Proxy Statement. None of the information supplied or to be supplied by Carve-out Buyer regarding Carve-out Buyer or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Financing.

(a) As of the date of this Agreement, Carve-out Buyer has received an executed debt commitment letter dated the date hereof (as may be amended or replaced, in each case, in accordance with the terms of Section 7.13(b), the “Carve-out Buyer Debt Commitment Letter”) from Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA), LLC, who have committed, subject to the terms and conditions set forth therein, to provide to Carve-out Buyer the amount of financing set forth in the Carve-out Buyer Debt Commitment Letter for the Carve-out Transaction Financing Purposes (as defined below). A true and complete copy of the fully executed Carve-out Buyer Debt Commitment Letter as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter and engagement letter related to the Carve-out Buyer Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the numerical fees and pricing “flex terms” may have been redacted.

(b) Carve-out Buyer has fully paid any and all commitment fees or other fees required by such Carve-out Buyer Debt Commitment Letter to be paid on or before the date hereof. As of the date hereof, the

Carve-out Buyer Debt Commitment Letter is a legal, valid and binding obligation of Carve-out Buyer and, to the knowledge of Carve-out Buyer, each other party thereto, and in full force and effect except that such enforcement may be subject to General Enforceability Exceptions. As of the date hereof, (i) the Carve-out Buyer Debt Commitment Letter has not been amended or modified in any respect or has been withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Carve-out Buyer and (ii) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Carve-out Buyer. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, the Carve-out Buyer Debt Commitment Letter is contemplated.

(c) Assuming the Carve-out Buyer’s Financing is funded in accordance with the Carve-out Buyer Debt Commitment Letter, the aggregate proceeds contemplated by the Carve-out Buyer Debt Commitment Letter, together with available cash of the SC Business, will be sufficient for Carve-out Buyer to complete the Carve-out Transaction, and to satisfy all of the obligations of Carve-out Buyer in connection with this Agreement and the Carve-out Purchase Agreement, including paying the aggregate consideration for the Carve-out Transaction and paying all related fees and expenses payable by Carve-out Buyer (collectively, the “Carve-out Transaction Financing Purposes”).

(d) Except for the fee letter and engagement letter referred to in the Carve-out Buyer Debt Commitment Letter (copies of which have been provided to the Company in accordance with the foregoing) and customary fee credit letters, as of the date hereof, (i) there are no side letters or other Contracts relating to the funding or investing, as applicable, of the financing contemplated by the Carve-out Buyer’s Commitment Letter other than as expressly set forth in the applicable Commitment Letter, other than the customary letters among the tenders related thereto and (ii) there are no conditions precedent or other contingencies (x) related to the funding of the full amount of Carve-out Buyer’s Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Carve-out Buyer Debt Commitment Letter or the aggregate proceeds contemplated by the Carve-out Buyer Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Carve-out Buyer Debt Commitment Letter with respect to all or any portion of Carve-out Buyer’s Debt Financing, in each case, other than as expressly set forth in the Carve-out Buyer Debt Commitment Letter. As of the date hereof, Carve-out Buyer has no knowledge of any facts or circumstances that would be reasonably likely to result in any of the conditions to the Carve-out Buyer’s Financing not being satisfied on a timely basis or that would cause the Carve-out Buyer’s Financing to not be available to Carve-out Buyer on the date on which the closing of the Carve-out Transaction should occur.

(e) Concurrently with the execution of this Agreement, Guarantor P has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Guarantor P except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor P under the Limited Guaranty.

Section 5.7 No Prior Activities. Carve-out Buyer has been formed solely for the purpose of engaging in the Transactions and the Carve-out Buyer’s Debt Financing and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein (except for de-minimus obligations incidental to its formation). As of the date of this Agreement, the authorized capital stock of Carve-out Buyer consists of 1,000 shares of common stock, par value $.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Carve-out Buyer is, and immediately prior to the Effective Time will be, indirectly owned by Guarantor P.

Section 5.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Carve-out Buyer, threatened by any Governmental Entity, against Carve-out Buyer which would reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect. Carve-out Buyer is not a party or subject to or in default under any Order which would have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

Section 5.9 No Vote of Carve-out Buyer Stockholders. No vote of the stockholders of Carve-out Buyer or the holders of any other securities of Carve-out Buyer (equity or otherwise), is required by any applicable Law, the certificate of incorporation or by-laws of Carve-out Buyer (or similar organizational documents) or the applicable rules of any exchange on which securities of Carve-out Buyer are traded, in order for Carve-out Buyer to consummate the Merger.

Section 5.10 Solvency. Assuming that (a) the conditions to the obligation of Carve-out Buyer to consummate the Carve-out Transaction have been satisfied or waived, (b) any estimates, projections or forecasts of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operation of the Company and its Subsidiaries for the periods covered thereby, and (d) accuracy and completeness of the representations and warranties in Article III, then immediately following the consummation of the Carve-out Transaction and after giving effect to Carve-out Buyer’s Debt Financing, Carve-out Buyer and its Subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or intend to incur debts, including contingent and other liabilities, beyond its ability to pay such debts as they become due.

Section 5.11 Disclaimer of Warranties. Carve-out Buyer acknowledges that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Carve-out Buyer, except as expressly set forth in Article III (which are qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable). In connection with any investigation by Carve-out Buyer of the Company and its Subsidiaries, Carve-out Buyer has received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Carve-out Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Carve-out Buyer is familiar with such uncertainties, that Carve-out Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Carve-out Buyer shall have no claim against the Company or any other Person with respect thereto, except in the case of fraud. Accordingly, Carve-out Buyer acknowledges that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Except for the representations and warranties in this Article V, neither Carve-out Buyer nor any other Person makes any express or implied representation or warranty on behalf of Carve-out Buyer of its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (i) as contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) solely with respect to the OMB Business, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (v) solely with respect to the SC Business, as consented to in writing by Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or (vi) with respect to the Business, as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company covenants and agrees with Parent and Carve-out Buyer that each of the Company and each Subsidiary of the Company shall, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (y) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those Persons having business or regulatory relationships with the Company or any of its Subsidiaries.

(b) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (1) as contemplated by this Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Letter, (3) as required by applicable Law, (4) solely with respect to the OMB Business, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), (5) solely with respect to the SC Business, as consented to in writing by Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), or (6) with respect to the Business, as consented to by Parent and Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), the Company agrees that it shall not, and it shall cause its Subsidiaries not to:

(i) amend its Restated Certificate of Incorporation or By-Laws or amend or authorize or permit the Subsidiaries of the Company to amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of the Subsidiaries of the Company, whether by merger, consolidation, conversion or otherwise;

(ii) declare, set aside for payment, establish a record date for, authorize or pay any dividends on or make any distribution with respect to its or its Subsidiaries’ outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(iii) (A) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of its or its Subsidiaries’ capital stock or (B) issue, sell, grant, dispose or authorize or propose the issuance, sale, grant, disposition or authorization of any shares of capital stock or any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries’ capital stock, or sell or propose the sale of any JV Entity’s capital stock that is directly or indirectly held by the Company or its Subsidiaries, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and except in respect of any shares of the Company’s capital stock reserved for issuance on the date of this Agreement for awards under the Company Stock Plans outstanding on the date of this Agreement or in respect of account balances under the Deferred Compensation Plans as of the date of this Agreement;

(iv) make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (in each case, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement) of any other Person for consideration in an amount greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate; provided, however, that this Section 6.1(b)(iv) shall not permit the Company or any of its Subsidiaries to acquire the capital stock or other equity interests of any other Person;

(v) except as required by applicable Law, under the terms of any Company Plan as in effect on the date of this Agreement, with respect to clauses (A) and (B), in the ordinary course of business consistent with past practice, or as disclosed on Section 6.1(b)(v) of the Company Disclosure Letter, (A) increase the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ non-senior employees or independent contractors, (B) (I) enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any non-senior employee or independent contractor of the Company or any of its Subsidiaries or (II) add any individual who was not covered by the Severance Plans as of the date of this Agreement as a covered employee in any such plan, (C) increase the compensation or other benefits payable or provided to the Company’s directors, officers or senior employees, (D) enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any current or former director, officer or senior employee of the Company, (E) hire any employee or service provider whose base salary exceeds $350,000, (F) terminate the employment of any officer of the Company or any of its Subsidiaries unless for Cause, (G) amend or terminate any, or enter into or adopt any new, Company Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, (H) take any action to fund the payment of compensation or benefits under any Company Plan or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils or other organized employees;

(vi) enter into or make any loans to any of its executive officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as disclosed on Section 6.1 of the Company Disclosure Letter, other than expense advancements and retainers in the ordinary course of business consistent with past practice;

(vii) enter into (A) any intercompany loan or (B) any intercompany debt arrangement, or, in either case, modify or otherwise increase or decrease the balances thereof except in the ordinary course of business consistent with past practice;

(viii) grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor or franchisee, other than in the ordinary course of business consistent with past practice;

(ix) enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities or equity interests;

(x) incur, assume, guarantee, prepay, issue, modify, syndicate, refinance or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than for Indebtedness pursuant to the Company’s existing credit facility;

(xi) except for transactions in connection with the Company’s previously announced stock repurchase program, directly or indirectly, purchase, redeem or otherwise acquire any shares of its or its Subsidiaries capital stock or any rights, warrants or options to acquire any such shares;

(xii) make any loans, advances or capital contributions to, or investment in, any other Person;

(xiii) sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than Permitted Encumbrances), in a single transaction or a series of transactions, any portion of its properties or assets, including the capital stock or other equity interests of the Company’s Subsidiaries or the JV Interests by the Company or any of its Subsidiaries, other than (A) sales, leases, licenses, transfers, exchanges, swaps, abandonments and other dispositions or mortgages, pledges, hypothecations, grants, encumbrances, restrictions or liens in the ordinary course of business consistent with past practice (including inventory and obsolete equipment) or (B) pursuant to existing agreements in effect prior to the execution of this Agreement; provided, however, that this Section 6.1(b)(xiii) shall not permit the Company or any of its Subsidiaries to sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than Permitted Encumbrances) (x) the capital stock of any of the Company’s Subsidiaries or any JV Interest or (y) any material assets or properties;

(xiv) other than any Contract entered into with any customer, supplier or distributor in the ordinary course of business consistent with past practice (A) enter into any Material Contract or (B) modify, amend, terminate, renew or waive any material rights or obligations under any Material Contract; provided, that any amendment, modification, termination or waiver of rights under any Material Contract with payments in excess of (A) $4,000,000, in the case of the VAC Business, (B) $4,000,000, in the case of the EPT Business and (C) $2,000,000, in the case of all other businesses of the Company and its Subsidiaries, in each case, annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

(xv) enter into, amend, modify, extend, renew or terminate any Lease other than in the ordinary course of business consistent with past practice; provided, that any entrance into any amendment, modification, extension, renewal or termination of a Lease with rental and other payments in excess of $1,000,000 annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

(xvi) enter any new line of business outside of its existing business as of the date hereof;

(xvii) fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(xviii) waive, release, assign, settle or compromise any Action, Transaction Claim, or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its Subsidiaries or any of their respective directors or officers with respect to their positions as such with the Company or its Subsidiaries or the operation of the business thereof, other than (i) in the ordinary course of business consistent with past practice (except with respect to any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the Transactions (each, a “Transaction Claim”)), and (ii) either (A) for an amount not greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate (determined, in each case, net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed to the Company or any of its Subsidiaries by an insurance policy, in each of clauses (i) or (ii) only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(xix) change any material financial accounting policies, procedures, principles or practices or any methods of reporting income, deductions or other material items for financial accounting purposes, unless required by a change in GAAP or applicable Law;

(xx) make or rescind any material Tax election, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any material closing agreement, file any amended Tax Return that differs materially from prior Tax Returns or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change any material Tax practice or procedure, or make any material change to any accounting principles, methods or practices (except as required or permitted by GAAP) to the extent such action would adversely affect Parent or the Company or any of its Subsidiaries with respect to a taxable period (or portion thereof) beginning after the Closing Date, or take or fail to take any other action with respect to Tax matters that is in any material respect outside the ordinary course of business or inconsistent with past practice;

(xxi) sell, lease, assign, transfer, grant, encumber, license, pledge or otherwise dispose of any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xxii) take any act or omit to do any act whereby any material Company Intellectual Property will become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain, other than in the ordinary course of business consistent with past practice;

(xxiii) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;

(xxv) take any actions, or omit to take any actions, that would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not to be satisfied in accordance with the terms and subject to the conditions set forth therein;

(xxvi) enter into or adopt any “poison pill” or similar stockholder rights plan applicable to Guarantor A, Guarantor P, Parent, Merger Sub, Carve-out Buyer or any of their respective Affiliates;

(xxvii) make or authorize capital expenditures in excess of the Company’s current twelve month cash flow forecast as set forth on Section 6.1(xxvii)of the Company Disclosure Letter; and

(xxviii) commit, agree or resolve, in writing or otherwise, to take any of the actions described in the foregoing clauses (i)-(xxvi).

Without limiting in any way any party’s rights or obligations under this Agreement (including this Section 6.1), nothing contained in this Agreement shall give Parent, Merger Sub or Carve-out Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

(c) The Company agrees that it will, and will cause its Subsidiaries to, comply in all respects with the terms and conditions set forth in Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on July 5, 2015, the Company, its Subsidiaries and their Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, facilitate or encourage, whether publicly or otherwise, the submission of any Company Takeover Proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Company Takeover Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall substantially concurrently with providing written non-public information or non-written material non-public information to such person, provide to Parent and Carve-out Buyer any such non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and Carve-out Buyer or their respective Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Company Takeover Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Company Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, including through the limited waiver by the Company of any pre-existing standstill or similar provision with any Person solely to the extent necessary to permit such Person to make or amend a Company Takeover Proposal (such limited waiver to include an express acknowledgment by the parties thereto that under no circumstances will such restricted person(s) be permitted to acquire, directly or indirectly, any securities of the Company prior to the valid termination of this Agreement). The Company shall, and shall cause its Subsidiaries and their respective Representatives to, orally and in writing, keep Parent and Carve-out Buyer informed on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any Company Takeover Proposal, including the price and form of consideration and all material terms and conditions (other than the identity of the party thereto) of such Company Takeover Proposal and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Company Takeover Proposal.

(b) Except as permitted by Section 6.2(c), the Company shall, and shall cause its controlled Affiliates and direct its and their respective Representatives (which for all purposes of this Section 6.2 shall include the investment bankers acting on behalf of the Company and its controlled Affiliates in connection with the Transactions) to: (i) from 12:00 a.m. (New York City time) on July 5, 2015 (the “No-Shop Period Start Date”) cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal, (ii) promptly inform its Affiliates and its and their respective Representatives of the obligations undertaken in this Section 6.2, (iii) on or prior to the No-Shop Period Start Date promptly request that all confidential information previously furnished to any such third parties and their respective Representatives be returned or destroyed promptly and shut down any “data room” or analogous access to information, (iv) from the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, not directly or indirectly (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Company Takeover Proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations regarding any Company Takeover Proposal or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, or furnish to any other Person any non-public information or otherwise afford access to the Company’s books and records in connection therewith (except, in each case, to notify such Person that the Company is not permitted to engage in such discussions), (C) enter into any Company Acquisition Agreement, (D) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, or (E) resolve, agree or propose to do any of the foregoing. Notwithstanding the commencement of the obligations of the Company under this Section 6.2(b) on the No-Shop Period Start Date, the parties hereto agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 6.2(a), and is not required to take the actions described in clause (iii) of this Section 6.2(b), with respect to each Excluded Party on and after the No-Shop Period Start Date until the earlier of the time that (1) the Stockholder Approval is obtained and (2) such Excluded Party ceases to be an Excluded Party, including with respect to any amended or revised Company Takeover Proposal submitted by such Excluded Party on or after the No-Shop Period Start Date. On the No-Shop Period Start Date, the Company will provide to Parent and Carve-out Buyer the identities of any Excluded Party that remains an Excluded Party at such time.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time on or after the No-Shop Period Start Date of this Agreement and prior to obtaining the Stockholder Approval the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 6.2, (i) the Company’s Representatives may contact such Person or group of Persons for the sole purpose of clarifying the terms and conditions thereof, and (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that (I) such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (II) with respect to such written Company Takeover Proposal, that the failure to take the actions set forth in the following clauses (A) or (B) of this Section 6.2 would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, following the execution of an Acceptable Confidentiality Agreement, (A) furnish, pursuant to such Acceptable Confidentiality Agreement, non-public information with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal; provided, that the Company shall, substantially concurrently with providing written non-public information to such Person, provide to Parent and Carve-out Buyer any such written non-public information which was not previously provided to Parent, Carve-out Buyer or their respective Representatives and (B) engage in or otherwise participate in discussions or negotiations with such Person with respect to such written Company Takeover Proposal.

(d) The Company shall advise Parent and Carve-out Buyer orally and in writing promptly (and in any event within forty-eight hours of receipt thereof) of the receipt by the Company or any of its Subsidiaries or any of their respective Representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Company Takeover Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to, a Company Takeover Proposal, including providing to Parent and Carve-out Buyer the material terms and conditions thereof. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, keep Parent and Carve-out Buyer informed, orally and in writing, on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any Company Takeover Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to, a Company Takeover Proposal, including the price and form of consideration and all material terms and conditions (including the identity of the party thereto) of such Company Takeover Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to a Company Takeover Proposal, and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Company Takeover Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to a Company Takeover Proposal. The Company represents and warrants that the Company and its Subsidiaries have not entered into, and agrees that the Company and its Subsidiaries will not enter into, any confidentiality or other agreement with any Person that prohibits the Company from providing any information to Parent and Carve-out Buyer in accordance with this Section 6.2 or from complying with the terms of this Agreement.

(e) Except as expressly permitted by this Section 6.2(e), Section 6.2(f) or Section 6.2(g), the Company Board (or any committee thereof) shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Carve-out Buyer, the Company Recommendation, (C) authorize the Company or any of its Subsidiaries to enter into a Company Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), or require the Company to abandon, terminate or fail to consummate the Transactions, (D) within five Business Days following a written request by Parent and Carve-out Buyer (jointly) to the Company following the date any Company Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Company Recommendation; provided, that Parent and Carve-Out Buyer may not make any such request on more than one occasion (two, if the Special Meeting Date is scheduled to occur within fifteen calendar days) in respect to each material modification of a Company Takeover Proposal, (E) subject to Section 6.2(e), fail to recommend against any Company Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Company Takeover Proposal; provided that a customary “stop, look and listen” communication during such ten-Business Day period will not constitute a failure to recommend against a Company Takeover Proposal provided that the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure, (F) authorize, adopt, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to stockholders of the Company a Company Takeover Proposal, or (G) resolve or agree to do any of the foregoing (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) take any action pursuant to Section 9.1(c).

(f) Notwithstanding anything to the contrary set forth in Section 6.2(e), prior to the time the Stockholder Approval is obtained, the Company Board may, in response to a written Company Takeover Proposal, (x) make a Company Adverse Recommendation Change in accordance with this Section 6.2(f), or (y) terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.1(c) in connection with such Company Takeover Proposal, but only if, prior to taking any such action:

(i) the Company Board or any duly constituted or authorized committee thereof shall have reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) such written Company Takeover Proposal constitutes a Company Superior Proposal, and (y) that the failure to make such Company Adverse Recommendation Change or terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.1(c) in connection with such Company Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law;

(ii) the Company shall have first provided written notice to Parent and Carve-out Buyer in advance of taking such action that it is prepared to make (x) an Company Adverse Recommendation Change in accordance with this Section 6.2(f), or (y) terminate this Agreement to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making such Company Superior Proposal and a copy of all of the material transaction documents in respect of such Company Superior Proposal (including the then current form of definitive agreement for such Company Superior Proposal, if any);

(iii) the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent, Carve-out Buyer and their respective Representatives, to the extent Parent, Carve-out Buyer and their respective Representatives wish to negotiate, in good faith to make such adjustments to the terms and conditions of this Agreement so that such Company Takeover Proposal no longer constitutes a Company Superior Proposal; and

(iv) Parent and Carve-out Buyer have not, within three Business Days after the receipt of such notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Company Superior Proposal shall require a new notice and an additional two Business Day period) (any such notice period, the “Notice Period”), made a proposal that the Company Board reasonably determines in good faith, after consultation with its legal counsel and financial advisor, causes the Company Takeover Proposal that was previously determined to constitute a Company Superior Proposal to no longer constitute a Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.2(f), and any such purported termination shall, to the fullest extent permitted by Law, be void and of no force or effect, unless (A) at or concurrently with such termination the Company pays the Termination Fee in full and otherwise complies with the provisions of Section 9.1(c), and (B) the Company, its Subsidiaries and their respective Representatives have not breached this Section 6.2 in any material respect.

(g) Notwithstanding Section 6.2(e), prior to the time the Stockholder Approval is obtained, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or the Carve-out Buyer, the Company Recommendation (“Change of Recommendation”) if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to make such Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law as a result of an event, fact, circumstance, development or occurrence that materially affects the business, assets or operations of the Company and its Subsidiaries that is unknown and is not reasonably foreseeable to the Company Board as of the date of this Agreement and becomes known to the Company Board prior to obtaining the Stockholder Approval (an “Intervening Event”); provided, however, that such action shall not be in response to a Company Takeover Proposal or a Company Superior Proposal (which is governed by Section 6.2(f)) or relate to Parent, Carve-out Buyer or their respective Affiliates and prior to taking such action, (i) the Company Board has given Parent and Carve-out Buyer at least four Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation (it being understood that any material changes in respect of such Intervening Event shall require a new notice and an additional one Business Day notice period), (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, Carve-out Buyer and their respective Representatives during such notice period after giving any such notice, to the extent Parent and Carve-out Buyer wish to negotiate, to make such adjustments to the terms and conditions of this Agreement so that the need for making such Change of Recommendation would be obviated and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such adjustments, and shall have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law as a result of such Intervening Event.

(h) The Company agrees that any violation of this Section 6.2 by any wholly owned Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed a breach of this Section 6.2 by the Company and any material breach of this Section 6.2 by the Company or any of the foregoing shall be deemed a deliberate and material breach of this Agreement by the Company.

(i) Nothing contained in this Section 6.2 or in Section 7.9 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s reasonable determination in good faith after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure shall be deemed a Company Adverse Recommendation Change (in which case Section 6.2(f) shall apply) unless the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement (and in any event within twenty Business Days of the date hereof subject to the first three sentences of Section 7.1(b)), the Company shall prepare (with the assistance of Parent and Carve-out Buyer) and file with the SEC the Proxy Statement, which shall, subject to Section 6.2, include the Company Recommendation, and shall use reasonable best efforts to respond (with the assistance of Parent and Carve-out Buyer) as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement.

(b) The Company will provide Parent and Carve-out Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing. Parent, Merger Sub and Carve-out Buyer shall furnish to the Company in writing all information that is required by the Exchange Act to be set forth in the Proxy Statement, concerning themselves and their Affiliates. The Company agrees that the Proxy Statement will describe the Carve-out Transaction in reasonable detail, which shall be subject to the reasonable satisfaction of

Parent and Carve-out Buyer. The Company shall promptly notify Parent and Carve-out Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent and Carve-out Buyer with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as of the record date established for the Special Meeting at the earliest practicable time (which shall not be later than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement if the SEC determines to review the Proxy Statement). If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly after becoming aware thereof inform Parent and Carve-out Buyer in writing of such fact or event and prepare (with the assistance of Parent and Carve-out Buyer) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto), or responding to any comments to the SEC with respect thereto, the Company shall provide Parent, Carve-out Buyer and their respective counsel with a reasonable opportunity to review and comment on the Proxy Statement or to respond, and shall consider in good faith and include in such document or response comments reasonably proposed by Parent, Carve-out Buyer and their respective Representatives.

(c) Each of the Company, Parent, Merger Sub and Carve-out Buyer agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Law.

Section 7.2 Stockholders Meeting. Subject to Section 6.2(a), the Company shall, as promptly as practicable following the SEC’s clearance of the Proxy Statement (or lapse of any applicable waiting period for which the SEC is allowed to comment on the Proxy Statement) (a) take all actions in accordance with applicable Law, the Restated Certificate of Incorporation and the By-laws and the rules of the NYSE (i) to promptly and duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of obtaining the Stockholder Approval, and (b) subject to a Company Adverse Recommendation Change or a Change of Recommendation in accordance with Section 6.2, to use reasonable best efforts to solicit from its stockholders proxies and votes in favor of the adoption of this Agreement, and take all other actions necessary or advisable to secure the Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Special Meeting solely (i) with the written consent of Parent and Carve-out Buyer, (ii) in the absence of a quorum, (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required pursuant to Section 7.1(c) is provided to the Shareholders of the Company within the minimum amount of time reasonably practicable in advance of the Special Meeting or (iv) for a single period not to exceed ten Business Days, to solicit additional proxies for the adoption of this Agreement if necessary to obtain Stockholder Approval.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to cause the conditions to Closing to be satisfied, including (i) the obtaining of all necessary actions or nonactions, notices, petitions, statements, registrations, submissions of information, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, if any, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any Contract.

(b) The Company, Parent, Merger Sub and Carve-out Buyer shall (i) promptly, but in no event later than ten Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other Transactions and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (including any extensions thereof), (ii) promptly, but in no event later than 20 Business Days after the date hereof, prepare and file the submissions (or draft submissions where the submission of a draft is customary) required to obtain the Specified Approvals and use reasonable best efforts to obtain approval of, or cause the expiration or termination of any applicable waiting periods under any applicable Law, and (iii) prepare and file submissions the parties may otherwise agree are required in connection with the Merger and the other Transactions, and supply to any Governmental Entity, or other party hereto with respect to any filing or submission contemplated by this Section 7.3, as promptly as practicable any additional information or documents that may be reasonably requested pursuant to any Law, by or at the request of any Governmental Entity, or to obtain the Specified Approvals; provided that none of the of Parent, Carve-out Buyer or their respective Subsidiaries shall be required to, (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, Carve-out Buyer or their respective Subsidiaries or of the Company or its Subsidiaries or (y) otherwise take or commit to take any actions that after the Closing Date that could limit the freedom of Parent, Carve-out Buyer or their respective Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.

(c) The Company, Parent, Merger Sub and Carve-out Buyer shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, shall keep each other apprised in all material respects of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company, Parent or Carve-out Buyer, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity except for “Item 4(c)” and “Item 4(d)” documents; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege concerns. Each of the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, none of the Company, Parent, Merger Sub and Carve-out Buyer shall be required to contest or resist any such action or proceeding or to take any action to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restrains, delays or restricts consummation of the Merger and the other Transactions. The foregoing notwithstanding or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) so long as such party has, prior to such termination, complied in all respects with its obligations under this Section 7.3.

Section 7.4 Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and Carve-out Buyer and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and policies of the NYSE) to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock at the Effective Time.

Section 7.5 Resignations. The Company shall cause each director of the Company or any of its Subsidiaries to tender written notice of his or her resignation effective as of the Effective Time (in form and substance reasonably satisfactory to Parent).

Section 7.6 Takeover Statute. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, any of the Transaction Documents, the Merger, the Carve-out Transaction or any of the other Transactions. If any Takeover Law shall become applicable to the Transactions, the Company and the Company Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.7 Notification of Certain Matters; Stockholder Litigation.

(a) Subject to applicable Law, the Company shall give prompt notice to Parent and Carve-out Buyer, and Parent and Carve-out Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Transactions to be unsatisfied at the Effective Time, (ii) any Transaction Claim (other than any Transaction Claim relating solely to a demand for appraisal under Section 262 of the DGCL, notice of which shall be governed by Section 2.4) or (iii) any material failure of the Company or Parent, Merger Sub and Carve-out Buyer, as the case may be, or any officer, director, employee or Representative of the Company or Parent, Merger Sub and Carve-out Buyer, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) The Company shall promptly provide copies to Parent of all proceedings and correspondence relating to any Transaction Claim. The Company shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any Transaction Claim, and shall give due consideration to Parent’s advice with respect to such Transaction Claim. Subject to Section 6.1(b)(xviii) and Section 2.4, the Company shall not settle any Transaction Claim unless the settlement contains a full and unconditional and irrevocable release of the Company, its Subsidiaries, Parent, Merger Sub, Carve-out Buyer and their respective Affiliates, including Guarantor A and Guarantor P (and their respective Affiliates), and the Representatives of each of the foregoing.

Section 7.8 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to and shall cause its Subsidiaries to provide Parent, Carve-out Buyer and their respective Representatives (including the Financing Sources), from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access (which, in the case of unaffiliated third party Representatives, shall require the use of reasonable best efforts to provide such access) during normal business hours to (i) the Company’s and its Subsidiaries’ senior executives, independent auditors, officers, employees, Representatives, properties, commitments, Contracts, books and records, (ii) such other information as Parent or Carve-out Buyer shall reasonably request, in each case, to the extent reasonably required to consummate the Transactions (provided, that Parent, Carve-out Buyer and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company, and no access shall be granted to conduct any environmental or intrusive sampling or testing without the Company’s prior written consent in its sole discretion), and (iii) such other information as Parent may reasonably request relating to the repositioning process with the works council in Germany. The foregoing notwithstanding, the Company shall not be required to afford such access if the Company determines, in its reasonable best judgment (after consultation with outside counsel), it would cause a violation of an obligation of confidentiality pursuant to an agreement to which the Company or any of its Subsidiaries is a party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such access, would cause a risk of a loss of attorney-client privilege to the Company or any of its Subsidiaries, or that is competitively sensitive information (provided that the Company will reasonably cooperate with Parent and/or Carve-out Buyer to provide such access, including by entering into a joint defense agreement or “clean team” or similar agreement, with Parent or Carve-out Buyer if requested with respect to any such information), would cause a risk of a loss of trade secret protection to the Company or its Subsidiaries or would constitute a violation of any applicable Law. Each of Parent, Carve-out Buyer and the Company hereby agrees that until the Effective Time, all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 7.9 Publicity. Parent, Carve-out Buyer and the Company agree to issue a joint press release announcing this Agreement. Following such initial press release, the Company, Parent, Merger Sub and Carve-out Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment without the prior written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity, in each case, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the parties); provided, that the restrictions in this Section 7.9 shall not apply to a Company communication regarding the beginning of the No-Shop Period Start Date (including customary disclosures with respect to any solicitations prior thereto), a Company Adverse Recommendation Change or a Change of Recommendation.

Section 7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and Carve-out Buyer shall cause the Surviving Corporation, or, in the case of Carve-out Buyer, any subsidiary transferred to Carve-out Buyer, to, assume all obligations of the Company and its Subsidiaries in respect of exculpation, indemnification and advancement of expenses for each individual who at the Effective Time is, or at any time prior to the Effective Time was, an Indemnified Party for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Restated Certificate of Incorporation and By-laws (or similar organizational documents of any Subsidiary) as in effect on the date hereof. For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Surviving Corporation’s certificate of incorporation and bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are the same as those set forth in the

Company’s Restated Certificate of Incorporation and By-laws as in effect on the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party, unless otherwise required by Law. Anything to the contrary in this Section 7.10(a), the Restated Certificate of Incorporation or By-laws notwithstanding, any Person to whom advancement of expenses is provided shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to indemnification.

(b) For a period of six years from the Effective Time, the Surviving Corporation will maintain, and Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as disclosed on Section 7.10 of the Company Disclosure Letter with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay in the aggregate for such coverage more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy at a cost no greater than the aggregate amount that the Surviving Corporation would be required to spend during the six-year period provided for in this Section 7.10(b) on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company in accordance with this Section 7.10(b), it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.10(b) and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) Parent or the Surviving Corporation will have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.10 (each, a “Claim”), provided that none of Parent or the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of, and no admission of wrongdoing in respect of, such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The provisions of this Section 7.10 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution of, any other rights to indemnification or advancement that any such individual may have under the Restricted Certificate of Incorporation or the By-laws (or similar organizational document of any subsidiary), by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.10 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.10 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 7.10 applies will be third party beneficiaries of this Section 7.10).

(e) Except with respect to the Carve-out Transaction, in the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.10.

Section 7.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement. Parent shall adopt this Agreement as sole stockholder of Merger Sub as soon as possible after the date of this Agreement.

Section 7.12 Employee Matters.

(a) For the period beginning on the Effective Time and ending on the one-year anniversary of the Effective Time, the Carve-out Buyer shall provide, or shall cause to be provided, to current employees of the SC Business whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “SC Non-Union Employees”) (i) base compensation and annual cash bonus opportunities that, in each case, are no less favorable in the aggregate than were provided to SC Non-Union Employees immediately before the Effective Time and (ii) employee benefits (other than any equity based compensation or equity based benefits) that are substantially comparable in the aggregate to such benefits as were provided to SC Non-Union Employees immediately before the Effective Time. As to current employees of the SC Business whose terms and conditions of employment were subject to a collective bargaining agreement (the “SC Union Employees”), Carve-out Buyer shall comply with the terms and conditions of each such applicable collective bargaining agreement, in a manner consistent with applicable Law.

(b) For the period beginning on the Effective Time and ending on the one-year anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries who are not SC Non-Union Employees and whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “OMB Non-Union Employees”) (i) base compensation and annual cash bonus opportunities that, in each case, are no less favorable in the aggregate than were provided to OMB Non-Union Employees immediately before the Effective Time and (ii) employee benefits (other than any equity based compensation or equity based benefits) that are substantially comparable in the aggregate to such benefits as were provided to OMB Non-Union Employees immediately before the Effective Time. As to current employees of the Company or its Subsidiaries whose terms and conditions of employment were subject to a collective bargaining agreement and who are not SC Union Employees (the “OMB Union Employees”), Parent shall cause the Surviving Corporation to, comply with the terms and conditions of each such applicable collective bargaining agreement, in a manner consistent with applicable Law.

(c) For purposes of vesting, eligibility to participate and, determining level of benefits, under the employee benefit plans of the Carve-out Buyer and its Subsidiaries providing benefits to any SC Non-Union Employees after the Effective Time (other than (1) any equity based compensation or equity based benefit plans or (2) defined benefit pension plans) (the “SC New Plans”), each SC Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such SC Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such SC Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the 401(k) plan sponsored by the Company); provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Carve-out Buyer shall or shall cause any of its applicable Subsidiaries to use commercially reasonable efforts to provide that: (i) each SC Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all SC New Plans to the extent coverage under such SC New Plan is comparable to a Company Plan in which such SC Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “SC Old Plans”); and (ii) for purposes of each SC New Plan providing medical, dental, pharmaceutical and/or vision benefits to any SC Non-Union Employee, the Carve-out Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such SC New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (iii) during the plan year in which the Effective Time occurs, the Carve-out Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the SC Old Plans ending on the date such employee’s participation in the corresponding SC New Plan begins to be taken into account under such SC New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such SC New Plan.

(d) For purposes of vesting, eligibility to participate and, determining level of benefits, under the employee benefit plans of Parent and its Subsidiaries providing benefits to any OMB Non-Union Employees after the Effective Time (other than (1) any equity based compensation or benefit plans or (2) defined benefit pension plans) (the “OMB New Plans”), each OMB Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such OMB Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such OMB Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the 401(k) plan sponsored by the Company); provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall or shall cause any of its applicable Subsidiaries to use commercially reasonable efforts to provide that: (i) each OMB Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all OMB New Plans to the extent coverage under such OMB New Plan is comparable to a Company Plan in which such OMB Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “OMB Old Plans”); and (ii) for purposes of each OMB New Plan providing medical, dental, pharmaceutical and/or vision benefits to any OMB Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such OMB New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (iii) during the plan year in which the Effective Time occurs, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the OMB Old Plan ending on the date such employee’s participation in the corresponding OMB New Plan begins to be taken into account under such OMB New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such OMB New Plan.

(e) Parent and the Carve-out Buyer, as applicable, shall cause all bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries in respect of fiscal year 2015 (“Bonus Amounts”) that remain unpaid as of the Closing Date, to be calculated and paid in accordance with Section 7.12(e) of the Company Disclosure Letter. For each employee referenced on Section 7.12(e) of the Company Disclosure Letter, if Closing occurs (i) prior to December 31, 2015, then Parent or Carve-out Buyer, as applicable, shall pay such Bonus Amounts on a pro-rated basis at 100% of target (i.e., based on achievement of performance goals at 100% of targets) by January 10, 2016, unless such employee is terminated (other than for Cause (as defined in the Change in Control Agreement between such employee and the Company, or, if no such agreement exists, the OM Group, Inc. Salaried Severance Plan)) prior to January 10, 2016, in which case such payment will be made to such employee within 10 days of termination of employment, and (ii) after December 31, 2015, then Parent or Carve-out Buyer, as applicable, shall pay such target Bonus Amount in the ordinary course of business consistent with past practice but in no event later than February 1, 2016, or within 10 days of the Closing Date, unless such employee is terminated (other than for Cause (as defined in the Change in Control Agreement between such employee and the Company, or, if no such agreement exists, the OM Group, Inc. Salaried Severance Plan)) prior to when such Bonus Amount has been paid, then Parent or Carve-out Buyer, as applicable, will pay the target amount of such annual bonus (i.e., based on achievement of performance goals at 100% of targets), to such employee within 10 days of such termination of employment. With respect to any Bonus Amounts for any employee not referenced on Section 7.12(e) of the Company Disclosure Letter, all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible employees of the

Company and its Subsidiaries. Notwithstanding any provision of this Section 7.12(e), no payments pursuant to this Section 7.12(e) shall result in duplication of payment of any Bonus Amounts (including in respect of any payment of Bonus Amounts under any change in control agreement or severance plan or arrangement).

(f) Nothing in this Section 7.12 shall (i) be treated as an amendment of, or undertaking to amend, or be deemed or construed to establish, any benefit plan, (ii) prohibit or limit Parent, Carve-out Buyer or any of their respective Affiliates, including the Surviving Corporation and other Subsidiaries of the Company, from amending or terminating any Company Plan (in accordance with the terms of such Company Plan) or any other benefit or employment plan, program, agreement or arrangement or (iii) require any SC New Plans or OMB New Plans to replicate any particular benefit provided under an SC Old Plan or OMB Old Plan. The provisions of this Section 7.12 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.12, express or implied, shall confer upon any SC Non-Union Employee, SC Union Employee, OMB Company Non-Union Employee or OMB Union Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 7.13 Financing

(a) Parent’s Financing.

(i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain Parent’s Financing on the terms and conditions described in the Commitment Letters, including maintaining in effect the Commitment Letters and using reasonable best efforts to, as promptly as possible, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Parent, seek the waiver of), on a timely basis all conditions to Parent obtaining Parent’s Financing (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter) that are required to be satisfied by Parent and its Subsidiaries (including, after (i) satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature cannot be satisfied until the Closing) and (ii) commencement of the Marketing Period, commencing the “marketing period” described in the Debt Commitment Letter), (y) negotiate and enter into definitive agreements with respect to the Parent’s Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that are acceptable to Parent’s Financing Sources (such definitive agreements related to Parent’s Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”), and (z) assuming that all conditions contained in any Commitment Letter have been satisfied, consummate Parent’s Financing at or prior to the Closing.

(ii) Parent shall give the Company and Carve-out Buyer prompt notice (v) of any material breach or material default by any party to any Commitment Letter or other Debt Document of which Parent becomes aware, (w) if and when Parent becomes aware that any portion of the Financing contemplated by any Commitment Letter that is necessary to consummate the Closing will not be available for the Financing Purposes, (x) of the receipt of any written notice or other written communication from any Person with respect to any material breach, material default, termination or repudiation by any party to any Commitment Letter or other Debt Document, (y) if for any reason Parent or any of its Affiliates believes in good faith that it will not be able to obtain any portion of Parent’s Financing (i) subject to the conditions contemplated in the Commitment Letter, (ii) in an amount that is sufficient for the Financing Purposes, (iii) within the timing contemplated by the Commitment Letter, or (iv) from the sources contemplated by any Commitment Letter and (z) of any expiration or termination of any Commitment Letter or other Debt Document.

(iii) If any portion of Parent’s Financing that is necessary to consummate the Closing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account flex terms), Parent shall use its reasonable best efforts to arrange to obtain alternative equity or debt financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of its Financing (“Parent Alternative

Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 7.13(a), Section 10.6 and Section 10.10 shall be applicable to the Parent Alternative Financing, and, for the purposes of this Agreement, all references to Parent’s Financing and Parent’s Debt Financing shall be deemed to include such Parent Alternative Financing, all references to Debt Documents shall include the applicable documents for the Parent Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Parent Alternative Financing.

(iv) Parent shall (x) comply in all material respects with the Equity Commitment Letter and each of the Debt Documents, (y) enforce in all material respects its rights under the Equity Commitment Letter and each of the Debt Documents, and (z) not permit, without the prior written consent of the Company, (1) any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter or (2) any material amendment or modification to be made to, or any material waiver of, any provision or remedy under, any Debt Document, or any termination, rescission or withdrawal of any Debt Document if, in the case of clause (2), such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) or such termination, rescission or withdrawal, would (A) reduce the aggregate amount of Parent’s Financing under any Debt Document to an amount that is insufficient for the Financing Purposes (except to the extent there is a corresponding increase to the Equity Financing) or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of Parent’s Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) make the funding of any portion of Parent’s Financing (or satisfaction of any condition to obtaining any portion of Parent’s Financing) materially less likely to occur or (III) materially and adversely impact the ability of Parent to enforce its rights against any other party to any Debt Document, the ability of Parent to consummate the Transactions or the likelihood of the consummation of the Transactions. Notwithstanding the foregoing, Parent may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, any Commitment Letter or Debt Document and may obtain equity or debt financing in substitution of all or a portion of the Financing so long as any such action does not violate this Section 7.13.

(v) Parent acknowledges and agrees that the obtaining of Parent’s Financing, or any Parent Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of Parent’s Financing or any Parent Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

(vi) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to seek the Equity Financing from any source other than the equity investor counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

(vii) For the avoidance of doubt, the obligations contained in this Section 7.13(a) shall terminate upon the occurrence of the Closing.

(b) Carve-out Buyer’s Financing.

(i) Carve-out Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain Carve-out Buyer’s Financing on the terms and conditions described in the Carve-out Buyer Debt Commitment Letter, including maintaining in effect the Carve-out Buyer Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Carve-out Buyer, seek the waiver of), on a timely basis all conditions to Carve-out Buyer obtaining Carve-out Buyer’s Financing that are required to be satisfied by Carve-out Buyer and its Subsidiaries (including, after (i) satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature cannot be satisfied until the Closing) and (ii) commencement of the Marketing Period, commencing the “marketing period” described in the Carve-out Buyer Debt Commitment Letter), (y) negotiate and enter into definitive agreements with respect to Carve-out Buyer’s Financing on the terms and conditions contemplated by the Carve-out Buyer Debt Commitment Letter (including any related flex provisions) or on other terms that are acceptable to Carve-out Buyer’s Financing Sources (such definitive agreements related to Carve-out Buyer’s Debt Financing, collectively, with the Carve-out Buyer Debt Commitment Letter, the “Carve-out Buyer Debt Documents”), and (z) assuming that all conditions contained in any Commitment Letter have been satisfied, consummate Carve-out Buyer’s Financing at or prior to the Closing.

(ii) Carve-out Buyer shall give the Company and Parent prompt notice (v) of any material breach or material default by any party to the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document of which Carve-out Buyer becomes aware which would reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, (w) if and when Carve-out Buyer becomes aware that any portion of the Financing contemplated by the Carve-out Buyer Debt Commitment Letter that is necessary to consummate the closing of the Carve-out Transaction will not be available for the Carve-out Transaction Financing Purposes, (x) of the receipt of any written notice or other written communication from any Person with respect to (A) any material breach or material default, in either case, which would reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, or (B) any termination or repudiation by any party to the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document, (y) if for any reason Carve-out Buyer or any of its Affiliates believes in good faith that it will not be able to obtain any portion of Carve-out Buyer’s Financing (i) subject to the conditions contemplated by the Carve-out Buyer Commitment Letter, (ii) in an amount that is sufficient for the Carve-out Transaction Financing Purposes, (iii) within the timing contemplated by the Carve-out Buyer Commitment Letter or (iv) from the sources contemplated by the Carve-out Buyer Commitment Letter and (z) of any expiration or termination of the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document.

(iii) If any portion of Carve-out Buyer’s Financing necessary to consummate the closing of the Carve-out Transaction becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account flex terms), Carve-out Buyer shall use its reasonable best efforts to arrange to obtain alternative equity or debt financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of its Financing (“Carve-out Buyer Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 7.13(b), Section 10.6 and Section 10.10 shall be applicable to the Carve-out Buyer Alternative Financing, and, for the purposes of this Agreement, all references to Carve-out Buyer’s Financing and Carve-out Buyer’s Debt Financing shall be deemed to include such Carve-out Buyer Alternative Financing, all references to Carve-out Buyer Debt Documents shall include the applicable documents for the Carve-out Buyer Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Carve-out Buyer Alternative Financing.

(iv) Carve-out Buyer shall (x) comply in all material respects with each of the Carve-out Buyer’s Debt Documents, except as would not reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, (y) enforce in all material respects its rights under each of the Carve-out Buyer’s Debt Documents, except as would not reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes and (z) not permit, without the prior written consent of the Company and Parent, (1) any material amendment or modification to be made to, or any material waiver of, any provision or remedy under, any Carve-out Buyer Debt Document or (2) any termination, rescission or withdrawal of, any Carve-out Buyer Debt Document if, in each case, such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) or such termination, rescission or withdrawal, would reasonably be expected to (A) reduce the aggregate amount of Carve-out Buyer’s Financing under any Carve-out Buyer Debt Document to an amount that is insufficient for the Carve-out Buyer’s Financing Purposes, or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of Carve-out Buyer’s Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) make the funding of any portion of Carve-out Buyer’s Financing (or satisfaction of any condition to obtaining any portion of Carve-out Buyer’s Financing) materially less likely to occur or (III) materially and adversely impact the ability of Carve-out Buyer to enforce its rights against any other party to any Carve-out Buyer Debt Document, the ability of Carve-out Buyer to consummate the Transactions or the likelihood of the consummation of the Transactions. Notwithstanding the foregoing, Carve-out Buyer may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, the Carve-out Buyer Debt Commitment Letter or any Carve-out Buyer Debt Document and Carve-Out Buyer may obtain equity or debt financing in substitution of all or a portion of the Financing so long as any such action would not reasonably be expected to materially delay or prevent the timely closing of the Carve-out Transaction; provided that if Carve-out Buyer shall obtain any equity or debt financing in substitution of all or a portion of the Financing contemplated by the Carve-Out Buyer Debt Commitment Letter or any termination, rescission or withdrawal of, the Carve-out Buyer Debt Commitment Letter or any Carve-out Buyer Debt Document or if the Carve-out Buyer’s Financing is not funded on the Closing, then Guarantor P shall deliver to Carve-Out Buyer an equity commitment letter substantially in the form set forth in Section 7.13(b)(iv) of the Company Disclosure Letter to provide equity financing to Carve-Out Buyer in an amount equal to the amount by which the Financing contemplated by the Carve-Out Buyer Debt Commitment Letter was replaced by such substitute financing or the amount of such financing that was terminated, rescinded, withdrawn or not funded on the Closing.

(v) Carve-out Buyer acknowledges and agrees that the obtaining of Carve-out Buyer’s Financing, or any Carve-out Buyer Alternative Financing, is not a condition to the closing of the Carve-out Transaction and reaffirms its obligation to consummate the Carve-out Transaction irrespective and independently of the availability of Carve-out Buyer’s Financing or any Carve-out Buyer Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

(vi) Notwithstanding anything to the contrary in this Agreement, Carve-out Buyer shall not be required to pay any material fees in excess of those contemplated by the Carve-out Buyer Debt Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

(vii) For the avoidance of doubt, the obligations contained in this Section 7.13(b) shall terminate upon the occurrence of the Closing.

Section 7.14 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent and Carve-out Buyer, use reasonable best efforts to cooperate with each of Parent and Carve-out Buyer as necessary and customary for debt financing contemplated by the Debt Commitment Letter and Carve-out Buyer Debt Commitment Letter or as reasonably requested by Parent or Carve-out Buyer, as applicable, in connection with the arrangement of their respective Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to:

(i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions (including accounting due diligence sessions);

(ii) assist Parent, Carve-out Buyer and their respective Financing Sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary for any portion of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s or Carve-out Buyer’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s or its Subsidiaries’ financial statements to be included in offering documents contemplated by the Debt Financing and (B) customary materials for rating agency presentations;

(iii) cooperate with the marketing efforts of Parent, Carve-out Buyer and their respective Financing Sources for any portion of the Debt Financing;

(iv) cooperate with Parent’s and Carve-out Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be reasonably requested to deliver in connection with the Debt Financing;

(v) assist Parent and Carve-out Buyer in obtaining surveys and title insurance as reasonably requested by Parent or Carve-out Buyer, as applicable;

(vi) furnish Parent and Carve-out Buyer with customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by (x) the Parent and Merger Sub to give effect to the Transactions and the Financing, to the extent reasonably requested in writing by Parent and such information is available and customary for a bank syndication of the type and nature of the Debt Commitment Letter as in effect on the date hereof and (y) the Carve-out Buyer to give effect to the Transactions and the Financing to the extent reasonably requested in writing by the Carve-out Buyer and such information is available and customary for a bank syndication of the type and nature of the Carve-out Buyer Debt Commitment Letter as in effect on the date hereof;

(vii) cause the Company’s independent auditors to provide, consistent with customary practice, (A) reasonable assistance in the preparation of pro forma financial statements by Parent and Carve-out Buyer and (B) reasonable assistance and cooperation to Parent and Carve-out Buyer, including attending accounting due diligence sessions;

(viii) (A) furnish Parent and Carve-out Buyer with the Required Information and (B) inform Parent and Carve-out Buyer if the Company and its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of any SEC filed financial statements for such financial statements to comply with GAAP;

(ix) assist Parent and Carve-out Buyer in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s or Carve-out Buyer’s Financing Sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(x) assist with the preparation of any pledge and security documents, other definitive financing documents or other certificates or documents customary for the Financing and as may be reasonably requested by Parent or Carve-out Buyer (including assisting in the preparation but not the execution of certificates with respect to solvency matters) and otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related liens and termination of security interests) in each case, as may be reasonably requested by Parent or Carve-out Buyer, provided that no obligation of the Company and its Subsidiaries under any such document or agreement and no pledge shall be effective until the Closing;

(xi) assist Parent and Carve-out Buyer to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries with respect to the Financing, in each case as may be reasonably requested by Parent or Carve-out Buyer;

(xii) subject to Section 7.14(a)(4) below, take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or Carve-out Buyer that are necessary or customary to permit the consummation of the Debt Financing on the Closing Date; and

(xiii) provide at least five Business Days prior to the Closing Date all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight Business Days prior to the Closing Date.

Notwithstanding the foregoing or anything else contained herein to the contrary, (1) none of the Company or any of its Subsidiaries shall be required to incur any liability or pay any commitment or other fee that is not simultaneously reimbursed by Parent or the Carve-out Buyer, as applicable, in connection with the applicable Debt Financing prior to the Closing, (2) the pre-Closing Company Board and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Parent’s Financing or Carve-out Buyer’s Financing is obtained, (3) none of the Company or any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates documents in connection with the Financing, (4) none of the Company or any of its Subsidiaries shall be required to take any corporate action prior to the Closing to permit the consummation of the Financing, (5) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of the Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Parent and Carve-out Buyer shall, severally and not jointly, indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives, and the Limited Guaranty shall guaranty the obligations of Parent and Carve-out Buyer pursuant to this Section 7.14. Except for the representations and warranties of the Company set forth in Article III of this Agreement, the Company shall not have any liability to Parent in respect of any financial statements, other financial information or data or other information provided in this Section 7.14.

(b) Parent or Carve-out Buyer, as applicable, shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation (including pursuant to the last sentence of Section 7.14(c)) on the earlier of the Closing Date and termination of this Agreement in accordance with Article IX. Subject to Parent’s and Carve-out Buyer’s indemnification obligations under this Section 7.14, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the

Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) Upon receipt of written notice from Parent or Carve-out Buyer of the commencement of syndication of the applicable Debt Financing, along with the marketing materials to be used in connection with such syndication, the Company shall use reasonable best efforts to confirm, within three Business Days after its receipt of such notice, that such marketing materials are Compliant as of the date of such confirmation by the Company. In addition, if, in connection with a marketing effort contemplated by the Debt Financing, Parent or Carve-out Buyer reasonably request the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries of the type set forth on Schedule 7.14(c), which Parent or Carve-out Buyer, as applicable, reasonably determine to include in an offering document for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(d) For the avoidance of doubt, Parent and Carve-out Buyer may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under, and subject to, this Section 7.14 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.

Section 7.15 Pre-Closing Restructuring. Prior to the Closing, the Company shall use reasonable best efforts to restructure the Company as set forth on the steps plan attached hereto as Schedule 7.15, and to engage in such other transactions related to such steps plan as may be reasonably requested by Parent and Carve-out Buyer so long as such other reasonably requested transactions are not reasonably anticipated to result in any material impact to the Company or materially delay or otherwise materially impede the Closing. In the event the Closing does not occur, Parent shall reimburse the Company for all documented and reasonable costs and expenses incurred as a result of the taking of any transactions that are not set forth on the steps plan attached hereto as Schedule 7.15 but are otherwise reasonably requested by Parent and Carve-out Buyer in accordance with this Section 7.15.

Section 7.16 Carve-out Transaction Matters. The Company shall cooperate with the Carve-out Buyer and Parent and Merger Sub and use reasonable best efforts, and shall cause its Affiliates to so cooperate and use reasonable best efforts, to cause the closing of the Carve-out Transaction (or parts of it) to occur immediately after the Closing and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carve-out Transaction without the prior written consent of Parent and the Carve-out Buyer; provided, that this Section 7.16 shall not require the Company to take any corporate action, including any reorganization not permitted by Section 7.15, or to execute any document or other instrument or to incur any liability that is not conditioned upon the Closing.

Section 7.17 IP Title Defect Correction Actions. From and after the date hereof until the Closing, to the extent that any material Company Intellectual Property is not in the current legal name of the Company or its Subsidiaries, is subject to a chain of title defect, or is subject to any form of Encumbrance (other than a Permitted Encumbrance), Company shall, and shall cause each of its Subsidiaries to use its reasonable best efforts to cooperate with and assist the Parent in the preparation, execution, filing and recordation of all instruments and documents necessary to cure such title defects, provide for current ownership of the asset by the Company and remove the Encumbrance (other than a Permitted Encumbrance) in such Company Intellectual Property by the Closing Date as promptly as practicable (all such actions, the “IP Title Defect Correction Actions”). The Company and each of its subsidiaries shall be responsible for and pay its own expenses incurred as a result of such cooperation and assistance in connection with any IP Title Defect Correction Actions taken by the Company and/or Parent. The failure by the Company to take any IP Title Defect Correction Actions shall not prevent the Closing.

Section 7.18 Tax Returns; Tax Filings. Parent shall be entitled to request, and, subject to the Company’s consent (not to be unreasonably withheld, delayed or conditioned), the Company and each of its Subsidiaries shall cooperate with Parent in connection with and cause, at Parent’s sole expense (subject to the exception set forth in the final sentence of this Section 7.18), the filing of Tax Returns, Tax ruling requests, and such other filings, and to take such other administrative or ministerial actions, in each case, with respect to Taxes as Parent may reasonably determine are necessary or useful to effectuate the Transactions and/or to mitigate any Tax costs associated with the Transactions and related restructuring requirements. In the event this Agreement is terminated, Parent shall indemnify the Company for any and all Losses, Liabilities, costs and expenses related to any request made by Parent pursuant to this Section 7.18 (except, for the avoidance of doubt, with respect to any Losses, Liabilities, costs and expenses related to the restructuring of the Company as contemplated by Section 7.15).

Section 7.19 Preparation of Audited Financial Statements for the SC Business. Between the date of this Agreement and the Closing, (a) the Company and Carve-out Buyer shall use their reasonable best efforts to prepare (i) audited annual consolidated or consolidating (as the parties shall determine) financial statements of the SC Business (prepared in accordance with Regulation S-X under the Securities Act, except §210.3-05 and Article 11 thereof, and in a form appropriate to be included in a securities offering registered in accordance with the Securities Act), together with all related notes and schedules thereto, accompanied by the report thereon of the Accountants, and (ii) unaudited quarterly consolidated or consolidating (as the parties shall determine) financial statements of the SC Business (which have been reviewed by auditors in accordance with Statements on Auditing Standards 100 for any relevant interim quarterly periods and prepared in accordance with Regulation S-X under the Securities Act) and (b) the Carve-out Buyer shall use its reasonable best efforts to prepare, and the Company shall use its reasonable best efforts to cooperate with the preparation of, pro forma financial information for the SC Business, on a stand-alone basis, complying with S-X Article 11 for both annual and quarterly periods (collectively, “Carve-out Financial Statements”). The audited portions of the Carve-Out Financial Statements will cover the fiscal year ended December 31, 2014, the unaudited portion of the Carve-out Financial Statements will cover each interim quarterly period thereafter until Closing and the pro forma portions of the Carve-out Financial Statements will cover both periods. Between the date of this Agreement and the Closing, the Company shall permit Carve-Out Buyer to hire an internationally recognized accounting firm (the “Accountants”) to be mutually agreed to by the Company and the Carve-out Buyer (it being agreed that Ernst & Young LLP are acceptable to both the Company and Carve-out Buyer), to conduct an audit of the Carve-out Financial Statements. The cost and expense of conducting such audit and preparation of the Carve-out Financial Statements shall be paid by Carve-out Buyer, including reimbursement of reasonable out-of-pocket costs and expenses borne by Company to support and facilitate such audit. In connection with the preparation of the Carve-out Financial Statements, the Company shall cooperate, to the extent within its control, with Carve-out Buyer and the Accountants and, subject to Section 7.8, shall give, and shall cause the Company’s Affiliates to give, to the Accountants reasonable access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, the Company, including such historical financial information relating to the SC Business as the Accountants may reasonably request, in each case, in order to permit the timely completion of the Carve-out Financial Statements in accordance with this Section 7.19. As amplification and not limitation of the foregoing, Company’s cooperation required by this Section 7.19 shall include the items specified on Section 7.19 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Transactions (to the extent applicable) shall be subject to the satisfaction (or waiver by Parent, Carve-out Buyer and the Company, to the extent allowed by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) all other Specified Approvals shall have been obtained; and

(c) No Injunctions or Restraints. No (i) Order, whether temporary, preliminary or permanent, shall be entered preventing, prohibiting, or otherwise making illegal the consummation of the Transactions, and (ii) Law shall be entered, enacted, promulgated, enforced or issued by any Governmental Entity that would prevent, prohibit, or otherwise make illegal the consummation of the Transactions.

Section 8.2 Conditions to Obligations of Parent, Merger Sub and Carve-out Buyer. The obligation of Parent and Merger Sub to effect the Transactions and the obligation of Carve-out Buyer to effect the Transactions (to the extent applicable) is further subject to the satisfaction, or waiver by Parent, Merger Sub and Carve-out Buyer, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.3, Section 3.4(a), Section 3.4(d), Section 3.19, Section 3.20 and Section 3.27(b) shall be true and correct in all respects (except with respect to the representations and warranties in Section 3.4(a) and Section 3.27(b) any failure to be so true and correct that is de minimus in nature), both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 3.4(b), Section 3.4(c), Section 3.4(f), Section 3.10(b) and Section 3.27(a), Section 3.27(c), Section 3.27(d) and Section 3.27(e) shall be true and correct in all material respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein), both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), and (iii) the other provisions of Article III herein shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed or complied with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; provided that the Company shall have in all respects performed or complied with the covenants and agreements set forth in (i) Section 7.15 prior to or on the Closing (except with respect to Section 7.15 any failure to perform or comply that is de minimis in nature) and (ii) Section 6.2(c).

(c) Officer’s Certificate. The Company shall have furnished Parent and Carve-out Buyer with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied.

(d) Payoff Letters. Parent and Carve-out Buyer shall have received customary payoff letters relating to the indebtedness set forth in Section 8.1(d) of the Company Disclosure Letter, including documentation in customary form to effect the release of any liens and guarantees thereunder.

(e) Material Adverse Effect. Since the date of this Agreement, there shall not have been nor be any Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Transactions (to the extent applicable) is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Carve-out Buyer set forth in (i) Section 4.1, Section 4.2, Section 4.3, Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects, both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), and (ii) the other provisions of Article IV, Article

V and Article VI herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect or Carve-out Buyer Material Adverse Effect, as applicable.

(b) Performance of Obligations of Parent, Merger Sub and Carve-out Buyer. Each of Parent, Merger Sub and Carve-out Buyer shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent, Merger Sub and Carve-out Buyer shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Parent, Merger Sub, Carve-out Buyer nor the Company may rely, either as a basis for not consummating the Transactions (to the extent applicable) or terminating this Agreement and abandoning the Transactions (to the extent applicable), on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Transactions (to the extent applicable) if such failure was caused primarily by such party’s breach of this Agreement or the Carve-out Purchase Agreement.

Section 8.5 Assertion of A Material Adverse Effect. The parties acknowledge and agree that the assertion as to whether there has occurred a Material Adverse Effect (A) pursuant to clause (1) of the definition thereof shall be made solely by Carve-Out Buyer (and not by Parent or Merger Sub) and (B) pursuant to clause (2) of the definition thereof shall be made solely by Parent (and not by Carve-out Buyer).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions, including the Merger, may be abandoned at any time prior to the Effective Time (notwithstanding the Stockholder Approval having been obtained):

(a) by mutual written consent of Parent, Merger Sub, Carve-out Buyer and the Company;

(b) by either Parent and Carve-out Buyer (jointly), on the one hand, or the Company, on the other hand, if:

(i) the Merger has not been consummated on or before 5:00 p.m. (New York City time) on November 30, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party that is in breach of, or has breached in any material respect its obligations under this Agreement, where such breach has been the principal cause of or is the principal reason for the failure to consummate the Merger on or before the Outside Date; provided further, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 8.1(b) shall not have been satisfied or waived (but remains capable of being so satisfied or waived) but all other conditions to the Closing either have been satisfied or waived (other than conditions that by their nature are to be satisfied or waived at the Closing), then the Outside Date may be extended by any party to February 29, 2016, and such date shall become the Outside Date for purposes of this Agreement;

(ii) any Order which is final and nonappealable shall have been issued or taken by a Governmental Entity with jurisdiction enjoining, preventing, or otherwise prohibiting consummation of the

Merger or the Carve-out Transaction; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 7.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained;

(c) by the Company prior to the receipt of the Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with Section 6.2(f) and shall have paid or shall concurrently pay the Termination Fee, in accordance with Section 9.2(b);

(d) by Parent and Carve-out Buyer (jointly), if prior to the Special Meeting (i) the Company Board shall have made a Company Adverse Recommendation Change or Change of Recommendation, or (ii) the Company, its Subsidiaries or any of their respective Representatives shall have breached Section 6.2 in any material respect;

(e) by the Company if there shall have been a material breach of or material failure to perform any of the covenants or other agreements in this Agreement or material failure to be true of any of the representations or warranties on the part of Parent or Carve-out Buyer, which breach, failure to perform or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) is not cured within the earlier of (A) the Outside Date and (B) thirty Business Days following written notice to Parent and Carve-out Buyer; provided, that (x) the Company shall have given Parent and Carve-out Buyer written notice, delivered at least thirty Business Days prior to such termination (or promptly, if such notice is given within thirty Business Days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent and Carve-out Buyer, if there shall have been a material breach of or material failure to perform any of the covenants or other agreements in this Agreement or material failure to be true of any of the representations or warranties of the Company in this Agreement, which breach, failure to perform or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) is not cured within the earlier of (A) the Outside Date and (B) thirty Business Days following written notice to the Company; provided, that (x) Parent shall have given the Company written notice, delivered at least thirty Business Days prior to such termination (or promptly, if such notice is given within thirty Business Days of the Outside Date), stating Parent and Carve-out Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination and (y) Parent and Carve-out Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if Parent or Carve-out Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(g) by the Company, if (i) the Marketing Period has ended, (ii) the conditions set forth in Sections 8.1 and 8.2 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which would be satisfied if there were a Closing), (iii) the Company has confirmed by written notice to Parent and Carve-out Buyer after the end of the Marketing Period that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it will waive any unsatisfied conditions in Section 8.3, and that it intends to terminate this Agreement pursuant to this Section 9.1(g), (iv) Parent, Merger Sub and Carve-out Buyer fail to consummate the Closing within three Business Days after the delivery of such notice and (v) at all times during such three Business Day period, the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination.

Section 9.2 Effect of Termination; Termination Fees.

(a) Effect of Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null, void and of no effect with no liability or obligation on the part of any party (or any direct or indirect equity holder, stockholder, partner, controlling person, member, manager, director, officer, employee, Affiliate or Representative of such party or of such party’s Affiliates); provided, however, that subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, the provisions of Section 7.9, the indemnification and reimbursement obligations of Section 7.14, Section 7.16, Section 7.18, this Section 9.2, Article X and Article XI hereof and the provisions of the Confidentiality Agreement shall survive such termination, in each case, in accordance with its terms and conditions; provided, further, that (w) no such termination shall relieve any party of its obligation to pay the Termination Fee, the Reverse Termination Fee, the Parent Expenses, the Company Expenses or the COB Expenses, in each case, if, as and when required pursuant to this Section 9.2, (x) subject to this Section 9.2, the Company shall not be relieved or released from any liability or obligation for damages available under applicable Law arising out of any (A) knowing material breach of any of its representations and warranties contained in this Agreement, (B) deliberate material breach of any of its covenants contained in this Agreement, or (C) fraud, (y) subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, neither Parent nor Merger Sub shall be relieved or released from liability for damages available under applicable Law arising out of its fraud, and (z) subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, Carve-out Buyer shall not be relieved or released from liability for damages available under applicable Law arising out of its fraud. Subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, for the avoidance of doubt, in determining losses or damages recoverable upon valid termination of this Agreement by a party hereto for the other party’s breach of this Agreement, the parties acknowledge and agree that such losses and damages shall include the benefit of the bargain lost by any non-breaching party who has validly terminated this Agreement (taking into consideration all relevant matters, including opportunity costs and the time value of money). No party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 9.2, (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the Company, Parent, Merger Sub or Carve-out Buyer had actual Knowledge that making such representation or warranty would cause, or would be reasonably expected to cause, a breach of this Agreement and (B) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the relevant party took or failed to take action with actual Knowledge that the action so taken or omitted to be taken would, or would reasonably be expected to, constitute a breach of such covenant or agreement. The Company, Parent, Merger Sub and Carve-out Buyer each agree and acknowledge that the individuals specified in the definition of “Knowledge”, as applicable, (1) have read this Agreement, including the representations, warranties, agreements and covenants contained herein, (2) have reviewed with counsel the representations, warranties and covenants contained herein and (3) for purposes of this Section 9.2(a), shall be deemed to understand the meanings of the representations, warranties and covenants contained herein.

(b) Termination Fee; Expenses.

(i) If (A) this Agreement is validly terminated by Parent and Carve-out Buyer pursuant to the provisions of Section 9.1(d), (B) this Agreement is validly terminated by the Company pursuant to the provisions of Section 9.1(c) or (C) (1) after the date of this Agreement, a Company Takeover Proposal (substituting “fifty percent (50%)” for the fifteen percent (15%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to the Special Meeting, (2) this Agreement is validly terminated by Parent and Carve-out Buyer, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or by Parent and Carve-out Buyer pursuant to Section 9.1(f) and (3) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its Subsidiaries has entered into a definitive agreement providing for a Qualifying Transaction or completed a Qualifying Transaction, in each case, the Company shall pay to each of Parent and Carve-out Buyer (or one or more of their respective designees) its Pro Rata Portion of the Termination Fee, such Termination Fee to be due (x) in the case of clause (A) of this Section 9.2(b), concurrently with such termination and payable in accordance with Section 9.2(b)(iii), (y) in the case of clause (B) of this Section 9.2(b), concurrently with such termination and payable in accordance with Section 9.2(b)(iii), and (z) in the case of clause (C) of this Section 9.2(b), concurrently with the earlier of entering into such definitive agreement with respect to such Qualifying Transaction and consummation of such Qualifying Transaction, and payable in accordance with Section 9.2(b)(iii). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(ii) If this Agreement is validly terminated by Parent and Carve-out Buyer pursuant to Section 9.1(f), and such termination was the result of the Company’s knowing or deliberate breach or failure to perform any of the covenants or agreements in this Agreement, the Company shall pay to Parent and Carve-out Buyer (or one or more of their respective designees) by wire transfer of immediately available funds (to accounts designated by Parent and Carve-out Buyer) an amount equal to the Parent Expenses and the COB Expenses, respectively, and such payment shall be made within two Business Days after such termination.

(iii) Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and upon payment of the Termination Fee in full, if, as and when required pursuant to this Section 9.2, the Company shall have no further liability of any kind for any reason in connection with this Agreement or the valid termination contemplated hereby other than as provided under this Section 9.2(b); provided that prior to the payment of the Termination Fee, if, as and when due pursuant to this Section 9.2, the Company shall provide Parent and Carve-out Buyer with written notice of its intention to pay such Termination Fee and, within seven Business Days of receipt of such written notice, Parent and Carve-out Buyer will be required to provide irrevocable and unconditional confirmation to the Company in writing that they intend to either (but not both) (A) receive payment of the Termination Fee, in which case, such Termination Fee will be paid by the Company to each of Parent and Carve-out Buyer (or their respective designees) in accordance with their respective Pro Rata Portion by wire transfer (to the accounts designated by Parent and Carve-out Buyer in such notice) in immediately available funds within two Business Days of such written confirmation or (B) directly or indirectly, pursue an award of damages, subject to irrevocably and unconditionally agreeing not to (and causing their respective Affiliates not to) exercise, and agreeing to waive, any and all claims and rights they have (or their respective Affiliates) may have to the Termination Fee. Notwithstanding anything to the contrary herein, under no circumstances whatsoever will Parent and Carve-out Buyer be entitled to receive both an award of monetary damages and payment of all or any portion of the Termination Fee.

(c) Reverse Termination Fee; Expenses.

(i) If this Agreement is (w) validly terminated by the Company pursuant to Section 9.1(g) or (x) (i) validly terminated (A) by the Company pursuant to Section 9.1(e) or (B) by the Company, Parent or Carve-out Buyer pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) (in each case, at a time when this Agreement was terminable by the Company pursuant to Section 9.1(e)), and (ii) at the time of such valid termination, all of the conditions set forth in Section 8.1(a) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing if there were a Closing), then, in consideration of the Company irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it (or its Affiliates) may have against the Non-Recourse Persons under, in connection with or related to the Transaction Documents, the Transactions and the Financing (or the failure to consummate the Transactions and the Financing), then each of Parent and Carve-out Buyer shall pay to the Company its Pro Rata Portion of the Reverse Termination Fee following the date on which this Agreement is so terminated in accordance with Section 9.2(c)(iii).

(ii) In no event shall either Parent or Carve-out Buyer be required to pay its Pro Rata Portion of the Reverse Termination Fee on more than one occasion and under no circumstances whatsoever will Parent or Carve-out Buyer be required to pay more than its Pro Rata Portion of the Reverse Termination Fee.

(iii) Prior to the payment of the Reverse Termination Fee, if, as and when due pursuant to this Section 9.2, Parent and Carve-out Buyer shall provide the Company with written notice of their intention to pay such Reverse Termination Fee and, within seven Business Days of receipt of such written notice, the Company shall be required to provide irrevocable and unconditional confirmation in writing to Parent and Carve-out Buyer that it intends to either (but not both), subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, (A) receive payment of the Reverse Termination Fee, in which case, Parent and Carve-out Buyer shall each pay to the Company its Pro Rata Portion of the Reverse Termination Fee by wire transfer (to the account designated by the Company in such notice) in immediately available funds within two Business Days of such confirmation in writing or (B) directly or indirectly, pursue an award of damages for fraud as permitted by Section 9.2, subject to irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it (or its Affiliates) may have against the Non-Recourse Persons to the Reverse Termination Fee, and Parent and Carve-out Buyer shall not be required to pay all or any portion of the Reverse Termination Fee. Notwithstanding anything to the contrary herein, under no circumstances whatsoever will the Company be entitled to receive both money damages and payment of all or any portion of the Reverse Termination Fee.

(iv) If this Agreement is (x) validly terminated pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) due to an Order which is final and nonappealable having been issued or taken by a Governmental Entity with jurisdiction enjoining, preventing, or otherwise prohibiting consummation of the Carve-out Transaction and (y) at the time of such termination all of the conditions set forth in Section 8.1 (other than (i) the receipt of the Carve-out Buyer Specified Approvals and (ii) if the Special Meeting has not yet occurred, the conditions set forth in Section 8.1(a)) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing if there were a Closing) and, in each case, the sole reason for such termination shall be that the Carve-out Buyer Specified Approvals have not been obtained prior to such termination, then, in consideration of the Company irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it or its Affiliates may have against the Non-Recourse Persons under, in connection with or related to the Transaction Documents and the Transactions (or the failure to consummate the Transactions), then Carve-out Buyer shall pay to the Company the Company Expenses by wire transfer (to an account designated by the Company) in immediately available funds within three Business Days after the date on which this Agreement is so terminated. Notwithstanding anything to the contrary herein, the Company’s sole remedy with respect to a termination of the Agreement under the circumstances described in this Section 9.2(c)(iv) shall be the payment to the Company of the Company Expenses and under no circumstances whatsoever will the Company be entitled to receive all or any portion of the Reverse Termination Fee as a result of termination of this Agreement under the circumstances described in this Section 9.2(c)(iv), nor shall the Company be entitled to seek any damages for fraud as permitted by Section 9.2 or specific performance as permitted by Section 10.10 so long as Carve-out Buyer shall pay the Company Expenses. Notwithstanding anything to the contrary herein, the Company and Carve-out Buyer agree and acknowledge that none of Parent, Merger Sub or the other Parent Non-Recourse Persons will have any liability or obligation whatsoever to pay all or any portion of the Company Expenses.

(d) Liquidated Damages; Limitations.

(i) The parties acknowledge that payment of the Reverse Termination Fee and the Termination Fee, as applicable, if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(ii) Anything in this Agreement to the contrary notwithstanding, but subject in all respects to this Section 9.2, if Parent, Merger Sub or Carve-out Buyer fails to effect the Closing for any or no reason or Parent, Merger Sub or Carve-out Buyer otherwise breaches this Agreement or the Transaction Documents or fails to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then (i) the valid termination of this Agreement pursuant to Section 9.1 and (ii) the Company’s right to seek one or all of (but never receive both an award of monetary damages and payment of all or any portion of the Reverse Termination Fee), subject in each case and in all respects to this Section 9.2, Section 10.10 and Section 10.11, (x) monetary damages for fraud, (y) if, as and when required pursuant to Section 9.2(c), receipt and payment of the Reverse Termination Fee pursuant to Section 9.2(c), together with the payment of any amounts due pursuant to Section 9.2(e), Section 10.3 and Section 10.6 and (z) specific performance pursuant to the Confidentiality Agreement, shall be the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, its Affiliates, and all of the foregoing’s Representatives (and any other Person) against the Non-Recourse Persons for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto.

(iii) Except as provided in Section 9.2(d)(ii), none of the Parent Non-Recourse Persons will have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Parent’s Financing Sources or Parent’s or Merger Sub’s other financing sources shall have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Parent Transaction Documents. Without limiting the foregoing, upon payment of Parent’s Pro Rata Portion of the Reverse Termination Fee in full, if, as and when required pursuant to Section 9.2(c), none of the Parent Non-Recourse Persons shall have any further liability or obligation to the Company, its Affiliates or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Parent Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions or the Financing to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(iv) Except as expressly provided in Section 9.2(d)(ii), none of the Carve-out Buyer Non-Recourse Persons will have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Carve-out Buyer’s Financing Sources or Carve-out Buyer’s other financing sources shall have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Transaction Documents. Without limiting the foregoing, upon payment of Carve-out Buyer’s Pro Rata Portion of the Reverse Termination Fee in full, if, as and when required pursuant to Section 9.2(c), no Carve-out Buyer Non-Recourse Person shall have any further liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions or the Financing to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(v) Any provision in this Agreement to the contrary notwithstanding, (A) the maximum aggregate liability of the Carve-out Buyer Non-Recourse Persons under the Transaction Documents collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise), or in connection with the failure of the Transactions or the Financing to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of its Pro Rata Portion of the Reverse Termination Fee, shall not under any circumstances exceed an amount equal to $17,556,000 (the “Carve-out Buyer Maximum Liability Amount”), and in no event shall the Company, its Affiliates. or any of the foregoing’s respective Representatives (or any other Person) seek, directly or indirectly, to recover against the Carve-out Buyer Non-Recourse Persons any damages whatsoever (including consequential, indirect or punitive damages), together with any payment of the Carve-out Buyer’s Pro Rata Portion of the Reverse Termination Fee, in excess of the Carve-out Buyer Maximum Liability Amount and (B) the maximum aggregate liability of the Parent Non-Recourse Persons under the Transaction Documents (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise), or in connection with the failure of the Transactions or the Financing to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of its Pro Rata Portion of the Reverse Termination Fee shall not under any circumstances exceed an amount equal to $45,144,000 (the “Parent Maximum Liability Amount”), and in no event shall the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) seek, directly or indirectly, to recover against the Parent Non-Recourse Persons any damages whatsoever (including consequential, indirect or punitive damages), together with any payment of Parent’s Pro Rata Portion of the Reverse Termination Fee, in excess of the Parent Maximum Liability Amount.

(e) Each of the parties acknowledges that the agreements contained in this Section 9.2 are integral parts of the Transactions, and that, without these agreements, Parent, Merger Sub and Carve-out Buyer, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), or Parent or Carve-out Buyer fails to pay in a timely manner any amount due pursuant to Section 9.2(c), and, in order to obtain such payment, Parent, Merger Sub or Carve-out Buyer, on the one hand, or the Company, on the other hand, commences a claim, action, suit or other proceeding that results in a final and non-appealable judgment against the Company, on the one hand, or Parent or Carve-out Buyer, on the other hand, the Company or Parent or Carve-out Buyer, as applicable, shall pay to Parent and Carve-out Buyer or the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the maximum interest rate prescribed by Title 6, Section 2301(a) of the Delaware Code, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Waivers. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub as set forth in this Section 10.1; provided, however, that after adoption of this Agreement by the stockholders of the Company at the Special Meeting, no amendment, modification or supplement may be made which by law or in accordance with the rules and regulations of NYSE requires the further approval of the stockholders of the Company without such further approval; and provided further that this Section 10.1 shall be subject to Section 10.6. The Transaction Documents (other than this Agreement) may not be amended in a manner that (a) materially and adversely affects the rights or obligations of the Company with respect to any period prior to the Closing or (b) would reasonably be expected to prevent, materially delay or affect the Closing, in each case, without the consent of the Company; provided that, any amendment to Section 4(b) of the Interim Agreement shall require the prior written consent of the Company. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, Merger Sub, Carve-out Buyer and the Company. At any time prior to the Effective Time, (x) the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein, and (iii) subject to the requirements of applicable Law, waive compliance by any other party hereto with any of the agreements or conditions contained herein, and (y) except as otherwise expressly provided in this Agreement (including in Section 2.4, Section 6.1 and Section 8.5) Parent and the Carve-out Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties by the Company contained herein, and (iii) subject to the requirements of applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2 Non-survival. None of the representations and warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

Section 10.3 Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring or required to incur such fees, costs and expenses; provided, further, that expenses incurred in respect of any HSR or other regulatory filing or in connection with the filing of the Proxy Statement with the SEC shall be borne one-half ( 1⁄2) by Parent, on the one hand, and one-half ( 1⁄2) by the Company, on the other hand.

Section 10.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service (with proof of service) or by certified or registered mail (return receipt requested and first-class postage prepaid) and shall be deemed given and effective on the earliest of (i) the date and time of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.4 or facsimile at the facsimile telephone number specified in this Section 10.4, in each case, and a copy is sent on the next Business Day by nationally recognized overnight courier service, (ii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clause (i) above), or (iii) upon actual receipt by the party to whom such notice is required to be given if sent by certified or registered mail (return receipt requested and first-class postage prepaid). The address for such notices and communications shall be as follows:

(a) if to Parent or Merger Sub, to:

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Telephone No.: (212) 515-3200

Facsimile No.: (646) 417-6429

Email: sfeinstein@apollolp.com

jsuydam@apollolp.com

Attention: Samuel Feinstein and General Counsel

(b) with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: (212) 373-3000

Facsimile No.: (212) 757-3990

Email: tzeitzer@paulweiss.com

Attention: Taurie M. Zeitzer, Esq.

(c) if to the Company, to:

OM Group, Inc.

950 Main Avenue,

Suite 1300,

Cleveland, Ohio

Telephone No.: (216) 781-0083

Facsimile No.: (216) 263-7757

Email: Valerie.Sachs@omgi.com

Attention: Valerie Gentile Sachs

Vice President, General Counsel & Secretary

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone No.: (216) 586-3939

Facsimile No.: (216) 579-0212

Email: jpdougherty@jonesday.com

Attention: James P. Dougherty, Esq.

(d) if to Carve-out Buyer, to:

MacDermid Americas Acquisitions Inc.

c/o Platform SpecialtyProducts Corportation

245 Freight Street

Waterbury, CT 06702

Telephone No.:

Facsimile: (203) 575-7970

Email: jcordani@macdermid.com

Attention John L. Cordani

with a copy to:

Greenberg Traurig LLP

401 East Las Olas Blvd

Fort. Lauderdale, FL 33301

Telephone No.: (954) 765-0500

Facsimile No.: (954) 765-1477

Email: beloffd@gtlaw.com

Attention: Donn A. Beloff, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: (212) 373-3000

Facsimile No.: (212) 757-3990

Email: tzeitzer@paulweiss.com

Attention: Taurie M. Zeitzer, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Each party consents to service of any process, summons, notice or document that may be served in any proceeding in the Delaware Court of Chancery or the United States District Court for the District of Delaware, which service shall be in accordance with this Section 10.4.

Section 10.5 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, PDF format or other means of electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, PDF format or other means of electronic transmission) to the other parties.

Section 10.6 Entire Agreement; No Third Party Beneficiaries. Each of the parties hereto agrees on behalf of itself and its respective Affiliates that this Agreement (including the Company Disclosure Letter and the exhibits and schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties and supersede and cancel all contemporaneous and prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and, except for (i) following the Effective Time, the provisions in Section 7.10 (with respect to which the Indemnified Parties are express third party beneficiaries), (ii) the provisions in Section 10.6, Section 10.8(b), Section 10.9, Section 10.11, Section 10.12, the last proviso of the first sentence of Section 10.1 and the definition of “Financing Sources” and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions) with respect to which the Financing Sources are express third party beneficiaries, it being understood that the provisions and definitions identified in this clause (ii) may not be amended in a manner adverse to the Financing Sources in any material respect without their prior written consent, (iii) the provisions of Section 9.2, Section 10.10 and Section 10.11 and the definitions of “Non-Recourse Persons”, “Parent Maximum Liability Amount”, “Pro Rata Portion” and “Reverse Termination Fee” (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections and definitions) with respect to which the Non-Recourse Persons are express third party beneficiaries, it being understood that the provisions or definitions identified in this clause (iii) may not be amended, supplemented or otherwise modified in a manner that is adverse to the Non-Recourse Persons in any material respect, and (iv), following the Effective Time, the right of the Company Securityholders to receive the Merger Consideration and the payments under Section 2.3 (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) in accordance with the terms and conditions set forth in Article II, is not intended to and shall not confer upon any Person other than the Parties and their permitted assigns any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Severability. Any term or provision of this Agreement that is invalid, illegal, void or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity, illegality, voidness or unenforceability, without rendering invalid, illegal, void or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable (as determined in accordance with this Agreement), such provision shall be interpreted to be only so broad as is enforceable.

Section 10.8 Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles, provisions or rules of choice or conflict of law (whether of the State of Delaware or any other jurisdiction) that would require, permit or cause the application of the Laws of another jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto, on behalf of itself and their respective Affiliates: (i) agrees that it shall not (and shall cause their respective Affiliates to not) bring or support any Person in any Action, cause of action, claim, cross-claim, third-party claim, suit or proceeding of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise, against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) agrees that, except as specifically set forth in the Debt Commitment Letter and the Carve-out Buyer Debt Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive) any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof. The Financing Sources are intended third party beneficiaries of this Section 10.8(b).

(c) Subject to Section 10.8(b), (i) each of the parties hereto irrevocably agrees that any action, suit or proceeding based upon, arising out of or related to this Agreement or the Transactions and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the Transactions and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, in the event (but only in the event) the Delaware Court of Chancery does not have subject matter jurisdiction over such

Action, suit or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such action, suit or proceeding, any Delaware state court sitting in New Castle County), (ii) each of the parties, for itself and in respect of its property, irrevocably submits, generally and unconditionally, to the exclusive personal jurisdiction of each such court in any such action, suit or proceeding, and agrees that it will not bring any action, suit or proceeding relating to this Agreement or any of the Transactions in any court other than the aforesaid courts, (iii) each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action, suit or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (x) the action, suit or proceeding in such court is brought in an inconvenient forum (unless such action, suit or proceeding is not brought in accordance with this Section 10.8), (y) the venue of such action, suit or proceeding is improper or inconvenient, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) each of the parties hereto hereby irrevocably agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in any other court.

(d) Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.8.

Section 10.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, (A) by Parent, Merger Sub or Carve-out Buyer without the prior written consent of the Company or (B) by the Company without the prior written consent of Parent, Merger Sub or Carve-out Buyer. Notwithstanding the foregoing, (A) Parent may assign any or all of its rights and obligations hereunder to one or more controlled Affiliates of Apollo Management VIII, L.P., (B) Carve-out Buyer may assign any or all of its rights and obligations hereunder to one or more Subsidiaries of Guarantor P and (C) on or after the Closing, each of Parent, Merger Sub and Carve-out Buyer may assign, without the Company’s prior written consent, any of its respective rights, interests and obligations under this Agreement for collateral security purposes to any of its Affiliates or to any Financing Source, but, in each case, no such assignment shall relieve Parent or Carve-out Buyer, as applicable, of any liability or obligation hereunder. Any purposed assignment not permitted under this Section 10.9 shall be null and void.

Section 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed, subject in all respects to this Section 10.10, that each party hereto shall be entitled (in addition to any other remedy that may be available, whether in law or equity) to seek (i) a decree or order of specific performance to enforce the observance and performance of any provision of this Agreement and (ii) an injunction restraining any breach or threatened breach of any provision of this Agreement.

(b) Notwithstanding Section 10.10(a) or anything herein to the contrary, the parties hereto further agree that in no event shall the Company or any Affiliate thereof (or any of their respective Representatives) be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent, Merger Sub or Carve-out Buyer to consummate the Merger, the Carve-out Transaction, the Financing or the other Transactions (including the obligation to pay the aggregate Merger Consideration) unless and only if:

(i) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied at the Closing if there were a Closing);

(ii) Parent (either directly or through its Subsidiaries) has received Parent’s Debt Financing in full, or such full amount would be funded to Parent (either directly or through its Subsidiaries) at the Closing if Parent’s Equity Financing is funded (provided that Parent and Merger Sub shall not be required to draw down the Parent Equity Financing or consummate the Closing or the Carve-out Transaction if the Parent Debt Financing is not in fact funded at the Closing);

(iii) Carve-out Buyer (either directly or through its Subsidiaries) has received Carve-out Buyer’s Debt Financing in full, or such full amount will be funded to Carve-out Buyer (either directly or through its Subsidiaries) at the Closing, subject only to the consummation of the Closing;

(iv) the Company has unconditionally confirmed in writing to Parent and Carve-out Buyer that (x) all of the conditions set forth in Section 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing; provided that such conditions are capable of being satisfied at the Closing if there were a Closing) and (y) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing would occur (and the Company has not revoked such confirmation); and

(v) Parent, Carve-out Buyer and Merger Sub fail to complete the Closing within two Business Days after the Company’s delivery of such written confirmation.

(c) Notwithstanding anything else to the contrary, for the avoidance of doubt, while the Company may concurrently (i) seek specific performance or other equitable relief, subject in all respects to this Section 10.10, and (ii) payment of the Reverse Termination Fee, if, as and when required pursuant to Section 9.2(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or any portion of the Reverse Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Reverse Termination Fee, on the other hand.

(d) Each party hereby agrees not to raise any objections to the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Section 10.10 on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.11 Non-Recourse. Each of the parties hereto agrees, on behalf of itself and their respective Affiliates, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement or any other Transaction Document or the

Confidentiality Agreement or the Financing or the Transactions, (ii) the negotiation, execution or performance of this Agreement, the Confidentiality Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Confidentiality Agreement or any other Transaction Document), (iii) any breach or violation of this Agreement, the Confidentiality Agreement or any other Transaction Document and (iv) any failure of the Transactions or the Financing to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement, the Confidentiality Agreement any other Transaction Document or in connection with any transactions contemplated thereby or the Financing shall be had against any other Person, including any Non-Recourse Person, and no other Person, including any Non-Recourse Person, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that the Company may assert against (x) Guarantor P, if, as and when required pursuant to the terms and conditions of the Limited Guaranty and (y) Guarantor A, if, as and when required pursuant to the terms and conditions of the Limited Guaranty. No Non-Recourse Person shall be responsible or liable for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement, the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions (or the termination or abandonment thereof).

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.12 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)).

ARTICLE XI

DEFINITIONS; INTERPRETATION

Section 11.1 Cross References. Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Accountants	7.19
Agreement	Preamble
Bonus Amounts	7.12(e)
Book-Entry Shares	2.1(a)
By-Laws	1.5(b)
Capitalization Date	3.4(a)
Carve-out Buyer	Preamble

Term	Section
Carve-out Buyer Alternative Financing	7.13(b)(iii)
Carve-out Buyer Debt Commitment Letter	5.6(a)
Carve-out Buyer Debt Documents	7.13(b)(i)
Carve-out Buyer Maximum Liability Amount	9.2(d)(v)
Carve-out Financial Statements	7.19
Carve-out Transaction	Recitals
Carve-out Transaction Financing Purposes	5.6(c)
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	6.2(g)
Claim	7.10(c)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.14(a)
Commitment Letters	4.6(a)
Company	Preamble
Company Adverse Recommendation Change	6.2(e)
Company Affiliate Transaction	3.25
Company Board	3.2(a)
Company Common Stock	3.4(a)
Company Disclosure Letter	III
Company Equity Awards	3.4(a)
Company Financial Statements	3.5(b)
Company Intellectual Property	3.16(a)
Company Permits	3.8
Company Preferred Stock	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Conflict Minerals	3.17(e)
Customers	3.22
Debt Commitment Letter	4.6(a)
Debt Documents	7.13(a)(i)
Deferred Compensation Plan	2.3(d)
Deferred Payment	2.3(d)
DGCL	1.1
Dissenting Shares	2.4
Dissenting Stockholder	2.4
Effective Time	1.3
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Exchange Act	3.3(b)
Financial Advisor	3.19
Financing Purposes	4.6(c)
Foreign Antitrust Laws	3.3(b)
GAAP	3.5(b)
Governmental Entity	3.3(b)
Guarantor P	Recitals
HSR Act	3.3(b)
Intervening Event	6.2(g)
IP Title Defect Correction Actions	7.17
JV Entity	3.4(b)

Term	Section
JV Interest	3.4(b)
Limited Guaranty	Recitals
Marketing Period	1.2
Material Contract	3.9(a)(xv)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	6.2(b)
Notice Period	6.2(f)(iv)
NYSE	3.3(b)
OMB New Plans	7.12(d)
OMB Non-Union Employees	7.12(b)
OMB Old Plans	7.12(d)
OMB Union Employees	7.12(b)
Option	2.3(a)
Option Cash Payment	2.3(a)
Outside Date	9.1(b)(i)
Parent	Preamble
Parent Alternative Financing	7.13(a)(iii)
Parent Maximum Liability Amount	9.2(d)(v)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Proxy Statement	3.11
Qualifying Transaction	9.2(b)(i)
Restated Certificate of Incorporation	1.5
Restricted Stock	2.3(b)
Repositioning Event	11.2
Rights	3.4(a)
SC New Plans	7.12(c)
SC Old Plans	7.12(c)
SC Non-Union Employees	7.12(a)
SC Union Employees	7.12(a)
Securities Act	3.5(a)
Share Unit	2.3(c)
Share Unit Payment	2.3(c)
Shares	Recitals
SOX	3.5(a)
Special Meeting	7.2
Stockholder Approval	3.2(b)
Suppliers	3.21
Surviving Corporation	1.1
Takeover Laws	3.2(a)
Transaction Claim	6.1(b)(xviii)
WARN Act	3.14(b)

Section 11.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement between the Company and the Person making the Company Takeover Proposal having provisions substantially similar to and on the terms no less favorable to the Company than the provisions of the Confidentiality Agreement (including, for the avoidance of doubt, standstill provisions no less favorable to the Company than those contained in the Confidentiality Agreement).

“Action” means any and all claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, demands, arbitration, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding), hearings, inquiries, investigations, audits and disputes, whenever or however arising.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that (other than in the case of the definition of “Parent Non-Recourse Persons”, ARTICLE IX and Section 10.11) that in no event shall Parent, Merger Sub or any of its Subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Merger Sub or any of its Subsidiaries. For the avoidance of doubt, following the Closing, Affiliates of Carve-out Buyer shall include those entities comprising the SC Business acquired by Carve-out Buyer pursuant to the Carve-out Transaction.

“Anti-Corruption Laws” means all applicable Laws related to anti-corruption, anti-bribery and anti-money laundering.

“AO Business” means the specialty functional additives and chemicals business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Business” means the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Canadian Subsidiaries” means EaglePicher Energy Products ULC and OMG Belleville Limited.

“Carve-out Buyer Material Adverse Effect” means an event or effect that prevents or materially delays or materially impairs the ability of Carve-out Buyer to consummate the Transactions (other than the Merger) and the Carve-out Transaction.

“Carve-out Buyer Non-Recourse Persons” means Carve-out Buyer, Guarantor P, Carve-out Buyer’s Financing Sources or any other financing source of Carve-out Buyer or Guarantor P, or, in each case, any of their respective affiliates, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns.

“Carve-out Buyer Specified Approvals” means those approvals that relate to Transaction set forth as items 5 (United States), 8 (Germany) and 1 (China) on Section 11.2 of the Company Disclosure Letter.

“Carve-out Buyer Transaction Documents” means, collectively, this Agreement, the Carve-out Buyer Debt Commitment Letter, the Limited Guaranty, the Carve-out Purchase Agreement, the Interim Agreement and any other documents, instruments and agreements contemplated hereby or thereby.

“Carve-out Purchase Agreement” means the Purchase and Separation Agreement, dated the date hereof, between Carve-out Buyer and Parent.

“COB Expenses” means reasonable and documented out of pocket fees and expenses incurred by Carve-Out Buyer and its respective Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of Financing Sources, counsel, accountants, investment banks, advisors and consultants to Carve-Out Buyer), up to $7,500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be a Company Acquisition Agreement.

“Company Expenses” means the reasonable and documented out of pocket fees and expenses incurred by the Company and its Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to the Company), up to $7,500,000; provided that if such expense reimbursement is solely as a result of the failure to receive the Carve-out Buyer Specified Approval with respect to China, such amount will be capped at $3,750,000.

“Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, savings, retirement, deferred compensation, pension, health, medical, welfare, disability, insurance, profit participation, tax gross up, vacation, equity purchase, equity option, equity appreciation, phantom equity, commission or other compensation or benefit plan, agreement, arrangement, program, policy or Contract, whether or not subject to ERISA (including any related funding mechanism), written or unwritten, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), under which (i) any current or former employee, officer or director, contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future liability, whether actual or contingent or direct or indirect.

“Company Securityholders” means the holders of Shares, the holders of Options as of immediately prior to the Effective Time, the holders of Restricted Stock as of immediately prior to the Effective Time and the holders of Share Units as of immediately prior to the Effective Time.

“Company Stock Plans” means the Company’s 1998 Omnibus Long-Term Incentive Compensation Plan, 2002 Stock Incentive Plan, 2007 Incentive Compensation Plan and 2014 Equity and Incentive Compensation Plan, and that certain Stock Option Agreement, dated as of June 13, 2005, by and between the Company and Joseph M. Scaminace, in each case as amended.

“Company Superior Proposal” means a bona fide, written Company Takeover Proposal, not solicited, received, initiated or facilitated in violation of Section 6.2, (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, (1) more than 50% of the Company Common Stock or (2) assets or businesses of the Company and its Subsidiaries representing more than 90% of the consolidated assets, revenues or net income of the Company and its Subsidiaries, in each case, for consideration consisting of cash and/or securities that is reasonably capable of being completed as proposed on a timely basis, after taking into account (A) all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and any termination fees, expense reimbursement provisions and whether such Company Takeover Proposal is fully financed, and (B) the identity of the Person making such Company Takeover Proposal, and (ii) that the Company Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account all relevant factors (including all the terms and conditions of such Company Takeover Proposal, the Financing and this Agreement, including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means (i) any bona fide inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, share exchange, joint venture, dissolution, liquidation or other similar transaction involving the Company or any of its Subsidiaries, (ii) any bona fide inquiry, proposal or offer to acquire in any manner, in a single transaction or a series of related transactions, directly or indirectly, more than 15% of the outstanding Company Common Stock, (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company, or any sale, lease, exchange, mortgage or other disposition), in a single transaction or a series of related transactions, directly or indirectly, assets or businesses of the Company and its Subsidiaries representing more than 15% of the consolidated assets, revenues or net income of the Company and its Subsidiaries or (iv) any combination of the foregoing, in each case, other than the Merger.

“Compliant” means, with respect to the Required Information, that such Required Information when taken as a whole (x) does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, (y) does not omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements in such Required Information not materially misleading in light of the circumstances under which they were made or (z) would not be deemed stale or otherwise be unusable under customary practices in the syndication of senior secured credit facilities.

“Confidentiality Agreement” means, collectively, (i) the Confidentiality Agreement, dated November 20, 2014, between the Company and Carve-out Buyer, and (ii) the Confidentiality Agreement, dated November 20, 2014, between the Company and an Affiliate of Parent.

“Contract” means any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, legally binding obligation, arrangement, understanding, undertaking, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto).

“Debt Financing” means the arrangement and borrowing of any credit facilities and the offering of debt securities pursuant to the Debt Commitment Letter (including any Parent Alternative Financing contemplated by Section 7.13(a)(iii)) or Carve-out Buyer Debt Commitment Letter (including any Carve-out Buyer Alternative Financing contemplated by Section 7.13(b)(iii)).

“EC Business” means the electronic and industrial applications business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Economic Sanctions Laws” means all applicable Laws relating to anti-terrorism, export controls, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Entities targeting certain countries, territories, entities or persons, and all Authorizations issued pursuant to such Laws.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, equity, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, encroachment or other survey defect, covenant, restriction, charge or other encumbrance of any kind, whether voluntarily occurred or arising by operation of Law.

“Environmental Laws” means all Laws relating to the protection of the environment or natural resources, including the ambient air, soil, surface water or groundwater, or relating to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or protection of human health from exposure to, Materials of Environmental Concern.

“Environmental Permits” means all material grants, licenses, authorizations, permits, easements, variances, exceptions, consents, certificates, approvals and orders required under applicable Environmental Laws, necessary for the Company and each of its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“EPT Business” means the battery technologies and energy storage solutions business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liability” means any Liability of the Company or any of its Subsidiaries under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company or any of its Subsidiaries being treated as a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder with respect to any other Person.

“Excluded Party” means any Person, or group of Persons from whom the Company or any of its Representatives has received, prior to the No-Shop Period Start Date, a Company Takeover Proposal that the Company Board or duly constituted or authorized committee thereof determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to lead to a Company Superior Proposal.

“Facility” means the Hanau German Facility.

“Financing” means, collectively or individually, as the context may require, (i) the Parent Equity Financing and the Parent’s Debt Financing contemplated by the Debt Commitment Letter (including any Parent Alternative Financing contemplated by Section 7.13(a)(iii)) and (ii) the Carve-out Buyer’s Debt Financing contemplated by the Carve-out Buyer Debt Commitment Letter (including any Carve-out Buyer Alternative Financing contemplated by Section 7.13(b)(iii)).

“Financing Sources” means the Persons that have entered or will enter into agreements with Parent or Carve-out Buyer in connection with the Debt Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns; provided, however, in no event shall Guarantor A, Guarantor P, any party to the Equity Commitment Letter, Parent, Carve-out Buyer or their respective Affiliates or Subsidiaries constitute a Financing Source.

“General Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Government Bid” means any offer to sell made by the Company or any Subsidiary of the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor to any Governmental Entity, or (iii) any subcontractor at any tier with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guarantor A” means, collectively, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” means each current and former director or officer of the Company or any Subsidiary or any person who, while a director or officer of the Company or its Subsidiaries, serves or served at the request of the Company or any Subsidiary as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, whether registrable or otherwise, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights, mask works and designs, and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including all databases, source code, object code, specifications, designs and related documentation), (vi) uniform resource locators, web site addresses, social media accounts and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other proprietary rights including the right to claim for damages in connection with any infringement of any of the foregoing intellectual property, whether now known or hereafter recognized in any jurisdiction, and in each case for the full duration of such rights, including any renewals or extensions thereof.

“Interim Agreement” means the Interim Agreement, dated the date hereof, between Carve-out Buyer, Parent and Merger Sub.

“IRS” means the Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“IT Systems” means all software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed or leased by the Company and its Subsidiaries.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent, (ii) with respect to Carve-out Buyer, the actual knowledge (without independent inquiry or investigation) the executive officers of Carve-out Buyer and (iii) with respect to the Company and its Subsidiaries, the actual knowledge (after inquiry that that such person deems due and reasonably) of Joseph Scaminace, David Knowles, Christopher Hix, Valerie Gentile Sachs, Greg Griffith, Michael Johnson, and the President of each of the AO Business, the EPT Business, the EC Business, the VAC Business and the Photomasks Business.

“Law” means any law (including common law), judgment, decree, agency, requirement statute, code, ordinance, regulation, rule or Order of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased or otherwise used or occupied (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts (written or oral) and including all amendments and modifications thereto and all guaranties thereof pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or Action and those arising under any Contract or otherwise, including any Tax liability or tort liability.

“Losses” means all losses, claims, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), Liabilities, settlement payments, awards, judgments, Taxes, fines, interests, awards, penalties, damages, demands, assessments or deficiencies of any kind.

“Marketing Period” means the first period of 20 consecutive calendar days after the date hereof (1) throughout and at the end of which Parent and Carve-out Buyer shall have the Required Information and such Required Information is Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to Parent and Carve-out Buyer a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information unless Parent or Carve-out Buyer in good faith reasonably believe that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within three Business Days after its receipt of such notice from the Company, Parent or Carve-out Buyer deliver a written notice to the Company to that effect (stating with itemized specificity which Required Information the Company has not delivered or is not Compliant) and, if the Company shall thereafter in good faith reasonably believe that it has provided such Required Information or that the Required Information is Compliant, it may deliver to Parent and Carve-out Buyer a written notice to that effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent or Carve-out Buyer in good faith reasonably believe that the Company has not completed delivery of the such Required Information or the Required Information is not at that time Compliant and, within two Business Days after its receipt of such notice from the Company, Parent or Carve-out Buyer deliver a written notice to that effect (stating with itemized specificity which Required Information the Company has not delivered or is not Compliant)) and (2) that the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing) shall be satisfied; provided, that (x) July 3, 2015, July 4, 2015, July 5, 2015, November 25, 2015, November 26, 2015, and November 27, 2015 shall not be calendar days for purposes of calculating the 20 consecutive day period, (y) such 20 consecutive day period shall have either ended on or prior to August 22, 2015, or, if such 20 consecutive day period has not ended on or prior to August 22, 2015, then such 20 consecutive day period shall commence no earlier than September 8, 2015, and (z) such 20 consecutive day period shall have either ended on or prior to December 18, 2015 or, if such period has not ended on or prior to December 18, 2015, then such period shall commence no earlier than January 4, 2016.

Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 20 consecutive calendar day period described above if both Parent’s and Carve-out Buyer’s Debt Financing is consummated on such earlier date, (y) unless an event of the type described in clause (z) below occurs, the “marketing period” described in the Debt Commitment Letter, with respect to Parent, and described in the Carve-out Buyer Debt Commitment Letter, with respect to Carve-out Buyer, shall have ended, so long as the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing) have been satisfied, and (ii) the Marketing Period (without giving effect to this clause (x)) has been in full force and effect without interruption, and (z) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 20 consecutive calendar day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent and Carve-out Buyer; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC filing or filings have been amended; (iii) the Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such 20 consecutive calendar day period; or (iv) the Company shall have been delinquent in filing any financial statement required to be filed with the SEC by the date required under the Exchange Act or the Securities Act, as applicable, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such delinquencies have been cured.

“Material Adverse Effect” means any fact, circumstance, development, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, developments, events, changes, effects, or occurrences, (i) that has or would reasonably be expected to have a material adverse effect on the operations, assets, Liabilities or financial or other condition of either (1) the SC Business, taken as a whole, or (2) the OMB Business, taken as a whole, but will not include facts, circumstances, developments, events, changes, effects or occurrences to the extent directly resulting from (A) any changes generally affecting economic or political conditions or in securities, credit, financial currency or other capital markets, (B) any changes in conditions generally affecting the principal industries in which the Company and its Subsidiaries operate, (C) any decline in the market price of the Company Common Stock (it being understood that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline in the market price of the Company Common Stock may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or revenues or earnings predictions or other financial or operating metrics for any period (it being understood that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement pendency or consummation of the Merger or any of the other Transactions or Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers, or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to the approval by the Board of the Merger, (provided that the exception in this clause (E) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the execution or announcement of this Agreement or the consummation of the Transactions), (F) the outbreak or escalation of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or any other geopolitical condition, (G) the compliance by the Company of the terms of this Agreement or the taking of any action expressly required by the terms of this Agreement (H) any change in GAAP (or authoritative interpretations thereof), (I) any hurricane, tornado, flood, earthquake or other natural disaster, or (J) any item disclosed on the Company Disclosure Letter or in the Company SEC Documents filed not less than five Business Days prior to the date of this Agreement (excluding any disclosures set forth in the Company SEC Documents (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements and any other similar disclosures included therein to the extent they are cautionary, protective, predictive or forward-looking in nature), except to the extent that any fact, circumstance, development, event, change, effect or occurrence related to or arising out of such items (including any Losses) was unknown or not reasonably foreseeable as of the date of this Agreement, which may be taken into account (to the extent otherwise permitted) in determining whether there has been a Material Adverse Effect; provided, however, that with respect to the immediately preceding clauses (A), (B), (F), (H) or (I) such facts, circumstances, developments, events, changes, effects, or occurrences shall be taken into account to the extent that they have a disproportionate effect on either (1) the SC Business, taken as a whole, or (2) the OMB Business, taken as a whole, in each case, compared to other companies operating in the principal industries in which the SC Business or the OMB Business, as the case may be, conduct their businesses. Notwithstanding the foregoing, “Material Adverse Effect” will not include any fact, circumstance, development, event, change, effect, or occurrence to the extent reasonably foreseeable and directly resulting from any labor dispute (including any strike, picketing, lockout, union organizing, labor effort, petitions, demands, corporate campaign, work slowdown or work stoppage) of the VAC Business at the Facility, in each case, that is a direct result of the Repositioning (a “Repositioning Event”).

“Materials of Environmental Concern” means any petroleum or petroleum product or byproduct, hazardous, acutely hazardous or toxic chemical, substance or waste, or pollutant or contaminant, in each case, as defined or regulated as such, and any other substance or material giving rise to liability, under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Non-Recourse Persons” means, collectively, the Parent Non-Recourse Persons and the Carve-out Buyer Non-Recourse Persons.

“OMB Business” means (i) the AO Business, (ii) the EPT Business and (iii) the VAC Business, taken as a whole.

“Order” means any order, judgment, ruling, injunction, assessment, award or decree of, or agreement with, any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company.

“Parent Expenses” means the reasonable and documented out of pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of Financing Sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub), up to $7,500,000.

“Parent Material Adverse Effect” means an event or effect that prevents or materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Merger, the other Transactions and the Financing.

“Parent Non-Recourse Persons” means Parent, Merger Sub, Guarantor A, Parent’s Financing Sources or any other financing source of Parent, Merger Sub, Guarantor A or any of their respective affiliates, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns.

“Parent Transaction Documents” means, collectively, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guaranty, the Carve-out Purchase Agreement, the Interim Agreement and any other documents, instruments and agreements contemplated hereby or thereby.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business consistent with past practice and securing obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (iv) through (ix), none of the foregoing secure payment of a sum of money or, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Personal Data” means data, whether true or not, about an individual who can be identified from that data, or from that data and other information to which the Company or any of its Subsidiaries has or is likely to have access, including without limitation an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers.

“Photomasks Business” means the photomasks business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Pro Rata Portion” means, as of the date that this Agreement is validly terminated in accordance with its terms, with respect to the allocation of the payment of the Termination Fee to Parent and Carve-out Buyer or the payment of the Reverse Termination Fee by Parent and Carve-out Buyer: (i) 72% of such amount to or from Parent and (ii) 28% of such amount to or from Carve-out Buyer.

“Related Party” means any current director, officer, senior employee or five percent stockholder of the Company or any of its Subsidiaries, and each such Person’s Affiliates or immediate family members.

“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ officers, directors, executive level employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Reverse Termination Fee” means a cash amount equal to $62,700,000.

“Repositioning” means the repositioning currently in process by the Company and its Subsidiaries of the VAC Business at the Facility.

“Required Information” means all financial statements, financial data, and other information of the Company and its Subsidiaries (including the SC Business and the OMB Business) of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated in the Debt Commitment Letter and the Carve-out Buyer Commitment letter and that is required by the Financing Sources, Parent or Carve-out Buyer to be delivered pursuant to paragraphs 4 and 5 of the Debt Commitment Letter or paragraph 6 and paragraph 7 of Exhibit C to the Carve-out Buyer Debt Commitment Letter (provided that the monthly unaudited financial information relating to the SC Business currently being provided by the Company to Carve-out Buyer shall be deemed to satisfy this definition with respect to the requirement by such paragraph 7 to deliver unaudited financial information relating to the SC Business, so long as such monthly unaudited financial information continues to be provided by the Company), in each case assuming that such syndication(s) of credit facilities were consummated at the same time during the Company’s fiscal year as such syndication(s) will be made.

“SC Business” means (i) the EC Business and (ii) the Photomasks Business, taken as a whole.

“SEC” means the United States Securities and Exchange Commission.

“Severance Plans” means the OM Group, Inc. Executive Severance Plan, the OM Group, Inc. Salaried Severance Plan, the EaglePicher Executive Severance Pay Plan and the EaglePicher Salary Employees Severance Pay Plan, each as amended from time to time.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Sole Discretion Provisions” means: Section 6.1(b)(i); Section 6.1(b)(ii); Section 6.1(b)(ii); Section 6.1(b)(iii); Section 6.1(b)(v)(G); Section 6.1(b)(x); Section 6.1(b)(xiii), Section 6.1(b)(xii); Section 6.1(b)(xvi); Section 6.1(b)(xx); Section 6.1(b)(xxiii); Section 6.1(b)(xxv) and Section 6.1(c).

“Specified Approvals” means those approvals set forth on Section 11.2 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting rights and/or power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax” or “Taxes” means (i) all federal, state, local, provincial, municipal, foreign or other tax, similar levies, similar fees, imposts, duties, and similar governmental charges including all income, gross receipts, goods and services, branch, compensation, utility, production, escheat, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, fines or addition thereto, whether disputed or not, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) in respect of another Person pursuant to Contract or as transferee or successor.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, information returns, claims for refund, elections, information statements or other documents, filed or required to be filed with any Governmental Entity with respect to Taxes, including any amendments, supplements or schedules of any of the foregoing.

“Termination Fee” shall mean a cash amount equal to $36,575,000, except in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c) prior to the No-Shop Period Start Date or after the No-Shop Period Start Date in order to enter into a definitive agreement with respect to a Company Takeover Proposal with an Excluded Party, “Termination Fee” shall mean an amount in cash equal to $18,300,000.

“Transactions” means the Merger, the Carve-out Transaction and the other transactions contemplated by this Agreement and the Transaction Documents other than the Financing.

“Transaction Documents” means, collectively, the Parent Transaction Documents, the Carve-out Buyer Transaction Documents and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

“VAC Business” means the high-end magnetic materials and applied products business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“VAC Netherlands” means VAC Netherlands B.V.

Section 11.3 Other Definitional and Interpretative Provisions. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (v) this Agreement shall be deemed to have been drafted by the parties and this Agreement shall not be construed against any party as the principal draftsperson hereof; (vi) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions and, in each case, all rules and regulations promulgated thereunder; (viii) the Company Disclosure Letter is incorporated herein by reference and shall be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xi) “including” means “including, without limitation”; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (xiii) reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America; (xiv) the words “shall” and “will” may be used interchangeably herein and shall have the same meaning; and (xv) except as expressly provided in this Agreement to the contrary, in each instance in this Agreement, where the consent or approval of Parent or Merger Sub is required or contemplated, such consent or approval shall be deemed to require the consent or approval of Carve-out Buyer. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement. When determining whether the Company has breached Sections 6.1(a), 7.8, 7.13 or 7.14, any breach due directly to a Repositioning Event shall not be deemed a breach, unless (i) damages resulting directly from such breach individually, or together with all other such breaches in the aggregate, result in a Material Adverse Effect (without giving any effect to the last sentence thereof), or (ii) damages resulting indirectly from such breach individually, or together with all other such breaches in the aggregate, result in a failure of the condition in Section 8.2(b) to be satisfied. Notwithstanding anything to the contrary, under no circumstances shall Parent, Merger Sub or Carve-out Buyer be deemed to have breached or failed to perform any representation, warranty, covenant or agreement under this Agreement, including for all purposes under Article VIII and Article IX (and the exercise of any valid termination rights thereunder) nor shall Parent, Merger Sub or Carve-out Buyer (or any Non-Recourse Person) have, or be deemed to have, any Liability or obligation under this Agreement (whether for payment of all or any portion of the Reverse Termination Fee, monetary damages or otherwise), in each case, if such breach or failure to perform was due to one or more breaches or failures to perform by the Company or its Affiliates related to or arising from a Repositioning Event. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

DUKE ACQUISITION HOLDINGS, LLC

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	President

DUKE ACQUISITION, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	President

OM GROUP, INC.

By:	/s/ Joseph Scaminace
	Name:	Joseph Scaminace
	Title:	Chairman and CEO

MACDERMID AMERICAS ACQUISITIONS INC.

By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	President

ANNEX B

May 31, 2015

The Board of Directors

OM Group, Inc.

950 Main Avenue, Suite 1300

Cleveland, OH 44113

Members of the Board:

We understand that OM Group, Inc. (the “Company”), Duke Acquisition Holdings, LLC (“Parent”), Duke Acquisition, Inc., (“Merger Sub”) and MacDermid Americas Acquisitions Inc. (“Carve-Out Buyer”) propose to enter into an Agreement and Plan of Merger to be dated as of May 31, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (the “Shares”), other than any Shares as to which dissenters’ rights have been perfected, any Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent, and any shares held in the treasury of the Company (the “Excluded Shares”), will be converted into the right to receive $34.00 in cash, without interest (the “Merger Consideration”), subject to the terms and conditions of the Merger Agreement.

The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have provided us with a draft copy of the relevant Agreement and Plan of Merger (such draft dated as of May 30, 2015), which is in substantially final form (the “Draft Merger Agreement”).

You have asked us to render our opinion as to whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Shares entitled to receive such Merger Consideration.

In the course of performing our review and analysis for rendering this opinion, we have:

¡	Reviewed certain publicly available business and financial information concerning the Company that we deemed relevant;

¡

Reviewed certain non-public financial and operating data concerning the Company and its prospects prepared and provided to us by senior management of the Company, including certain financial forecasts;

¡

Met with certain members of senior management of the Company to discuss such management’s strategic and financial rationale for the Merger and the past and current operations, financial projections and current financial condition of the Company and other matters we deemed appropriate to our inquiry;

OM Group, Inc. Page 2

¡	Reviewed and discussed our solicitation of indications of interest from various third parties, including Parent, regarding a potential transaction involving the Company (the “Solicitation Process”);

¡	Reviewed the reported prices and historical trading activity of the Shares;

¡	Compared certain financial and stock market information concerning the Company with similar publicly available information concerning other publicly traded companies we deemed relevant;

¡	Compared the financial terms of the Merger with the publicly available financial terms of other mergers and acquisitions involving companies which we deemed relevant;

¡	Reviewed the Draft Merger Agreement; and

¡	Conducted such other studies, analyses, inquiries and investigations and considered such other factors that we deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to or discussed with us by the Company, Parent and the Carve-Out Buyer or obtained by us from public sources, including, without limitation, the financial projections referred to above. We have not assumed any responsibility or liability for the independent verification of, and we have not independently verified, any such information, including, without limitation, the financial projections. With respect to such financial projections, we have been advised by the Company’s senior management, and we have assumed, that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s senior management as to the expected future performance and financial condition of the Company. We express no view or opinion regarding such projections or the assumptions upon which they are based; and we have further relied upon the assurances of the Company’s senior management that they are unaware of any facts or circumstances that would make the information or financial projections incomplete, inaccurate or misleading.

In arriving at our opinion, we have not performed or obtained, or assumed any responsibility for performing or obtaining, any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such appraisals. Moreover, we have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In rendering this opinion, we have assumed that, (i) the Company, Parent, Merger Sub and the Carve-Out Buyer will comply with all material terms of the Merger Agreement, (ii) the respective representations and warranties of the Company, Parent and Merger Sub and the Carve-Out Buyer contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger to consummate the Merger will be satisfied without any waiver thereof, and (iii) the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have a material effect on the Company. We have further assumed that all governmental, regulatory and other consents, approvals or releases necessary for consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of Shares in connection with the Merger. We have also assumed that the executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement.

OM Group, Inc. Page 3

We are not legal, regulatory, tax, accounting or actuarial experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We are not expressing any view or rendering any opinion regarding the tax consequences or accounting consequences to the Company or its stockholders of the Merger.

In rendering this opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock of OM Group Inc. may trade subsequent to the announcement of the Merger.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Merger is consummated. We will also receive a fee from the Company for rendering this opinion, regardless of whether the Merger is consummated. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As you are aware, during the two years preceding the date of this letter, BNP Paribas Securities Corp. (“BNPP”) and its affiliates have been engaged by the Company and certain of its affiliates to provide certain investment banking and/or financial advisory services on matters unrelated to the Merger, for which we and our affiliates have received customary fees and compensation. Such services during such period have included banking services and advisory services on mergers and acquisitions and other strategic matters including the sale by the Company of its ultra pure chemicals business to KMG Chemicals, Inc. in June 2013 and the purchase by the Company of Ener-Tek International, Inc., in November 2014. While BNPP and its affiliates have, in the past, provided certain investment banking, financing and/or financial advisory services to certain affiliates of Parent and certain other third parties solicited in connection with the Solicitation Process on matters unrelated to the Merger for which BNPP and its affiliates have received customary compensation, we have not provided any such services to such parties in connection with the Merger and we do not intend to assist Parent, Merger Sub, the Carve-Out Buyer or their respective affiliates in financing the Merger. Furthermore, BNPP and its affiliates may seek to provide the Company, Parent, the Carve-Out Buyer and their respective affiliates with investment banking and/or financial advisory services unrelated to the Merger in the future.

BNPP and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, BNPP and its affiliates do and in the future may (i) provide such financial services to the Company, Parent, the Carve-Out Buyer or their respective affiliates or subsidiaries (as the case may be), for which services BNPP and/or certain of its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and/or derivative products relating to the Company, Parent, the Carve-Out Buyer or their respective affiliates or subsidiaries (as the case may be).

It is understood that this letter and our opinion have been provided to the Board of Directors of OM Group Inc. (the “Board”) in its capacity as such for its information and assistance in connection with its consideration and evaluation of the Merger. This letter and our opinion are not to be used for any other purpose or be quoted from or referred to, reproduced or disseminated to any third party at any time, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety and referred to in any proxy or information statement mailed to stockholders of the Company in connection with the Merger.

OM Group, Inc. Page 4

This letter and our opinion do not constitute a recommendation to the Board or to any other person in connection with the Merger, including as to how any holder of Shares should vote or act in respect of the Merger, and do not address the Company’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company, the financing of the Merger and related transactions or the effects of any other transaction in which the Company might engage. This letter and our opinion address only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to the holders of Shares entitled to receive such Merger Consideration.

We have not been asked to pass upon, and we express no view or opinion with respect to, any other matter, including any other term or aspect of the Merger Agreement or the Merger, any term or aspect of any other transaction, agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of the Excluded Shares or any other class of securities, creditors or other constituencies of the Company. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of the Company, or any class of such persons, in connection with the Merger relative to the Merger Consideration.

This letter and our opinion have been authorized for issuance by the Fairness Opinion Committee of BNP Paribas Securities Corp. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. It is understood that subsequent developments may affect this opinion and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Shares entitled to receive such Merger Consideration.

Very truly yours,

BNP Paribas Securities Corp.

By:

Lazaros Nikeas

Managing Director

ANNEX C

May 31, 2015

Board of Directors

OM Group, Inc.

950 Main Avenue, Suite 1300

Cleveland, Ohio 44113

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the non-executive members of the Board of Directors of OM Group, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of May 31, 2015 (the “Merger Agreement”), by and among Duke Acquisition Holdings, LLC (“Parent”), Duke Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), MacDermid Americas Acquisitions Inc. (“Carve-out Buyer”), a subsidiary of Platform Specialty Products Corporation (“Platform”), and the Company, which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than dissenting shares, shares owned by the Company as treasury stock and shares owned by Parent or any direct or indirect subsidiary of Parent, will be converted into the right to receive $34.00 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock (other than Parent and its affiliates).

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors

OM Group, Inc.

May 31, 2015

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction or the Carve-out Transaction (as defined in the Merger Agreement) thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement, including the Carve-out Transaction. Nor does it

Board of Directors

OM Group, Inc.

May 31, 2015

address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction whether relative to the Merger Consideration or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the non-executive members of the Board of Directors of the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Apollo Global Management, LLC, an affiliate of Parent (“Apollo”), and certain of its affiliates for which they have received, and in the future may receive, compensation, including having acted as (i) a lender, arranger, agent, joint bookrunner or in other capacities with respect to numerous financings and refinancings, (ii) an underwriter, joint bookrunner, co-manager or arranger with respect to numerous debt and equity capital markets offerings, including having acted as a joint bookrunner in connection with Apollo’s initial public offering and (iii) financial advisor in various acquisitions and divestitures by Apollo and certain of its affiliates and portfolio companies. One or more members of the DB Group also have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Carve-out Buyer, Platform or their affiliates for which they have received, and in the future may receive, compensation, including having acted as placement agent in connection with the sale of 15,800,000 shares of Platform’s common stock in May 2014, as a lender since August 2014 under, and as joint bookrunner with respect to, Platform’s Amended and Restated Credit Agreement, and as co-manager with respect to an offering of 6.500% Senior Notes due 2022 (aggregate principal amount $1,000,000,000) and 6.000% Senior Notes due 2023 (aggregate principal amount €350,000,000) by Platform in February 2015. In addition, one or more

Board of Directors

OM Group, Inc.

May 31, 2015

members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation. The DB Group may also provide investment and commercial banking services to Parent, Platform, the Carve-out Buyer, the Company and their respective affiliates (including Apollo and its affiliates and portfolio companies) in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, Platform, the Carve-out Buyer, the Company and their respective affiliates (including Apollo and its affiliates and portfolio companies) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware Appraisal Rights

EFFECTIVE: August 1, 2013

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

OM GROUP, INC. 950 MAIN AVENUE SUITE 1300 CLEVELAND, OH 44113 ATTN: INVESTOR RELATIONS
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M95185-S34230
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
OM GROUP, INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
1. To adopt the Merger Agreement, dated May 31, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among OM Group, Inc., Duke Acquisition Holdings, LLC, Duke Acquisition, Inc., a wholly owned subsidiary of Duke Acquisition Holdings, LLC, and MacDermid Americas Acquisitions Inc.
2. To approve, on a non-binding advisory basis, the compensation to be paid to OM Group, Inc.’s named executive officers in connection with the merger contemplated by the Merger Agreement.
3. To approve adjournments of the Special Meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.
For Against Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.
NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Special Meeting. If you vote by telephone or Internet, please do not send your proxy card by mail.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
M95186-M95186
OM GROUP, INC. Special Meeting of Stockholders August 10, 2015 1:00 PM
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of OM Group, Inc. to be held on Monday, August 10, 2015, and at any postponement or adjournment thereof.
The Board of Directors recommends that votes be cast FOR the adoption of the Merger Agreement, FOR the approval of the merger related named executive compensation proposal and FOR the approval of any adjournment of the Special Meeting if necessary or appropriate to solicit additional proxies if there are insuficient votes at the time of the Special Meeting to adopt the Merger Agreement.
The shares represented by this proxy will be voted as specified on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR the adoption of the Merger Agreement, FOR the approval of the merger related named executive compensation proposal and FOR the approval of any adjournment of the Special Meeting if necessary or appropriate to solicit additional proxies if there are insuf?cient votes at the time of the Special Meeting to adopt the Merger Agreement.
Stockholders of record at the close of business on July 9, 2015, are entitled to notice of and to vote at the special meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about July 10, 2015.
We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side